As filed with the Securities and Exchange Commission on January 17, 2023

Registration No. 333-268905

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Appreciate Holdings, Inc.

(Name of registrant as specified in its charter)

Delaware	6531	83-2426917
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6101 Baker Road, Suite 200

Minnetonka, MN 55345
(952) 470-8888
(Address, including zip code, and telephone number,
including area code, or registrant’s principal executive offices)

Christopher Laurence, CEO
Appreciate Holdings, Inc.
6101 Baker Road, Suite 200

Minnetonka, MN
(952) 470-8888
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Winthrop & Weinstine. P.A.
Capella Tower, Suite 3500

Attention: Philip T. Colton
225 South Sixth Street
Minneapolis, MN 55402
Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 17, 2023

Appreciate Holdings, INC.

37,265,500 Shares of Class A Common Stock

Up to 7,388,889 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 4,833,333 Warrants

This prospectus relates to the offer and sale by us of (i) up to 2,555,556 shares of Class A Common stock, par value $0.0001 per share of Appreciate Holdings, Inc. (the “Company”) issuable upon the exercise of 7,666,667 redeemable warrants to purchase shares of Class A Common Stock, which were originally issued in the initial public offering of the Company’s predecessor PropTech Investment Corporation II (“PTIC II”) at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock of PTIC II and one-third of one redeemable warrant with each whole warrant entitling the holder to purchase one share of Class A Common Stock for $11.50 per share (the “Public Warrants”), and (ii) up to 4,833,333 shares of Class A Common Stock issuable upon the exercise of 4,833,333 private placement warrants which are exercisable at $11.50 per share of Class A Common Stock (the “Private Warrants,” and together with the Public Warrants, the “Warrants”) held by certain affiliates of PTIC II (collectively, the “Sponsor”), which were purchased at a price of $1.50 per warrant in a private placement to certain affiliates of the Sponsor.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 5,750,000 shares of Class A Common Stock acquired by certain stockholders of the Company prior to the completion of the PTIC II/Renters Warehouse Business Combination which were either purchased by investors (the “Private Investors”) at a price of less than $0.01 per share or were granted prior to the Business Combination as director shares or were granted as incentive equity grants at $0.0001; (ii) 4,833,333 Private Warrants purchased by certain affiliates of the Sponsor at a price of $1.50 per warrant as noted above; and, (iii) 31,200,000 shares of Class A Common Stock issuable upon exchange of shares of Class B Common Stock issued to the owners of Renters Warehouse in connection with the Business Combination based on a price of $10.00 per share. The interests exchanged by the prior Renters Warehouse owners were acquired in various transactions (including compensatory grants) from September 2015 through March of 2022 at prices ranging from $0 to $1.95 per share, and (iii) and 315,500 shares of Class A Common Stock issued to a service provider for services provided. The Selling Securityholders may, or may not, elect to sell registered shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.” Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares or Warrants. The Selling Securityholders may sell the shares of Class A Common Stock or Warrants covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of registered shares or Warrants by Selling Securityholders under this prospectus. We will receive proceeds from the exercise of the Warrants if, and only if, the Warrants are exercised for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Class A Common Stock on the Nasdaq on January 6, 2023 was $1.526 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our shares of Class A Common Stock. If the market price for shares of our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The Selling Securityholders that are not holders of Class B Common Stock can sell, under this prospectus, up to 13,454,389 shares of Class A Common Stock (assuming the exercise of all of our outstanding Warrants) which would constitute approximately 27.88% of our issued and outstanding shares of Common Stock as of January 3, 2023. Additionally, if all of the 31,200,000 shares of Class B Common Stock currently outstanding were to exchange for shares of Class A Common Stock and all outstanding Warrants were exercised, the Selling Securityholders would own 44,654,389 shares of Class A Common Stock, representing 72.36% of the then total outstanding shares of our Common Stock on a fully diluted basis. Sales of a substantial number of shares of Class A Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders could still experience a positive rate of return on the securities they purchased or acquired due to the lower price that they purchased or acquired their shares of Class A Common Stock and could be incentivized to sell their securities when others would not be so incentivized. Based on the closing price of our Class A Common Stock on January 6, 2023, (a) the Sponsor and stockholders that acquired shares prior to the Business Combination could experience a potential profit of up to $1.526 per share; and (b) the prior owners of Renters Warehouse could experience a potential profit of up to $1.526 per share upon the sale of their shares following the exchange of their Class B Common Stock. The holders of Warrants may experience a potential profit if the price of the Company’s shares of Class A Common Stock exceeds $11.50 per share.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders, other than the shares held by the service provider. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

Our Class A Common Stock and our Public Warrants are listed on the NASDAQ Global Market and the NASDAQ Capital Market, respectively (collectively “NASDAQ”), under the symbols “SFR” and “SFRWW,” respectively. On January 6, 2023, the closing price of our Class A Common Stock was $1.526 and the closing price for our Public Warrants was $0.06.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities registered hereunder. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the Class A Common Stock offered by it described in this prospectus. We will not receive any proceeds upon issuance of the Class A Common Stock to the Selling Securityholders or from the sale by the Selling Securityholders of the Class A Common Stock offered by them described in this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information other than that provided in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders can provide any assurance as to the reliability of any other information that others may give you. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus our business, financial condition, results of operations and prospects may have changed.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or in any prospectus supplements we may file. Neither we nor the Selling Securityholders have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any prospectus supplements we may file. The information contained in this prospectus or in any prospectus supplements we may file is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Appreciate,” “we,” “us,” “our” and similar terms refer to Appreciate Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries References to “PTIC II” refer to PropTech Investment Corporation II, Inc, a Delaware corporation. References to “Renters Warehouse” refer to “RW National Holdings, LLC,” a Delaware limited liability company and references to “NewCo LLC” refer to Appreciate Intermediate Holdings, LLC, a Delaware limited liability company.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to:

●	trends in the real estate industry, the real estate financing industry and Appreciate’s market size, including with respect to the potential total addressable market in the industry;

●	Appreciate’s growth prospects;

●	new product and service offerings Appreciate may introduce in the future;

●	the price of Appreciate’s securities, including volatility resulting from changes in the highly competitive industry in which Appreciate operates and plans to operate, variations in performance across competitors, changes in laws and regulations affecting Appreciate’s business and changes in the combined capital structure;

●	the ability to implement business plans, forecasts, and other expectations as well as identify and realize additional opportunities; and

●	other risks and uncertainties indicated from time to time in filings made with the SEC.

These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Class A Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information that you should consider before investing in our Class A Common Stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” the “Company,”“Appreciate” or similar terminology refer to Appreciate Holdings, Inc.

Overview of the Company

Appreciate Holdings, Inc. (“Appreciate” or the “Company”) is a single family rental (“SFR”) services company serving a diverse base of more than 12,000 individual and institutional investors through an end-to-end technology platform. With a focus on the services segment of the SFR industry, Appreciate operates an asset-light model and does not own SFR real estate. Instead, its platform provides SFR marketplace and management services to both individual and institutional investors. The Company and its franchise operators provide services across 42 locations in 20 states and the District of Columbia. In all of the Company’s locations, we are licensed as a real estate broker, which allows participation in the Multiple Listing Service. We and our franchise operators currently manage approximately 15,000 properties with a gross property value exceeding $4.0 billion.

Appreciate aims to democratize SFR ownership by demystifying the end-to-end process of purchasing, owning and managing SFR real estate and bringing the experience closer to the experience of managing other types of investments. The Company accomplishes this by covering the entire lifecycle of a SFR investment through its two business segments: the Marketplace and the Management segments of the SFR market, both of which are described in more detail below. Appreciate’s end-to-end platform, which helps clients buy, lease, manage and sell SFR in one place, creates a strong and iterative network effect. Buyers on the Marketplace frequently become owners on the Management side and owners can sell their properties through the Marketplace.

Appreciate’s Marketplace and Management Segments

●	In our Marketplace segment, we assist investors with purchases and sales of SFR properties. For institutional investors looking to build a large, geographically diversified portfolio of high-quality properties, the Company’s acquisition platform leverages its national footprint and technology sophistication to facilitate rapid portfolio growth by targeting acquisitions in multiple markets simultaneously. With the systems and personnel infrastructure to facilitate the acquisition of more than $2.0 billion of SFR properties annually and a true end-to-end service with closed accountability loops ensuring a smooth transition from Marketplace to Management services, they allow institutional clients to fully focus on their growth plans.

●	In Appreciate’s Management segment, the Company efficiently manages properties through an appropriate blend of centralized and decentralized resources. Appreciate’s scalable, centralized technology-based infrastructure supports local market operations with consistently executed resident screening, leasing operations, and customer service and maintenance coordination. Local on-the-ground teams in 42 markets handle operations that benefit from local presence and expertise, including property showings and tenant placement. Appreciate provides clients with visibility to all aspects of our management through transparent access to analytics and reporting.

Background and Recent Developments

Consummation of the Business Combination

On November 29, 2022, Appreciate Holdings, Inc., a Delaware corporation (formerly known as PropTech Investment Corporation II, Inc., a Delaware corporation (“PTIC II”)), consummated the previously announced business combination transactions with Renters Warehouse.

Immediately after giving effect to the business combination transactions the following equity securities of Appreciate were issued and outstanding: (i) 15,689,094 of Class A Common Stock, (ii) 31,200,000 shares of Class B Common Stock, issued to owners of Renters Warehouse as consideration in the business combination, (iii) 7,671,746 warrants to purchase Class A Common Stock issued to holders of the publicly trading Class A Shares in connection with PTIC II initial public offering that remain unexercised (each, a “Public Warrant”), (iv) 4,833,333 shares of Class A Common Stock issuable to PTIC II’s sponsor upon exercise of warrants to purchase Appreciate Class A Common Stock issued in a private placement (each, a “Private Warrant”), and (v) shares of Class A Common Stock that may be issued to certain service providers pursuant to agreements entered into on or about November 29, 2022 in connection with the business combination transaction (the “Service Provider Agreements”). After the Closing Date, PTIC II’s Class A Common Stock and PTIC II’s warrants and units ceased trading on The Nasdaq Capital Market. Class A Common Stock and Appreciate’s Public Warrants commenced trading on The Nasdaq Global Market and the Nasdaq Capital Market under the symbols “SFR” and “SFRWW,” respectively, on November 30, 2022.

Appreciate is continuing the existing business operations of Renters Warehouse as a publicly-traded company.

Incremental Financings

Cantor Equity Financing

On May 17, 2022, PTIC entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with CF Principal Investments LLC (“Cantor” or the “Holder”) related to a committed equity facility (the “Facility”). Pursuant to the Purchase Agreement, Appreciate has the right, from time to time, at its option, to sell to Cantor up to $100.0 million in aggregate gross purchase price of newly-issued shares of Class A Common Stock subject to certain conditions and limitations set forth in the Purchase Agreement.

Sales of Class A Shares to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by Appreciate from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Class A Common Stock and determinations by Appreciate regarding the use of proceeds of such Class A Shares, and will be subject to the conditions set forth in the Purchase Agreement. The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which the Class A Shares are sold to Cantor. Appreciate expects to use the proceeds from any sales under the Purchase Agreement for working capital and general corporate purposes, including servicing our ongoing debt and service provider obligations.

Upon the initial satisfaction of the conditions to Cantor’s obligation to purchase Class A Shares set forth in the Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by Cantor of the common stock under the Securities Act, purchased pursuant to the Purchase Agreement (the “Cantor Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, and subject to certain ongoing conditions, Appreciate will have the right, but not the obligation, from time to time at its sole discretion until no later than the first day of the month next following the 36-month period from and after the date that the Cantor Resale Registration Statement is declared effective, to direct Cantor to purchase up to a specified maximum amount of Class A Common Stock as set forth in the Purchase Agreement by delivering written notice to Cantor prior to the commencement of trading on any trading day. The purchase price of the Class A Common Stock that Appreciate elects to sell to Cantor pursuant to the Purchase Agreement will be 98% of the VWAP of the Class A Shares during the applicable purchase date on which Appreciate has timely delivered written notice to Cantor directing it to purchase Class A Common Stock under the Purchase Agreement; accordingly, the purchase price per share that Cantor will pay for the Class A Shares purchased from us under the Purchase Agreement will fluctuate based on the market price of our Class A Shares at the time we elect to sell shares to Cantor.

In connection with the execution of the Purchase Agreement, Appreciate agreed to issue on Commencement a number of Class A Shares equal to the quotient obtained by dividing (i) $2,000,000 and (ii) the closing price of the Class A Shares on the earlier to occur of (x) the second trading day prior to the filing of the initial registration statement relating to Facility and (ii) the date that Cantor sends an invoice to Appreciate for the commitment fee as consideration for its irrevocable commitment to purchase the Class A Shares upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. In addition, pursuant to the Purchase Agreement, Appreciate has agreed to reimburse Cantor for certain expenses incurred in connection with the Facility. Issuances of Class A Shares under the Purchase Agreement are subject to a beneficial ownership “blocker” provision, preventing issuances of Class A Common Stock resulting in ownership in excess of 4.99% beneficial ownership of shares of Appreciate’s common stock by Cantor and its affiliates. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The use of the Facility is subject to certain conditions, including the effectiveness of the Cantor Resale Registration Statement. Therefore, funds from the $100 million gross purchase price will not be immediately available to Appreciate upon the business combination, and there can be no assurances that such purchase price will ever become available.

The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and as of specific dates, were solely for benefit of the parties to such agreement and are subject to certain important limitations. Appreciate has the right to terminate the Purchase Agreement at any time after the Commencement, at no cost or penalty upon 3 trading days’ prior written notice.

Although Appreciate cannot predict the number of Class A Shares that will actually be issued in connection with any sales under the Facility, it is possible that such issuances may result in large numbers of shares being sold. For example, if the Facility is used in its entirety for $100.0 million, the number of shares to be issued at a trading price of each of $13.00 per share, $6.00 per share, or $3.00 per share would be 7.69 million shares, 16.67 million shares or 33.33 million shares, respectively. To the extent the Company sells Class A Shares under the Facility (along with other issuances and resales of Class A Shares including shares subject to our public and private warrants, as well as the resale of Class A Shares by other holders, and pursuant to the Company’s equity incentive plan or otherwise), substantial amounts of Class A Shares could be issued and resold, which would cause dilution and represent a significant percentage of our public float and, further, may result in substantial decreases to the Company’s stock price. See “Risk Factors—Risks Related to the Committed Equity Financing—Future resales and/or issuances of Class A Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly” and “The Committed Equity Financing”.

To the extent that Appreciate sells Class A Shares under the Facility, substantial amounts of Appreciate’s Class A Common Stock will be issued, which would cause dilution and may result in substantial decreases to Appreciate’s stock price. See “Risk Factors—Risks Related to Ownership of Appreciate Securities.” The selling stockholder will be able to sell all shares acquired pursuant to the Facility for so long as the registration statement to which this prospectus forms a part is available for use.

Forward Purchase Agreement

PTIC II and Vellar Opportunity Fund SPV LLC – Series 9 (the “Vellar”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase in the open market through a broker shares of PTIC II Class A Common Stock, after the date of the Forward Purchase Agreement and after the expiration of PTIC II’s redemption deadline from holders of shares of PTIC II Class A Common Stock (other than PTIC II or affiliates of PTIC II) who had elected to redeem shares of PTIC II Class A Common Stock pursuant to the redemption rights set forth in PTIC II’s amended and restated certificate of incorporation, dated as of December 3, 2020, in connection with the Business Combination Agreement, up to a maximum of 9,000,000 shares of PTIC II Class A Common Stock at a redemption price of approximately $10.08 per Share (based on an amount of $231,870,089.06 held in the Trust Account) to be paid to investors who elected to redeem their shares at PTIC II’s redemption deadline (the “Initial Price”); provided that Vellar could not beneficially own greater than 9.9% of the issued and outstanding shares of Appreciate Class A Common Stock on a post-Business Combination pro forma basis. Vellar agreed to waive any redemption rights with respect to any shares of PTIC II Class A Common Stock in connection with the Business Combination. Such waiver would reduce the number of shares of PTIC II Class A Common Stock redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

The Forward Purchase Agreement provided that not later than one local business day following the Closing (the “Prepayment Date”) of the Business Combination on November 29, 2022, PTIC II would pay to Vellar, out of funds held in the Trust Account, a cash amount (the “Prepayment Amount”) equal to (x) the product of the number of Recycled Shares and the Initial Price, less, on the Prepayment Date, (y) one-half of the product of 10% of the number of Recycled Shares and the Initial Price (the “Leakage Amount”), which remaining one-half of the Leakage Amount shall be paid by the Vellar to the Combined Company on the earlier to occur of (a) the date that the SEC declares a registration statement registering the resale of all shares held by Vellar and its affiliates effective, and (b) the OET Date (as defined in the Forward Purchase Agreement). In addition to the Prepayment Amount, PTIC II paid directly from the Trust Account on the Prepayment Date, an amount equal to the product of 500,000 and the redemption price (the “Additional Consideration”), for the purpose of repayment of Vellar having actually purchased from third parties prior to the Closing. The Additional Consideration shall be free and clear of all obligations of Vellar in connection with signing a definitive agreement for the Forward Purchase Transaction. Vellar agreed to waive any redemption rights with respect to the shares of PTIC II Class A Common Stock.

From time to time following the Closing and prior to the earliest to occur of (a) the third anniversary of the Closing and (b) the date specified by Vellar in a written notice to be delivered to Appreciate at Vellar’s discretion after the occurrence of any of a (x) Trigger Event or (y) Delisting Event (as defined in the Forward Purchase Agreement) (in each case, the “FPA Maturity Date”), Vellar may, in its sole discretion, sell some or all of the shares of Appreciate Class A Common Stock. On the last trading day of each calendar month following the Business Combination, solely from any proceeds from any sales of shares of Appreciate Class A Common Stock by Vellar that are not retained for its account to repay the Leakage Amount, Vellar will pay to Appreciate the product of the number of shares of Appreciate Class A Common Stock sold multiplied by the Reset Price. The “Reset Price” shall be, on the first scheduled trading day of each month commencing on the first calendar month following the Closing, the lowest of (a) the then-current Reset Price, (b) the Initial Price and (c) the VWAP Price of the shares of Appreciate Class A Common Stock of the last ten (10) trading days of the prior calendar month, but not lower than $5.00; provided that to the extent that Appreciate offers and sells any shares of Appreciate Class A Common Stock or securities convertible into shares of Appreciate Class A Common Stock at a price lower than the Initial Price, the Reset Price, shall be modified to equal such reduced price at which such securities may be issued. Vellar will retain any sale proceeds in excess of the product of the number of shares of Appreciate Class A Common Stock sold by Vellar and the Reset Price.

In the event that the VWAP Price of the Appreciate Class A Common Stock falls below $2.00 per share for 20 trading days during any 30 trading day period, then Vellar may elect to accelerate the FPA Maturity Date to the date of such Trigger Event. At the FPA Maturity Date, Appreciate is required to purchase from Vellar, subject to Vellar’s consent, all of the unsold shares of Appreciate Class A Common Stock for consideration equal to an amount, in cash or shares of Appreciate Class A Common Stock at the sole discretion of Combined Company (the “FPA Maturity Consideration”), equal to (a) in the case of cash, the product of the unsold shares of PTIC II Class A Common Stock and $1.75, or $2.00, solely in the event of a Registration Failure (as defined in the Forward Purchase Agreement), and (b) in the case of shares of Appreciate Class A Common Stock, such number of shares of Appreciate Class A Common Stock (the “FPA Maturity Shares”) with a value equal to the product of the unsold shares of Appreciate Class A Common Stock and $1.75, or $2.00, solely in the event of a Registration Failure, divided by the VWAP Price of the shares of Appreciate Class A Common Stock for the 30 trading days prior to the FPA Maturity Date; provided that the FPA Maturity Shares used to pay the FPA Maturity Consideration are freely tradable. If the FPA Maturity Shares are not freely tradable, Vellar shall instead receive such number of shares of Appreciate Class A Common Stock equal to the product of (i) three (3) and (ii) 9,000,000 minus the Terminated Shares (as defined in the Forward Purchase Agreement) (the “Penalty Shares”); provided, however, that if the Penalty Shares are freely tradable within 120 days after the FPA Maturity Date, Vellar shall return to Appreciate such number of Penalty Shares that are valued in excess of FPA Maturity Consideration based on the 10-day VWAP ending on the date that such shares of Appreciate Class A Common Stock satisfied the Share Conditions.

The Forward Purchase Agreement includes a provision that allows Vellar to accelerate the FPA Maturity Date if the VWAP price of the Class A Common Stock falls below $2.00 per share for 20 trading days during any 30 trading day period and in such event the Company would be required to purchase from Vellar, subject to Vellar’s consent. All the unsold shares of Class A Common Stock. The price of the Class A Common Stock first closed below $2.00 on December 12, 2022 and a required purchase of unsold shares would adversely affect the Company’s liquidity and the Company’s ability to fund operations on a prospective basis.

In addition, pursuant to the terms and conditions of the Forward Purchase Agreement, Renters Warehouse and Appreciate agreed, from and after November 20, 2022, not to incur in excess of $25.0 million of indebtedness through and including the 90th day following the Prepayment Date without the prior written consent of Vellar. The Agreement also includes a covenant that the Company will not, for 60 business days (commencing on the prepayment date or if an earlier registration request is submitted on the registration statement effective date), issue, sell or offer or agree to sell any shares, including under any existing or future equity line of credit, until the shortfall sales equal the prepayment shortfall.

A break-up fee equal to (i) all of Vellar’s reasonable and documented fees and expenses relating to the Forward Purchase Agreement capped at $50,000 plus (ii) $500,000, shall be payable by the Appreciate to Vellar in the event the Forward Purchase Agreement is terminated by PTIC II (collectively, the “Break-up Fee”).

Subsequent to entering into the Forward Purchase Agreement with Vellar, the Company and the Target entered into assignment and novation agreements with Polar Multi-Strategy Master Fund (“Polar”) and Meteora Special Opportunity Fund I, LP, Meteora Select Trading Opportunities Master, LP and Meteora Capital Partners, LP (collectively “Meteora”), pursuant to which Vellar assigned its obligations as to 3,000,000 shares of the Class A Common Stock to be purchased to each of Polar and Meteora. Vellar, Polar, and Meteora are sometimes referred to herein as the “Counterparties.”

In accordance with and as contemplated by the Forward Purchase Agreement, Vellar, Polar and Meteora collectively purchased approximately 8.8 million shares of Class A Common Stock directly from stockholders prior to the closing of the Business Combination. Vellar and other counterparties waived their redemption rights with respect to the acquired shares. One business day following the closing of the Business Combination, Appreciate paid approximately $89.14 million from the cash held in its trust account to Vellar, Polar and Meteora for the shares purchased, approximately $5.04 million for additional share consideration (i.e., the value of the 499,999 shares issued as consideration), and approximately $0.38 million in related expense amounts.

279,915 shares of Class A Common Stock have been sold by the counterparties other than Vellar and Polar prior to the date of this Prospectus and the counterparties have advanced $4,956,859 to the Company for amounts, including the Leakage Amount, due the Company under the Forward Purchase Agreement.

Deferred Service Provider Agreements

Effective as of November 29, 2022, a number of service providers to PTIC II and Renters Warehouse entered into agreements to defer amounts due to these service providers (the “Deferred Fees and Expenses”) until such time when sufficient funds become available to Appreciate to pay such Deferred Fees and Expenses in cash (each, a “Deferred Agreement,” and collectively, the “Deferred Agreements”). The amounts of the Deferred Fees and Expenses for the service providers are set forth below:

Provider	Deferred Fees and Expenses	Additional Agreements(1)
Gateway Investor Relations	$40,000	NA
Northland Securities, Inc.	$6,005,000	(2)
Northern Pacific Group	$5,226,528	NA
HC PropTech Partners II, LLC	$317,500	NA
Kirkland & Ellis (“K&E”)	$7,700,000	(2)
McKinsey & Company	$2,700,000	Deferred Fees and Expenses accrue interest at the rate of 1% per month until the date of payment.
D.A. Davidson	$750,000	The Deferred Fees and Expenses are due June 30, 2023.
Moelis & Company LLC	$3,750,000	(2)(3)
MKM Partners LLC	$300,000	NA

(1)	No Deferred Other Advisor Fee may be paid in cash until K&E has received (a) the K&E Closing Cash Fee, (b) at least 50% of the proceeds from any committed equity facility (including pursuant to the Purchase Agreement) (each, a “CEF”) and (c) in respect of any payments other than in connection with a CEF, a pro rata portion of the then-remaining K&E Remainder Fee is paid, determined by reference to the then-remaining amount of the K&E Remainder Fee and the then-remaining amounts of the Deferred Other Advisor Fees, in each case, within ten (10) business days. Except to the extent that any unpaid K&E Remainder Fee has been converted to Appreciate Class A Common Stock, such balance shall bear interest at the rate of eight percent (8%) per annum, compounded quarterly, and such interest shall be due and payable in full at such time as the unpaid K&E Fees are otherwise paid or payable.

(2)	Within ten (10) business days of the effective date of the first resale registration statement on Form S-1 filed by Appreciate, Appreciate is required to pay (a) to K&E, $2,000,000 USD (the “K&E Closing Cash Fee”), (b) to Cantor Fitzgerald & Co, $2,200,000 USD, (c) to Moelis & Company LLC (“Moelis”) $2,250,000 USD (the “Moelis Deferred Cash Fee”) and (d) to Northland Securities Inc., $300,000 USD, respectively, with each such amount to be paid in cash simultaneously. With respect to the remaining $5,700,000 in Deferred Fees and Expenses due to K&E (the “K&E Remainder Fee”), fifty percent (50%) of the proceeds received in connection with any CEF shall be used to pay the K&E Remainder Fee, promptly, and in any event within ten (10) business days of receipt of such proceeds and in priority to any then-unpaid expenses due and payable in cash to Appreciate’s advisors, equityholders or affiliates (the “Deferred Other Advisor Fees”) in connection with the Business Combination.

(3)	Moelis shall receive a non-refundable fee of $2,250,000 (the “Moelis Deferred Cash Fee”) upon the effectiveness of any registration statement (the “First Effectiveness Date”). Moelis shall also receive Appreciate Class A Common Stock (the “Deferred stock Consideration”) delivered at the option of Moelis, either (i) within four business days of the First Effectiveness Date equal to $1,500,000, divided by daily VWAP price over the fewer of (a) 20 scheduled trading days ending on the trading day immediately prior to the First Effectiveness Date and (b) all of the scheduled trading days beginning at Closing and ending the trading day immediately prior to the First Effectiveness Date or (ii) promptly upon on April 1, 2023 equal to $1,500,000 divided by the daily VWAP price over 20 scheduled trading days ending on the trading day immediately prior to April 1, 2023. Appreciate agrees to keep the registration statement (and/or refile a new registration statement) effective until the earlier of two years or until Moelis resells pursuant to the registration statement all of the Appreciate Class A Common Stock delivered to it or until any unsold Appreciate Class A Common Stock delivered to Moelis is freely tradeable under Rule 144. If either the Moelis Closing Cash Fee or the Moelis Deferred Cash Fee is not paid at the agreed-upon times described herein, a total of $5,860,000 shall be due and payable by Appreciate to Moelis immediately.

Shares Offered for Resale Pursuant to this Prospectus

This prospectus relates to the offer and sale by us of (i) up to 2,555,556 shares of Class A Common stock, par value $0.0001 per share of Appreciate Holdings, Inc. (the “Company”) issuable upon the exercise of 7,666,667 redeemable warrants to purchase shares of Class A Common Stock, which were originally issued in the initial public offering of the Company’s predecessor PropTech Investment Corporation II (“PTIC II”) at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock of PTIC II and one-third of one redeemable warrant with each whole warrant entitling the holder to purchase one share of Class A Common Stock for $11.50 per share (the “Public Warrants”), and (ii) up to 4,833,333 shares of Class A Common Stock issuable upon the exercise of 4,833,333 private placement warrants which are exercisable at $11.50 per share of Class A Common Stock (the “Private Warrants,” and together with the Public Warrants, the “Warrants”) held by certain affiliates of PTIC II (collectively, the “Sponsor”), which were purchased at a price of $1.50 per warrant in a private placement to certain affiliates of the Sponsor.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 5,750,000 shares of Class A Common Stock acquired by certain stockholders of the Company prior to the completion of the PTIC II/Renters Warehouse Business Combination which were either purchased by investors (the “Private Investors”) at a price of less than $0.01 per share or were granted prior to the Business Combination as director shares or were granted as incentive equity grants at $0.0001; (ii) 4,833,333 Private Warrants purchased by certain affiliates of the Sponsor at a price of $1.50 per warrant as noted above; and, (iii) 31,200,000 shares of Class A Common Stock issuable upon exchange of shares of Class B Common Stock issued to the owners of Renters Warehouse in connection with the Business Combination based on a price of $10.00 per share. The interests exchanged by the prior Renters Warehouse owners were acquired in various transactions (including compensatory grants) from September 2015 through March of 2022 at prices ranging from $0 to $1.95 per share, and (iii) and 315,500 shares of Class A Common Stock issued to a service provider for services provided. The Selling Securityholders may, or may not, elect to sell registered shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.” Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares or Warrants. The Selling Securityholders may sell the shares of Class A Common Stock or Warrants covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of registered shares or Warrants by Selling Securityholders under this prospectus. We will receive proceeds from the exercise of the Warrants if, and only if, the Warrants are exercised for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Class A Common Stock on the Nasdaq on January 6, 2023 was $1.526 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our shares of Class A Common Stock. If the market price for shares of our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The Selling Securityholders that are not holders of Class B Common Stock can sell, under this prospectus, up to 13,454,389 shares of Class A Common Stock (assuming the exercise of all of our outstanding Warrants) which would constitute approximately 27.88% of our issued and outstanding shares of Common Stock as of January 3, 2023. Additionally, if all of the 31,200,000 shares of Class B Common Stock currently outstanding were to exchange for shares of Class A Common Stock and all outstanding Warrants were exercised, the Selling Securityholders would own 44,654,389 shares of Class A Common Stock, representing 72.36% of the then total outstanding shares of our Common Stock on a fully diluted basis. Sales of a substantial number of shares of Class A Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders could still experience a positive rate of return on the securities they purchased or acquired due to the lower price that they purchased or acquired their shares of Class A Common Stock and could be incentivized to sell their securities when others would not be so incentivized. Based on the closing price of our Class A Common Stock on January 6, 2023, (a) the Sponsor and stockholders that acquired shares prior to the Business Combination could experience a potential profit of up to $1.526 per share; and (b) the prior owners of Renters Warehouse could experience a potential profit of up to $1.526 per share upon the sale of their shares following the exchange of their Class B Common Stock. The holders of Warrants may experience a potential profit if the price of the Company’s shares of Class A Common Stock exceeds $11.50 per share.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders, other than the shares held by the service provider. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

Our Class A Common Stock and our Public Warrants are listed on the NASDAQ Global Market and the NASDAQ Capital Market, respectively (collectively “NASDAQ”), under the symbols “SFR” and “SFRWW,” respectively. On January 6, 2023, the closing price of our Class A Common Stock was $1.526 and the closing price for our Public Warrants was $0.06.

Summary Risk Factors

The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our Class A Shares, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

Risks Related to the Committed Equity Financing

●	It is not possible to predict the actual number of shares of Class A Common Stock, if any, we will sell under the Purchase Agreement to Cantor, or the actual gross proceeds resulting from those sales.

●	Investors who buy Class A Shares from the Selling Securityholder at different times will likely pay different prices.

●	We may use proceeds from sales of our Class A Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

●	Cantor will have an incentive to sell shares acquired under the Facility because such shares will be acquired at a discount to the market price.

Risks Related to Our Business and Operations

●	We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. As our costs increase, we may not be able to generate sufficient revenue to maintain profitability in the future. We also have a history of losses and may not achieve profitability in the future.

●	If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, our business, financial condition, and results of operations could suffer.

●	If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.

●	If we fail to expand effectively into new markets, our revenue and business will be adversely affected.

●	If we fail to manage our growth effectively, our brand, business and operating results could be harmed. The growth of our business depends on our ability to accurately predict trends in the real estate industry, successfully offer new services, improve existing services and expand into new markets.

●	If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.

●	If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.

●	We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.

●	Interruptions to, or perceived errors, failures, or bugs in our platform and other cyber-events affecting our platform or our systems could adversely affect our operating results and growth prospects.

●	The impact of global, regional or local economic and market conditions or catastrophic events, including health crises, may adversely affect our business, operating results and financial condition.

●	Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.

●	Investors are cautioned not to rely on outdated financial projections.

●	We may improve our products and solutions in ways that forego short-term gains.

●	We are subject to a variety of standards, governmental laws, regulations and other legal obligations and any actual or perceived failure to comply with such obligations could harm our business. Changes to such standards, laws, regulations and other obligations may have a material adverse effect on our business, cash flow, financial condition or operating results.

●	Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.

●	The terms of the agreements governing our funding, our service provider obligations and existing defaults under our debt may restrict our operations.

●	We will need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business. We may be unable to obtain additional financing to fund our operations or growth.

●	We have obligations secured by a security interest in substantially all of our assets; in the event of a default that is not waived, the debtholders could foreclose on, liquidate and/or out take possession of our assets.

●	We may be subject to potential adverse tax consequences both domestically and in foreign jurisdictions and we may not be able to utilize any net operating loss and tax credit carryforwards.

●	Changes in accounting standards or other factors could negatively impact our future effective tax rate.

●	Certain taxing authorities may successfully assert that Appreciate should have collected or that in the future Appreciate should collect sales and use or similar taxes for certain services which could adversely affect our results of operations.

Additional Risks Related to the Real Estate Industry

●	Our success depends on general economic conditions, the health of the U.S. real estate industry generally, and risks generally incident to the ownership and leasing of single-family rental real estate, and our business may be negatively impacted by economic and industry downturns, including seasonal and cyclical trends, and volatility in the single-family rental real estate lease market.

●	Our marketplace faces significant competition with larger established players.

Risks Related to Appreciate’s Intellectual Property

●	We may in the future be, subject to disputes and assertions by third parties with respect to alleged violations of intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.

●	Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.

●	The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.

Risks Related to Our Securities and Certain Tax Matters

●	The price of our securities may be volatile.

●	We do not intend to pay cash dividends for the foreseeable future.

●	We are subject to securities and other general litigation, which is expensive and could divert management attention.

●	The issuance of our Class A Shares and upon exchange of the Class B Common Stock could cause substantial dilution, which could materially affect the trading price of our Class A Shares.

●

A significant portion of our total outstanding shares may be sold into the market in the near future, including the shares being registered for resale pursuant to this prospectus and resales of our Class A Common Stock pursuant to the forward purchase agreement and the committed equity facility and exchange of the Class B Common Stock issued in connection with the business combination transactions. The sale of a significant number of shares could cause the market price of our Class A Shares to drop significantly, even if our business is doing well. The selling securityholders will be able to sell all of their shares for so long as the registration statement of which this prospectus is a part is available for use.

●	Future resales and/or issuances of Class A Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly.

●	If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our Class A Common Stock could decline.

●	We may amend the terms of the public and private warrants in a manner that may be adverse to holders with the approval by the holders of at a majority of then outstanding public or private warrant, respectively. As a result, the exercise price of warrants could be increased, the exercise period could be shortened, the exercise period decreased and the number of Class A Shares purchasable upon exercise of a warrant could be decreased, all without warrant holder approval.

●	We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

●	We have and will continue to incur increased costs as a result of operating as a public company and our management has and will continue to devote a substantial amount of time to new compliance initiatives.

●	Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

●	Anti-takeover provisions in our certificate of incorporation and bylaws and under Delaware law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our Class A Shares and could entrench management.

●	Our largest stockholders and certain members of our management own more than a majority of our outstanding common stock and are able to exert significant control over matters subject to stockholder approval.

●	Future sales and issuances of our Class A Common Stock, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

Corporate Information

We were originally formed on August 6, 2020 under the name “PropTech Investment Corporation II,” as a blank check company incorporated in the state of Delaware, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 29, 2022, we completed the previously announced business combination transactions with Renters Warehouse and we changed our name to Appreciate Holdings, Inc.

Our principal executive office is located at 6101 Baker Road, Suite 200, Minnetonka, Minnesota 55345. Our telephone number is (952) 470-8888. Our website address is www.appreciate.rent. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Legal Proceedings

From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business. We do not currently, however, expect such legal proceedings to have a material adverse effect on our business, operating results or financial condition. However, depending on the nature and timing of a given dispute, an unfavorable resolution could materially affect our current or future results of operations or cash flows.

Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties and could result in damages, fines, penalties, non-monetary sanctions, or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. Currently, although we are parties to a number of legal proceedings, individually and collectively we do not believe that these proceedings are material to our operations. See “Business – Legal Proceedings” for more information.

Smaller Reporting Company

We are a “smaller reporting company” and will remain a smaller reporting company if either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition periods which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Appreciate’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

Issuer	Appreciate Holdings, Inc.

Shares of Class A Common Stock Offered by us	Up to 7,388,889 shares of Class A Common Stock issuable upon exercise of the Warrants.

Shares of Class A Common Stock Offered by the Selling Securityholders	Up to 37,265,500 shares of Class A Common Stock

Shares of Common Stock Outstanding Prior to Exercise of all Warrants

48,257,226 shares of Common Stock (as of January 3, 2023). Does not include up to 6,000,000 shares of Class A Common Stock that may be earned by the former owners of Renters Warehouse and vest upon the achievement of certain thresholds prior to November 29, 2025 (the “Earn Out Shares”). Such shares are not being registered herein.

Shares of Common Stock Outstanding Assuming Exercise of All Warrants	55,646,115 (based on total shares outstanding as of January 3, 2023).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. We will receive up to an aggregate of approximately $84,972,224 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our shares of Class A Common Stock. If the market price of our Class A Common Stock is less than $11.50 per share, we believe the warrant holders will be unlikely to exercise their warrants. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness and service provider obligations. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities – Redeemable Warrants” for further discussion.

Market for Class A Common Stock and Warrants	The Class A Shares are currently traded on The Nasdaq Global Market under the symbol “SFR.” The Warrants are currently traded on The Nasdaq Capital Market under the symbol “SFRWW.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution”.

RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus, as well as the risks, uncertainties and other information set forth in the reports and other materials filed or furnished by us with the SEC. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, prospects, results of operations, financial condition and cash flows. If any such events were to happen, the trading shares of our Class A Shares could decline, and you could lose all or part of your investment.

Risks Related to Liquidity and Capital Resources

We must raise additional capital to fund our operations in order to continue as a going concern.

We have included disclosure in our Management’s Discussion and Analysis of Financial Condition and Results of Operations indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. Our ability to raise the capital needed to improve our financial condition may be hindered by the resale of a significant number of shares of our Class A Common Stock acquired pursuant to the Facility or otherwise as well as the maturity right held by parties to the Forward Purchase Agreement dated November 20, 2022 (which could require the repurchase of shares of our Class A Common Stock held by them or significant cash payments if triggered and exercised) and defaults in our indebtedness as well as the substantial amount of service provider obligations. The accompanying consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.

We anticipate that our principal sources of liquidity will only be sufficient to fund our activities and debt service needs through March 31, 2023. In order to have sufficient cash to fund our operations beyond March 31, 2023, we will need to raise additional equity or debt capital in order to continue as a going concern and we cannot provide any assurance that we will be successful in doing so.

We may not be able to refinance, extend or repay our substantial indebtedness owed to our senior secured lender or obligations owed to service providers, which would have a material adverse effect on our financial condition and ability to continue as a going concern.

We anticipate that we will need to raise a significant amount of debt or equity capital in the near future in order to repay our outstanding debt obligations owed to our senior secured lender and to our service providers. As of December 31, 2022, we owed our senior secured lender $9.6 million. In addition, we reached agreements with certain service providers that deferred approximately $18 million in obligations. If we are unable to raise sufficient capital to repay these obligations at maturity or otherwise and we are otherwise unable to extend the maturity dates or refinance these obligations, we would be in default. We cannot provide any assurances that we will be able to raise the necessary amount of capital to repay these obligations or that we will be able to extend the maturity dates or otherwise refinance these obligations.

We may not be able to maintain compliance with the continued listing requirements of The Nasdaq Global Market.

Our Class A Common Stock is listed on the Nasdaq Global Market. In order to maintain that listing, we must satisfy minimum financial and other requirements. If we fail to continue to meet all applicable continued listing requirements for The Nasdaq Global Market in the future and Nasdaq determines to delist our Class A Common Stock, the delisting could adversely affect the market liquidity of our Class A Common Stock, our ability to obtain financing to repay debt and fund our operations.

We have a history of operating losses and negative cash flow and we anticipate that we will need to raise additional funds to finance operations.

We have a history of operating losses and negative cash flow. We incurred recurring net losses, including net losses from operations before income taxes of $1.3 million and $4.9 million in the years ending December 31, 2021 and 2020, respectively, and $6.3 million for the first nine months of 2022. In addition, we likely will not achieve our updated projections from September 2022. To support our operations, we will need to raise additional capital to fund our future operations. Our cash needs will depend on numerous factors, including our revenues, customer and market acceptance and use of our products, advertising costs and our ability to reduce and control costs. We expect to devote substantial capital resources to, among other things, fund operations, support advertising initiatives, continue development programs and to build out and increase our marketplace and management offerings. If we are unable to secure such additional financing, it will have a material adverse effect on our business and we may have to limit operations in a manner inconsistent with our development and commercialization plans. If additional funds are raised through the issuance of equity securities or convertible debt securities, it will be dilutive to our stockholders and could result in a decrease in our stock price.

We cannot provide any assurances that we will be able to secure additional funding from public or private offerings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern.

Our stockholders are subject to significant dilution upon the occurrence of a number of events, which if such events were to occur could also cause a decrease in our stock price.

A number of events, could result in significant dilution to our stockholders and a decrease of the stock price of the Class A Common Stock. These events include, but are not limited to:

●	The resale upon registration and expiration of any applicable lock up period of approximately 47.7 million shares of Common Stock held or that may be acquired by existing stockholders or warrant holders;

●	The resale of a significant number of shares by Cantor purchased pursuant to the committed equity facility, which shares would be acquired at a 2% discount to the then existing market price of the Class A Common Stock. This facility could permit the sale of a substantial number of shares that would be issued to and be available for resale by Cantor and could cause dilution and represent a significant portion of our public float.

●	The seller parties to the Forward Purchase Agreement could elect to sell shares acquired under the forward purchase agreement if the stock price of our Class A Common Stock rises above the minimum price of $5.00. Such parties hold approximately 9.1 million shares of our Class A Common Stock as of January 3, 2023.

●	Further, we may from time to time make an offer to our warrant holders to exchange their outstanding warrants for shares of our Class A Common Stock into a fewer number of warrants with more favorable terms, or a combination thereof. Exercise of such warrants could increase the number of outstanding shares of Class A Common Stock and could cause additional sales of the shares which would likely decrease the stock price.

In addition, failure by the Company to obtain effectiveness of the Form S-1 Registration Statements filed in December 2022 prior to 90, 90 and 105 days from filing or requested registration, respectively, could result in the imposition of contractual penalties for failure to register the subject shares timely. These penalties could include monetary obligations, cashless exercise of outstanding warrants, issuance of additional shares, etc. Each of these events, if they were to occur, could negatively impact the price of the Company’s Class A Common Stock or increase dilution to existing stockholders. Moreover, future sales of substantial amounts of our Class A Common Stock into the public and the issuance of the shares reserved for future issuance, in payment of our indebtedness or service provider obligations, and/or in exchange for outstanding warrants would be dilutive to our existing stockholders and would likely result in a decrease in our stock price.

The market price and trading volume of our Class A Common Stock may be volatile.

The market price and trading volume of our Class A Common Stock has been volatile. We expect that the market price of our shares of Class A Common Stock will continue to fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our Class A Common Stock. Prices for our Class A Common Stock may also be influenced by the depth and liquidity of the market for our Class A Common Stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our Class A Common Stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

We may not be able to obtain waivers of defaults from our secured lender.

We received waivers of payment and covenant defaults and forbearance assurances from our senior secured lender on May 16, 2022, June 30, 2022 and September 30, 2022 and have been operating under an agreement with our senior lender that waived defaults through June 30, 2023 or upon completion of the Business Combination transactions, December 31, 2022. Although we believe that the prior waiver of covenant defaults are still in place, we cannot provide any assurance that our lender will provide us with a waiver in the future, if necessary. A failure to maintain compliance along with our lender not agreeing to a waiver for the non-compliance would cause the outstanding borrowings to be in default and payable on demand which would have a material adverse effect on us and our ability to continue as a going concern.

Risks Related to Our Business and Operations

We have incurred and recorded net losses and negative cash flows in the past. We may experience net losses and negative cash flows in the future and may not be able to achieve or sustain profitability.

We incurred and recorded net losses of approximately $4.9 million, $1.3 million and $6.3 million for the years ended December 31, 2020 and 2021 and for the nine months ended September 30, 2022, respectively. These net losses reflect significant non-cash charges, consisting primarily of approximately $3.1 million, $2.5 million and $1.9 million for the years ended December 31, 2020 and 2021 and for the nine months ended September 30, 2022, respectively. We expect such non-cash charges to continue to be significant in future periods and, as a result, we may incur and record net losses in future periods. As of September 30, 2022, we had a members’ deficit of approximately $90.02 million. During the years ended December 31, 2020 and 2021, net cash used in operating activities were $3.5 million and $1.7 million, respectively, which primarily resulted from such net losses. During the nine months ended September 30, 2022, net cash provided by operating activities was $1.2 million. We also expect to continue to make future investments in developing and expanding our business, including investing in technology, recruitment and training, increasing the number of our local offices, expanding our services and pursuing strategic acquisitions and joint ventures. These investments may not result in increased revenue or growth in our business and may continue to result in net losses for our business and negative cash flows. Additionally, we may incur significant losses in the future for a number of reasons, including:

●	declines in U.S. residential leasing real estate transaction volume in the single-family rental real estate market;

●	our expansion into new markets, for which we typically incur more significant losses immediately following entry;

●	increased competition in the U.S. single-family rental leasing real estate industry;

●	increased research and development costs to continue to advance the capabilities of our platform;

●	changes in our fee structure or rates;

●	our failure to realize anticipated efficiencies through our technology and business model;

●	failure to execute our growth strategies;

●	increased sales and marketing costs;

●	hiring additional personnel to support our overall growth; and

●	unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve profitability or, if achieved, sustain profitability. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. If we fail to manage our expenses or grow our revenue sufficiently to keep pace with our investments, our financial condition and results of operations may be harmed.

Because we expect to incur significant costs and expenses to grow our business, and we may incur expenses prior to generating incremental revenue with respect thereto, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in an increase in revenue to offset these expenses, which would further increase our losses.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

Until recently, the market for leasing of single-family residences for a term longer than a vacation term was comprised primarily of private and individual investors in local markets and was managed individually or by small, non-institutional owners and property managers. Our business strategy involves contracting with large institutional owners holding portfolios of single-family rental properties and assisting them in leasing, managing and buying and selling these properties. This market is relatively new, so we believe that only one peer company exists, which has not yet established a long-term track record that might assist us in predicting whether our business model and investment strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and cause our stock price to decline significantly.

We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flows.

We have a limited operating history. As a result, an investment in our common stock may entail more risk than an investment in the common stock of a real estate technology company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow and you could lose all or a portion of the value of your ownership in our common stock. Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

●	our ability to effectively manage our customers’ properties;

●	our ability to offer an attractive platform for the buying and selling of investment single-family residential real estate properties;

●	economic conditions in our markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy, in general;

●	our ability to maintain high occupancy rates in our customers’ properties;

●	the availability of, and our ability to identify, attractive customer acquisition opportunities consistent with our investment strategy;

●	our ability to compete with other investors in the single-family residential real estate rental industry;

●	judicial and regulatory developments affecting the single-family residential leasing business that may affect our business;

●	reversal of population, employment, or homeownership trends in our markets; and

●	interest rate levels and volatility, which may affect the accessibility of short-term and long-term financing on desirable terms.

In addition, we face significant competition in acquiring customers that own portfolios of attractive properties, and the value of the properties that we manage may decline, which could negatively affect rental rates charged and certain amounts payable to us that are based on rental rates.

We may not be able to effectively manage our growth, and any failure to do so may have a material adverse effect on our business and operating results.

Since commencing operations in Minnesota in 2007, we have grown rapidly, assembling a portfolio of corporate and franchise operated managed properties in 20 states and the District of Columbia as of September 30, 2022. In addition, we have created a software platform that is experiencing increased use that allows single-family rental real estate owners to buy or sell properties that often leads to use of our property management services. Our future operating results may depend on our ability to effectively manage our growth, which is dependent, in part, upon our ability to:

●	acquire an increasing number of single-family real estate properties to manage and service across a larger geographic area while maintaining a high level of resident satisfaction and building and enhancing our brand;

●	increase usage of our marketplace for the sale and purchase of single-family real estate properties by investment owners;

●	identify and supervise a number of suitable third parties on which we rely to provide certain services outside of property management to our properties;

●	attract, integrate, and retain new management and operations associates; and

●	continue to improve our operational and financial controls and reporting procedures and systems.

We can provide no assurance that we will be able to manage our properties or grow our business efficiently or effectively, or without incurring significant additional expenses. Any failure to do so may have a material adverse effect on our business and operating results.

If we fail to continuously innovate, improve and expand our brokerage and management platform to create value for our customers, our business, financial condition and results of operations could be negatively impacted.

Our success depends on our ability to continuously innovate and improve our platform to provide value to our customers and their tenants. As a result, we have invested and plan to continue to invest significant resources in research and development to improve and maintain our platform and support our technology infrastructure. Our investments in our platform allow us to provide an expanded suite of technology offerings, which we believe separate us from our competitors. However, there can be no guarantee that in the future we can continue to launch new products and services in a timely manner, or at all. Even if we do launch new products and services, they might not be utilized by our customers and tenants at the rate we expect, or at all. While we believe these investments help our customers succeed, there can be no guarantee that we will retain our customers across the markets we serve, nor that our investments will lead to increased utilization of our platform or that increased utilization of our platform will drive increased productivity or revenues for us.

Additionally, at times, we may expand our technology offerings by acquiring accretive real estate technology companies. While we think these strategic acquisitions could expand our capabilities into critical components of the transaction, our customers may not value these additions and may not utilize them at the rate we expect, which may negatively impact our business, financial condition and results of operations.

Our efforts to expand our management, marketplace and adjacent services businesses and the offering of additional adjacent services may not be successful.

We have grown our management, marketplace and adjacent services business rapidly since inception. We plan to continue our expansion; however, there is no guarantee that we will be successful or will expand at the rate that we anticipate.

In addition, we recently expanded our adjacent services offerings to include maintenance and other services in certain markets. We believe that the synergies between these adjacent services and our management business increase transparency and deliver a more integrated offering to our customers and thus, provide additional value to our customers and tenants. However, currently, our adjacent services are available only in certain markets and utilization rates remain low. Further, in order for us to be successful in the adjacent services market, we will need to continue to expand these services in other markets and encourage our customers and tenants to utilize the services in the new markets. If we are not successful or if these services do not prove desirable to our customers, these services may not result in additional value to our customers and we may not realize the expected benefits (including anticipated revenue), which could negatively impact our business, financial condition and results of operations. Additionally, while we plan to expand our adjacent services to other offerings, there is no guarantee that we will do so or be successful.

We may not be able to successfully develop and introduce new or upgraded information, analytics and online marketplace services that are attractive to our users and advertisers or successfully combine or shift focus from current services with less demand, which could decrease our revenues and our profitability.

Our future business and financial success will depend on our ability to continue to anticipate the needs of owners of single-family rental real estate and to successfully develop and introduce new and upgraded services, including services that make our management and marketplaces useful for users.

To be successful, we must be able to quickly adapt to changes in the single-family rental real estate industry, as well as rapid technological changes by continually enhancing our information, analytics and online management and marketplace services. As a result, we must continually invest resources in research and development to improve the appeal and comprehensiveness of our services and effectively incorporate new technologies.

Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes heavy burdens on our systems department, product development team, management and researchers. The processes are costly and our efforts to develop, integrate and enhance our services may not be successful. In addition, launching and selling a new or upgraded service puts additional strain on our sales and marketing resources. If we are unsuccessful in obtaining greater market share or in obtaining widespread adoption of new or upgraded services, we may not be able to offset the expenses associated with the development, launch and marketing of the new or upgraded service, which could have a material adverse effect on our financial results. For example, to generate brand awareness and site traffic for our marketplaces, we have and will continue to invest significant resources in multi-channel marketing campaigns. If these marketing campaigns do not increase brand awareness, site traffic and/or revenues, the cost of these campaigns could have a material adverse effect on our financial results.

In addition, as we integrate acquired businesses, we continue to assess which services we believe will best meet the needs of our customers. If we eliminate or phase out a service and are not able to offer and successfully market and sell an alternative service, our revenue may decrease, which could have a material adverse effect on our results of operations.

We may be unable to increase awareness of our brands, including Renters Warehouse and Appreciate, which could adversely affect our business.

We rely heavily on our brands, which we believe are key assets of our company. Awareness and differentiation of our brands are important for attracting and expanding the number of users of, and subscribers to, our online management and marketplace products. We expect to continue to invest significantly in sales and marketing in 2023 as we seek to grow the numbers of users of, subscribers to and advertisers on, our marketplaces. Our methods of advertising may not be successful in increasing brand awareness or, ultimately, be cost effective. If we are unable to maintain or enhance user awareness of our brands, or if we are unable to recover our marketing and advertising costs through increased usage of our services, our business, results of operations and financial condition could be adversely affected.

If internet search engines do not prominently feature our websites on the search engine results page, traffic to our websites could decrease and, if we are unable to maintain or increase traffic to our marketplaces, our business and operating results could be adversely affected.

Our ability to generate revenues from our management and marketplace businesses depends, in part, on our ability to attract users to our websites. Google, Bing, DuckDuckGo and other internet search engines drive traffic to our websites. Our ability to maintain prominent search result rankings and positioning is not entirely within our control. Our competitors’ Search Engine Optimization and Search Engine Marketing efforts may result in webpages from their websites receiving higher rankings than the webpages from our websites. Internet search engines could revise their algorithms and methodologies in ways that would adversely affect our search result rankings. Internet search engine providers could form partnerships or enter into other business relationships with our competitors resulting in competitors’ sites receiving higher search result rankings. Internet search engines are increasingly placing alternative search features (such as featured snippets, local map results and other immersive experiences) on the search engine results page above or more prominently than search engine results. If our search result rankings are not prominently displayed, traffic to our websites may decline which could slow the growth of our user base. Our websites have experienced fluctuations in search result rankings in the past and we anticipate similar fluctuations will occur in the future. If we experience a material reduction in the number of users directed to our websites through internet search engines or otherwise fail to maintain or increase traffic to our marketplaces, our ability to acquire additional subscribers and deliver leads to and retain existing subscribers could be adversely affected. As a result, our business, results of operations and financial condition could be adversely affected. Our marketing expenses may increase in connection with our efforts to maintain or increase traffic to our websites. Increases in our operating expenses could negatively impact our operating results if we are unable to generate more revenues through increased sales of subscriptions to our marketplace products.

We operate in highly competitive markets and we may be unable to compete successfully against our existing and future competitors.

We operate in a competitive and fragmented industry, and we expect competition to continue to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

●	the timing and market acceptance of our products and services for our customers, including new products and services offered by us or our competitors;

●	the attractiveness of our adjacent services for customers as well as their tenants;

●	our ability to attract top engineering talent to further develop and improve our technology to support our business model; and

●	our brand strength relative to our competitors.

Our business model depends on our ability to continue to attract customers to our platform, and to enhance their engagement in a cost effective manner. We face competition on a national level and in each of our markets from traditional real estate management firms and traditional real estate agents, some of which operate nationally and others that are limited to a specific region or regions. We also face competition from real estate technology companies, including a growing number of internet based brokerages and others who operate with a variety of business models.

New entrants, particularly smaller companies offering point solutions, continue to join our market categories. However, our existing and potential competitors include real estate technology companies and real estate brokerage firms and management companies that operate, or could develop, national and/or local businesses offering similar services, including real estate brokerage and management services, to home buyers or sellers or institutional owners. Several of these real estate companies which may enter our market categories could have significant competitive advantages, including better name recognition, greater resources, lower cost of funds and additional access to capital, and more types of offerings than we currently do. These companies may also have higher risk tolerances or different risk assessments than we do. In addition, these competitors could devote greater financial, technical and other resources than we have available to develop, grow or improve their businesses.

Because a material portion of our business is concentrated in certain geographic areas, any adverse economic, real estate or business conditions in these geographic areas could have a material adverse effect on our operating results.

A material portion of our real estate brokerage offices and agents are concentrated in certain geographic areas, such as Minnesota, Arizona, Texas and Georgia. Local and regional real estate and economic conditions could differ materially from prevailing conditions in other parts of the U.S. While overall the U.S. real estate market could be performing well, a downturn in a geographic area where we have a material presence could result in a decline in our gross income and could have a material adverse effect on our operating results.

Additionally, a material portion of our single-family rental leasing transactions take place in high end markets. Any downturn in high end markets could result in a decline in our gross income and could have a material adverse effect on our operating results.

Our quarterly results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.

Our results of operations have fluctuated in the past and are likely to fluctuate significantly from quarter to quarter and year to year in the future for a variety of reasons, many of which are outside of our control and difficult to predict. As a result, you should not rely upon our historical results of operations as indicators of future performance. Numerous factors can influence our results of operations, including:

●	our ability to attract and retain customers;

●	our ability to continuously innovate, improve and expand our platform;

●	changes in interest rates or mortgage underwriting standards;

●	the actions of our competitors;

●	costs and expenses related to the strategic acquisitions, partnerships and joint ventures;

●	increases in and timing of operating expenses that we may incur to grow and expand our operations and to remain competitive;

●	changes in the legislative or regulatory environment, including with respect to the leasing single-family rental real estate;

●	system failures or outages, or actual or perceived breaches of security or privacy, and the costs associated with preventing, responding to, or remediating any such failures, outages or breaches;

●	adverse judgments, settlements, or other litigation related costs and the fees associated with investigating and defending claims;

●	the overall tax rate for our business and the impact of any changes in tax laws or judicial or regulatory interpretations of tax laws, which are recorded in the period such laws are enacted or interpretations are issued and may significantly affect the effective tax rate of that period;

●	the application of new or changing financial accounting standards or practices; and

●	changes in regional or national business or macroeconomic conditions, including as a result of the ongoing COVID-19 pandemic, which may impact the other factors described above.

In addition, our results of operations are tied to certain key business metrics and non GAAP financial measures that have fluctuated in the past and are likely to fluctuate in the future. As a result of such variability, our historical performance, including from recent quarters or years, may not be a meaningful indicator of future performance and period to period comparisons also may not be meaningful. Furthermore, there is no assurance we will be able to meet our updated projections from September 2022.

If we pursue acquisitions that are not successfully completed or integrated into our existing operations, our business, financial condition or results of operations may be adversely affected.

We continue to evaluate a wide array of potential strategic opportunities, including acquisitions of businesses in new geographies and acquisitions of our franchises. We may engage in acquisitions of businesses to provide us with greater access to a given market. At times, we may also look to acquisitions to provide us with additional technology to further enhance our platform and accelerate our ability to offer new products or to expand our adjacent services offerings. These strategic acquisitions could be material to our financial condition and results of operations, but there can be no guarantee that they will result in the intended benefits to our business, and we may not successfully evaluate or utilize the acquired businesses, products, or technology, or accurately forecast the financial impact of a strategic acquisition. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures, particularly in new markets or with respect to new adjacent services.

Our failure to address risks or other problems encountered in connection with future strategic acquisitions could cause us to fail to realize the anticipated benefits of such strategic acquisitions, incur unanticipated liabilities, and harm our business, financial condition and results of operations. Strategic acquisitions may require us to issue additional equity securities, spend a substantial portion of our available cash, or incur debt or liabilities, amortize expenses related to intangible assets, or incur write offs of goodwill, which could adversely affect our business, financial condition and results of operations and dilute the economic and voting rights of our then current stockholders.

Our dependence upon third parties that support critical functions of our business, primarily Salesforce, and any disruption of or interference with our use of these third-party services, may have a material adverse effect on our operating results or reputation if the third parties fail to perform.

Though we are internally managed, we use local and national third-party vendors and service providers to provide certain services for our properties. For example, we typically engage third-party home improvement professionals with respect to certain maintenance and specialty services, such as HVAC, roofing, painting, and floor installations. Selecting, managing, and supervising these third-party service providers requires significant resources and expertise, and because our portfolio consists of geographically dispersed managed properties, our ability to adequately select, manage, and supervise such third parties may be more limited or subject to greater inefficiencies than if our managed properties were more geographically concentrated. An overall labor shortage experienced by our vendors, lack of skilled labor, increased turnover, or labor inflation, caused by COVID-19 or as a result of general macroeconomic factors, could have a material adverse impact on our business, financial condition, or operating results. We generally do not have exclusive or long-term contractual relationships with third-party providers and we can provide no assurance that we will have uninterrupted or unlimited access to their services. If we do not select, manage, and supervise appropriate third parties to provide these services, our reputation and financial results may suffer.

We rely on the systems of our third-party service providers, their ability to perform key operations on our behalf in a timely manner and in accordance with agreed levels of service, and their ability to attract and retain sufficient qualified associates to perform our work. A failure in the systems of one of our third-party service providers, or their inability to perform in accordance with the terms of our contracts or to retain sufficient qualified associates, could have a material adverse effect on our business, results of operations, and financial condition.

Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, misconduct, incompetence, or theft by our third-party service providers. In addition, any removal or termination of third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Additionally, since the products and services of some of our third-party service providers, including Salesforce, are highly configured for our needs, it may be time consuming, expensive, and difficult to replace such products and services in the event of any such removal or termination. Poor performance by such third-party service providers may reflect poorly on us and could significantly damage our reputation among desirable residents or our customers. In the event of fraud or misconduct by a third-party, we could also be exposed to material liability and be held responsible for damages, fines, or penalties and our reputation may suffer. In the event of failure by general contractors to pay their subcontractors, our customers’ properties may be subject to filings of mechanics or materialmen liens, which we may need to resolve to remain in compliance with our agreements and for which indemnification from the general contractors may not be available.

We rely on information supplied by prospective residents in managing our business.

We evaluate prospective residents for our customers in a standardized manner through the use of a third-party resident screening vendor partner. Our resident screening process includes obtaining appropriate identification, a thorough evaluation of credit history and household income, a review of the applicant’s rental history, and a background check for criminal activity. We assist our customers in making leasing decisions based on information in rental applications completed by a prospective resident and screened by our third-party partner, and we cannot be certain that this information is accurate. Additionally, these applications are submitted to us at the time of evaluation of a prospective resident, and we do not require residents to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. For example, increases in unemployment levels or adverse economic conditions in certain of our markets may adversely affect the creditworthiness of our residents in such markets. Even though this information is not updated, we will use it to evaluate the characteristics of our customers’ portfolio over time. If resident supplied information is inaccurate or our residents’ creditworthiness declines over time, our customers may make poor or imperfect leasing decisions and revenue generated by our customers’ portfolios may contain more risk than we believe.

We are still building our operational expertise and systems. If we are unable to complete that successfully, our ability to operate profitably could be adversely affected.

As a public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. The Sarbanes Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and Nasdaq, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. In addition, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways that we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Substantial portions of our anticipated revenue growth and retention relies on attracting institutional buyers of single-family rental properties. The failure to attract these buyers, or the loss of or inactivity of existing institutional clients, particularly on our Marketplace platform could significantly impact our current and anticipated revenue.

Our future revenue growth depends on attracting, retaining and stimulating the activity of institutional buyers. By their nature, institutional buyers are larger individually than retail customers, resulting in higher dependency on a typical institutional customer than any individual retail customer. Our ability to attract and retain such customers depends on the profitability of our business, which is affected by general economic and business conditions worldwide as well as global trends in the short and long-term accommodation regulatory landscape. In addition, we believe that our revenue growth depends upon a number of factors, including:

●	the COVID-19 pandemic and its impact on the travel and accommodations industries;

●	our ability to retain and grow the number of customers, tenants and available listings on our platform, particularly institutional buyers on our Marketplace platform;

●	events beyond our control such as pandemics and other health concerns, trade disputes, economic downturns, severe weather and other natural disasters, and the impact of climate change on certain rental destinations;

●	competition;

●	the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact our business, customers, tenants, including changes in short-term and long-term occupancy, tax laws and real estate broker laws;

●	the attractiveness of single-family home rental;

●	the level of consumer awareness and perception of our brand;

●	our ability to build and strengthen trust and safety on our platform and among members of our community;

●	the level of spending on brand and performance marketing to attract customers and tenants to our platform;

●	our ability to grow new offerings and tiers and to deepen our presence in certain geographies;

●	timing, effectiveness, and costs of expansion and upgrades to our platform and infrastructure; and

●	other risks described elsewhere in this prospectus.

We are dependent on a single asset class, which exposes us to downturns in the single-family rental real estate sector.

Our current strategy is to assist clients acquire interests primarily in single-family rental real estate throughout the United States. As a result, we are subject to the risks inherent in investing in a single asset class. A downturn in demand for single-family rental real estate may have a pronounced effects on our operations.

We rely heavily on the Salesforce platform to drive homeowner and tenant acquisition. Our continued ability to leverage our investments in our leasing and property management software, which are built on the Salesforce platform, requires the continued viability of, support for and improvements to that platform.

We believe that increasing awareness of our brand among potential homeowners and tenants is an important aspect of our efforts to increase traffic on our platform and grow our revenue. We rely heavily on the Salesforce platform to, among other things, drive homeowner and tenant acquisition and increase awareness regarding our brand. Salesforce Cloud is specifically used for brand recognition. Salesforce is also used extensively for other purposes, such as: customer service and case management; repair and maintenance management; property accounting, operational reporting, and more. In terms of marketing spend, our Salesforce marketing and drip campaigns are vital to our planned growth. Marketing and advertising spend is conducted outside the Salesforce platform, but leads are managed and nurtured through Salesforce. We have invested considerable resources in these efforts to date and expect to continue to invest in this platform for continued viability of, support for and improvements to that platform as a key component of our growth strategy. Our marketing efforts are expensive and may not be cost effective or successful. If our competitors spend increasingly more on marketing efforts or are more effective in such efforts, we may not be able to maintain and grow traffic to our platform. The termination of our relationship with Salesforce could significantly impair our ability to operate our business.

Our management team will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.

We will be required to maintain internal control over financial reporting and to report any material weaknesses and significant deficiencies in such internal control. Section 404 of the Sarbanes Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will not be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting.

When evaluating our internal control over financial reporting, we may identify material weaknesses or significant deficiencies that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses or significant deficiencies in our internal control over financial reporting in the future or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.

In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If there are material weaknesses, significant deficiencies or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our securities to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.

We identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As of and for the years ended December 31, 2021 and 2020 we identified a material weakness in our internal control over financial reporting related to limited accounting personnel and other resources with which to address our internal control over financial reporting. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2021 or 2020. This material weakness could have resulted in a material misstatement of our financial statements had it gone undetected.

To respond to and correct this material weakness, we devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which the Appreciate’s capital stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

We can give no assurance that the measures we have taken and plans to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.

Certain of our performance metrics are calculated using third-party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. In addition, our measure of certain metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.

Our estimates of market opportunity may prove to be inaccurate.

Market opportunity estimates are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that our market opportunity estimates will reflect actual revenue that we will generate from our platform in the future. Any expansion in our markets depends on a number of factors, including the cost, performance, and perceived value associated with our platform and the products and services of our competitors.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have a material adverse effect on our business, financial condition and results of operations.

Generally accepted accounting principles in the United States of America, or GAAP, and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as revenue recognition, lease accounting, stock based compensation, asset impairments, valuation reserves, income taxes, debt, derivative valuation, the valuation of membership units issued to extinguish financial liabilities, and the valuation of membership units issued to employees and non-employees in connection with services rendered and the fair value and associated useful lives of acquired long lived assets, intangible assets and goodwill, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could significantly change our reported results and adversely impact our business, financial condition and results of operations.

The failure to successfully implement and maintain accounting systems could materially adversely impact our business, results of operations, and financial condition.

If our third-party systems do not operate as intended or do not scale with anticipated growth in our business, the effectiveness of our internal control over financial reporting could be adversely affected. Any failure to develop, implement, or maintain effective internal controls related to our accounting or reporting systems could materially and adversely affect our business, results of operations, and financial condition or cause us to fail to meet our reporting obligations. In addition, if we experience interruptions in service or operational difficulties with our third-party systems, our business, results of operations, and financial condition could be materially and adversely affected.

Our platform is highly complex and our proprietary software may contain undetected errors.

Our platform is highly complex and the proprietary software and code underlying our platform is interconnected and may contain undetected errors, bugs, or vulnerabilities, some of which may only be discovered after the code or software has been released. We release or update software code regularly and this practice may result in the more frequent introduction of errors, bugs, or vulnerabilities into the proprietary software underlying our platform, which can impact the agent and their client experience on our platform. Additionally, due to the interoperative nature of the software and the systems underlying our platform, modifications to certain parts of our code, including changes to our mobile app, website, systems or third-party application programming interfaces on which our platform rely, could have an unintended impact on other sections of our software or systems, which may result in errors, bugs, or vulnerabilities to our platform. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of our agents or their clients, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business, financial condition and results of operations.

Furthermore, our development and testing processes may not detect inefficiencies, errors, bugs, system misconfiguration, technical problems, or vulnerabilities in our technology offerings prior to their implementation as they may not be identified or detected prior to or at the time of implementation. Any inefficiencies, errors, bugs, system misconfiguration, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products, system performance, or interfere with our agents’ access to and use of our technology and offerings.

Our management team has limited experience in operating a public company.

Our management team has limited experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Additionally, they may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to such increased legal and regulatory compliance and reporting requirements. We may also not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day to day management of our business, which could adversely affect our business, financial condition, and results of operations.

Our company culture has contributed to our success, and if we cannot maintain this culture as we grow, our business could be harmed.

We believe that our company culture, which promotes innovation and entrepreneurship, has been critical to our success. We are guided by our principles including dreaming big, moving fast, learning from reality and being solutions driven. However, as we grow, we may face challenges that may affect our ability to sustain our culture, including:

●	failure to identify, attract, reward and retain people in leadership positions in our organization who share and further our culture, values and mission;

●	the increasing size and geographic diversity of our workforce;

●	failure to manage or engage our employees working remotely;

●	the inability to achieve adherence to our internal policies and core values;

●	the continued challenges of a rapidly evolving industry;

●	the increasing need to develop expertise in new areas of business that affect us;

●	negative perception of our treatment of employees or our response to employee sentiment related to political or social causes or actions of management; and

●	the integration of new personnel and businesses from acquisitions.

In addition, we have at times undertaken workforce reductions to better align our operations with our strategic priorities, to manage our cost structure or in connection with acquisitions. Although we have increased our workforce to above pre pandemic levels, there can be no assurance that these actions will not adversely affect employee morale, our culture and our ability to attract and retain employees. If we are not able to maintain our culture, our business, financial condition and results of operations could be adversely affected.

Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.

We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations, but our insurance does not cover all of the costs and losses from all events. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage limits by a material amount. We may also incur costs or suffer losses arising from events against which we have no insurance coverage. In addition, large scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future, on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm our business.

Third parties with whom we do business may be unable to honor their obligations to us or their actions may put us at risk.

We rely on third parties for various aspects of our business, including technology collaborations, advertising partners and development services agreements. Although we require these parties to sign our data security addendum, their actions may put our business, reputation and brand at risk. In many cases, third parties may be given access to sensitive and proprietary information or personal data in order to provide services, and they may misappropriate and engage in unauthorized use of our information, technology or customers’ or tenants’ data. In addition, the failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the mobile application industry, financial markets, economic downturns, poor business decisions, or reputational harm may adversely affect our partners and may increase their propensity to engage in fraud or otherwise illegal activity which could harm our business reputation, and they may not be able to continue honoring their obligations to us, or we may cease our arrangements with them. Alternative arrangements and services may not be available to us on commercially reasonable terms or at all and we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more business relationships, or experience a degradation of services, our business could be harmed and our financial results could be adversely affected.

The extent of the future impact of the ongoing COVID-19 pandemic on our business and financial results will depend largely on future developments, which are highly uncertain and difficult to predict.

The extent of the future impact of the ongoing COVID-19 pandemic on our business and financial results will depend largely on future developments, including emergence of new variants of the COVID-19 virus, the severity and transmission rates of the new variants, the duration and extent of the spread of the virus (including new variants), the timing, availability and effectiveness of vaccines (including booster shots) and vaccination rates, the prevalence of local, regional and national restrictions and regulatory orders in response to the ongoing COVID-19 pandemic and the extent and effectiveness of containment actions taken, all of which are highly uncertain and difficult to predict. Additionally, the ongoing COVID-19 pandemic has had, and continues to have, a significant impact around the world, including the U.S., and it is difficult to assess or predict its future impact on the U.S. and global economy. As a result, a number of macroeconomic factors related to the ongoing COVID-19 pandemic, including but not limited to the increase in unemployment rates and stagnant or declining wages, loss of consumer confidence in the economy and recessionary conditions, lower yields on individuals’ investment portfolios or volatility and declines in the stock market, lower rental prices in certain markets, reduced demand to purchase homes, more stringent mortgage financing conditions, including increased down payment requirements and volatility in the mortgage interest rates, inflation rate and pressures, had, and could have in the future, an adverse impact on consumer spending, including on residential real estate purchase and lease transactions, and resulted, and may in the future result, in changes to home purchasing, selling, renting and financing trends.

Our success depends on a high volume of transactions and increasing the number of single-family homes in our network throughout the markets in which we operate. This transaction volume affects all of the ways that we generate revenue. If the ongoing COVID-19 pandemic has an adverse impact on the volume of single-family residential real estate lease or sale transactions, our business and financial results in future periods could be materially and adversely impacted.

In addition, many of our employees continue to work remotely, which may adversely affect our efficiency and morale. As we continue to evaluate our return to work approach, it will likely vary across geographies depending on local health rules and regulations. Any future part or full time re opening could expose our employees to health risks and could result in additional costs to us. Further, certain employees may not agree with our return to work approach and as a result may seek employment elsewhere.

Catastrophic events may disrupt our business.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, real estate commerce, and the global economy, and thus could harm our business. For example, the COVID-19 pandemic and the reactions of governments, markets, and the general public to the COVID-19 pandemic, has resulted in and may continue to have a number of consequences for our business and results of operations, the ultimate magnitude of which is difficult to predict. Additionally, properties located in the markets in which we operate, including New York, Northern California, Southern California and South Florida, are more susceptible to certain natural hazards (such as fires, hurricanes, earthquakes, floods, or hail) than properties in other parts of the country.

In the event of a major fire, hurricane, earthquake, windstorm, tornado, flood or catastrophic event such as pandemic, flood, power loss, telecommunications failure, cyberattack, war, or terrorist attack, we may be unable to continue our operations and may endure reputational harm, delays in developing our platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition. Closures of governmental offices in charge of real property records, including tax or lien related records, could adversely affect our ability to conduct operations in the affected geographies. Also, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.

As we grow our business, the need for business continuity planning and disaster recovery plans will increase in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.

We are subject to multiple risks related to the credit card and debit card payments we accept.

We accept payments through credit and debit card transactions. For credit and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees may require us to increase the prices we charge and would increase our operating expenses, either of which could harm our business, financial condition and results of operations.

We depend on processing vendors to complete credit and debit card transactions, both for payments owed to Appreciate directly and for payments to other third parties, such as payments made between two third-party platform users such as renters and landlords. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. If these systems fail to work properly and, as a result, we do not charge our customers’ or their tenants’ credit cards on a timely basis or at all, our business, revenue, results of operations and financial condition could be harmed. In addition, if we add, eliminate or change any of our processing vendors, we may experience processing disruptions and increased operating expenses, either of which could harm our business, financial condition, or results of operations.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures, and significantly higher credit card related costs, each of which could harm our business, results of operations and financial condition.

We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We are required to comply with payment card industry security standards, including the Payment Card Industry Data Security Standard (the “PCI DSS”). Failing to comply with those standards may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors. Any failure to comply fully also may subject us to fines, penalties, damages and civil liability, and may result in the loss or impairment of our ability to accept credit and debit card payments. Further, there is no guarantee that such compliance will prevent illegal or improper use of our payment systems or the theft, loss, or misuse of data pertaining to credit and debit cards, card holders and transactions.

If we are unable to maintain our chargeback rate or refund rates at acceptable levels, our processing vendors may increase our transaction fees or terminate their relationships with us. Any increases in our credit and debit card fees could harm our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card could significantly impair our ability to operate our business.

We are subject to payment-related fraud and an increase in or failure to deal effectively with fraud, fraudulent activities, fictitious transactions, or illegal transactions would materially and adversely affect our business, results of operations, and financial condition.

We process a significant volume and dollar value of transactions on a daily basis. When renters do not fulfill their obligations we have incurred and will continue to incur losses from claims by customers, and these losses may be substantial. Such instances have and can lead to the reversal of payments received by us for such bookings, referred to as a “chargeback.” Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fraud on our platform, combat the use of fraudulent or stolen credit cards, or otherwise maintain or lower our current levels of charge backs, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, results of operations, and financial condition.

Our payments platform is susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, corruption and bribery, terrorist financing, fraudulent listings, customer account takeovers, or the facilitation of other illegal activity. Use of our payments platform for illegal or improper uses has subjected us, and may subject us in the future, to claims, lawsuits, and government and regulatory investigations, inquiries, or requests, which could result in liability and reputational harm for us. We have taken measures to detect and reduce fraud and illegal activities, but these measures need to be continually improved and may add friction to our booking process. These measures may also not be effective against fraud and illegal activities, particularly new and continually evolving forms of circumvention. If these measures do not succeed in reducing fraud, our business, results of operations, and financial condition would be materially and adversely affected.

We are subject to payment network rules and any material modification of our payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

The loss of our credit and debit card acceptance privileges or the significant modification of the terms under which we obtain card acceptance privileges would significantly limit our business model since many tenants pay using credit or debit cards. We are required by our payment processors to comply with payment card network operating rules, including the PCI DSS. Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage, and transmission of card data to help prevent credit card fraud. If we fail to comply with the rules and regulations adopted by the payment card networks, including the PCI DSS, we would be in breach of our contractual obligations to payment processors and merchant banks. Such failure to comply may damage our relationship with payment card networks, subject us to restrictions, fines, penalties, damages, and civil liability, and could eventually prevent us from processing or accepting payment cards, which would have a material adverse effect on our business, results of operations, and financial condition.

Moreover, the payment card networks could adopt new operating rules or interpret or reinterpret existing rules that we or our payment processors might find difficult or even impossible to comply with, or costly to implement. As a result, we could lose our ability to give consumers the option of using payment cards to make their payments or the choice of currency in which they would like their payment card to be charged. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the payment card networks, we will be able to maintain our payment card acceptance privileges. We also cannot guarantee that our compliance with network rules or the PCI DSS will prevent illegal or improper use of our payments platform or the theft, loss, or misuse of the credit or debit card data of customers or participants, or a security breach. We are also required to submit to periodic audits, self-assessments, and other assessments of our compliance with the PCI DSS. If an audit, self-assessment, or other assessment indicates that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time consuming remediation efforts, and we could lose our payment card acceptance privileges.

We are also subject to network operating rules and guidelines promulgated by the National Automated Clearing House Association (“NACHA”) relating to payment transactions we process using the Automated Clearing House Network. Like the payment networks, NACHA may update its operating rules and guidelines at any time, which can require us to take more costly compliance measures or to develop more complex monitoring systems.

Risks Related to the Industry We Serve

Our success depends on general economic conditions, the health of the U.S. real estate industry generally, and risks generally incident to the ownership and leasing of single-family residential real estate, and our business may be negatively impacted by economic and industry downturns, including seasonal and cyclical trends, and volatility in the single-family residential real estate lease market.

Our success is impacted, directly and indirectly, by general economic conditions, the health of the U.S. real estate industry, and risks generally incident to the ownership and leasing of residential real estate, many of which are beyond our control. Our business could be harmed by a number of factors that could impact the conditions of the U.S. real estate industry, including:

●	a period of slow economic growth or recessionary conditions;

●	volatility in the residential real estate industry;

●	insufficient or excessive single-family home inventory levels by market or price points;

●	increasing mortgage rates and down payment requirements or constraints on the availability of mortgage financing;

●	a low level of consumer confidence in the economy or the single-family residential real estate market due to macroeconomic events domestically or internationally;

●	weak credit markets;

●	instability of financial institutions;

●	legislative or regulatory changes (including changes in regulatory interpretations or regulatory practices) that would adversely impact the single-family residential real estate market as well as federal and/or state income tax changes and other tax reform affecting real estate and/or real estate transactions;

●	insufficient or excessive regional single-family home inventory levels;

●	high levels of foreclosure activity, including but not limited to the release of homes already held for sale by financial institutions;

●	adverse changes in local, regional, or national economic conditions;

●	the inability or unwillingness of consumers to enter into single-family residential lease transactions;

●	a decrease in the affordability of homes including the impact of rising mortgage rates, home price appreciation and wage stagnation or wage increases that do not keep pace with inflation;

●	increasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership; and

●	natural disasters, such as hurricanes, earthquakes and other events (including pandemics and epidemics) that disrupt local or regional real estate markets.

As our revenue is primarily driven by leasing and property management of single-family residential real estate and the sale of such properties, any slowdown or decrease in the total number of single-family residential real estate lease transactions for any of the above reasons could adversely affect our business, financial condition and results of operations. Additionally, any of the above factors could have an adverse impact on the number of transactions our sales platform business completes would further impact our business, financial condition and results of operations.

In addition, the single-family residential real estate market historically has been seasonal, with greater demand in the spring and summer, and typically weaker demand in late fall and winter, resulting in fluctuations in the quantity, speed and price of transactions on our platform and lease activity. Our financial results and working capital requirements reflect these seasonal variations.

Our investments are and will continue to be concentrated in our existing and target markets and in the single-family rental sector of the real estate industry, which exposes us to seasonal fluctuations in rental demand and downturns in our markets or in the single-family properties sector.

Our investments are and will continue to be concentrated in our existing and target markets and in the single-family residential leasing sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory, or environmental conditions, or other events, in our markets may have a greater impact on our operating results than if we had more fully diversified portfolio of customers and properties. We believe that there are seasonal fluctuations in rental demand with demand higher in the spring and summer than in the late fall and winter. Such seasonal fluctuations may impact our operating results.

In addition to general, regional, national, and international economic conditions, our operating performance will be impacted by the economic conditions in our markets. We base a substantial part of our business plan on our belief that desirability of owning and leasing single-family properties in our markets will continue to improve over the near to intermediate term. However, certain of these markets have experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent property values leasing rates and operating fundamentals in these markets will improve, if at all. If an economic downturn in these markets occurs or if we fail to accurately predict the timing of economic improvement in these markets, the value of our customers’ properties could decline and our ability to execute our business plan may be adversely affected to a greater extent than if we provided services to a different real estate portfolio, which could adversely affect our financial condition, operating results and cause the value of our common stock to decline.

Competition in identifying and acquiring customers and the right to lease single-family real estate portfolios could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

In acquiring customers for which we manage the leasing and maintenance of their single-family rental real estate, we compete with a variety of institutional investors, including, specialty finance companies, public and private funds, institutional investors, investment banking firms, financial institutions, governmental bodies, and other entities. We also compete with individual private management and small scale investors.

Certain of our competitors may be larger in certain of our markets and may have greater financial or other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments or business offerings. Competition may result in fewer customers, higher prices, a broadly dispersed portfolio of customers that does not lend itself to efficiencies of concentration. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance operations that are consistent with our investment objectives or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of our common stock to decline.

A change in mortgage underwriting standards could reduce the ability of homebuyers to access the credit markets on reasonable terms, or at all, which could reduce utilization of our brokerage platform.

During the past several years, many lenders have significantly tightened their underwriting standards and many alternative mortgage products have become less available in the marketplace. In addition, certain lenders added new criteria or approvals necessary to underwrite mortgages in response to the COVID-19 pandemic. Underwriting standards could be changed or tightened as a result of changes in regulations, including regulations enacted to increase guarantee fees of federally insured mortgages. More stringent mortgage underwriting standards could adversely affect the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes in order to purchase new homes. This may result in the decreased number of real estate transactions that utilize our brokerage marketplace platform which would adversely affect our business, financial condition and results of operations.

Leasing fraud could adversely affect our business, financial condition, and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as leasing fraud. As we make more of our services available over the internet, we subject ourselves to new types of leasing fraud risk. We use a variety of tools to protect against fraud; however, these tools may not always be successful. Allegations of fraud may result in fines, settlements, litigation expenses, and reputational damage.

Our customers depend on residents and their willingness to meet their lease obligations and renew their leases, which generates a substantial amount of our revenue. Poor tenant selection, defaults, and non-renewals by residents may adversely affect our reputation and financial performance.

Our customers depend on rental income from residents. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our customers’ properties. Our reputation and financial performance would be adversely affected if a significant number of residents fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use properties for illegal purposes, damage or make unauthorized structural changes to properties that are not covered by security deposits, refuse to leave the property upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors, or eyesores, fail to comply with Home Owner Association (“HOA”) regulations, sublet to less desirable individuals in violation of our lease, or permit unauthorized persons to live with them. Additionally, the COVID-19 outbreak, as well as continuing measures taken by governmental authorities and private actors to limit the spread of this virus or mitigate its impact, interfere with the ability of some of residents to meet their lease obligations and make their rent payments on time or at all. Furthermore, entities directed by, or notionally affiliated with, the federal government as well as some state and local jurisdictions across the United States have from time to time imposed temporary eviction moratoriums if certain criteria are met by residents, which allows residents to defer missed rent payments without incurring late fees, and in certain cases prohibit rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents.

Damage to properties may delay re leasing after eviction, necessitate expensive repairs, or impair the rental income or value of the property resulting in a lower than expected rate of return for our services. Increases in unemployment levels and other adverse changes in economic conditions in our markets could result in substantial resident defaults. In the event of a resident default or bankruptcy, we could experience delays in receiving revenue for our services and re leasing the property.

Our ability to attract single-family residential residents requires significant marketing expense. Increased costs of online advertising or traditional broadcast avenues would significantly increase our costs of customer acquisition.

We have relationships with search engines, comparison sites, affiliate marketers, online advertising networks, and other websites to provide content, advertising banners and other links to our clients’ e commerce businesses. Our business relies on these relationships as significant sources of traffic for customer acquisition. If we are unable to maintain these relationships or enter into new relationships on acceptable terms, our ability to attract new customers could be harmed.

We use online advertising to promote our services as part of our customer acquisition. If the cost of online advertising increases, we may experience decreases in the number of new account registrations unless we increase our marketing expenditures.

However, increases in our marketing expenditures could adversely impact our profitability, and there can be no assurance that our marketing activities will be successful. If these third-party sources prove to be ineffective or become unavailable in the future, or if the cost to acquire new customers and tenants through these sources increases, our financial results could be materially and adversely impacted.

Our business may be significantly impacted by changing of interest rates and home prices. In particular, rising interest rates and falling home prices may reduce the number and size of real estate transactions (affecting our brokerage commissions) and declining interest rates and rising home prices may cause our customers to sell their properties.

The financial performance of our single-family real estate marketplace and management businesses are directly affected by changes in prevailing interest rates. The financial performance of our single-family real estate business may be adversely affected or be subject to substantial volatility because of changes in prevailing interest rates, which may be impacted by a number of factors. For example, due to the COVID-19 pandemic and associated government and market responses, there is an increased degree of uncertainty and unpredictability concerning current interest rates and future interest rates, which may have a material adverse effect on the results of operations for our single-family rental business.

Tenant and customer feedback in online sources (e.g., Yelp, Google, etc.) in this industry is often negative and, as we continue to grow our presence in the market, could adversely impact customer and tenant acquisition as well as our stock price.

We have been the subject of media reports, social media posts, blogs, and other forums that contain allegations about our business or activity on our platform that create negative publicity. As a result of these complaints and negative publicity, some customers have refrained from, and may in the future refrain from, engaging with our services, and some tenants have refrained from, and may in the future refrain from, using our platform, which could materially and adversely affect our business, results of operations, and financial condition.

In addition, we rely on our customers and tenants to provide trustworthy reviews and ratings that our customers and tenants may rely upon to help decide whether or not to use our services. If our customers and tenants do not leave reliable reviews and ratings, other potential customers and tenants may disregard those reviews and ratings, and our systems that use reviews and ratings to enforce quality standards would be less effective, which could reduce trust within our community and damage our brand and reputation, and could materially and adversely affect our business, results of operations, and financial condition.

Local news reporting involving landlord/tenant issues may impact our ability to grow and maintain customers and residents in certain markets as well as generate regulatory scrutiny.

Our brand and our reputation are among our most important assets. Maintaining and enhancing our brand and reputation is critical to our ability to attract customers, tenants, and employees, to compete effectively, to preserve and deepen the engagement of our existing customers, tenants, and employees, to maintain and improve our standing in the communities where our customers and franchises operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of customers and tenants who use our platform to help make word of mouth recommendations that contribute to our growth.

Any incident, whether actual or rumored to have occurred, involving the safety or security of listings, customers, tenants, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Appreciate, and any media coverage resulting therefrom, could create a negative public perception of our platform, which would adversely impact our ability to attract customers and tenants.

In addition, our brand and reputation could be harmed if we fail to act responsibly or are perceived as not acting responsibly, or fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof, in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities on our platform, sustainability, human rights (including in respect of our own operations and throughout our supply chain), matters associated with our broader supply chain (including tenants and other business partners), diversity, non-discrimination, and support for employees and local communities. Media, legislative, or government scrutiny around our company, including the perceived impact on affordable housing and over tourism, neighborhood nuisance, privacy practices, provision of information as requested by certain governments or agencies thereof, content on our platform, business practices and strategic plans, impact of travel on the climate and local environment, and public health policies that may cause geopolitical backlash, our business partners, our franchisees, and our practices relating to our platform, offerings, employees, competition, litigation, and response to regulatory activity, could adversely affect our brand and our reputation with our customers, their tenants and communities. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Any resulting damage to our brand or reputation could materially and adversely affect our business, results of operations, and financial condition.

Our marketplace faces significant competition with larger established players.

We may not be able to compete successfully against existing or future competitors, which could harm our business, results of operations and financial condition. We compete to attract tenants and customers who use our platform. Our competitors may have greater brand recognition or more direct sales personnel than we have and may generate more web traffic than we do, which may provide them with competitive advantages. To compete successfully, we must continue to invest resources in developing our advertising platform and proving the effectiveness and relevance of our advertising services. Pressure from competitors seeking to acquire a greater share of our tenant and customer market share could adversely affect our pricing and margins, lower our revenue and increase our research and development and marketing expenses. If we are unable to compete successfully against our existing or future competitors, our business, results of operations or financial condition could be adversely affected.

We could incur goodwill and intangible asset impairment charges, which could harm our profitability.

We have significant amounts of goodwill and intangible assets. We periodically review the carrying values of goodwill and intangible assets to determine whether such carrying values exceed their fair market values. Declines in the profitability of individual reporting units due to economic or market conditions or otherwise, as well as adverse changes in financial, competitive and other conditions, including declines in the operating performance of our reporting units or other adverse changes in the key valuation assumptions contributing to the estimated fair value of our reporting units, could adversely affect the estimated fair values of the related reporting units, which could result in an impairment of the recorded balances of goodwill or intangible assets.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success depends upon the continued service of our senior management team, including, in particular, Chris Laurence, our Chief Executive Officer, Kevin Ortner, our President and Nolan Jacobson, our Chief Financial Officer. Our success also depends on our ability to manage effective transitions when management team members pursue other opportunities. In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across our company and to manage our local offices. Furthermore, much of our key technology and processes are custom made for our business by our personnel. The loss of key engineering, product development, operations, marketing, sales and support, and finance personnel could also adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. In addition, we currently do not have “key person” insurance on any of our employees.

We face intense competition for qualified individuals from numerous other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively.

Risks Related to Regulatory Compliance and Legal Matters

Changes in tax laws, regulations or fiscal and tax policies or the manner of their interpretation or enforcement could adversely impact our financial performance.

The tax regimes we are subject to or operate under, including income and non-income (including indirect) taxes, are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially and adversely affect our results of operations and financial condition.

In addition, we are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and foreign jurisdictions. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses like ours. Laws and regulations relating to taxes vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied. The application of indirect taxes to activities such as ours is a complex and evolving issue.

We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, results of operations, and financial condition could be materially and adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient. New or revised taxes and, in particular, the taxes described above and similar taxes would generally increase the price paid by tenants and could discourage tenants from using our properties, and lead to a decline in revenue, and materially and adversely affect our business, results of operations, and financial condition.

Our legacy franchise business subjects us to additional state regulatory regimes and potential claims from our franchisees.

We are subject to certain state franchise regulation, the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises in the United States through the provision of franchise disclosure documents containing certain mandatory disclosures, various state laws regulating the franchise relationship and certain rules and requirements relating to franchise requirements. Noncompliance with applicable laws, regulatory requirements and governmental guidelines regulating franchising could reduce anticipated royalty income, which in turn could materially and adversely affect our business and operating results.

The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and therefore have a material adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state, local and foreign authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. Compliance with all of these laws and regulations can be costly and can crease our exposure to litigation or governmental investigations or proceedings.

Our ability to introduce new products to our customer base may be impacted by state regulation of insurance and real estate brokers.

The industry for residential real estate transaction services, technology, information marketplaces and advertising is dynamic, and the expectations and behaviors of customers and professionals shift constantly and rapidly. We continue to learn a great deal about the behaviors and objectives of residential real estate market participants as the industry evolves and are investing significant resources to develop, test and launch products and services to address the needs of the market and improve the home buying, selling, financing, building and renting experience. Changes or additions to our products and services may not attract or engage our customers, and may reduce confidence in our products and services, negatively impact the quality of our brands, upset our partners or other industry participants, expose us to increased market or legal risks, subject us to new laws and regulations or otherwise harm our business. Further, if we do not realize the benefits we expect from the strategic relationships we enter into, our business could be harmed. Customers may prefer other service providers because they offer different or superior services or those services are easier to use, faster or more cost effective than our services. We may not successfully anticipate or keep pace with industry changes, and we may invest considerable financial, personnel and other resources to pursue strategies that do not ultimately prove effective such that our results of operations and financial condition may be harmed.

We process, store and use certain personal information, which subjects us to privacy laws and standards, governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with these privacy laws and standards, regulations, and obligations could subject us to fines, sanctions or litigation, and could potentially damage our brand and reputation and adversely affect our business, financial condition and results of operations.

We depend on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the United States and with customers. We collect, use and disclose personal information, such as names, addresses, phone numbers and email addresses. We collect, store and use sensitive or confidential transaction and account information of consumers. We also collect personal information from tenants and landlords, including social security numbers, birthdates and financial information, to facilitate the apartment rental application and payment process between a renter and property manager. As a result, we are or may be subject to a variety of state, national and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data, potentially including the Fair Credit Reporting Act, the General Data Protection Regulation (“GDPR”) and California Consumer Privacy Act (“CCPA”). These laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. For example, the GDPR introduced new data protection requirements in the EU and imposes substantial fines for breaches of the data protection rules. Compared to the previous EU data protection laws, the GDPR notably has a greater extra territorial reach and has a significant impact on data controllers and data processors, which either have an establishment in the EU, or offer goods or services to EU data subjects or monitor EU data subjects’ behavior within the EU. The GDPR regime imposes more stringent operational requirements on both data controllers and data processors, and introduces significant penalties for non-compliance with fines of up to 4% of total annual worldwide turnover or €20.0 million (whichever is higher), depending on the type and severity of the breach.

In addition, the CCPA expands the rights of California residents to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA imposes a number of privacy and security obligations on companies who collect, use, disclose, or otherwise process personal information of California residents, which may result in civil penalties for violations and private rights of action in case of data breaches. The CCPA provides for civil penalties for violations, which could result in statutory penalties of up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional. Other states have adopted, or are considering enacting, similar laws. Any failure or alleged failure to comply with privacy or data protection laws could lead to government enforcement actions and significant penalties against us, and could materially and adversely affect our reputation, business, financial condition, cash flows and results of operations. Compliance with any of the foregoing laws and regulations can be costly, can delay or impede the development of new products, and may require us to change the way we operate.

Additionally, the California Privacy Rights Act (“CPRA”), which became effective on January 1, 2023 and significantly expands the CCPA, imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data and sharing of personal data as well as an expanded definition of “sale” to include sharing of personal information, and data minimization and data retention requirements. The CPRA also establishes a new enforcement agency, the California Privacy Protection Agency, which may take a more active role in enforcement. Other states have and are likely to continue to implement their own privacy statutes in the near term. The effects of the CCPA, CPRA and other similar state regulations are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

The interpretation and application of many privacy and data protection laws are uncertain. Anticipated further evolution of regulations on this topic may substantially increase the penalties to which we could be subject to in the event of any non-compliance. These laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products. If so, in addition to the possibility of negative publicity, fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business.

We seek to comply with privacy related industry standards and are subject to the terms of our own privacy policies and privacy related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data security protection to the extent possible. However, these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet may be applicable to our business, such as the Telephone Consumer Protection Act (as implemented by the Telemarketing Sales Rule), the CAN SPAM Act of 2003, and similar state consumer protection laws. Any failure or perceived failure by us to comply with our privacy policies, privacy related obligations to agents, clients or other third parties, or our privacy related legal obligations, any marketing or advertising related laws, regulations, or standards, or any compromise of security that results in the unauthorized access to or unintended release of personal information or other agent or client data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our agents and clients to lose trust in us, which could have a material adverse effect on our reputation and business.

We are also subject to laws and regulations that involve electronic contracts and other communications; consumer protection; and online payment services. These laws and regulations are constantly evolving and can be subject to significant change. For example, many states have ordinances in place allowing individuals with certain criminal backgrounds to become tenants. State ordinances vary from state to state, and the types of criminal backgrounds that will clear a background check are not uniform on a national scale. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently. Additionally, as we depend on third parties for key services, we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, and other matters relating to our customers.

Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of agents and their clients for the use and disclosure of personal information is obtained, could require us to modify our platform and its features, possibly in a material manner and subject us to increased compliance costs, which may limit our ability to innovate, improve and expand our platform and its features that make use of the personal information that our agents and their clients voluntarily share. Our customers operate independent of our platform as well and are responsible for their own data privacy compliance in certain respects. Additionally, we provide training and our platform provides tools and security controls to assist our agents with their data privacy compliance to the extent they store relevant data on our platform. However, if a customer or tenant on our platform were to be subject to a claim for breach of data privacy laws, we could possibly be found liable for their claims due to our relationship, which can require us to take more costly data security and compliance measures or to develop more complex systems.

Laws, regulations, and rules that affect the short-term rental and the long-term rental business may expose us to significant penalties, which could have a material adverse effect on our business, results of operations, and financial condition.

Since we began our operations in 2007, there have been and continue to be legal and regulatory developments that affect the short-term rental and long-term rental of single-family residences and buying and selling real estate. Hotels and groups affiliated with hotels have engaged and will likely continue to engage in various lobbying and political efforts for stricter regulations governing our business in both local and national jurisdictions. Other private groups, such as homeowners, landlords, and condominium and neighborhood associations, have adopted contracts or regulations that purport to ban or otherwise restrict single-family residential rentals, and third-party lease agreements between landlords and tenants, home insurance policies, and mortgages may prevent or restrict the ability of our customers to list their spaces. These groups and others cite concerns around affordable housing, among other issues, and some state and local governments have implemented or considered implementing rules, ordinances, or regulations governing the short-term or long-term rental of properties. Legislation in other regions also could have a material impact on the way short-term and long-term rentals are regulated. Such regulations include ordinances that restrict or ban our customers from short-term rentals, long-term rentals, set annual caps on the number of days customers can lease their homes, require customers to register with the municipality or city, or require customers to obtain permission before offering short-term rentals. Macroeconomic pressures and public policy concerns could also lead to new laws and regulations, or interpretations of existing laws and regulations, or widespread enforcement actions that limit the ability of our customers to lease their single-family residences. If laws, regulations, rules, or agreements significantly restrict or discourage our customers in certain jurisdictions from leasing their properties, it would have a material adverse effect on our business, results of operations, and financial condition.

Compliance with governmental laws, regulations, and covenants that are applicable to our customers’ properties or that may be passed in the future, including affordability covenants and permit, license, and zoning requirements, may adversely affect our ability to manage customer properties and could adversely affect our growth strategy.

Rental homes are subject to various federal, state, and local laws and regulatory requirements, including permitting, licensing, and zoning requirements. Local regulations, including municipal or local ordinances, restrictions, and restrictive covenants imposed by community developers may restrict the use of our customers’ properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos cleanup, or hazardous material abatement requirements. Such local regulations may cause our customers to incur additional costs to renovate or maintain our properties in accordance with the particular rules and regulations, which could affect the desirability of owning investment properties. Additionally, state and local agencies may place affordability covenants on certain properties to ensure that they are used to provide affordable housing for persons or families of lower income.

Any violation by us of the laws and regulations we are subject to could lead to significant fines or penalties and could limit our ability to conduct business. One such law is compliance with the Fair Housing Act, which prohibits discrimination in housing. If a customer is found to not be in compliance with this Act, this could negatively affect Appreciate’s reputation and growth strategy. We cannot assure you that existing regulatory policies will not adversely affect us or that additional regulations will not be adopted that would increase such delays or result in additional costs or losses. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and approvals. Our failure to obtain such permits, licenses, and approvals could have a material adverse effect on us and cause the value of our common stock to decline.

Tenant relief laws, including laws regulating evictions, rent control laws, and other regulations that limit our customer’s ability to increase rental rates may negatively impact our property management income and profitability.

We are involved from time to time in evicting residents of our customers’ properties who are not paying their rent or who are otherwise in material violation of the terms of their lease. Eviction activities impose legal and managerial expenses that raise costs and expose us to potential negative publicity. The eviction process is typically subject to legal barriers, mandatory “cure” policies, our internal policies and procedures, and other sources of expense and delay, each of which may delay our customer’s ability to gain possession and stabilize the property. Additionally, state and local landlord tenant laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord’s ability to remove the resident on a timely basis or to recover certain costs or charge residents for damage residents cause to the landlord’s premises. Because such laws vary by state and locality, we must be familiar with and take all appropriate steps to assist our customers in complying with all applicable landlord tenant laws, and need to incur supervisory and legal expenses to assist with such compliance.

Furthermore, state and local governmental agencies may introduce rent control laws or other regulations that limit our customers’ ability to increase rental rates, which could affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can amass significant political support. If rent controls unexpectedly became applicable to certain of our properties, our revenue from and the value of such properties could be adversely affected.

Lastly, many renters have faced adverse financial positions where they have not been able to make monthly rental payments during the COVID-19 epidemic. In response, some states enacted moratoriums on residential evictions for tenants who were not able to meet their monthly rental obligations. While many of these moratoriums have expired, a resurgence of COVID-19, or any other market disruptions, could create financial conditions where tenants are once again in a position where they cannot pay monthly rent. In such cases, states may re-implement moratoriums on evictions which could adversely affect management income and profitability. Tenant relief laws have also capped the amount landlords can demand for a security deposit. These limits could result in increased costs for customers who have increased damage to their property as a result of tenant misuse. These increased costs could affect business operations and profitability.

We may become a target of legal demands, litigation (including class actions), and negative publicity by tenant and consumer rights organizations, which could directly limit and constrain our operations and may result in significant litigation expenses and reputational harm.

Numerous tenant rights and consumer rights organizations exist throughout the country and operate in our markets, and we may attract attention from some of these organizations and become a target of legal demands, litigation, and negative publicity. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure related issues; and with the increased market for homes arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising, and grass roots organizing activities to focus on landlord resident issues. While we intend to conduct our business lawfully and in compliance with applicable landlord tenant and consumer laws and state real estate laws, such organizations might work in conjunction with trial and pro bono lawyers in one or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief and to seek to publicize our activities in a negative light. We cannot anticipate what form such legal actions might take or what remedies they may seek.

Additionally, such organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, may lobby state and local legislatures to pass new laws and regulations to constrain or limit our business operations, adversely impact our business, or may generate negative publicity for our business and harm our reputation. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Changes in laws affecting retention and escrow of tenant deposits may adversely affect our business and increase our expenses.

Regulation of laws affecting retention and escrow of tenant deposits may evolve and are subject to change. These changes could be material to our financial condition and results of operations. Accordingly, at any given time, we hold on behalf of our tenant a substantial amount of funds (e.g., tenant payments and tenant security deposits) in compliance with real estate broker regulations and requirements which may differ by state. In certain jurisdictions, we are required to either safeguard customer funds in bankruptcy remote bank accounts, or hold such funds in eligible liquid assets, as defined by the relevant regulators in such jurisdictions, equal to at least 100% of the aggregate amount held on behalf of customers. Any change to manage the assets underlying our customer funds accurately could lead customers to discontinue or reduce their use of our platform and services, and result in significant penalties and fines from regulators, each of which could materially and adversely affect our business, results of operations, and financial condition.

We are periodically subject to claims, lawsuits, government investigations and other proceedings that may adversely affect our business, financial condition and results of operations.

We may be subject to claims, lawsuits, arbitration proceedings, government investigations and other legal and regulatory proceedings in the ordinary course of business, including those involving labor and employment, anti-discrimination, commercial disputes, competition, professional liability and consumer complaints, intellectual property disputes, compliance with regulatory requirements, antitrust and anti-competition claims (including claims related to the National Association of Realtors or Multiple Listing Service rules regarding buyer broker commissions), securities laws and other matters, and we may become subject to additional types of claims, lawsuits, government investigations and legal or regulatory proceedings as our business grows and as we deploy new offerings, including proceedings related to our acquisitions, securities issuances or business practices.

The results of any such claims, lawsuits, arbitration proceedings, government investigations or other legal or regulatory proceedings cannot be predicted with certainty. Any claims against us or investigations involving us, whether meritorious or not, could be time consuming, result in significant defense and compliance costs, be harmful to our reputation, require significant management attention and divert significant resources. Determining reserves for our pending litigation is a complex and fact intensive process that requires significant subjective judgment and speculation. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, financial condition and results of operations. These proceedings could also result in harm to our reputation and brand, sanctions, consent decrees, injunctions or other orders requiring a change in our business practices. Any of these consequences could adversely affect our business, financial condition and results of operations. Furthermore, under certain circumstances, we have contractual and other legal obligations to indemnify and to incur legal expenses on behalf of our business and commercial partners and current and former directors, officers and employees.

We are subject to a variety of federal and state laws, many of which are unsettled and still developing, and certain of our businesses are highly regulated. Any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

Our real estate brokerage business must comply with Real Estate Settlement Procedures Act (“RESPA”) and a variety of similar state regulations. RESPA and comparable state statutes prohibit providing or receiving payments, or other things of value, for the referral of business to adjacent service providers in connection with the closing of certain real estate transactions such as those involving federally backed mortgages (under RESPA) or any residential sale (under certain state regulations). Such laws may to some extent impose limitations on arrangements involving our real estate brokerage, escrow services, title agency and mortgage origination services. RESPA and related regulations do, however, contain a number of provisions that allow for payments or fee splits between providers if certain requirements are met, including fee splits between title underwriters and agents, brokers and agents, and market based fees for the provision of goods or services and marketing arrangements. In addition, RESPA allows for referrals to affiliated entities, when specific requirements have been met. We rely on these provisions in conducting our business activities and believe our arrangements comply with RESPA. However, RESPA compliance may become a greater challenge under certain administrations for most industry participants offering title and escrow services and mortgage origination services, including brokerages, because of expansive interpretations of RESPA or similar state statutes by certain courts and regulators. Permissible activities under state statutes similar to RESPA may be interpreted more narrowly and enforcement proceedings of those statutes by state regulatory authorities may also be aggressively pursued.

For certain licenses, we are required to designate a broker of record as a qualified individual and/or person who controls and supervises the operations of applicable licensed entities. Certain licensed entities also are subject to routine examination and monitoring by state licensing authorities. We cannot assure you that we, or our licensed personnel, are and will remain at all times, in full compliance with state and federal real estate, title insurance and escrow, and consumer protection laws and regulations, and we may be subject to litigation, government investigations and enforcement actions, fines or other penalties in the event of any non-compliance.

As a result of findings from examinations, we also may be required to take a number of corrective actions, including modifying business practices and making refunds of fees or money earned. In addition, adverse findings in one state may be relied on by another state to conduct investigations and impose remedies. If we apply for new licenses, we will become subject to additional licensing requirements, which we may not be in compliance with at all times. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to operate our business, or if we lose or do not renew an existing license or are otherwise found to be in violation of a law or regulation, we may be subject to fines or legal penalties, lawsuits, enforcement actions, void contracts or our business operations in that state may be suspended or prohibited. Our business reputation with consumers and third parties also could be damaged. Compliance with, and monitoring of, these laws and regulations is complicated and costly and may inhibit our ability to innovate or grow.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Risks Related to Our Technology, Privacy and Intellectual Property

Technical problems or disruptions that affect either our customers’ ability to access our services, or the software, internal applications, databases, networks and systems underlying our services, could damage our reputation and lead to reduced demand for our services, information, analytics and online marketplace services, which would lower revenues and increase costs.

Our business, brands and reputation depend upon the satisfactory performance, reliability and availability of our websites, the internet and our service providers. Interruptions in these systems, whether due to system failures, computer viruses, software errors, physical or electronic break ins, or malicious hacks or attacks on our systems (such as denial of service attacks or use of malware), could affect the security and availability of our services on our mobile applications and our websites and prevent or inhibit users’ access to our services. Our operations also depend on our ability to protect our databases, computers and software, telecommunications equipment and facilities against damage from potential dangers such as fire, flood, power loss, security breaches, telecommunications failures, terrorist attacks, acts of war, electronic and physical break ins, computer viruses, earthquakes and similar events.

In addition, the software, internal applications, databases, networks and systems underlying our services are complex and may not be error free. We may encounter technical problems when we attempt to enhance our software, internal applications, databases, networks and systems. Our users rely on our services for the conduct of their own businesses. Disruptions in, technical problems with, or reductions in ability to access, our services for any reason could damage our users’ businesses, harm our reputation, result in additional costs or reduce demand for our information, analytics and online marketplace services, any of which could harm our business, results of operations and financial condition.

The majority of the communications, network and computer hardware used to operate our mobile applications and websites are located at facilities in Virginia and California. We do not own or control the operation of certain of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, security breaches, telecommunications failure, terrorist attacks, acts of war, electronic and physical break ins, computer viruses, earthquakes and similar events. These risks may be increased with respect to operations housed at facilities we do not own or control. The occurrence of any of the foregoing events could result in damage to our systems and hardware or could cause them to fail completely, and our insurance may not cover such events or may be insufficient to compensate us for losses that may occur.

A failure of our systems at any site could result in reduced functionality for our users, and a total failure of our systems could cause our mobile applications or websites to be inaccessible. Problems faced or caused by our information technology service providers, including content distribution service providers, private network providers, internet providers and third-party web hosting providers, or with the systems by which they allocate capacity among their customers (as applicable), could adversely affect the experience of our users. Any financial difficulties, such as bankruptcy reorganization, faced by these third-party service providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party service providers are unable to keep up with our growing needs for capacity, our business could be harmed. In addition, if distribution channels for our mobile applications experience disruptions, such disruptions could adversely affect the ability of users and potential users to access or update our mobile applications, which could harm our business.

Our business interruption insurance may not cover certain events or may be insufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business, which may result from interruptions in our service as a result of system failures or malicious attacks. Any errors, defects, disruptions or other performance problems with our services could harm our reputation, business, results of operations and financial condition.

We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect us and the value of our common stock.

Our operations are dependent upon our information systems that support our business processes, including marketing, leasing, vendor communications, finance, intercompany communications, our resident portals, and property management service platforms, which include certain automated processes that require access to telecommunications or the internet, each of which is subject to system security risks. Certain critical components of our platform are dependent upon third-party service providers, and a significant portion of our business operations are conducted over the internet. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the internet, or operations at our third-party service providers, including viruses that could penetrate network security defenses and cause system failures and disruptions of operations. Even though we believe we utilize appropriate duplication and back up procedures, a significant outage in telecommunications, the internet, or at any of our third-party service providers could negatively impact our operations.

Security breaches and other disruptions could compromise our information systems and expose us to liability, which would cause our business and reputation to suffer.

Information security risks have generally increased in recent years due to the rise in new technologies and the increased sophistication and activities of perpetrators of cyberattacks. In the ordinary course of our business, we acquire and store sensitive data, including intellectual property, our proprietary business information, and personal information of our prospective and current residents, employees, and third-party service providers. The secure processing and maintenance of such information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure are subject and may be vulnerable to attacks by malicious third parties or breaches due to employee error, malfeasance, or other disruptions. Due to the nature of some of the attacks, there is a risk that they may remain undetected for a period of time. While we have invested in the protection of data and information technology and implemented processes, procedures, and internal controls that are designed to minimize and mitigate cybersecurity risks and cyber intrusions, there can be no assurance that our efforts will fully prevent such attacks or other cyber incidents or security breaches. Any such attack, incident, or breach could compromise our networks and the information stored therein could be accessed, publicly disclosed, misused, lost, or stolen. Any such access, disclosure, misuse or loss or theft of information could result in legal claims or proceedings, misstated or unreliable financial data, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers, or damage to our reputation, any of which could adversely affect our results of operations, reputation, and competitive position. We maintain cyber liability insurance; however, this insurance may not be sufficient to fully cover the financial, legal, business, or reputational losses that may result from an interruption or breach of our systems. Business continuity and disaster recovery issues which may result from the COVID-19 pandemic or any future pandemic could materially interrupt our business operations. Due to the COVID-19 pandemic and in connection with our flexible work arrangements, a significant number of our associates based at our headquarters and local offices continue working remotely. An extended period of remote work arrangements could strain our business continuity plans, introduce operational risk, including, but not limited to cybersecurity risks, and impair our ability to manage our business.

Cybersecurity incidents could disrupt business operations and result in the loss of critical and confidential information or litigation or claims arising from such incidents, any of which may adversely impact our reputation and business, financial condition and results of operations.

We face growing risks and costs related to cybersecurity threats to our operations, our data and customer/client data, including but not limited to:

●	the failure or significant disruption of our operations from various causes, including human error, computer malware, ransomware, insecure software and systems, zero day vulnerabilities, threats to or disruption of third-party vendors who provide critical services, or other events related to our critical information technologies and systems;

●	the increasing level and sophistication of cybersecurity attacks, including distributed denial of service attacks, data theft, fraud or malicious acts on the part of trusted insiders, social engineering (including phishing attempts), or other unlawful tactics aimed at compromising the systems and data of our agents and their clients (including through systems not directly controlled by us, such as those maintained by our agents and third-party service providers); and

●	the reputational and financial risks associated with a loss of data or material data breach (including unauthorized access to our proprietary business information or personal information of our agents and their clients), the transmission of computer malware, or the diversion of sale transaction closing funds.

Global cybersecurity threats can range from uncoordinated individual attempts to gain unauthorized access to information technology systems via viruses, ransomware and other malicious software, to phishing, or to advanced and targeted attempts to breach systems launched by individuals, organizations or sponsored nation state actors. These attacks may be directed at our business, our employees, agents, and clients and third-party service providers. An attack, threat or breach of one system can impact one or more other systems.

In the ordinary course of our business, we and our third-party service providers, our employees, agents and clients may collect, store and transmit sensitive data, including our proprietary business information, personal information, financial information and intellectual property and that of our employees and customers and their tenants. Our customers’ and their tenants’ use of our platform to access and store data presents us with uncertainties and risks, as they may accidentally or deliberately cause private information to be transmitted through unsecure channels which may lead to breaches or other leaks of such information.

Additionally, we increasingly rely on third-party data processing, storage providers, and critical infrastructure services, including cloud solution providers. The secure processing, maintenance and transmission of this information is critical to our operations and with respect to information collected and stored by our third-party service providers, we are reliant upon their security procedures, controls and adherence to our agreements. A breach or attack affecting one of our third-party service providers or partners could adversely impact our business even if we do not control the service that is attacked.

Moreover, the real estate industry is actively targeted by cybersecurity threat actors that attempt to conduct electronic fraudulent activity (such as business email compromise), security breaches and similar attacks directed at participants in real estate services transactions. In common with others in our industry, we manage and hold confidential personal information, including potentially sensitive personal information belonging to employees and customers and tenants or other individuals with whom such persons transact, in the operation of our platform. Accordingly, we have been and continue to be subject to a range of cyber-attacks, such as email based phishing attacks on our agents. Historically, these attacks have not been material either individually or in the aggregate. We have enhanced, and continue to invest in, our security measures in order to mitigate the risk of similar attacks in the future. However, there can be no assurance that our enhanced security measures, which are also partially dependent upon the security practices of our customers, their tenants and participants, will timely detect or prevent all cyber-attacks in the future. Cyber-attacks could give rise to the loss of significant amounts of data and other sensitive information. In addition, cyber-attacks could give rise to the disablement of our information technology systems used to service our customers and their tenants. Such threats to our business may be wholly or partially beyond our control as our employees and customers and their tenants and other third-party service providers may use e-mail, computers, smartphones and other devices and systems that are outside of our security control environment. In addition, real estate transactions involve the transmission of funds by the buyers and sellers of real estate and consumers or other service providers selected by the consumer that may be the subject of direct cyber-attacks that result in the fraudulent diversion of funds, notwithstanding efforts we have taken to educate consumers with respect to these risks.

In addition, the increasing prevalence and sophistication of cyber-attacks as well as the evolution of cyber-attacks and other efforts to breach or disrupt our systems or those of our employees, customers, tenants, or third-party service providers, has led and will likely continue to lead to increased costs to us with respect to identifying, protecting, detecting, responding, recovering, mitigating, insuring against and remediating these risks, as well as any related attempted or actual fraud.

Moreover, we are required to comply with growing regulations at the local, state and federal level in the U.S. that regulate cybersecurity, privacy and related matters, some of which impose steep fines and penalties for noncompliance. Any further expansion domestically or internationally will necessarily subject us to additional, and possibly more stringent, regulations and penalty structures.

While we, our employees, our customers and tenants have experienced and expect to continue to experience these types of threats and incidents, none of them to date has been material to our business. Although we employ measures to identify, protect, detect, respond, recover, mitigate, insure against and remediate these threats (including access controls, data encryption, penetration testing, vulnerability assessments, and maintenance of backup and protective systems), and conduct diligence on the security measures employed by key third-party service providers, we cannot fully guard against cybersecurity incidents. Depending on their nature and scope, such cybersecurity incidents could potentially result in harm to confidentiality, integrity, and availability of critical systems, data and confidential or proprietary information (our own or that of third parties, including personal information and financial information) and the disruption of business operations.

The potential consequences of a material cybersecurity incident include regulatory violations of applicable U.S. and international privacy and other applicable laws, reputational damage, loss of market value, litigation with third parties (which could result in our exposure to material civil or criminal liability), diminution in the value of the products and services we provide to our customers and tenants, and increased cybersecurity protection and remediation costs (that may include liability for stolen assets or information), any of which in turn could have a material adverse effect on our competitiveness and business, financial condition and results of operations. We cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.

Our fraud detection processes and information security systems may not successfully detect all fraudulent activity by third parties aimed at our employees, customers or residents, which could adversely affect our reputation and business results.

Third party cybersecurity threat actors have attempted in the past, and may attempt in the future, to conduct fraudulent activity by engaging with our customers and their tenants. We are involved in a large number of wire transfers in connection with our marketplace platform and process sensitive personal data in connection with these transactions. Although we have fraud detection processes and have taken other measures to continuously improve controls to identify fraudulent activity on our mobile app, website and internal systems, we may not be able to detect and prevent all such activity. Persistent or pervasive fraudulent activity may cause our customers to lose trust in us and decrease or terminate their usage of our platform, which could materially harm our operations, business, results, and financial condition.

Any inability to protect our intellectual property rights could reduce the value of our products, services and brand.

Our trade secrets, trademarks, copyrights and other intellectual property rights are important assets, and litigation to defend intellectual property can be expensive and lengthy. Various factors outside of our control also pose a threat to our intellectual property rights, as well as to our platform and technology offerings. For example, we may fail to obtain effective intellectual property protection, or effective intellectual property protection may not be available in all applicable jurisdictions. The efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Despite our efforts to protect our intellectual property rights, there can be no assurance our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and compete with our business or from unauthorized parties attempting to copy aspects of our technology and use information that we consider proprietary.

In addition to registered intellectual property rights such as trademark registrations, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information, know-how and technical information. In order to protect our proprietary information and technology, we rely in part on agreements with our employees, investors, independent contractors and other third parties that place restrictions on the use and disclosure of this information and technology. These agreements may be breached, or this type of information and technology, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose any competitive advantage resulting from this information and technology. To the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know how and inventions. The loss of trade secret protection could make it easier for third parties to compete with our products and services by copying our proprietary functionality. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, financial condition, results of operations and competitive position.

We may pursue registration of trademarks and domain names in the U.S. Effective protection of trademarks and domain names is expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. If we are unable to adequately protect our trademarks, third parties may use our brand names or trademarks similar to ours in a manner that may cause confusion to our customers and confusion in the market, which could decrease the value of our brand. Currently, Renters Warehouse does not have any trademark registrations for one of its key brands, Appreciate, so Renters Warehouse must rely on common law trademark rights to protect its rights in this brand. Common law trademark rights in the U.S. do not provide the same level of protection that is afforded by the registration of a federal trademark. In addition, common law trademark rights in the U.S. are generally limited to the geographic area in which the trademark is actually used and the field of use within such geographic area.

We may be unable to obtain intellectual property protection for our platform, technology offerings and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our platform and technology offerings from those of our competitors. In addition, our trademarks may be contested, circumvented, or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them. To counter infringement or unauthorized use of our trademarks, we may deem it necessary to file infringement claims, which can be expensive and time consuming. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. An adverse outcome in such litigation or proceedings may expose us to a loss of our competitive position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S. and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the intellectual property rights of others. Efforts to enforce or protect intellectual property rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and results of operations.

Our platform, its features and technology offerings may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from providing our products and services.

We cannot guarantee that our internally developed or acquired systems, technologies and content do not and will not infringe or misappropriate the intellectual property rights of others. In addition, we use content, software and other intellectual property rights from third parties and may be subject to claims of infringement or misappropriation if we have failed to obtain appropriate intellectual property licenses from such parties, or such parties do not possess the necessary intellectual property rights to the products or services they license to our business. We may in the future be, subject to claims that we have infringed the copyrights, trademarks, or other intellectual property rights of a third-party. Any intellectual property related infringement or misappropriation claims, whether or not meritorious, could result in costly litigation and divert management resources and attention. Should we be found liable for infringement or misappropriation, we may be required to enter into licensing agreements, if available on acceptable terms or at all, pay substantial damages, limit or curtail our offerings and technologies or take other action, which could harm our business and results of operations. Moreover, we may need to redesign some of our systems and technologies to avoid future infringement liability. Any of the foregoing could prevent us from competing effectively and could expose our business to significant liabilities.

Some of our products and services contain open source software, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative effect on our business.

We use open source software in our products and services and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software in certain ways as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of certain open source licenses to which our business is subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. Additionally, we could face claims from third parties alleging ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our proprietary software source code freely available, purchase a costly license or cease offering the implicated products or services unless and until it can re-engineer such source code in a manner that avoids infringement. This re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. In addition to risks related to license requirements, use of certain open source software can pose greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and results of operations.

We rely on licenses to use the intellectual property rights of third parties, which are incorporated into our platform and its features and technology offerings. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on products, technologies and intellectual property that we license from third parties for use in our platform and its features and technology offerings. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products and technologies that include or incorporate the licensed intellectual property.

We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology they license to us in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited and our business could be disrupted or otherwise harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards and/or may be prohibited by contract from developing competing products. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

Risks Related to Environmental, Social, and Governance Issues

Climate change, related legislative and regulatory responses to climate change, and the transition to a lower carbon economy may adversely affect our business.

There is increasing concern that a gradual rise in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe, an increase in the frequency, severity, and duration of extreme weather conditions and natural disasters, and water scarcity and poor water quality. These events could also compound adverse economic conditions. To the extent that significant changes in the climate occur in areas where our customers’ properties are located, we may experience extreme weather and/or changes in precipitation and temperature, all of which may result in physical damage to, or a decrease in demand for, properties located in these areas or affected by these conditions and our financial condition or results of operations could be adversely affected. In addition, changes in federal, state, and local legislation and regulation based on concerns about climate change, including regulations aimed at limiting greenhouse gas emissions and the implementation of “green” building codes, could result in increased capital expenditures on our customers’ existing properties (for example, to improve their energy efficiency and/or resistance to inclement weather) without a corresponding increase in revenue, resulting in a decreased desirability of owning investment properties. Any assessment of the potential impact of future climate change legislation, regulations, or industry standards, as well as any international treaties and accords, is uncertain given the wide scope of potential regulatory change.

We are subject to risks from natural disasters such as earthquakes and severe weather (the frequency and severity of which may be impacted by climate change), which may include more frequent or severe storms, extreme temperatures and ambient temperature increases, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

Natural disasters, severe weather such as earthquakes, tornadoes, wind, or floods, and wildfires may result in significant damage to our customers’ properties. The extent of casualty losses and loss of income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. Additional consequences of severe weather could include increased insurance premiums and deductibles or a decrease in the availability of coverage.

Environmentally hazardous conditions could potentially adversely affect us.

Under various federal, state, and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources, or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of customer’s properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the management of properties, we could be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements, or of remediating any contaminated property could materially and adversely affect us.

We are subject to increasing scrutiny from investors and others regarding our environmental, social, governance, or sustainability, responsibilities, which could result in additional costs or risks and adversely impact our reputation, associate retention, and ability to raise capital from such investors.

Investor advocacy groups, certain institutional investors, investment funds, other market participants, and stakeholders have focused increasingly on the Environmental, Social and Governance (“ESG” or “sustainability”) practices of companies, including those associated with climate change. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet investor or other industry stakeholder expectations and standards, which continue to evolve, our reputation and associate retention may be negatively impacted based on an assessment of our ESG practices. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, associate health and safety practices, human capital management, product quality, supply chain management, and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, investors may decide to refrain from investing in us as a result of their assessment of our approach to and consideration of the ESG factors.

Risks Related to Our Indebtedness

Substantially all of our indebtedness is in default and our indebtedness could materially and adversely affect our business, results of operations, and financial condition, and impair our ability to satisfy our obligations.

Our indebtedness as of September 30, 2022, December 31, 2021 and 2020 was $11.1 million, $11.0 million, and $15.8 million, respectively. Although we have obtained waivers or forbearance agreements, substantially all of our related and non-related party indebtedness is in default. In addition, we have a substantial amount due to service providers. Our inability to repay, refinance or restructure these obligations could jeopardize our ability to operate and could adversely affect our business, results of operations and financial condition. See the section entitled “Renters Warehouse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations - Debt.”

We may also incur additional indebtedness to meet future financing needs. Our indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:

●	increasing our vulnerability to adverse economic and industry conditions;

●	limiting our ability to obtain additional financing;

●	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

●	limiting our flexibility to plan for, or react to, changes in our business; and

●	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.

The occurrence of any one of these events could have a material adverse effect on our business, results of operations, and financial condition, and ability to satisfy our obligations under our indebtedness.

The terms of our indebtedness contain customary events of default and covenants that prohibit us from taking certain actions without satisfying certain financial tests or obtaining the consent of the lenders. Should we be unable to comply with the terms and covenants of our indebtedness we may be required to obtain consents or waivers from our lender, modify our credit facility or other debt instruments or secure another source of financing to continue to operate our business, none of which may be available to us on reasonable terms or at all. Additional defaults could also result in the acceleration of our obligations. In addition, these covenants may prevent us from engaging in transactions that benefit us, including responding to changing business and economic conditions or securing additional financing, if needed.

In the event that cash available is not sufficient to pay off all of our indebtedness or pay our service providers when amounts become due, we may not have the funds necessary to pay off approximately $11.1 million in indebtedness or the amounts due to our service providers and this may adversely affect our capital structure and our ability to raise additional capital or incur additional indebtedness.

We utilize debt to provide capital for the continued growth and operation of our business, including customer acquisition, geographic expansion, and technology development. Our ability to make payments on the principal of, to pay interest on or to refinance our indebtedness depends on our future performance and, if applicable, the value of collateral, which is subject to economic, industry, competitive and other factors beyond our control and the success of the contemplated transaction. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to extend or refinance our indebtedness or raise additional capital will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

In addition, Appreciate recently entered into agreements to defer amounts due to a number of service providers to PTIC II and Renters Warehouse until such time when sufficient funds become available to Appreciate to pay such deferred fees and expenses in cash. See “Background and Recent Developments – Deferred Service Provider Agreements.”

Risks Related to Ownership of Appreciate Securities

The trading price of the Class A Shares is likely to be volatile and the benefits of the Business Combination may not meet the expectations of investors, holders of Appreciate Class A Common Stock or financial analysts, which could cause holders of Appreciate Common Stock to incur substantial losses.

Technology and real estate stocks historically have experienced high levels of volatility. The trading price of Appreciate Class A Common Stock may fluctuate substantially. These fluctuations could cause you to incur substantial losses, including all of your investment in Appreciate Common Stock. Factors that could cause fluctuations in the trading price of Appreciate Common Stock include the following:

●	the sale of significant amounts of Class A Common Stock pursuant to the committed equity facility, the forward purchase agreement and by selling securityholders;

●	significant volatility in the market price and trading volume of technology companies in general and of companies in the real estate technology industry in particular;

●	changes in mortgage interest rates;

●	inflation;

●	variations in the housing market, including seasonal trends and fluctuations;

●	announcements of new solutions, commercial relationships, acquisitions, or other events by us or our competitors;

●	price and volume fluctuations in the overall stock market from time to time;

●	changes in how single-family residential owners perceive the benefits of our platform and future offerings;

●	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

●	fluctuations in the trading volume of our shares or the size of our public float;

●	sales of large blocks of Appreciate Class A Common Stock;

●	actual or anticipated changes or fluctuations in our results of operations or financial projections;

●	changes in actual or future expectations of investors or securities analysts;

●	litigation involving us, our industry, or both;

●	governmental or regulatory actions or audits;

●	regulatory developments applicable to our business, including those related to privacy in the U.S. or globally;

●	general economic conditions and trends;

●	major catastrophic events in our markets; and

●	departures of key employees.

Moreover, if the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

In addition, if the market for technology or real estate stocks, or the stock market, in general, experiences a loss of investor confidence, the trading price of Appreciate Class A Common Stock could decline for reasons unrelated to our business, financial condition or results of operations. The trading price of Appreciate Class A Common Stock might also decline in reaction to events that affect other companies in the real estate or technology industries even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company.

We likely will need to raise additional capital to continue to grow our business and we may not be able to raise additional capital on terms acceptable to us, or at all.

Growing and operating our business, including by continuously innovating, improving and expanding our platform, expanding our adjacent services and expanding into new markets, likely will require significant cash outlays, liquidity reserves and capital expenditures. If cash on hand, cash generated from operations, cash equivalents and investment balances and cash provided by the Cantor Committed Equity Facility, subject to the conditions and limitations set forth in the Cantor Purchase Agreement, are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. Financing arrangements we pursue or assume may require us to grant certain rights, take certain actions, or agree to certain restrictions that could negatively impact our business. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to grow our operations.

The Cantor Committed Equity Facility is subject to the conditions and limitations set forth in the Purchase Agreement, which may limit our ability to fund our business and satisfy our obligations.

The Cantor Committed Equity Facility financing is subject to certain conditions and limitations set forth in the Purchase Agreement. Our ability to satisfy our obligations and provide working capital for our business may be subject to access to liquidity under the Committed Equity Financing. Initial conditions to the availability of the Committed Equity Financing include eligibility for listing and no suspension of trading of the Class A Common Stock on its principal trading market, as well as the availability of an effective registration statement for the resale by Cantor of the Class A Common Stock. Cantor also has the right to terminate or suspend the Purchase Agreement. In addition, the Forward Purchase Agreement includes a covenant that the Company will not, for 60 business days (commencing on the prepayment date or if an earlier registration request is submitted on the registration statement effective date), issue, sell or offer or agree to sell any shares, including under any existing or future equity line of credit, until the shortfall sales equal the prepayment shortfall.

If such conditions are not met or Cantor exercises its right to terminate or suspend the Purchase Agreement, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to operate or grow our business.

When the shares of Appreciate Class A Common Stock are issued pursuant to the Purchase Agreement and if the Appreciate Warrants are exercised for Appreciate Class A Common Stock, the number of shares eligible for future resale in the public market will increase and result in dilution to our stockholders.

The Public and Private Warrants became exercisable on December 29, 2022. The exercise price of these Public and Private Warrants is $11.50 per share. Additionally, pursuant to the Purchase Agreement, Appreciate issued the Commitment Shares to Cantor and may issue up to an additional 10,000,000 shares of Appreciate Class A Common Stock to Cantor after the Closing, assuming the Appreciate Class A Common Stock trades at $10.00 throughout the draw down period and Appreciate draws down fully the amount of shares of Appreciate Class A Common Stock available under the Purchase Agreement.

To the extent such Warrants are exercised, the shares underlying the Private Warrants are registered or shares are issued pursuant to the Purchase Agreement, additional shares of Class A Common Stock will be issued, which will result in dilution to the holders of Class A Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised and the shares pursuant to the Purchase Agreement may be issued could adversely affect the market price of Class A Common Stock and make it more difficult to achieve the exercise price for the Warrants. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Warrants may never be in the money, and they may expire worthless and the terms of the Appreciate Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Appreciate Warrants approve of such amendment.

The Warrants are exercisable at $11.50 per share. Given the current market price of the Class A Common Stock, it is not likely that the Warrants will be exercised until the market price of the Class A Common Stock increases substantially. Thus, the Warrants are not anticipated to provide capital to the Company at the present time.

The Appreciate Warrants were issued in registered form under a Warrant Agreement between CST, as warrant agent, and PTIC II. The Warrant Agreement provides that the terms of the Appreciate Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants and, solely with respect to any amendment to the terms of the Appreciate Private Placement Warrants or any provision of the Warrant Agreement with respect to the Appreciate Private Placement Warrants, a majority of the number of the then outstanding Appreciate Private Placement Warrants. Accordingly, we may amend the terms of the Appreciate Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least a majority of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or term of the Warrant or decrease the number of shares of Class A Common Stock purchasable upon exercise of an Warrant. Amendment of the Warrants could be in a manner that negatively affects the price of the Class A Common Stock.

We may redeem your unexpired Appreciate Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Appreciate Warrants worthless.

We have the ability to redeem the outstanding Appreciate Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Appreciate Class A Common Stock for any twenty trading days within any thirty trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Appreciate Warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the Appreciate Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Appreciate Warrants as set forth above even if the holders are otherwise unable to exercise the Appreciate Warrants. Redemption of the outstanding Appreciate Warrants as described above could force holders to: (i) exercise their Appreciate Warrants and pay the exercise price therefor at a time when it may be disadvantageous to them; (ii) sell their Appreciate Warrants at the then current market price when they might otherwise wish to hold their Appreciate Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Appreciate Warrants are called for redemption, we expect would be substantially less than the market value of the Appreciate Warrants. None of the Appreciate Private Placement Warrants will be redeemable by us so long as they are held by PTIC II’s sponsor or its permitted transferees.

We cannot assure you that Appreciate will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq were to delist Appreciate’s securities from trading on its exchange for failure to meet its listing standards and Appreciate is not able to list such securities on another national securities exchange, Appreciate expects such securities could be quoted on an over the counter market. If this were to occur, Appreciate and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for Appreciate’s securities;

●	reduced liquidity for Appreciate’s securities;

●	a determination that Appreciate’s Class A Common Stock is a “penny stock,” which will require brokers trading the Appreciate Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Appreciate Class A Common Stock;

●	a limited amount of news and analyst coverage;

●	Appreciate’s Class A Common Stock may become subject to registration or qualification requirements under state “blue sky” law; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for Appreciate Class A Common Stock and Appreciate Warrants may not be available on a consistent basis to provide Appreciate securityholders with adequate liquidity. The stock price may be extremely volatile, and Appreciate securityholders could lose a significant part of their investment.

An active trading market for Appreciate Class A Common Stock and Appreciate Warrants may not be sustained on a consistent basis. The public trading price for Appreciate Class A Common Stock and Appreciate Public Warrants will be affected by a number of factors, including:

●	reported progress of our business and technology development, relative to investor expectations;

●	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;

●	quarterly variations in our or our competitors’ results of operations;

●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;

●	future issuance and/or sale of common stock or preferred stock;

●	announcements by us, or our competitors, of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

●	commencement of, or involvement in, litigation;

●	any major change in our board of directors or management;

●	changes in governmental regulations or in the status of our regulatory approvals;

●	announcements related to patents issued to us or our competitors and to litigation involving our intellectual property;

●	a lack of, limited, or negative industry or security analyst coverage;

●	developments in our industry and general economic conditions;

●	short selling or similar activities by third parties; and

●	other factors described elsewhere in these “Risk Factors.”

As a result of these factors, our stockholders may not be able to resell their Appreciate Class A Common Stock or Appreciate Warrants at, or above, their purchase price. In addition, the stock prices of many technology companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Any negative change in the public’s perception of the prospects of technology based single-family real estate service providers could depress the price of our securities regardless of our results of operations. These factors may have a material adverse effect on the market price of Appreciate Class A Common Stock and Appreciate Warrants.

Because Appreciate has no current plans to pay cash dividends for the foreseeable future, you may not receive any return on investment unless you sell your shares for a price greater than that which you paid for them.

Appreciate intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of the Appreciate Board, which may take into account general and economic conditions, our financial condition and results of operations, available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Appreciate Board may deem relevant. In addition, the Company’s ability to pay dividends will be limited by covenants of any indebtedness it incurs. As a result, investors may not receive any return on an investment in the shares of Class A Common Stock unless the shares are sold for a price greater than the purchase price.

Future sales, or the perception of future sales, of Appreciate’s common stock by Appreciate or its existing stockholders in the public market could cause the market price for Appreciate’s common stock to decline.

The sale of substantial amounts of shares of Appreciate’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with the Business Combination, certain of Renters’ Warehouse members agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is 180 days after the date of the Business Combination (subject to early release if Appreciate consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, certain of our stockholders will have registration rights under registration rights agreements pursuant to which we are obligated to register such stockholders’ shares of common stock and other securities that such stockholders hold or may acquire. Upon the effectiveness of the applicable registration statement, these shares of common stock will be available for resale without restriction, subject to any lock-up agreement.

The Selling Securityholders named in this prospectus that are not holders of Class B Common Stock can sell, under this prospectus, up to 13,454,389 shares of Class A Common Stock (assuming the exercise of all of our outstanding Warrants) which would constitute approximately 27.88% of our issued and outstanding shares of Common Stock as of January 3, 2023. Additionally, if all of the 31,200,000 shares of Class B Common Stock currently outstanding were to exchange for shares of Class A Common Stock and all outstanding Warrants were exercised, the Selling Securityholders would own 44,654,389 shares of Class A Common Stock, representing 72.36% of the then total outstanding shares of our Common Stock on a fully diluted basis. Sales of a substantial number of shares of Class A Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders could still experience a positive rate of return on the securities they purchased or acquired due to the lower price that they purchased or acquired their shares of Class A Common Stock and could be incentivized to sell their securities when others would not be so incentivized. Based on the closing price of our Class A Common Stock on January 6, 2023, (a) the Sponsor and stockholders that acquired shares prior to the Business Combination could experience a potential profit of up to $1.526 per share; and (b) the prior owners of Renters Warehouse could experience a potential profit of up to $1.526 per share upon the sale of their shares following the exchange of their Class B Common Stock. The holders of Warrants may experience a potential profit if the price of the Company’s shares of Class A Common Stock exceeds $11.50 per share.

In addition, shares of our common stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144.

The market price of shares of our Class A Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our common stock or other securities.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for shares of Class A Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Appreciate. Appreciate does not have any control over these analysts. If Appreciate’s financial performance fails to meet analyst estimates or one or more of the analysts who cover Appreciate Common Stock downgrade it or change their opinion, the price of Appreciate Class A Common Stock would likely decline. If one or more of these analysts cease coverage of Appreciate or fail to regularly publish reports on Appreciate, it could lose visibility in the financial markets, which could cause Appreciate Class A Common Stock’s price or trading volume to decline.

Appreciate will incur significant increased expenses and administrative burdens as a public company, which could have a material adverse effect on its business, financial condition and results of operations.

As a public company, Appreciate will incur significant legal, accounting and other expenses that Renters Warehouse did not incur as a private company, and these expenses may increase even more if Appreciate is not deemed an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Appreciate will be subject to the reporting requirements of the Exchange Act, the Sarbanes Oxley Act, the Dodd Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Appreciate’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. It is possible that Appreciate will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. Moreover, Appreciate expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs could increase Appreciate’s net loss. For example, Appreciate expects it to become more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to incur substantially higher costs to obtain appropriate coverage. Appreciate cannot accurately predict or estimate the amount or timing of additional costs it may incur. The impact of being a public company could also make it more difficult for Appreciate to attract and retain qualified persons to serve on the Appreciate Board, its board committees or as executive officers. Such increased expenses and administrative burdens involved in operating as a public company could have a material adverse effect on Appreciate’s business, prospects, financial condition, and operating results.

USE OF PROCEEDS

All of the Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $84.97 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The Company expects to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness and our service provider obligations. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Securityholders

will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A Common Stock. Pursuant to a registration rights and investors rights agreements entered into by the Company, the Investors and certain other stockholders of the Company, the Company will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Warrants are listed on the NASDAQ under the symbol “SFRWW.”

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “SFR” and “SFRWW,” respectively. Prior to the consummation of the Business Combination, PTIC II’s shares, warrants and units were listed on the Nasdaq Stock Market, under the symbols “PTIC,” “PTICW,” and “PTICU,” respectively. As of December 7, 2022, upon the completion of the Business Combination, there were approximately 72 holders of record of our Class A Common Stock, 29 holders of record of our Class B Common Stock, and 66 holders of record of our Warrants. Our Class B Common Stock is not listed on any exchange and we do not intend to list the Class B Common Stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. We do not anticipate declaring any cash dividends to holders of our Class A Common Stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K and Form 8-K/A (collectively the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2022. Unless the context otherwise requires, the “Combined Company” refers to Appreciate Holdings, Inc. (f/k/a PropTech Investment Corporation II) and its subsidiaries after the Closing, “PTIC II” refers to PropTech Investment Corporation II prior to the Closing, “Renters Warehouse” refers to RW National Holdings, LLC prior to the Closing.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to aid you in your analysis of the financial aspects of the transactions and is for informational purposes only.

On November 29, 2022, PTIC II consummated the previously announced Business Combination pursuant to the Business Combination Agreement dated May 17, 2022, by and among PTIC II, Renters Warehouse, and Sellers’ Representative of applicable Renters Warehouse unitholders. Pursuant to the Business Combination Agreement, PTIC II formed NewCo LLC for purposes of consummating the transactions contemplated by the Business Combination Agreement. Each share of PTIC II Class B Common Stock that was issued and outstanding immediately prior to the Closing was converted into one (1) share of PTIC II Class A Common Stock. The Proposed Appreciate Charter and the Proposed Appreciate Bylaws shall become the Governing Documents (as defined in the Business Combination Agreement) of PTIC II, and PTIC II changed its name to “Appreciate Holdings, Inc.” in accordance with the Business Combination Agreement. Upon the Closing Date, current Rolling Renters Warehouse Unitholders contributed all of their Existing Renters Warehouse LLC Interests to NewCo LLC in exchange for non-voting NewCo LLC Class B Units, the NewCo LLC Agreement was amended and restated in the required form, PTIC II contributed the Closing Date Contribution Amount to NewCo LLC in exchange for NewCo LLC Class A Units and the unitholders of NewCo LLC (other than PTIC II) received a number of shares of Appreciate Class B Common Stock equal to the Transaction Equity Security Amount, on the terms and subject to the conditions set forth in the Business Combination Agreement.

In connection with the Business Combination, at closing, PTIC II, NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that are Rolling Renters Warehouse Unitholders (excluding the St. Cloud) entered into the Tax Receivable Agreement.

In connection with the Business Combination, PTIC II entered into the Purchase Agreement with Cantor, related to the Committed Equity Facility that was available to support Appreciate following the Closing of the Business Combination, subject to certain customary conditions and limitations set forth in the CEF Purchase Agreement.

On November 20, 2022, PTIC II and Vellar, entered into the Forward Purchase Agreement (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase in the open market through a broker shares of PTIC II Class A Common Stock, after the date of the Forward Purchase Agreement and after the expiration of PTIC II’s redemption deadline from holders of shares of PTIC II Class A Common Stock (other than PTIC II or affiliates of PTIC II) who had elected to redeem shares of PTIC II Class A Common Stock pursuant to the redemption rights set forth in PTIC II’s amended and restated certificate of incorporation, dated as of December 3, 2020, in connection with the Business Combination Agreement, up to a maximum of 9,000,000 shares of PTIC II Class A Common Stock at a redemption price of approximately $10.08 per Share to be paid to investors who elected to redeem their shares at PTIC II’s redemption; provided that Vellar may not beneficially own greater than 9.9% of the issued and outstanding shares of Appreciate Class A Common Stock on a post-Business Combination pro forma basis. Vellar agreed to waive any redemption rights with respect to any shares of PTIC II Class A Common Stock in connection with the Business Combination.

Subsequent to entering into the Forward Purchase Agreement with Vellar, the Company and the Target entered into assignment and novation agreements with Polar Multi-Strategy Master Fund (“Polar”) and Meteora Special Opportunity Fund I, LP, Meteora Select Trading Opportunities Master, LP and Meteora Capital Partners, LP (collectively “Meteora”), pursuant to which Vellar assigned its obligations as to 3,000,000 shares of the Class A Common Stock to be purchased to each of Polar and Meteora. Vellar, Polar, and Meteora are sometimes referred to herein as the “Counterparties.”

In accordance with and as contemplated by the Forward Purchase Agreement, Vellar, Polar and Meteora collectively purchased approximately 8.8 million shares of Class A Common Stock directly from stockholders prior to the closing of the Business Combination. Vellar and other counterparties waived their redemption rights with respect to the acquired shares.

One business day following the closing of the Business Combination, Appreciate paid approximately $89.14 million from the cash held in its trust account to Vellar, Polar and Meteora for the shares purchased, approximately $5.04 million for additional share consideration (i.e., the value of the 499,999 shares issued as consideration), and approximately $0.38 million in related expense amounts.

279,915 shares of Class A Common Stock have been sold by the counterparties other than Vellar and Polar prior to the date of this Prospectus and the counterparties have advanced $4,956,859 to the Company for amounts, including the Leakage Amount, due the Company under the Forward Purchase Agreement.

The following unaudited pro forma condensed combined balance sheet of Appreciate as of September 30, 2022, and the unaudited pro forma condensed combined statements of operations of Appreciate for the nine months ended September 30, 2022, and for the year ended December 31, 2021 present the combination of the financial information of PTIC II and Renters Warehouse after giving effect to the Business Combination and related adjustments described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives pro forma effect to the Business Combination as if it was completed on September 30, 2022.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the unaudited historical financial statements of PTIC II as of September 30, 2022 and for the nine months ended September 30, 2022 and the audited historical financial statements of PTIC II as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020, included in this prospectus;

●	the unaudited historical financial statements of Renters Warehouse as of and for the nine months ended September 30, 2022 and 2021, and the audited historical financial statements of Renters Warehouse as of and for the year ended December 31, 2021, included in this prospectus; and

●	the disclosures contained in the sections titled “PTIC II’s Management Discussion and Analysis of Financial Condition and Results of Operations” and “Renters Warehouse’s Management Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Appreciate’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Appreciate. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The following pro forma condensed combined financial statements presented herein reflect the actual redemption of 13,060,906 shares of Class A Common Stock by PTIC II’s shareholders in connection with the Business Combination.

APPRECIATE HOLDINGS, INC

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2022

(In Thousands)

	PTIC II	Renters Warehouse	Transaction Accounting Adjustments	Note 3	Pro Forma
Assets
Current assets
Cash and cash equivalents	$57	$288	$905	(a), (b), (c), (d), (f)	$1,250
Restricted cash	-	18,763	-		18,763
Accounts receivable, net of allowances	-	1,165	-		1,165
Other current assets	-	3,153	1,926	(b), (d)	5,079
Prepaid expenses	108	-	-		108
Total current assets	165	23,369	2,831		26,365
Property and equipment, net of accumulated depreciation	-	153	-		153
Goodwill	-	11,882	296,140	(e)	308,022
Intangible assets, net	-	1,777	37,723	(e)	39,500
Other assets	-	140	-		140
Investments held in Trust Account	231,047	-	(231,047)	(c)	-
Total assets	$231,212	$37,321	$105,647		$374,180

Liabilities and (deficit) equity
Current liabilities
Accounts payable and accrued expenses	10,339	12,214	28,485	(b)	51,038
Related party promissory note	75	-	(75)	(f)	-
Current portion of long-term debt	-	975	-		975
Current portion of long-term debt - related party	-	937	-		937
Current maturities of capital lease obligations	-	47	-		47
Rent clearing liability	-	4,260	-		4,260
Resident security deposits liability	-	14,101	-		14,101
Total current liabilities	10,414	32,534	28,410		71,358
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs - related party	-	9,172	-		9,172
Capital lease obligations, net of current maturities	-	84	-		84
FPA liability	-	-	8,865	(d)	8,865
Other liabilities	-	83	-		83
Deferred underwriting commissions	8,050	-	(4,280)	(b)	3,770
Derivative warrant liabilities	2,000	-	-		2,000
Total liabilities	20,464	41,873	32,995		95,332

Temporary equity:
Redeemable units	-	85,468	(85,468)	(h)	-
Class A common stock subject to possible redemption	230,968	-	(230,968)	(h)	-

Permanent (deficit) equity:
Members’ deficit	-	(90,020)	90,020	(h)	-
Preferred stock	-	-	-	(h)	-
Class A common stock	-	-	2	(h)	2
Class B common stock	1	-	2	(h)	3
Additional paid-in capital	-	-	287,577	(h)	287,577
Accumulated deficit	(20,221)	-	(171,462)	(h)	(191,683)
Noncontrolling interest	-	-	182,949	(h), (i)	182,949
Total liabilities, temporary equity and permanent (deficit) equity	$231,212	$37,321	$105,647		$374,180

APPRECIATE HOLDINGS, INC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(In Thousands, Except Share and Per Share Amounts)

	PTIC II	Renters Warehouse	Transaction Accounting Adjustments	Note 3	Pro Forma
Revenues:
Management	$-	$15,853	-		$15,853
Marketplace	-	5,344	-		5,344
Franchise	-	936	-		936
Total revenues	-	22,133	-		22,133
Cost of revenue	-	11,538	-		11,538
Gross Profit	-	10,595	-		10,595
Operating expenses
Selling and general	11,071	5,950	-		17,021
Administrative	-	4,056	-		4,056
Depreciation and amortization	-	1,169	3,003	(n)	4,172
Other	-	4,082	-		4,082
Administrative expenses - related party	135	-	-		135
Franchise tax expenses	171	-	-		171
Total operating expenses	11,377	15,257	3,003		29,637
Operating loss	(11,377)	(4,662)	(3,003)		(19,042)
Other income (expense), net
Loss from remeasurement of derivative liability	-	(165)	-		(165)
Interest expense	-	(1,478)	-		(1,478)
Other income	-	2	-		2
Change in fair value of derivative warrant liabilities	5,423	-	-		5,423
Net gain from investments held in Trust Account	1,402	-	(1,402)	(o)	-
Total other income (expense), net	6,825	(1,641)	(1,402)		3,782
Provision for income taxes	65	-	-	(p)	65
Net income (loss)	(4,617)	(6,303)	(4,405)		(15,325)
Net income (loss) attributable to noncontrolling interest	-	-	(10,055)	(q)	(10,055)
Net income (loss) attributable to the Company	$(4,617)	$(6,303)	$(5,270)		$(16,191)

Net income (loss) per share
Basic and diluted weighted average shares outstanding, Class A Common Stock	23,000,000	n/a		(r)	16,354,594
Basic and diluted net income (loss) per share, Class A Common Stock (1)	$(0.16)	n/a		(r)	$(0.99)
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	n/a			n/a
Basic and diluted net income (loss) per share, Class B Common Stock (2)	$(0.16)	n/a			n/a

APPRECIATE HOLDINGS, INC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(In Thousands, Except Share and Per Share Amounts)

	PTIC II	Renters Warehouse	Transaction Accounting Adjustments	Note 3	Pro Forma
Revenues:
Management	$-	$20,457	-		$20,457
Marketplace	-	6,138	-		6,138
Franchise	-	1,307	-		1,307
Total revenues	-	27,902	-		27,902
Cost of revenue	-	15,191	-		15,191
Gross Profit	-	12,711	-		12,711
Operating expenses
Selling and general	813	7,342	-		8,155
Administrative	-	5,629	40,785	(k), (l), (m)	46,414
Depreciation and amortization	-	1,783	6,920	(n)	8,703
Other	-	1,891	-		1,891
Administrative expenses - related party	180	-	-		180
Franchise tax expenses	200	-	-		200
Total operating expenses	1,193	16,645	47,705		65,543
Operating loss	(1,193)	(3,934)	(47,705)		(52,832)
Other income (expense), net
Loss from remeasurement of derivative liability	-	34	-		34
Interest expense	-	(2,077)	-		(2,077)
Other income	-	4,678	-		4,678
Change in fair value of derivative warrant liabilities	12,193	-	-		12,193
Net gain from investments held in Trust Account	28	-	(28)	(o)	-
Total other income (expense), net	12,221	2,635	(28)		14,828
Net income (loss)	$11,028	$(1,299)	$(47,733)		$(38,004)
Net income (loss) attributable to noncontrolling interest	-	-	(24,934)	(q)	(24,934)
Net income (loss) attributable to the Company	$-	$-	$(13,070)		$(13,070)

Net income / (loss) per share
Basic and diluted weighted average shares outstanding, Class A Common Stock	23,000,000	n/a		(r)	16,354,594
Basic and diluted net income / (loss) per share, Class A Common Stock (1)	$0.38	n/a		(r)	$(0.80)
Basic and diluted weighted average shares outstanding, Class B Common Stock	5,750,000	n/a			n/a
Basic and diluted net income per share, Class B Common Stock (2)	$0.38	n/a			n/a

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

Note 1 — Description of the Business Combination

On November 29, 2022, PTIC II consummated the previously announced Business Combination, pursuant to the previously announced Merger Agreement dated May 17, by and among PTIC II, Renters Warehouse, and Sellers’ Representative of applicable Renters Warehouse unitholders. In connection with the Business Combination PTIC II changed its name to Appreciate Holdings, Inc. referred to herein as Appreciate.

At the Closing, PTIC II, NewCo LLC, Renters Warehouse, Lake Street and each of the members of NewCo LLC that were Rolling Renters Warehouse Unitholders (excluding St. Cloud) entered into the Tax Receivable Agreement.

In connection with the Business Combination, PTIC II entered into the Purchase Agreement with Cantor, related to the Committed Equity Facility that was available to support Appreciate following the Closing of the Business Combination, subject to certain customary conditions and limitations set forth in the Purchase Agreement.

At Closing of the Business Combination, Rolling Renters Warehouse’s stockholders received consideration of $312,000 in shares of Appreciate Class B Common Stock at the Closing of the Business Combination, or 31,200,000 shares based on a stock price of $10 per share.

On November 20, 2022, PTIC II and Vellar, entered into the Forward Purchase Agreement for the Forward Purchase Transaction. Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase in the open market through a broker shares of PTIC II Class A Common Stock, after the date of the Forward Purchase Agreement and after the expiration of PTIC II’s redemption deadline from holders of shares of PTIC II Class A Common Stock who had elected to redeem shares of PTIC II Class A Common Stock pursuant to the redemption rights set forth in PTIC II’s amended and restated certificate of incorporation, dated as of December 3, 2020, in connection with the Business Combination Agreement, up to a maximum of 9,000,000 shares of PTIC II Class A Common Stock at a redemption price of approximately $10.08 per Share to be paid to investors who elected to redeem their shares at PTIC II’s redemption; provided that Vellar may not beneficially own greater than 9.9% of the issued and outstanding shares of Appreciate Class A Common Stock on a post-Business Combination pro forma basis. Vellar agreed to waive any redemption rights with respect to any shares of PTIC II Class A Common Stock in connection with the Business Combination.

Subsequent to entering into the Forward Purchase Agreement with Vellar, the Company and the Target entered into assignment and novation agreements with Polar Multi-Strategy Master Fund (“Polar”) and Meteora Special Opportunity Fund I, LP, Meteora Select Trading Opportunities Master, LP and Meteora Capital Partners, LP (collectively “Meteora”), pursuant to which Vellar assigned its obligations as to 3,000,000 shares of the Class A Common Stock to be purchased to each of Polar and Meteora. Vellar, Polar, and Meteora are sometimes referred to herein as the “Counterparties.”

In accordance with and as contemplated by the Forward Purchase Agreement, Vellar, Polar and Meteora collectively purchased approximately 8.8 million shares of Class A Common Stock directly from stockholders prior to the closing of the Business Combination. Vellar and other counterparties waived their redemption rights with respect to the acquired shares.

One business day following the closing of the Business Combination, Appreciate paid approximately $89.14 million from the cash held in its trust account to Vellar, Polar and Meteora for the shares purchased, approximately $5.04 million for additional share consideration (i.e., the value of the 499,999 shares issued as consideration), and approximately $0.38 million in related expense amounts.

279,915 shares of Class A Common Stock have been sold by the counterparties other than Vellar and Polar prior to the date of this Prospectus and the counterparties have advanced $4,956,859 to the Company for amounts, including the Leakage Amount, due the Company under the Forward Purchase Agreement.

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

All shares purchased by the FPA Counterparties that are subject to the Forward Purchase Agreement remain legally outstanding but are considered to have been redeemed for accounting purposes as the FPA Counterparties are not exposed to any downside economics in share ownership throughout the duration of the Forward Purchase Agreement. The Forward Purchase Transaction in-substance represents a written call option issued to the FPA Counterparties for a premium equal to the Initial Price less the Prepayment Amount plus the Leakage Amount. Under ASC 480, this transaction will be accounted for as a liability upon issuance, which will be initially measured at fair value with subsequent changes in fair value recognized in earnings every reporting period. The fair value at issuance is equal to the premium paid by the FPA Counterparties, as described above. The Additional Consideration amount paid to the FPA Counterparties represents a transaction cost associated solely with the Forward Purchase Transaction and is expensed as incurred immediately upon payment.

In connection with the closing of the Business Combination, up to an additional 6,000,000 earnout shares will be issued to unitholders of NewCo LLC contingent upon achieving certain market share price milestones within a period of five years post-Business Combination. The earnout shares will be immediately issued in the event of a change of control, as defined in the Business Combination Agreement. These units fall within the scope of ASC 815, according to which they are determined to be equity classified and are to be recognized upon achievement of the market price milestone. As such, no adjustment is reflected in the unaudited pro forma condensed combined financial information.

The following table summarizes the pro forma ordinary shares of the Appreciate Holdings, Inc. Common Stock outstanding after giving effect to the Business Combination, excluding the potential dilutive effect of earnout shares and the exercise of warrants:

	Shares	Ownership, %
Rolling Renters Warehouse Unitholders	31,200,000	65.62%
PTIC II Class A Stockholders	219,698	0.46%
Forward Purchase Agreement	8,794,897	18.49%
Forward Purchase Agreement fee	499,999	1.05%
Sponsor	5,750,000	12.09%
Northland	315,500	0.66%
CF Principal Investments LLC	200,000	0.42%
Moelis	150,000	0.32%
Cantor	424,500	0.89%
Total	47,554,594	100%

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

Note 2 — Basis of Presentation

The historical financial information of PTIC II and Renters Warehouse has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with GAAP.

The Business Combination has been accounted for using the acquisition method of accounting with PTIC II as the accounting acquirer. Renters Warehouse is structured as a substantive equivalent of a limited partnership under the terms of the Business Combination given that PTIC II holds 100% of the managing interest in Renters Warehouse at the transaction close, which gives PTIC II the equivalent rights that a general partner would hold in a limited partnership. As there is a lack of kick-out rights and substantive participating rights, under ASC 810-10-15-14(b)(1)(ii), Renters Warehouse qualifies as a VIE. In determining the primary beneficiary of Renters Warehouse, PTIC II holds both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance through the ownership of 100% of the managing interest in Renters Warehouse, as well as the obligation to absorb losses and the right to receive the benefits that could be potentially significant to the VIE through the ownership of 34.38% of the outstanding common company units. Therefore, as the primary beneficiary of the VIE, PTIC II is the accounting acquirer. Under this acquisition method of accounting, PTIC II’s assets and liabilities are recorded at carrying value and the assets and liabilities associated with Renters Warehouse are recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired are recognized as goodwill.

Under such method of accounting, transaction costs related to the Business Combination are expensed as incurred in accordance with GAAP. For the pro forma purposes, such costs are recorded as a reduction in cash and cash equivalents with a corresponding increase of accumulated deficit (see Note 3(b) — Transaction costs). Additionally, nonrecurring expenses are recorded in the pro forma statement of operations for the year ended December 31, 2021 (see Note 3(l) — Nonrecurring transaction costs).

The Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2022 includes Renters Warehouse Business Combination expenses of $2,658, which are not expected to have a continuing impact on the results of the Combined Company beyond a year from the Closing.

Note 3 — Transaction Accounting Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

3(a)	Cash and cash equivalents. Represents the impact of the Business Combination on the cash and cash equivalents balance of Appreciate.

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

The table below represents the sources and uses of funds as it relates to the Business Combination:

	Note
PTIC cash and cash equivalents as of September 30, 2022 - pre Business Combination		57
Renters Warehouse cash and cash equivalents as of September 30, 2022 - pre Business Combination		288
Total pre Business Combination		345

Transaction Accounting adjustments:
PTIC II cash held in Trust Account	(1)	231,047
Payment to redeeming PTIC’s public shareholders	(2)	(131,671)
Payment in connection with Forward Purchase Agreement	(3)	(89,515)
Payment of deferred underwriting fee	(4)	(4,280)
Payment of transaction costs of PTIC II	(5)	(2,089)
Payment of Renters Warehouse transaction costs	(6)	(885)
Payment of transaction bonus	(7)	(1,627)
Payment of Sponsor Promissory Note	(8)	(75)
Total Transaction Accounting adjustments		905
Post-Business Combination cash and cash equivalents balance		$1,250

(1)	Represents the amount of the restricted investments, and cash and cash equivalents held in the Trust Account immediately prior to the Closing of the Business Combination (see Note 3(c) — Trust Account).

(2)	Represents the amount paid to PTIC II Class A Stockholders who exercised redemption rights, including a pro rata portion of interest accrued on the Trust Account (see Note 3(h) — Impact on equity).

(3)	Represents payment in connection with the Forward Purchase Agreement at the close of the Business Combination, including payment of the costs associated with the Forward Purchase agreement in the amount of $5,041 (see note 3(d) – Forward Purchase Agreement).

(4)	Represents the payment of deferred underwriting fees incurred as part of PTIC II’s IPO committed to be paid upon the consummation of a Business Combination (see Note 3(b)(1) — Transaction costs).

(5)	Represents payment of transaction costs of PTIC II (see Note 3(b)(2) — Transaction costs).

(6)	Represents payment of accrued Renters Warehouse transaction costs (See Note 3(b)(3) — Transaction costs).

(7)	Represents payment of the transaction bonus (see Note 3(h) — Impact on equity).

(8)	Represents payment of the Sponsor Promissory Note at the Closing of the Business Combination (see Note 3(f) — Sponsor Promissory Note).

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

3(b)	Transaction costs.

(1)	Payment of deferred underwriting fee payable incurred by PTIC II in the amount of $4,280 (see Note 3(a)(4) — Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in deferred underwriting fee payable.

(2)	Payment of PTIC II’s transaction costs related to the Business Combination in the amount of $2,089. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding increase in accumulated deficit (See Note 3(a)(5) - Cash and cash equivalents).

(3)	Payment of Renters Warehouse’s transaction costs related to the Business Combination in the amount of $885. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding increase in accumulated deficit (See Note 3(a)(6) - Cash and cash equivalents).

(4)	Accrual of PTIC II’s transaction costs related to the Business Combination in the amount of $17,192. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase of accounts payable and accrued expenses, with a corresponding increase in accumulated deficit (See Note 3(h) — Impact on equity).

(5)	Accrual of Renters Warehouse’s accrued transaction costs related to the Business Combination in the amount of $11,293. The unaudited pro forma condensed combined balance sheet reflects these costs as an increase of accounts payable and accrued expenses, with a corresponding increase in accumulated deficit (See Note 3(h) — Impact on equity).

(6)	Write-off of Renters Warehouse’s capitalized expenses related to the Business Combination in the amount of $1,982. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in other assets, with a corresponding increase in accumulated deficit (see Note 3(h) — Impact on equity).

3(c)	Trust Account. Represents release of PTIC II restricted investments and marketable securities held in the Trust Account upon consummation of the Business Combination to fund the Closing of the Business Combination (see Note 3(a)(1) — Cash and cash equivalents).

3(d)	Forward Purchase Agreement. Reflects the transaction under the Forward Purchase Agreement upon consummation of the Business Combination (see Note 1 Description of the Business Combination for further details). This adjustment also includes payment of the costs associated with the Forward Purchase Agreement in the amount of $5,041.

3(e)	Purchase price allocation. The following table sets forth a preliminary allocation of the estimated consideration for the Business Combination to the identifiable tangible and intangible assets acquired and liabilities assumed based on the Renters Warehouse September 30, 2022 balance sheets, with the excess recorded as goodwill. Appreciate has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of Appreciate, based on the information currently available and are subject to change once additional analyses are completed. Furthermore, the final purchase price of the Business Combination is subject to the determination of certain items that are subject to adjustment at the Closing pursuant to the Business Combination Agreement.

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

Calculation of purchase consideration
Renters Warehouse transaction costs	885
Total cash consideration	$885
Contingent consideration - Earnout shares	54,950
Rollover equity / Noncontrolling interest	334,776
Less: Discount for lack of marketability	(50,216)
Total consideration transferred	$340,395

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	288
Restricted cash	18,763
Accounts receivable, net of allowances	1,165
Other current assets	3,153
Property and equipment, net of accumulated depreciation	153
Intangible assets, net	39,500
Other assets	140
Accounts payable and accrued expenses	(12,214)
Capital maturities of capital lease obligations	(47)
Rent clearing liability	(4,260)
Resident security deposits liability	(14,101)
Capital lease obligations, net of current maturities	(84)
Other liabilities	(83)
Goodwill	308,022
Net assets acquired	$340,395

The purchase price was calculated based on the closest observable trading price of PTIC II of $10.73 as of the close of the business combination on November 29, 2022.

Under the acquisition method of accounting, the identifiable tangible and intangible assets acquired and liabilities assumed of Renters Warehouse are recorded at the estimated acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Business Combination.

For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, unless otherwise noted, the carrying value was estimated to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Any potential adjustments made could be material in relation to the preliminary values presented.

The final determination of the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed will be determined when management has completed the detailed valuations and necessary calculations. The final determination could differ materially from the preliminary amounts used in the pro forma adjustments and may include (1) changes in the fair values and useful lives of intangible assets, (2) changes in the fair value of other assets and liabilities, (3) the related tax impact of any changes made and (4) the related impact to goodwill of any change made. Any potential adjustments made could be material in relation to the preliminary values presented.

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

The table below indicates the estimated fair value of each of the identifiable intangible assets:

Identifiable intangible assets	Fair value	Useful life (in years)
Trade names	$13,000	5
Developed technology	11,500	4
Customer relationships	15,000	6
	$39,500

The fair value of the customer relationship intangible assets was determined using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. This method utilized the estimated cash flows derived from the intangible asset over the remaining economic life and then deducts portions of the cash flow that can be attributed to supporting assets, such as the trade name, technology, and/or the fixed assets, which contributed to the generation of the cash flows. The resulting cash flow, which is attributable solely to the subject intangible asset, is then discounted at a rate of return commensurate with the risk of the asset to calculate a present value. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time. Trade name and the developed technology fair values were determined using an income approach with an estimate developed from the relief-from- royalty method. This method considers the proportion of revenue that a market participant would be willing to pay in the form of a royalty for the trade name and technology, under a hypothetical scenario in which the trade names were not owned by the Company.

3(f)	Sponsor Promissory Note. Represents funds from the Business Combination used to repay the historical Promissory Note agreement dated September 8, 2022, previously used to fund certain ongoing working capital expenses of PTIC II (see Note 3(a)(8) — Cash and cash equivalents).

3(g)	Tax receivable agreement adjustments. Upon the Closing, Appreciate Holdings, Inc. will be a party to a Tax Receivable Agreement. Under the terms of that agreement, Appreciate Holdings, Inc. generally will be required to pay to the TRA Parties 85% of the applicable cash tax savings, if any, in U.S. federal, state and local tax that PTIC II realizes or is deemed to realize in certain circumstances as a result of tax basis adjustments resulting from taxable exchanges of NewCo LLC Class B Units acquired by Appreciate Holdings, Inc. and tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement, Appreciate Holdings, Inc. generally will retain the benefit of the remaining 15% of the applicable tax savings.

Upon the completion of the Business Combination, there were no exchanges or sales of NewCo LLC Class B Units. Consequently, no attributes subject to the Tax Receivable Agreement are expected to be generated, and thus no obligation under the Tax Receivable Agreement.

The amount of expected future payments under the Tax Receivable Agreement is dependent upon a number of factors, including Appreciate Holdings Inc.’s cash tax savings, the enacted tax rate in the years in which it utilizes tax attributes subject to the Tax Receivable Agreement, and current tax forecasts. These estimated rates and forecasts are subject to change based on actual results and realizations, which could have a material impact on the liability to be paid. If Appreciate Holdings, Inc. exercises its right to terminate the Tax Receivable Agreement or in the case of a material breach of Appreciate Holdings Inc.’s obligations under the Tax Receivable Agreement all obligations under the Tax Receivable Agreement will be accelerated and Appreciate Holdings, Inc. will be required to make a payment to the Tax Receivable Agreement Parties. Such payment would be in an amount equal to the present value of future payments under the Tax Receivable Agreement, as determined based on certain assumptions, including that Appreciate Holdings, Inc. would have sufficient taxable income to fully utilize the tax deductions and other tax attributes subject to the Tax Receivable Agreement.

Future exchanges will result in incremental tax attributes and potential cash tax savings for PTIC II. Depending on PTIC II’s assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date.

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

3(h)	Impact on equity. The following table represents the impact of the Business Combination on the number of shares of Appreciate Class A Common Stock and Appreciate Class B Common Stock and represents the total equity section after redemption by PTIC II Class A Stockholders:

		PTIC II/ Appreciate common stock										PTIC II		Renters Warehouse
												Class A common stock
		Class A		Class B		Renters Warehouse Common units		Additional paid-in	Accumulated	Noncontrolling	Total (deficit)	subject to possible redemption		Redeemable units
	Note	Shares	Amount	Shares	Amount	Units	Amount	capital	Deficit	interest	equity	Shares	Amount	Shares	Amount
PTIC equity as of September 30, 2022 – pre Business Combination		-	$-	5,750,000	$1	-	$-	$-	$(20,221)	$-	$(20,220)	23,000,000	$230,968	40,657,093	$85,468
Renters Warehouse equity as of September 30, 2022 – pre Business Combination		-	-	-	-	43,447,075	(90,020)	-	-	-	(90,020)	-	-	-	-
Total equity as of September 30, 2022 – Pre Business Combination			-	5,750,000	1	43,447,075	(90,020)	-	(20,221)	-	(110,240)	23,000,000	230,968	40,657,093	85,468
Transaction Accounting Adjustments:
Reclassification of redeemable shares to Class A common stock		23,000,000	2	-	-	-	-	230,996	-	-	230,968	(23,000,000)	(230,968)	-	-
Less: Redeemed shares	3(a)(2)	(13,060,906)	(1)	-	-	-	-	(131,670)	-	-	(131,671)	-	-	-	-
Payment of unpaid transaction PTIC II costs	3(a)(5),3(b)(2)	-	-	-	-	-	-	-	(2,089)	-	(2,089)
Payment of Renters Warehouse unpaid transaction costs	3(a)(6),3(b)(3)	-	-	-	-	-	-	-	(885)	-	(885)
Accrual of unpaid transaction costs of PTIC II	3(b)(4)	-	-	-	-	-	-	-	(17,192)	-	(17,192)	-	-	-	-
Accrual of unpaid transaction costs Renters Warehouse	3(b)(5)	-	-	-	-	-	-	-	(11,293)	-	(11,293)	-	-	-	-
Write-off of capitalized Renters Warehouse transaction costs	3(b)(5)	-	-	-	-	-	-	-	(1,982)	-	(1,982)
Payments of transaction bonuses	3(a)(7)	-	-	-	-	-	-	-	(1,627)	-	(1,627)
Forward Purchase Agreement	3(d)	-	-	-	-	-	-	(89,431)	(5,041)	-	(94,472)	-	-	-	-
Purchase price allocation	3(e)	-	-	-	-	-	-	333,863	-	-	333,863	-	-	-	-
Class A shares issued for the issuance of the equity line of credit		200,000	-	-	-	-	-	-	-	-	-	-	-	-	-
Class A shares issued as a payment to Northland		315,500	-	-	-	-	-	-	-	-	-	-	-	-	-
Class A shares issued as a payment to Moelis		150,000	-	-	-	-	-	-	-	-	-	-	-	-	-
Elimination of historical Renter Warehouse common units		-	-	-	-	(43,447,075)	90,020	40,657	(130,677)	-	-	-	-	-	-
Elimination of historical Renter Warehouse preferred units		-	-	-	-	-	-	85,468	-	-	85,468	-	-	(40,657,093)	(85,468)
Reclassification of PTIC II Class B common stock to Class A common stock		5,750,000	1	(5,750,000)	(1)	-	-	-	-	-	-		-	-	-
Class B common stock issued to Renter Warehouse unitholders as consideration		-	-	31,200,000	3	-	-	(3)	-	-	-	-	-	-	-
Accelerated vesting of equity-based awards	3(k)	-	-	-	-	-	-	676	(676)	-	-	-	-	-	-
Non-controlling interest	3(i)							(182,949)		182,949	-
Total Transaction Accounting Adjustments		16,354,594	2	25,450,000	2	(43,447,075)	90,020	287,577	(171,462)	182,949	389,088	23,000,000	(230,968)	(40,657,093)	(85,468)

Post-Business Combination equity balance		16,354,594	$2	31,200,000	$3	-	$-	$287,577	$(191,683)	$182,949	$278,848	0	$-	-	$-

APPRECIATE HOLDINGS, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)

3(i)	Non-controlling interest. Represents adjustment for the non-controlling interest in the Business Combination.

3(j)	Tax effect of pro forma adjustments. Represents adjustments to reflect applicable deferred income taxes of $8,741 offset by a valuation allowance of $8,741. The deferred taxes are primarily related to the difference between the financial statement carrying amount and the tax basis in the NewCo LLC partnership interest. The basis difference primarily results from excess tax basis in the NewCo LLC partnership interest over book basis as a result of the Business Combination, including impacts of the Forward Purchase Agreement.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2022 and the year ended December 31, 2021.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 are as follows:

3(k)	Nonrecurring compensation expense related to the accelerated vesting of equity awards. Reflects compensation expense in the amount of $676 related to the accelerated vesting of certain equity awards concurrently with the Closing of the Business Combination. This compensation expense is not expected to have a continuing impact on the combined results (see Note 3(h) — Impact on equity).

3(l)	Nonrecurring transaction costs. Represents recognition of estimated transaction costs of PTIC II and Renters Warehouse in the amount of $33,441. This adjustment also includes payment of the costs associated with the Forward Purchase Agreement in the amount of $5,041. This expense is not expected to have a continuing impact on the combined results.

3(m)	Nonrecurring transaction bonus. Represents recognition of transaction bonus expenses in the amount of $1,627. This expense is not expected to have a continuing impact on the combined results.

3(n)	Intangible assets amortization expense. Represents amortization expense adjustment recorded to incorporate additional intangible assets amortization for the step-up in basis from the purchase price allocation at the Closing of the Business Combination, which was assumed to have occurred on January 1, 2021.

3(o)	Exclusion net gain from investments held in Trust Account. Represents elimination of net gain from investments held in Trust Account.

3(p)	Pro forma tax effect. Given the Companies’ history of net losses and valuation allowance, Appreciate assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financial information.

3(q)	Non-controlling interest. Non-controlling interest represents the adjustments for the Combined Company’s non-controlling interest in the Business Combination.

3(r)	Net income (loss) per share. Represents pro forma net loss per share based on pro forma net loss and 16,354,594 total shares of Appreciate Class A Common Stock outstanding upon consummation of the Business Combination (see Note 3(h) — Impact on equity). Shares of Appreciate Class B Common Stock do not participate in the earnings or losses of Appreciate and, therefore, are not participating securities. As such, a separate presentation of basic and diluted earnings per share of Appreciate Class B Common Stock under the two-class method has not been included. Pro forma net loss per share excludes the impact of 6,000,000 earnout shares, as the earnout contingencies have not been met. There is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Appreciate Common Stock outstanding would have been anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RENTERS WAREHOUSE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Renters Warehouse’s financial condition and results of operations should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and our expectations with respect to liquidity and capital resources, includes forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks and uncertainties described in “Risk Factors” in this prospectus. Actual results could differ materially from the results described in or implied by these forward-looking statements. See “Cautionary Statements Regarding Forward Looking Statements.” In this section “we,” “us,” “our” and “Renters Warehouse” refer to RW National Holdings, LLC and its consolidated subsidiaries.

Overview

Renters Warehouse is a SFR services company serving a diverse base of individual and institutional investors through an end-to-end technology platform. SFRs are single-family homes operated as rental units. With a focus on the services segment of the SFR industry, we operate an asset-light model and do not own SFR real estate. Instead, our platform provides SFR marketplace and management services to both individual and institutional investors. Our institutional clients include SFR REITs as well as other financial investors. Often, our institutional clients use our end-to-end platform to acquire, renovate, lease and then manage properties for them. We and our franchisees provide our services across 42 locations in 19 states. In all of our locations, we are licensed as a real estate broker, allowing us to participate in the Multiple Listing Service.

We are committed to democratizing SFR ownership by demystifying the end-to-end process of purchasing, owning and managing SFR real estate and bringing the experience closer to the experience of managing other types of investments. Our technology platform facilitates our end-to-end offering, which includes buying, owning, renovating, managing and selling SFR. Our end-to-end solution provides a network effect, as buyers in our Marketplace segment often become owners in our Management segment and owners are able to sell their SFR properties through the Marketplace segment.

Our services cover the entire lifecycle of an SFR investment. In our Marketplace segment, we assist investors with the purchase or sale of SFR investment properties. In our Management segment, we advise and coordinate with investors to renovate and ready their properties for rent, place qualified residents in those properties and address other day-to-day SFR management activities. We generate revenue from property management services, resident placement services, commission activities and franchise activities.

COVID-19

Renters Warehouse has maintained continuity in operations throughout the COVID-19 pandemic and related government mitigation. The overall impact of the COVID-19 pandemic did not create significant disruption to our business model during the years ended December 31, 2021 and 2020 and the nine months ended September 30, 2022. During the COVID-19 pandemic, the demand for our real estate property management and marketplace services slowed. As the situation continues to evolve, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We believe there could be impacts to our financial performance in the future. These impacts could include lost productivity due to social distancing, challenges to our repair and maintenance offerings and other ancillary services as well as the health and availability of our personnel, management or repair contractors. In addition, potential delays or disruptions in all aspects of our business could be mandated or requested by governmental authorities or others or result from supply chain dysfunction, all of which could result in lower revenue or higher costs or reduced expansion of our office locations. Additionally, a slow-down in economic activity as a result of the COVID-19 pandemic could have adverse effects across the single-family residential rental market. To the extent that future business activities are adversely affected by the COVID-19 pandemic, we intend to take appropriate actions designed to mitigate these impacts. Given the uncertainty regarding the magnitude and duration of COVID-19 pandemic’s effects, we are unable to predict with specificity or quantify any potential future impact on our business, financial condition and/or results of operations.

During 2021, Renters Warehouse recognized payroll subsidies (employee retention credits under the CARES Act) totaling $2.1 million in other income on the consolidated statement of operations. During the nine months ended September 30, 2021, Renters Warehouse recognized payroll subsidies totaling $2.1 million in other income on the unaudited condensed consolidated statement of operations.

Climate Change

Climate change continues to attract considerable public, political, regulatory and scientific attention. Experiencing or addressing the various physical and regulatory risks of climate change may affect our financial condition or results of operations. Government authorities and various interest groups are promoting laws and regulations relating to climate change. Environmentally hazardous conditions of properties could potentially adversely affect us. As the climate changes, and with a portfolio located in a variety of United States markets that include coastal areas, we recognize the increased potential for acute or severe weather events and other climate-related adverse impacts to our business operations. Our management and the Board of Directors are focused on managing our business risks, including climate change-related risks. The process to identify, manage, and integrate climate-change risk is part of our enterprise risk management program. For more information on risks related to climate change, see the section entitled “Risk Factors - Risks Related to Environmental, Social, and Governance Issues” in this prospectus.

Key Factors Affecting Our Performance

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. See the section entitled “Risk Factors” for more information regarding factors that could materially adversely affect our results of operations and financial condition. We believe that the below factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods.

●	Increase investment in customer acquisition. Our future growth depends in part on us continuing to acquire new customers. Growth in our individual investor segment is driven by expenditures for customer acquisition. We believe that our marketing efforts will attract both existing and new SFR customers, led by digital customer acquisition but also including broadcast, print and direct mail. We intend to dedicate capital to support our customer acquisition effort. We believe that the marketing efforts will increase our selling, general and administrative expenses in the short term but we anticipate a long-term increase in both revenue and profit both for our Marketplace segment and Management segment.

●	Expand into new domestic markets. Geographically, we currently operate 42 company-owned or franchise locations in 19 states and the District of Columbia. A common request from our institutional clients is to support their growth by entering additional geographic markets. Coordinating with institutional clients can help provide a reliable path to profitability for new “greenfield” markets. When entering a market where an institutional client is committed to marketplace purchases and management properties, we typically can open a new market in sixty (60) days or less, and typically can project to become profitable as quickly as the first month of operation. We expect to enter additional geographic markets over the next several years, likely utilizing a combination of greenfield and acquisitions to drive this geographic expansion. We expect this expansion into new geographical markets to increase our cost of revenue as well as our selling, general and administrative expenses in both the short and long term. We also anticipate increased revenues through additional individual customer acquisition in the new markets.

●	Grow through acquisitions. Our growth opportunities include the acquisition of local “mom and pop” property managers, the potential acquisition of our remaining franchises, and building out our capabilities and offerings through acquisition and technology improvements to our offerings. We believe that the SFR services landscape is well-suited for a growth-through-acquisition strategy and that businesses can be acquired for what we consider reasonable valuations. Targets tend to operate exclusively in the management business, with no marketplace capability or activity. Moreover, these small local businesses also typically exclusively service individual investors and lack the capability or relationships to develop institutional business. By introducing marketplace business and institutional customers to an acquired operation, we believe we can materially grow the revenue of acquired businesses. The acquisition of our remaining franchises represents a similar opportunity. We also expect to generate organic growth from accretive expansion available in new products and services. Beyond this acquisition of property Management segment, we see additional opportunities for mergers and acquisitions, including servicing “do it yourself” landlords with a lower cost/lower service offering, building out the capabilities of our programmatic acquisitions program with additional features and data. We believe that our growth strategy will increase our revenue in the long term and increase our selling, general and administrative expenses but decrease costs as a percentage of revenue by way of maximizing efficiencies of the acquired operations.

Key Performance Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key metric to evaluate our business.

Marketplace transactions

Investors in SFR almost always utilize the services of a licensed real estate broker. An agent acting on behalf of the buyer or seller in an SFR transaction is typically compensated with half of the seller-paid transaction commission, as with owner-occupied real estate. We define marketplace transactions as the number of Renters Warehouse assisted buy/sell transactions where Renters Warehouse acts as agent for the transaction during the period. We measure and track marketplace transactions for forecasting and budgeting purposes as well as to evaluate our business. This metric is useful to our investors as one indicator of our growth. Marketplace transactions are disclosed by customer type: retail and institutional. The fee structure is the same for both types.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Retail	239	337	434	373
Institutional	410	255	402	188
Total	649	592	836	561

Total marketplace transactions increased by approximately 9.6% for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase in institutional client purchases coupled with a decrease in retail client purchases due to overall market conditions including higher interest rates impacting retail customers. Management believes that the decline in retail Marketplace transactions has resulted from some potential sellers concluding that current market conditions are not conducive to selling their SFR properties, due to factors including higher interest rates and the perception of a cooling residential real estate market. We also expect that an increase in interest rates correlates with an increase in management segment revenue due to an expected increase in retail customer retention.

Total marketplace transactions increased by approximately 49.0% for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to a new client added in April 2021, which resulted in an increase in institutional client purchases.

Property counts

We define property counts as the number of SFR properties that Renters Warehouse manages at corporate owned markets at the end of a period. This metric is useful to our investors as an indicator of the overall economic environment and directly impacts our revenue. Property counts are market driven and depend on the overall housing market and economic conditions. We measure and track property counts for forecasting purposes and to track trends. Property counts are disclosed by customer type: retail and institutional.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Retail	5,392	5,924	5,730	6,883
Institutional	2,356	2,085	1,421	2,313
Total	7,748	8,009	7,151	9,196

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Properties, beginning of period	7,151	9,196	9,196	11,166
Additions	1,968	1,043	1,385	1,570
Churn	(1,371)	(2,230)	(3,430)	(3,540)
Properties, end of period	7,748	8,009	7,151	9,196

Total property counts decreased by 3.3% for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. Renters Warehouse saw a decrease in property counts due to the loss of an institutional client in Q4 2021.

Total property counts decreased by 22.2% for the year ended December 31, 2021 as compared to December 31, 2020. The reduction in the number of homes was principally because three larger institutional clients sold their portfolios of homes. Our institutional clients typically have larger portfolios of homes that we manage, and when they sell their portfolios, this typically has a large impact on our overall churn. On the retail portion of our business, the reduction in homes managed during the calendar years 2020 and 2021 was principally due to owners selling their rental homes. Many of these customers were “mom and pop” type investment property owners that likely took advantage of a strong real estate market and decided to realize profits earned on their investment properties.

Components of Results of Operations

Revenue

We generate revenues primarily from management services, marketplace and franchise activities. We have two reportable segments that are also considered our operating segments: Management and Marketplace. The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

●	Management: We generate revenue from helping a property owner to find a suitable resident. The consideration under each of these contracts varies based on the length and negotiated rate of the lease secured but in all cases is known at the time the lease agreement is executed. Resident placement fees are recognized at a point in time when Renters Warehouse has provided the property owner with a suitable resident and a lease agreement has been executed. We provide property management services on a contractual basis for owners of and investors in SFR properties, townhomes and small multifamily properties. The consideration under each of these contracts include (i) a fixed price per month agreed upon by both parties at the inception of the arrangement, or (ii) a variable fee contractually defined as to the percentage of rent based on fees collected. The variability in the fee amounts which are based on a percentage of rent is resolved on a monthly basis when the rents are collected. Management fees revenue is recognized at the end of each period for the fees associated with the services performed. In connection with the property management and resident placement activities, we may provide related ancillary services. Each of these services generally represents a separate performance obligation, contains a negotiated price at contract inception, and is recognized at a point in time when the service is complete, and the customer obtains control of each service provided.

●	Marketplace: Renters Warehouse acquires properties for their clients. We also list investment properties for sale on Multiple Listing Service or off-market private listing to the real estate industry and related professionals. We receive compensation in the form of a commission earned based on a fixed percentage of total sales price, determined at contract inception. Commissions are recognized when the purchase or sale of the SFR property is completed.

●	Franchise: Renters Warehouse’s performance obligation is to provide rights of the franchise to the franchisees. Renewal and franchise transfer activities do not represent a separate performance obligation because such activities are not separable from and are highly interrelated with the franchise rights. In addition, national advertising and marketing activities do not represent a separate performance obligation because such activities are part of the overall obligation to enhance the franchise brand and are not separable from the franchise rights. Renters Warehouse may also provide advertising and technology services specific to certain franchisees, which are deemed to be separate performance obligations. Additionally, because there is one performance obligation related to providing rights to the franchise agreement and Renters Warehouse is the principal in this group of services, revenues not specific to individual franchisees are reported on a gross basis. Franchising revenues from ongoing royalty fees and national marketing/advertising fees are based on a percentage of each franchisees’ monthly revenues and are recognized at the end of each month, and a liability is simultaneously accrued for the amounts required to be spent on qualifying advertising activities.

Cost of revenue

Cost of revenue primarily includes salaries and benefits and commission expenses. Commission expenses includes commission for resident placement, investor sales and programmatic acquisitions.

Operating expenses

Selling and general: Selling and general expenses primarily includes software and technology related expenses, consulting fees, marketing, advertising, accounting, legal and office rent. We expect selling and general expenses to decrease as a percentage of revenue in the long term.

Administrative: Administrative expenses primarily includes salaries and benefits related to administrative functions. As a result of becoming a public company, we expect to incur additional expenses for, among other things, additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Depreciation and amortization: Depreciation and amortization relates to depreciation expense related to property and equipment and amortization of intangible assets.

Other: Other expenses primarily includes legal settlements, relocation costs, other legal fees, board of directors fees, insurance, transaction related expenses and payment processing fees.

Other income (expense), net

Gain/(loss) from remeasurement of derivative liability: Gain/(loss) from remeasurement of derivative liability consists of changes in the fair value of the derivative instrument.

Interest expense: Interest expense consists of interest on our amortization of debt financing arrangements and debt issuance costs.

Other income: Other income primarily consists of an employee retention credit received under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which is a refundable tax credit against certain employment taxes for eligible employers and debt forgiveness related to a Paycheck Protection Program (“PPP”) loan.

Results of Operations

We operate as two operating segments – the Management and Marketplace, which reflect the way our chief operating decision maker reviews and assesses the performance of our business. Expenses are not reported as part of the reporting segments as reviewed by the chief operating decision maker. The results of operations presented below should be reviewed in conjunction with the audited annual consolidated financial statements and the unaudited condensed consolidated financial statements and notes included elsewhere in this prospectus. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

Comparison of the nine months ended September 30, 2022 and September 30, 2021

	Nine Months Ended September 30,
(in thousands)	2022	2021	$ Change	% Change
	(unaudited)
Revenues
Management	$15,853	$15,842	$11	0.1%
Marketplace	5,344	4,178	1,166	27.9%
Franchise	936	1,001	(65)	(6.5)%
Total revenues	22,133	21,021	1,112	5.3%
Cost of revenue	11,538	11,214	324	2.9%
Gross profit	10,595	9,807	788	8.0%
Operating expenses
Selling and general	5,950	5,758	192	3.3%
Administrative	4,056	3,784	272	7.2%
Depreciation and amortization	1,169	1,368	(199)	(14.5)%
Other	4,082	1,799	2,283	126.9%
Total operating expenses	15,257	12,709	2,548	20.0%
Operating loss	(4,662)	(2,902)	(1,760)	60.6%
Other income (expense), net
Loss from remeasurement of derivative liability	(165)	—	(165)	—%
Interest expense	(1,478)	(1,575)	97	(6.2)%
Other income	2	4,675	(4,673)	(100.0)%
Total other income (expense), net	(1,641)	3,100	(4,741)	(152.9)%
Net income (loss)	$(6,303)	$198	$(6,501)	(3283.3)%

Revenue

Total revenue increased by $1.1 million, or 5.3%, for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to Marketplace segment revenue.

Management

Management segment revenue increased by $0.01 million, or 0.1%, during the nine months ended September 30, 2022, as compared to September 30, 2021. Revenue increased primarily due to an increase of $0.8 million in resident placement fees revenue due to an overall increase in rents primarily for institutional clients and an increase in lease administrative fee income of $0.1 million, offset by a decrease of $0.9 million of management fee income due to a reduction in overall managed property counts due to overall market conditions including higher interest rates impacting retail customers.

Marketplace

Marketplace segment revenue increased by $1.2 million, or 27.9%, during the nine months ended September 30, 2022, as compared to September 30, 2021. This increase was primarily due to an increase of $1.3 million related to institutional clients SFR purchases as a result of programmatic acquisitions offering introduced in April 2021, and an increase of $0.4 million in renovation revenue, which is a service offering introduced in May 2021 for institutional clients, partially offset by decrease of $0.5 in local investor sales local due to overall market conditions including higher interest rates impacting retail customers. Programmatic acquisition offering consists of acquisition and renovation services for institutional clients.

Franchise

Franchise revenue decreased by $0.1 million, or 6.5%, during the nine months ended September 30, 2022, as compared to September 30, 2021. This decrease was due to lower levels of franchising activity as a result of a decrease in franchise properties under management.

Cost of revenue

Total cost of revenue increased by $0.3 million, or 2.9%, for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to an increase of $0.2 million in programmatic acquisition commissions and an increase of $0.2 million in salaries and benefits due to overall merit increases.

Management segment cost of revenue increased by $0.3 million, or 3.6%, from $9.2 million to $9.6 million for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to an increase in salaries and benefits.

Marketplace segment cost of revenue increased by $0.01 million, or 0.5%, from $1.98 million to $1.97 million for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to an increase in commissions paid related to programmatic acquisitions offset by a decrease in local investor sales commissions.

Gross profit

Gross profit increased by $0.8 million, or 8.0%, for the nine months ended September 30, 2022 as compared to September 30, 2021, primarily due to an increase in Marketplace segment gross profit.

Management segment gross profit decreased by $0.4 million, or 5.1%, from $7.6 million for the nine months ended September 30, 2021 to $7.2 million for the nine months ended September 30, 2022. Management gross profit divided by revenue was 43.0% for the nine months ended September 30, 2022, as compared to 45.2% for the nine months ended September 30, 2021. Gross profit divided by revenue decreased due to a decrease in revenue without a corresponding decrease in the rising direct costs.

Marketplace segment gross profit increased by $1.2 million, or 53.5%, from $2.2 million for the nine months ended September 30, 2021 to $3.4 million for the nine months ended September 30, 2022, due to the programmatic acquisitions business introduced in April 2021. Marketplace segment gross profit as a percentage of revenue was 63.1% for the nine months ended September 30, 2022, as compared to 52.6% for the nine months ended September 30, 2021. Gross profit as a percentage of revenue increased due to an increase in programmatic acquisitions due to a new client acquired in April 2021 which resulted in improved profitability in the nine months ending September 30, 2022.

Operating expense and other income (expenses)

Selling and general

Selling and general expenses increased by $0.2 million, or 3.3%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase of $0.4 million in consulting fees related to optimizing programmatic acquisitions, increase of $0.2 million in accounting and tax related fees, partially offset by a decrease of $0.2 million in rent expense and a decrease of $0.2 million in advertising expenses.

Administrative

Administrative expenses increased by $0.3 million, or 7.2%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase of $0.1 million related to external virtual assistant services and an increase of $0.2 million in salaries and benefits.

Depreciation and amortization

Depreciation and amortization expense decreased by $0.2 million, or 14.5%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021, due to lower depreciation on computer equipment and software.

Other

Other expenses increased by $2.3 million, or 126.9%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase of $2.7 million in professional fees related to the Business Combination, partially offset by a decrease of $0.4 million in other expenses such as legal settlements, relocation costs and other transaction related fees.

Loss from remeasurement of derivative liability

Loss from remeasurement of derivative liability increased by $0.2 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 as no loss from remeasurement of derivative liability was recorded during the nine months ended September 30, 2021.

Interest expense

Interest expense decreased by $0.1 million, or 6.2%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, due to lower balance of debt outstanding.

Other income

Other income decreased by $4.7 million, or 100.0%, for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to a decrease of $2.1 million in refundable tax credits received in 2021, as well as $2.4 million debt forgiveness of the PPP loan in 2021.

Comparison of the years ended December 31, 2021 and 2020

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Revenues
Management	$20,457	$23,590	$(3,133)	(13.3)%
Marketplace	6,138	3,031	3,107	102.5%
Franchise	1,307	1,433	(126)	(8.8)%
Total revenues	27,902	28,054	(152)	(0.5)%
Cost of revenue	15,191	14,494	697	4.8%
Gross profit	12,711	13,560	(849)	(6.3)%
Operating expenses
Selling and general	7,342	8,484	(1,142)	(13.5)%
Administrative	5,629	4,142	1,487	35.9%
Depreciation and amortization	1,783	2,830	(1,047)	(37.0)%
Other	1,891	1,367	524	38.3%
Total operating expenses	16,645	16,823	(178)	(1.1)%
Operating loss	(3,934)	(3,263)	(671)	20.6%
Other income (expense), net
Gain from remeasurement of derivative liability	34	—	34	n/m
Interest expense	(2,077)	(1,962)	(115)	5.9%
Other income	4,678	318	4,360	1371.1%
Total other income (expense), net	2,635	(1,644)	4,279	(260.3)%
Loss before income taxes	$(1,299)	$(4,907)	$3,608	(73.5)%
Provision for income tax			$—	—%
Net loss	$(1,299)	$(4,907)	$3,608	(73.5)%

Revenue

Total revenue decreased by $0.2 million, or 0.5%, for the year ended December 31, 2021, as compared to December 31, 2020.

Management

Management segment revenue decreased by $3.1 million, or 13.3%, for the year ended December 31, 2021, as compared to December 31, 2020. This decrease was primarily due to a $1.7 million decrease in management fees and a $1.0 million decrease in resident placement fees due to lower levels of marketing and customer acquisition spend as well as a decrease in overall managed property counts due to lower levels of customer demand.

Marketplace

Marketplace segment revenue increased by $3.1 million, or 102.5%, for the year ended December 31, 2021, as compared to December 31, 2020. This increase was primarily due to a $2.4 million increase in institutional acquisitions due to higher sales volume.

Franchise

Franchise revenue decreased by $0.1 million, or 8.8% for the year ended December 31, 2021 as compared to December 31, 2020. This decrease was primarily due to a decrease in franchise advertising and marketing income, franchise technology income and franchise vendor affiliate income due to lower levels of franchising activity.

Cost of revenue

Cost of revenue increased by $0.7 million, or 4.8%, for the year ended December 31, 2021 as compared to December 31, 2020 primarily due to an increase of $0.8 million in commissions for local investor sales, an increase of $0.8 million in commissions related to programmatic acquisitions both as a result of increased sales, partially offset by a decrease of $0.7 million in commission for resident placement due to lower resident placements and a decrease of $0.2 million in commissions for national investor sales.

Management cost of revenue decreased by $0.8 million, or 5.8%, from $13.0 million for the year ended December 31, 2020 to $12.2 million for the year ended December 31, 2021, primarily due to a reduction in commissions for resident placements.

Marketplace segment cost of revenue increased by $1.5 million, or 97%, from $1.5 million for the year ended December 31, 2020 to $2.9 million for the year ended December 31, 2021, primarily due to an increase of $0.8 million in commissions for local investor sales, an increase of $0.8 million in commissions for programmatic acquisitions, partially offset by a decrease of $0.2 million in commissions for national investor sales.

Gross profit

Gross profit decreased by $0.8 million, or 6.3%, for the year ended December 31, 2021, as compared to December 31, 2020.

Management segment gross profit decreased by $2.5 million, or 20.8% from $12.0 million to $9.5 million for the year ended December 31, 2021, as compared to December 31, 2020. Management gross profit divided by revenue was 43.7% for the year ended December 31, 2021, as compared to 48.1% for the year ended December 31, 2020. Gross profit divided by revenue decreased due to a decrease in revenue without a corresponding decrease in the direct costs such as salaries and benefits.

Marketplace segment gross profit increased by $1.7 million, or 107.9% from $1.5 million to $3.2 million for the year ended December 31, 2021, as compared to December 31, 2020. Marketplace segment gross profit divided by revenue was 52.0% for the year ended December 31, 2021, as compared to 50.6% for the year ended December 31, 2020. Gross profit divided by revenue increased due to an increase in programmatic acquisitions due to a new client acquired in April 2021, which resulted in improved profitability for the last three quarters of 2021.

Operating expense and other income (expenses)

Selling and general

Selling and general expenses decreased by $1.1 million, or 13.5%, for the year ended December 31, 2021 as compared to December 31, 2020 primarily due to a decrease of $0.8 million in rent expense primarily due to the relocation of our corporate office and certain rent savings, a decrease of $0.3 million in software and technology expenses, a decrease of $0.1 million in technology consulting services all as a result of cost saving initiatives, partially offset by an increase of $0.2 million in advertising expenses as we ramp up demand for certain services.

Administrative

Administrative expense increased by $1.5 million, or 35.9%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $1.2 million in salaries and benefits due to hiring additional employees and an increase in variable compensation.

Depreciation and amortization

Depreciation and amortization expense decreased by $1.0 million, or 37.0%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to fully amortizing certain intangible assets such as customer relationships.

Other

Other expenses increased by $0.5 million, or 38.3%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $0.5 million in legal fees, settlements and claims.

Gain from remeasurement of derivative liability

Gain from remeasurement of derivative liability increased by $0.03 million for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to the change in fair value of the derivative.

Interest expense

Interest expense increased by $0.1 million, or 5.9%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to higher average interest rates.

Other income

Other income increased by $4.4 million, or 1,371.1%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $2.1 million in refundable tax credits received, as well as $2.4 million debt forgiveness of the PPP loan.

Non-GAAP Financial Measures

We present the below non-GAAP financial measure in order to assist readers of our consolidated financial statements in understanding the core operating results that our management uses to evaluate the business. Our non-GAAP financial measure, Adjusted EBITDA, provides an additional tool for investors to use in comparing our financial performance over multiple periods. Adjusted EBITDA is a key performance measure that management uses to assess our operating performance, for business planning purposes and forecasting. Adjusted EBITDA facilitates internal comparisons of our operating performance on a more consistent and comparable basis. We believe that Adjusted EBITDA enhances an investor’s understanding of our financial performance as they are useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate these measures in the same manner. Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures prepared in accordance with GAAP.

Adjusted EBITDA

We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, interest expense, provision for income taxes, equity-based compensation expense, remeasurement of derivative liability and other expenses which we believe do not relate to our core operations.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
Net Income (loss)	$(6,303)	$198	$(1,299)	$(4,907)
Add back:
Depreciation and amortization	1,169	1,368	1,783	2,830
Interest expense	1,478	1,575	2,077	1,962
Provision for income taxes	—	—	—	—
Equity based compensation expense	194	158	226	—
Remeasurement of derivative liability	165	—	(34)	—
Other expenses/ income (1)	2,806	(3,965)	(3,697)	150
Adjusted EBITDA	$(491)	$(666)	$(944)	$35

1.	Other expenses for the nine months ended September 30, 2022 primarily consist of transaction related costs (such as project costs and legal fees) in connection with the Business Combination of $2.7 million and legal settlements expense of $0.1 million. Other expenses/(income) for the nine months ended September 30, 2021 primarily consist of PPP loan forgiveness income of $2.4 million, employee retention credits income under the CARES Act of $2.1 million, and legal claims and settlements expenses of $0.4 million. Other expenses/(income) for the year ended December 31, 2021 consist of PPP loan forgiveness income of $2.4 million, employee retention credits income under the CARES Act of $2.1 million, transaction related costs (such as project costs and legal fees) in connection with the Business Combination of $0.4 million, legal claims and settlements expense of $0.3 million and restructuring costs of $0.1 million. Other expenses for the year ended December 31, 2020 consist of legal claims and settlements expense of $0.1 million.

Liquidity and Capital Resources

General

To date, we have financed our operations principally from debt and member contributions. Our principal use of cash has been our operating activities. As of September 30, 2022, we had cash and cash equivalents of $0.3 million and restricted cash of $18.8 million. Restricted cash represents cash deposited in accounts related to certain security deposits and collections. Renters Warehouse is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by Renters Warehouse in the ordinary course of business. We have incurred operating losses for the nine months ended September 30, 2022 and September 30, 2021 and the years ended December 31, 2021 and 2020. Two individual customers represented approximately 20% and 10% of Renters Warehouse total revenue for the nine months ended September 30, 2022. For the nine months ended September 30, 2021, no individual customer represented more than 10% of Renters Warehouse total revenue. Renters Warehouse has a history of operating losses and negative cash flows from operations. As of September 30, 2022, Renters Warehouse has negative working capital, an outstanding balance on a related party secured promissory note agreement and downgraded its projections of marketplace transactions and properties managed, which may not be achieved. On November 29, 2022, Renters Warehouse and PTIC II consummated the Business Combination, which led to an increase of negative working capital by $27 million. These conditions raise substantial doubt about our ability to continue as a going concern. Refer to “Liquidity and Going Concern” discussed in our financial statements in this prospectus. Our ability to continue as a going concern is dependent upon our ability to obtain additional sources of capital, and ultimately, achieve profitable operations. Our ability to access capital when needed is not assured could be significantly hindered by the sale of a significant number of shares of Class A Common Stock by existing stockholders and Cantor which could have the effect of reducing the current market price of the Class Common Stock. If capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of our operations which could materially harm our operations, financial condition and operating results. Because of this uncertainty, there is substantial doubt about our ability to continue as a going concern for at least 12 months from the date of this prospectus. Renters Warehouse intends to mitigate the relevant conditions or events that raise substantial doubt about Renters Warehouse’s ability to continue as a going concern primarily through a committed equity facility purchase agreement (“CEF Purchase Agreement”) which will allow the combined company to receive cash, from time to time at its sole discretion, in exchange for Class A Common Stock. However, the CEF Purchase Agreement is subject to satisfaction of certain conditions that are not entirely within control of Renters Warehouse. As the plans are not entirely within Renters Warehouse control, specifically the CEF Purchase Agreement, management cannot provide assurance that they will be effectively implemented in order to relieve substantial doubt about Renters Warehouse ability to continue as a going concern. This assessment is a forward-looking statement and involves risks and uncertainties. Our actual results could vary since our future capital requirements will depend on many factors, including our growth rate, operating expenses, and the timing and extent of our expansion into new geographical markets as well as any future acquisitions. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Growing and operating our business, including by continuously innovating, improving and expanding our platform, expanding our adjacent services and expanding into new markets, may require significant cash outlays, liquidity reserves and capital expenditures. If cash on hand, cash generated from operations and cash equivalents and investment balances are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. Financing arrangements we pursue or assume may require us to grant certain rights, take certain actions, or agree to certain restrictions that could negatively impact our business. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to grow our operations.

Debt

Debt consisted of the following balances as of September 30, 2022 and December 31, 2021 and 2020 (in thousands):

	September 30, 2022	December 31, 2021	December 31, 2020
	(unaudited)
Bridgewater Note	$441	$740	$1,206
Related party St. Cloud note	9,220	9,220	9,220
Related party convertible notes	—	—	287
Related party notes payable	937	937	2,644
Notes payable	551	551	551
Paycheck protection program loan	—	—	2,435
Total debt	11,149	11,448	16,343
Unamortized debt issuance costs	(17)	(84)	(172)
Unamortized debt discount	(48)	(399)	(388)
Total debt, net	11,084	10,965	15,783
Current maturities of long-term debt, net of unamortized debt issuance costs	1,912	2,143	4,668
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount	$9,172	$8,822	$11,115

Bridgewater Note

We issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between Renters Warehouse and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61% requires monthly principal and interest payments and requires the company to meet two financial covenants on a quarterly basis. These covenants require a senior funded debt ratio not to exceed 2.5 to 1.00 and a debt service coverage ratio of not less than 1.25 to 1.00. The Bridgewater Note is secured by a first-priority lien on substantially all of Renters Warehouse’s assets, and requires monthly principal and interest payments. As of September 30, 2022, the remaining principal balance on the Bridgewater Note totaled $0.4 million, with all outstanding principal and interest maturing January 2, 2024. As of September 30, 2022, we were not in compliance with the debt service coverage ratio. On August 11, 2022, the Company received waivers for various defaults under the Bridgewater Note. On November 20, 2022, the Company entered into Amendment No. 1 to their respective loan agreements with Bridgewater Bank. The Amendment confirmed that all existing defaults under the loan agreements were waived through the effective date of the Amendment and that all financial covenants were waived for the quarterly periods ended September 30, 2022 and December 31, 2022. However, a subsequent instance of non-compliance is expected to occur in the next twelve months under the debt service coverage ratio covenant, and as a result, we included the note balance in current maturities of debt and presented it as a current liability on the consolidated balance sheet as of September 30, 2022 and December 31, 2021. If an event of default occurs under the note and applicable cure periods have expired, the company will be required to pay a default rate of interest equal to five percent (5%) in excess of the applicable rate and the entire principal amount outstanding, accrued interest and any other charges will become due and payable at the option of the lender.

Related party St. Cloud Note

We issued a related party secured promissory note dated as of November 7, 2016, to St. Cloud Capital Partners III SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated as of November 7, 2016 by and between Renters Warehouse and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due September 30, 2023. The St. Cloud Note is secured by substantially all assets of Renters Warehouse and is subordinate to the Bridgewater Note, but senior in priority to all other debt currently outstanding. During 2021 and 2020, Renters Warehouse incurred approximately $1.4 million and $1.3 million of interest expense on notes payable to related parties that also had equity interests in Renters Warehouse, respectively.

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Renters Warehouse Common Units to St. Cloud in an amount equal to 1% of Renters Warehouse’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, Renters Warehouse recognized a derivative liability and corresponding debt discount of $0.4 million.

Related party convertible notes

We had related party subordinated convertible notes (“Convertible Notes”) payable to a member (Lake Street Landlords LLC). These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Renters Warehouse Class A Preferred Units and Renters Warehouse Common Units, at a conversion price equal to $1.00 per one Renters Warehouse Class A Preferred Unit and two-thirds of a Renters Warehouse Common Unit. The Convertible Notes qualified for the fair value option and Renters Warehouse elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion. The fair value of the Convertible Notes as of December 31, 2020 was $0.3 million.

Renters Warehouse sold an additional $0.5 million in Convertible Notes to the same member during February 2021. In March 2021, Renters Warehouse and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Renters Warehouse Class A-1 Preferred Units and 656,126 Renters Warehouse Common Units. The Renters Warehouse Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1.2 million. The Renters Warehouse Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $0.2 million. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $0.5 million was also recorded in members’ deficit.

Related party notes payable

Related party name	September 30, 2022	December 31, 2021	December 31, 2020
Renters Warehouse Arizona Inc.	250	250	250
Palo Duro Ventures, LLC	62	62	63
Tahoe Service, Inc.	125	125	125
Own America, LLC	500	500	500
H&C Holdings, LLC	—	—	1,706
Total related party notes payable	$937	$937	$2,644

During 2021, we had a subordinated related party note payable to a member (H&C Holdings, LLC) with an annual interest rate of 6% that was guaranteed by the majority member of Renters Warehouse. The balance of $1.8 million was repaid in full in March 2021.

We have various other subordinated related party notes payable to members (Renters Warehouse Arizona Inc., Palo Duro Ventures, LLC, Tahoe Service, Inc, Own America, LLC). As of September 30, 2022, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit Renters Warehouse from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth within the Securities Purchase Agreement) are not met. Renters Warehouse did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As of September 30, 2022, one note with a principal balance of $0.5 million bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding at September 30, 2022 with annual interest rates of 24% due to such default provisions was $0.4 million.

Notes payable

We have various subordinated notes payable to non-related party lenders. As of September 30, 2022, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit Renters Warehouse from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. As of September 30, 2022, Renters Warehouse has not met certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At September 30, 2022, these notes had annual interest rates of 6% and an aggregate principal balance of $0.6 million.

Paycheck Protection Program loan

In April 2020, Renters Warehouse entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the CARES Act administered by the U.S. Small Business Administration. Renters Warehouse received loan proceeds of $2.4 million.

The PPP loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP loan were deferred for the first ten (10) months of the term of the PPP loan. After the deferral period, the PPP loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the year ended December 31, 2021, Renters Warehouse’s application for forgiveness of the PPP loan was accepted and Renters Warehouse recognized approximately $2.4 million in debt forgiveness and the related accrued interest in other income in the accompanying consolidated statements of operations.

Covenant compliance

As of September 30, 2022, we were not in compliance with certain covenants of the Bridgewater debt agreement. We also received waivers for various defaults under the Bridgewater Note on November 7, 2022. On May 16, 2022, Renters Warehouse amended the St. Cloud Note and Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend Renters Warehouse’s requirement to issue Renters Warehouse Common Units to St. Cloud at specified future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants under the Securities Purchase Agreement and St. Cloud Note. The forbearance period extends through the earlier of the note’s maturity date, the occurrence of the Business Combination with PTIC II, or the termination of the Business Combination Agreement with PTIC II. In June 2022, we amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, the Company again amended the St. Cloud Note to extend the maturity date from July 31, 2023 to August 31, 2023, effective June 30, 2022. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires Renters Warehouse to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month Renters Warehouse has net working capital of at least $20.0 million. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $20.0 million. In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date.

We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Cash flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
(in thousands)	(unaudited)
Net cash (used in) provided by:
Net cash provided (used) by operating activities	$1,155	$(1,599)	$(1,679)	$(3,549)
Net cash used by investing activities	(117)	(429)	(427)	(487)
Net cash (used) provided by financing activities	(336)	2,729	2,601	2,108
Net increase (decrease) in cash, cash equivalents and restricted cash	$702	$701	$495	$(1,928)
Cash, cash equivalents, and restricted cash at beginning of period	18,349	17,854	17,854	19,782
Cash, cash equivalents, and restricted cash at end of period	$19,051	$18,555	$18,349	$17,854

Operating activities

During the nine months ended September 30, 2022, net cash provided by operating activities was $1.2 million, which primarily resulted from non-cash items of $1.9 million and changes in operating assets and liabilities of $5.5 million, partially offset by a net loss of $6.3 million. Non-cash items primarily relate to depreciation and amortization expense of $1.2 million and amortization of debt discount and issuance costs of $0.4 million. Changes in operating assets and liabilities were primarily driven by an increase in accounts payable and accrued expenses of $5.4 million primarily as a result of transaction related costs, an increase in resident security deposits of $1.3 million, partially offset by an increase in other current and non-current assets of $0.4 million, decrease in rent clearing liability of $0.4 million and an increase in accounts receivable, net of $0.4 million.

During the nine months ended September 30, 2021, net cash used in operating activities was $1.6 million, which primarily resulted from non-cash items of $0.5 million and changes in operating assets and liabilities of $1.3 million partially offset by a net profit of $0.2 million. Non-cash items primarily relate to the forgiveness of the PPP loan of $2.4 million, partially offset by depreciation and amortization expense of $1.4 million. Changes in operating assets and liabilities were primarily driven by an increase in accounts receivable of $0.6 million due to employee retention credits receivable, a decrease in resident security deposits of $0.8 million and an increase in other current and non-current assets of $0.2 million, partially offset by an increase in rent clearing liability of $0.4 million.

During the year ended December 31, 2021, net cash used by operating activities was $1.7 million, which primarily resulted from a net loss of $1.3 million, changes in operating assets and liabilities of $0.4 million, partially offset by non-cash items of $0.1 million. Non-cash items primarily relate to depreciation and amortization expense of $1.8 million, amortization of debt discount and issuance costs of $0.5 million and restricted member unit compensation expense of $0.2 million, partially offset by the forgiveness of the PPP loan of $2.4 million. Changes in operating assets and liabilities were primarily driven by a decrease in resident security deposits of $1.4 million due to an institutional client selling their portfolio, partially offset by an increase in the rent clearing liability of $1.1 million primarily due to an increase in our property reserve requirements.

During the year ended December 31, 2020, net cash used in operating activities was $3.5 million, which primarily resulted from a net loss of $4.9 million, and changes in operating assets and liabilities of $1.8 offset by non-cash items of $3.1 million. Non-cash items primarily relate to depreciation and amortization expense of $2.8 million and amortization of debt discount and issuance costs of $0.3 million. Changes in operating assets and liabilities were primarily driven by a decrease in rent clearing liability of $0.6 million, and a decrease in resident security deposits of $1.5 million as a result of lower property counts, partially offset by a decrease in prepaid expenses of $0.3 million.

Investing activities

During the nine months ended September 30, 2022, net cash used in investing activities was $0.1 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the nine months ended September 30, 2021, net cash used in investing activities was $0.4 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the year ended December 31, 2021, net cash used in investing activities was $0.4 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the year ended December 31, 2020, net cash used in investing activities was $0.5 million, which primarily resulted from the purchase and development of intangible assets.

Financing activities

During the nine months ended September 30, 2022, net cash used in financing activities was $0.3 million, which primarily resulted from the repayment of long-term debt.

During the nine months September 30, 2021, net cash provided by financing activities was $2.7 million, which primarily resulted from members’ contribution of $2.6 million and proceeds from related party convertible note of $0.5 million, partially offset by repayment of long-term debt of $0.4 million.

During the year ended December 31, 2021, net cash provided by financing activities was $2.6 million, which primarily resulted from members’ contribution of $2.6 million and proceeds from related party convertible note of $0.5 million, partially offset by a repayment of long-term debt of $0.5 million.

During the year ended December 31, 2020, net cash provided by financing activities was $2.1 million, which primarily resulted from the proceeds of PPP loan of $2.4 million, partially offset by payments on debt of $0.2 million.

Contractual obligations and commitments

Our significant contractual obligations and commitments as of December 31, 2021 are as follows:

(In thousands)	2022	2023	2024	2025	2026	Thereafter	Total
Debt agreements(1)	$3,366	$10,294	$117				$13,777
Operating lease obligations(2)	584	577	357	197	45	—	1,760
Capital lease obligations(3)	65	62	74				201
Total	$4,015	$10,935	$548	$197	$45	$—	$15,740

1.	Amounts reflect the outstanding principal repayments and interest payments as of December 31, 2021, assuming repayment starting June 30, 2023, unless sufficient liquidity allows for repayment earlier.
2.	Amounts reflect payments due for non-cancellable operating leases for office space requiring monthly payments through March 2026, plus certain operating costs.
3.	Amounts reflect payments due for non-cancellable capital leases for equipment which expire in May 2024.

As of September 30, 2022, there has not been significant changes in our contractual obligations and commitments other than payments made on the debt agreements of $0.3 million, payments made for operating lease obligations of $0.4 million and payments made for capital lease obligations of $0.04 million.

Management Services Agreement

On September 17, 2015, Renters Warehouse and NPG entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, Renters Warehouse pays NPG an annual management fee of $0.25 million (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of Renters Warehouse in the performance of NPG’s duties under the Management Agreement.

Pursuant to the Business Combination Agreement, the Management Agreement will be terminated by NPG and Renters Warehouse prior to or at Closing.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in Note 1 in our annual consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Business combinations, goodwill and intangible assets

Business combinations are accounted for in accordance with the acquisition method. We recognize separately from goodwill the assets acquired and the liabilities assumed at its acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. Intangible assets consist of acquired customer relationships, customer lists, technology, trademarks, and tradenames and related assets that are amortized over their estimated useful lives. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows, discount rates and useful lives. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. Other than goodwill, we have no other intangible assets with indefinite lives. Renters Warehouse has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If Renters Warehouse can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, Renters Warehouse would not need to perform a quantitative impairment test. If Renters Warehouse cannot support such a conclusion then it performs a quantitative assessment. If a quantitative assessment is performed and the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that fair value of the reporting unit is less than its carrying value. Renters Warehouse has selected December 31st as the date to perform its annual impairment test. We determined that our reporting units are the same as its operating segments. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions we developed. There were no goodwill impairment losses recorded during the years ended December 31, 2021 and 2020. The Management segment had a negative carrying amount of net assets as of December 31, 2021 and 2020.

Software development costs

Renters Warehouse capitalizes qualifying internally developed software development costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. We also capitalize costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to preliminary project activities and to post-implementation activities are expensed as incurred. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized on a straight-line basis over the project’s estimated useful life. If capitalized projects are determined to no longer be in use, they are impaired and the cost and accumulated depreciation are removed from the accounts. The resulting loss on impairment, if any, is included in the consolidated statements of operations in the period of impairment. Software development costs consist primarily of salary and benefits for Renters Warehouse development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the consolidated balance sheets and amortized to depreciation and amortization in the consolidated statement of operations.

Equity-based compensation

We issued equity-based compensation to employees and non-employees in the form of restricted Renters Warehouse Class B Units. Under the terms of the membership unit plan, we may grant an unlimited number of Renters Warehouse Class B Units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements. Additional compensation expense is recognized if modifications to existing equity-based award agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value.

The fair value of Renters Warehouse Class B Units issued during fiscal years 2021 and 2020 was estimated on the date of grant using the multi-method model. We record the grant-date fair value of Renters Warehouse Class B Unit grants as compensation expense on a straight-line basis over the vesting period of the award. Forfeitures are accounted for when they occur. Equity-based compensation costs are included in other operating expenses on the accompanying consolidated statement of operations.

Calculating the fair value of the compensation expense requires the input of subjective assumptions. These variables include, but are not limited to, the fair value of the common unit or common stock at the date of grant. Historically, as there has been no public market for the Renters Warehouse Class B Units, the fair value of the Renters Warehouse Class B Units was determined by Renters Warehouse board of directors. The fair value of awards is determined using both income and market-based valuation approaches.

Related party convertible notes

Renters Warehouse follows ASC 480-10, Distinguishing Liabilities from Equity, in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception; (ii) variations in something other than the fair value of the issuer’s equity shares; or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying consolidated statements of operations. As permitted under ASC 825, Financial Instruments, we account for certain convertible debt issued under the fair value option election wherein the financial instrument is initially measured at its issue-date estimated fair value and then subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized as other income (expense) in the accompanying consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the Convertible Notes were recognized in other operating expense as incurred and were not deferred.

Renters Warehouse had related party subordinated convertible notes payable to a member. The Convertible Notes qualified for the fair value option and Renters Warehouse elected to measure them at fair value. The fair value of the Convertible Notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion.

Derivative instruments

We estimate the fair value of derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Renters Warehouse Common Units that are expected to be issued at each of the scheduled issuance dates. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement. The derivative liability is reflected as a current liability within the consolidated balance sheet.

Determination of fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units

Prior to the date hereof, given the absence of a public trading market for Renters Warehouse Class B Units and Renters Warehouse Common Units, the Renters Warehouse board of directors in conjunction with an independent third-party valuation firm determined the fair value per share of Renters Warehouse Class B Units and Renters Warehouse Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. We also utilize these fair values to value other equity-based financial instruments. Such valuations are performed by considering various subjective factors such as:

●	relevant precedent transactions involving our capital stock;

●	the liquidation preferences, rights and privileges of redeemable Renters Warehouse Class A Preferred Units and Renters Warehouse Class A-1 Preferred Units relative to the Renters Warehouse Class B Units and Renters Warehouse Common Units;

●	our financial condition, results of operations, and capital resources;

●	our estimates of future financial performance;

●	valuations of comparable companies;

●	the likelihood and timing of achieving a liquidity event for the Renters Warehouse Class B Units and Renters Warehouse Common Units, such as an initial public offering, given prevailing market conditions;

●	lack of marketability of our Renters Warehouse Class B Units and Renters Warehouse Common Units; and

●	U.S. and global capital market conditions.

To determine the fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units, we first determined our enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of Renters Warehouse Class B Units and Renters Warehouse Common Units. Our enterprise value was most recently estimated using both the income and market approach valuation methods.

The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of our Company.

Emerging Growth Company Status

Renters Warehouse is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. Renters Warehouse has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. Renters Warehouse expects to use the extended transition period for any new or revised accounting standards during the period which Renters Warehouse remains an emerging growth company.

Internal Control Over Financial Reporting

Prior to the potential Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2021 and 2020. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The limited personnel resulted in our inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, our insufficient segregation of duties in the finance and accounting functions.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations. We do not hold or issue financial instruments for speculative or trading purposes.

Interest rate risk

As of December 31, 2021, we held cash and cash equivalents of $0.1 million and restricted cash of $18.2 million. As of September 30, 2022, we held cash and cash equivalents of $0.3 million and restricted cash of $18.8 million. We do not believe that we have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents and restricted cash which have a variable interest rate. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our cash flows and operating results. There have not been material changes in our market risk exposures as of September 30, 2022.

PTIC II MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of PTIC II’s financial condition and results of operations should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to PTIC II’s plans and strategy for its business and its expectations with respect to liquidity and capital resources, includes forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks and uncertainties described in “Risk Factors” in this prospectus. Actual results could differ materially from the results described in or implied by these forward-looking statements. See “Cautionary Statements Regarding Forward Looking Statements.” In this section “we,” “us,” “our” and “PTIC II” refers to PropTech Investment Corporation II, Inc., a Delaware corporation (“PTIC II”) and its consolidated subsidiaries.

Overview

We are a blank check company incorporated in Delaware on August 6, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain of our officers, directors and advisors. The registration statement for our initial public offering was declared effective on December 3, 2020. On December 8, 2020, we consummated our initial public offering of 23,000,000 units, including 3,000,000 additional units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Simultaneously with the closing of our initial public offering, we consummated the private placement (the “private placement”) of 4,833,333 warrants (each, a “private placement warrant” and collectively, the “private placement warrants”) at a price of $1.50 per private placement warrant to our sponsor, generating proceeds of approximately $7.3 million.

Upon the closing of our initial public offering and the private placement, $230.0 million ($10.00 per unit) of the net proceeds of our initial public offering and certain of the proceeds of the private placement was placed in a trust account established for the benefit of our public stockholders (the “trust account”) and was invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

Our management has broad discretion with respect to the specific application of the net proceeds of our initial public offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating our initial business combination.

We will only have 24 months from the closing of our initial public offering, or December 8, 2022, to complete our initial business combination (the “Combination Period”). If we do not complete our initial business combination within this period of time, we will (i) cease all operations except for the purposes of winding up; (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of our Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters agreed to waive its rights to the deferred underwriting commission held in the trust account in the event we do not complete our initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the initial public offering price per unit ($10.00 per unit).

Proposed Business Combination

On May 17, 2022, the Company entered into a business combination agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with RW National Holdings, LLC, a Delaware limited liability company (the “Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the Rolling Company Unitholders (as defined in the Business Combination Agreement) (in such capacity, the “Sellers’ Representative”).

The Business Combination Agreement provides that, among other things, and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i) Concurrent with the execution of the Business Combination Agreement, the Sponsor, Other Class B Shareholders of the Company (as defined in the Business Combination Agreement), the Company, and Renters Warehouse, among others, have entered into the sponsor letter agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholders have agreed to (a) vote all Company shares owned by the Sponsor and each Other Class B Shareholder in favor of the Business Combination Agreement and the contemplated transactions, (b) subject to, and conditioned upon the Effective Time (as defined in the Business Combination Agreement), waive any adjustment to the conversion ratio set forth in the Company’s governing documents or waive any anti-dilution or similar protection with respect to the Company’s shares of Class B common stock, par value $0.0001 (the “Class B Shares”) and (c) subject to, and conditioned upon the closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

(ii) Immediately prior to the closing, the Company shall form Appreciate Intermediate Holdings, LLC (“NewCo LLC”) for purposes of consummating the transactions contemplated by the Business Combination Agreement and the related ancillary documents (the “Ancillary Documents”), on the terms and subject to the conditions set forth in the Business Combination Agreement;

(iii) On the closing date, (a) Rolling Company Unitholders will contribute all of their existing Renters Warehouse Interests to NewCo LLC in exchange for non-voting Class B Units of NewCo LLC (the “NewCo LLC Class B Units”) or for cash, as applicable, (b) the Limited Liability Agreement of NewCo LLC (the “Amended and Restated NewCo LLC Agreement”) will be amended and restated in the required form, (c) the Company will contribute the Closing Date Contribution Amount (as defined in the Business Combination Agreement) to NewCo LLC in exchange for Class A Units of NewCo LLC (the “NewCo LLC Class A Units”) and (d) the NewCo LLC unitholders (other than the Company) will receive a number of the Company’s Class B Shares equal to the Transaction Equity Security Amount (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Business Combination Agreement;

(iv) At closing, the Company, Renters Warehouse, NewCo LLC, certain of the Company unitholders (excluding St. Cloud Capital Partners III SBIC, LP (“St. Cloud”)) and Lake Street will enter into an income tax receivable agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”);

(v) At the closing, certain Renters Warehouse unitholders will enter into an Investor Rights Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”) pursuant to which, among other things, such Renters Warehouse unitholders will agree not to effect any sale or distribution of any equity securities of the Company or NewCo LLC held by any of them during the lock-up period described therein;

(vi) In connection with the transactions contemplated by the Business Combination Agreement, the Company will file a proxy statement (the “Proxy Statement”) relating to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that the Company obtain the requisite stockholder approvals; and

(vii) Subject to the terms set forth in the Business Combination Agreement, the Sellers’ Representative will serve as the representative of the Rolling Company Unitholders.

As a result of the transactions contemplated by the Business Combination Agreement, among other things:

(i) The Company will hold limited liability company interests in NewCo LLC (“Company Units”) and will be the managing member of NewCo LLC; and

(ii) Renters Warehouse unitholders will hold (i) non-voting NewCo LLC Class B Units that are exchangeable on a one-for-one basis for the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”) (subject to surrendering a corresponding number of shares of the Company’s Class B Shares for cancellation) that will be subject to certain conditions as specified in the Amended and Restated NewCo LLC Agreement, and (ii) a number of shares of the Company’s Class B Shares corresponding to the number of non-voting NewCo LLC Class B Units held.

Upon completion of the transactions contemplated by the Business Combination Agreement, the Company will be renamed as Appreciate Holdings, Inc. and will become the managing member of NewCo LLC in an “Up-C” structure. Appreciate Holdings, Inc. will continue Renters Warehouse’s business, operated under the Renters Warehouse name, of making available a tech-enabled full-service property management and residential leasing marketplace company for both individual owners of and institutional investors in single-family rental houses.

Results of Operations

Our entire activity since inception up to September 30, 2022 was in preparation for our formation, our initial public offering, and since the closing of our initial public offering, a search for business combination candidates. We will not generate any operating revenues until the closing and completion of our initial business combination. We generate non-operating income in the form of interest income and dividends on investments held in trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2022, we had a net loss of approximately $0.8 million, which consisted of approximately $1.0 million of net gain from investments held in the Trust Account, offset by approximately $0.8 million of a loss from the change in fair value of derivative warrant liabilities, approximately $0.9 million of general and administrative expenses, $45,000 of administrative expenses – related party, approximately $80,000 of franchise tax expenses, and approximately $65,000 of income tax expense.

For the nine months ended September 30, 2022, we had a net loss of approximately $4.6 million, which consisted of approximately $5.4 million of a gain from the change in fair value of derivative warrant liabilities, and approximately $1.4 million of net gain from investments held in the Trust Account, offset by approximately $11.1 million of general and administrative expenses, $135,000 of administrative expenses – related party, approximately $170,000 of franchise tax expenses, and approximately $65,000 of income tax expense.

For the three months ended September 30, 2021, we had net income of approximately $1.9 million, which consisted of approximately $2.1 million of change in fair value of derivative warrant liabilities, and approximately $3,000 of net gain from investments held in the Trust Account, partially offset by approximately $165,000 of general and administrative expenses, $45,000 of administrative expenses – related party, and approximately $16,000 of franchise tax expenses.

For the nine months ended September 30, 2021, we had net income of approximately $8.1 million, which consisted of approximately $8.9 million of change in fair value of derivative warrant liabilities, and approximately $24,000 of net gain from investments held in the Trust Account, partially offset by approximately $794,000 of general and administrative expenses, $135,000 of administrative expenses – related party, and approximately $99,000 of franchise tax expenses.

Liquidity and Capital Resources

As of September 30, 2022, we had approximately $0.1 million in our operating bank account and working capital of approximately $(10.3) million (not taking into account tax obligations that may be paid using the interest income earned from investments in the Trust Account).

In addition, in order to finance transaction costs in connection an intended initial business combination, our sponsor may, but is not obligated to, provide us working capital loans. Up to $1.5 million of such working capital loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans to date. As of September 30, 2022, the Company had no working capital loans outstanding.

Prior to the completion of our initial public offering, our liquidity needs were satisfied through the proceeds of $25,000 from our sponsor in exchange for the issuance of founder shares, and loan proceeds from our sponsor of $163,000 under a promissory note, which we fully repaid on December 8, 2020. After the consummation of our initial public offering, our liquidity needs have been satisfied with the net proceeds from our initial public offering and the private placement not held in the Trust Account.

The Company has incurred and expects to continue to incur significant costs in pursuit of its Business Combination. Further, if the Company cannot complete a Business Combination prior to December 8, 2022, it could be forced to wind up its operations and liquidate unless it receives approval from its stockholders to extend such date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. The Company’s plan to deal with these uncertainties is to preserve cash by deferring payments with anticipated cooperation from its service providers and to complete a Business Combination prior to December 8, 2022. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the period permitted to complete the Business Combination. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. To preserve liquidity, the Company has agreed with most of its third-party business combination advisors to defer cash payments until the closing of the Business Combination.

The preponderance of the current liabilities (approximately $9.6 million) results from amounts accrued as payable to professional service firms who indicated their intention to accept deferred payment terms, or success fees, that are payable at the closing of the proposed Business Combination.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined the date for mandatory liquidation and dissolution as well as liquidity raises substantial doubt about the Company’s ability to continue as a going concern through December 8, 2022, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management of the Company plans to complete a business combination prior to the date for mandatory liquidation. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

We continue to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of the filing. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Founder Shares

On August 27, 2020, our Sponsor purchased 5,031,250 shares of Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, we effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding.

Our initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million.

Each warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If we do not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.

Promissory Note Related Party

On August 6, 2020, our Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was due on the earlier of March 31, 2021 or the completion of the Initial Public Offering. We borrowed $163,000 under the Note. We fully repaid the Note on December 8, 2020 and no longer has access to borrowings under this Note.

On September 8, 2022, our Sponsor agreed to loan us an aggregate of up to $250,000 to cover expenses related to the Business Combination pursuant to a promissory note (the “2022 Note”). This loan is non-interest bearing and is due upon the completion of the Business Combination. We borrowed $75,000 under the 2022 Note which remains outstanding at September 30, 2022.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, our Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Warrant. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2022 and December 31, 2021, we had no Working Capital Loans outstanding.

Administrative Support Agreement

We agreed to pay $15,000 a month for office space, utilities, and secretarial and administrative support to our Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by our Business Combination or our liquidation. For the three months and nine months ended September 30, 2022, we incurred approximately $45,000 and $135,000, respectively, for these services. No amounts were due as of September 30, 2022 and December 31, 2021.

Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the registration statement for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements. At the Closing, the Company and the Sponsor will terminate the registration rights agreement and replace it with the Investor Rights Agreement (as defined below).

Investor Rights Agreement

The Company, the Sponsor, the other Founder Holders (as defined therein) and the Sellers (as defined therein) will enter into an investor rights agreement (the “Investor Rights Agreement”) at the Closing, pursuant to which, among other things, (a) each Holder (as defined therein) (excluding St. Cloud Capital Partners III SBIC, L.P.) will agree not to effect any sale or distribution of any common stock of Appreciate held by any of them during the lock-up period described therein and (b) each Holder will be granted certain registration rights with respect to their respective Appreciate Common Stock, in each case, on the terms and subject to the conditions set forth therein.

Underwriting Agreement

We granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate, which was paid upon closing of the Initial Public Offering. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fee

In October 2020, we entered into an agreement with a third party that will provide investor relations services pursuant to which we paid a $10,000 initial fee upon execution and agreed to pay a deferred success fee of $50,000 upon the consummation of the initial Business Combination.

Critical Accounting Policies

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

Class A Common Stock Subject to Possible Redemption

We account for Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, 23,000,000 and 23,000,000 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the unaudited condensed balance sheet.

Derivative Warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 12,500,000 common stock warrants in connection with our Initial Public Offering (7,666,667) and Private Placement (4,833,333) which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each unaudited condensed balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statements of operations. The fair value of warrants issued in connection with the Public Offering and Private Placement have initially been estimated using Monte-Carlo simulations at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021.

Net Income (loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common stock outstanding during the periods. We have not considered the effect of the warrants sold in our initial public offering and Private Placement to purchase an aggregate of 12,500,000 shares of Class A common stock in the calculation of diluted earnings per common share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods presented.

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the unaudited condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS

Unless the context otherwise requires, all references in this section to the “Company,” “Renters Warehouse,” “we,” “us,” or “our” refer to RW National Holdings, LLC and its subsidiaries prior to the consummation of the Business Combination.

Overview

Renters Warehouse is a SFR services company serving a diverse base of more than 12,000 individual and institutional investors through an end-to-end technology platform. With a focus on the services segment of the SFR industry, we operate an asset-light model and do not own SFR real estate. Instead, our platform provides SFR marketplace and management services to both individual and institutional investors. We and our franchise operators provide services across 42 locations in 20 states and the District of Columbia. In all our locations, we are licensed as a real estate broker, allowing us to participate in the Multiple Listing Service. We currently manage approximately 15,000 properties with a gross property value exceeding $4.0 billion.

Geographic Locations

We are committed to democratizing SFR ownership by demystifying the end-to-end process of purchasing, owning and managing SFR real estate and bringing the experience closer to the experience of managing other types of investments. We believe that by opening the SFR asset class in this way, we can positively enhance owners’ lives by helping them make and manage investments in SFR properties.

Our services cover the entire lifecycle of a SFR investment. In our Marketplace segment, we assist investors with the purchase or sale of SFR investment properties. In our Management segment, we advise and coordinate with investors to renovate and ready their properties for rent, place qualified residents in those properties and address other day-to-day SFR management activities. We are compensated for these services through both recurring and re-occurring transaction and management fees.

Renters Warehouse operates in a large and growing market. Home ownership is becoming increasingly unaffordable as home prices and interest rates rise and income growth lags. Because of these housing affordability issues, demand for single-family rentals has grown consistently in the recent past. Demographic trends, including the growth of the 35-44 age group, have combined with these economic factors to create strong growth for the industry. Institutional investors have recognized this opportunity and made equity commitments to SFR initiatives aggregating over $50.0 billion, up from less than $1.0 billion two years ago. Furthermore, the composition of the U.S. housing industry is changing from fragmented non-institutional ownership to scaled institutional ownership, but institutionally owned SFR still only represents 3% of the overall U.S. single-family rental market. The services side of the industry also remains highly fragmented.

Company History

We commenced operations in 2007 as a local property management firm in Minneapolis, MN. Starting in 2011, we expanded through franchising, ultimately reaching 27 franchised locations. After a private equity investment in 2015, we shifted course to capitalize on the growing institutionalization of the SFR asset class. We repurchased approximately half of our franchises in 2016 (the largest of which operates in Phoenix, Arizona), which formed the foundation of our Management segment. In that same year, we took on our first institutional client.

The growing institutional demand, along with our vision to make buying, selling and owning SFR properties as easy as more traditional investments, led us to acquire OwnAmerica, LLC in 2019, which formed the foundation of our Marketplace segment.

Business Segments

Renters Warehouse operates two segments: the Marketplace and the Management segments of the SFR market. Our end-to-end platform, which helps clients buy, lease, manage and sell SFR in one place, creates a strong and iterative network effect. Buyers on the Marketplace frequently become owners on the Management side and owners can sell their properties through the Marketplace.

Marketplace Services

In our Marketplace segment, we assist investors with purchases and sales of SFR properties. For institutional investors looking to build a large, geographically diversified portfolio of high-quality properties, our acquisition platform leverages our national footprint and technology sophistication to facilitate rapid portfolio growth by targeting acquisitions in multiple markets simultaneously. With the systems and personnel infrastructure to facilitate the acquisition of more than $2.0 billion of SFR properties annually and a true end-to-end service with closed accountability loops ensuring a smooth transition from Marketplace to Management services, we allow institutional clients to fully focus on their growth plans. Between October 2020 and September 2022, we have facilitated the acquisition of $509,963,460 of SFR properties, which included $251,885,364 for institutional investors and $258,078,096 for retail investors.

As part of our end-to-end service offering, immediately after purchase of a property, our renovation platform helps clients manage the process of bringing acquired properties to their standards.

Management Services

Renters Warehouse efficiently manages properties through an appropriate blend of centralized and decentralized resources. Our scalable, centralized technology-based infrastructure supports local market operations with consistently executed resident screening, leasing operations, and customer service and maintenance coordination. Local on-the-ground teams in 42 markets handle operations that benefit from local presence and expertise, including property showings and tenant placement. Renters Warehouse provides clients with visibility to all aspects of our management through transparent access to analytics and reporting.

Customer Profiles

Renters Warehouse services both individual and institutional investors in SFR real estate. Two individual customers represented approximately 20% and 10% of Renters Warehouse total revenue for the nine months ended September 30, 2022. For the nine months ended September 30, 2021, no individual customer represented more than 10% of Renters Warehouse total revenue. Renters Warehouse has a history of operating losses and negative cash flows from operations. Our customer service efforts lead to consistent Net Promotor Scores (“NPS”), a widely used market research metric that typically takes the form of a single survey question asking respondents to rate the likelihood that they would recommend a company, product, or a service to a friend or colleague. NPS scores typically range from -100 to 100. As of September 30, 2022, our year-to-date NPS is 59.3.

Our individual investor clients, also referred to as retail clients, may have just one property or they may have assembled a small portfolio of homes. Across the industry, individual investors owning fewer than ten properties own 80% of all SFR assets. We believe we help our retail clients effectively manage their properties by giving them access to institutional-quality tools and technology.

Our institutional clients include SFR real estate investment trusts (“REITs”) as well as other financial investors. Often, our institutional clients use our end-to-end platform to acquire, renovate, lease and then manage properties for them. In 2021, 95% of the institutional Marketplace purchase transactions we completed for our clients became Management properties.

End-to-End Technology Solution

Our technology platform facilitates our end-to-end offering, which includes buying, renovating, owning, managing and selling SFR. Our end-to-end solution yields a network effect, as buyers in our Marketplace segment often become owners in our Management segment and owners are able to sell their SFR properties through the Marketplace. Our management believes that the combined revenue streams of Marketplace and Management result in a higher customer lifetime value than that of competitors who mainly focus on one offering.

In 2018, Renters Warehouse decided to move away from the use of a commonly available property management software application. Instead, we developed a proprietary technology offering, integrated with the Salesforce platform, which provides an end-to-end solution across our Marketplace and Management segments. Our customized platform offers a comprehensive and integrated set of services including resident management, maintenance, accounting, analytics and reporting. It also connects market data with data and analytics generated from our operations and makes it all available to our clients through a streamlined end-to-end platform.

Our offering enables an experience for both our investor clients and their residents that is far removed from the typical “mom-and-pop” property manager experience of cell phone, email correspondence and inefficient back-and-forth texting. In contrast, interaction with Renters Warehouse primarily takes place through mobile apps and portals that facilitate a range of activities including logging and scheduling repairs and maintenance and billing and collecting rent.

Our technology platform has solutions designed for all our stakeholders: investors, residents and vendors. We provide each group with an improved experience compared with the typical mom-and-pop property manager experience:

●	Investors. Individual and institutional investors have access to both a Marketplace (or acquisitions) portal and a Management portal. Investors can review property underwriting, approve offers and view pipeline properties. Once a property is owned, investors can receive notifications and view real time property insights, key performance indicators and property documents through the portal.

●	Residents. Our resident portal and app are how residents connect with us through the platform. On their portal, residents can initiate maintenance requests, view account balances, pay rent, chat live with a customer service rep and access their lease and other documents.

●	Vendors. For property repair and maintenance needs, we use a network of vetted, outsourced third-party vendors. Those vendors leverage our vendor portal to find job assignments, request communications and approvals from management, submit proof of work completion and direct invoicing.

Competitive Strengths

End-To-End Service Offering

Our platform addresses several historical challenges faced by investors in SFR real estate.

When attempting to acquire SFR property, investors traditionally have been hampered by issues including the local nature of real estate, reliance on residential real estate agents who do not specialize in assessing the investment attractiveness of single-family rentals, the lack of standardized home data and analytics, slow transaction timelines, analog documentation and high transaction costs. These factors make SFR assets challenging to acquire, especially on an institutional scale.

Once acquired, few options exist for an investor who wants to utilize one manager nationally or even across multiple markets. A lack of technological solutions means that most property managers are limited to one geography. Similarly, a lack of technology results in approximately 80% of rent still being paid by check, cash, or money orders.

Historically, these Marketplace and Management segments of the SFR market were separated and handled by separate providers, causing predictable challenges as properties were transitioned from the acquiring real estate agent who might have estimated one rent amount to a property manager who might only be able to achieve a lesser rent amount.

Renters Warehouse was among the first in the U.S. SFR services industry to combine property management with an online marketplace, creating an end-to-end SFR investment services platform that extends from buying to owning to selling. Now the second largest SFR online marketplace in the U.S., our marketplace connects investors and eager sellers of single-family real estate by underwriting potential SFR acquisitions in real time with industry-leading data on expected rental income and expenses. We combine this Marketplace with full-service teams on the ground in every market we serve, allowing both individual and institutional investors to execute with confidence.

Straightforward, Predictable Customer Acquisition Model

Renters Warehouse has extensive experience at marketing to a target audience of individual investors in SFR real estate. We have used a variety of media successfully, including digital marketing and broadcast advertising. Our experience over the past five years has demonstrated that investment in customer acquisition drives new properties under management, with a 95% r-squared correlation between marketing expense and individual investor properties added over the 2016-2022 period.

Our management believes that accelerated customer acquisition does not require new technology or a new strategy but instead, a higher level of marketing expenditures.

Experienced Management Team with Deep Single-Family Real Estate Expertise

Our senior management team combines members with extensive growth company experience and members with deep SFR industry expertise. Our dedicated workforce of 250 full-time team members includes a network of local real estate professionals exclusive to the company. We are a ten-time honoree of the Inc. 500/5000 list of the fastest growing privately held companies in America and have won numerous Best Places to Work awards.

Growth Strategy

We believe we are in the early phases of capturing our market opportunity. Key elements of our growth strategy include:

●	Increase investment in customer acquisition. Growth in our individual investor segment is predictably driven by expenditures for customer acquisition. We believe that our marketing efforts will attract a broad new group of investors to the SFR asset class through a variety of unified marketing initiatives, led by digital customer acquisition but also including broadcast, print and direct mail. We intend to dedicate capital following the business combination to reinvigorate our investment in customer acquisition, both for our Marketplace and Management businesses.

●	Expand into new domestic markets. Geographically, we currently operate 42 company-owned or franchise locations in 20 states and the District of Columbia. A common request from our institutional clients is to support their growth by entering additional geographic markets. Coordinating with institutional clients can help provide a reliable path to profitability for new “greenfield” markets. When entering a market where an institutional client is committed to marketplace purchases and management properties, we typically can open a new market in sixty (60) days or less, and based on Renters Warehouse’s experience in entering the Memphis and Indianapolis markets in the last twelve (12) months, we typically can project to become profitable as quickly as the first month of operation. We expect to enter additional geographic markets over the next several years, likely utilizing a combination of greenfield and acquisitions to drive expansion. We expect expansion into new geographical markets to increase our cost of revenue as well as our selling, general and administrative expenses in both the short and long term. We also anticipate increased revenues through additional individual customer acquisition in the new markets.

●	Grow through acquisitions. Our inorganic growth opportunities include the acquisition of local “mom and pop” property managers, the potential acquisition of our remaining franchises and building out our capabilities and offerings through acquisition and technology improvements to our offerings.

The property management industry includes as many as 80,000 small, local “Mom and Pop” property management businesses. We believe that this landscape is well-suited for a growth-through-acquisition strategy and that such businesses can be reliably acquired for what we consider reasonable valuations. These targets tend to operate exclusively in the Management business, with no Marketplace capability or activity. Moreover, these small local businesses also typically service exclusively individual investors and lack the capability or relationships to develop institutional business. By introducing Marketplace business and institutional customers to an acquired operation, we believe we can materially grow the revenue of acquired businesses and further increase the attractiveness of such businesses for acquisition. Our remaining franchises represent a similar opportunity.

Beyond this acquisition of property management business, we see additional opportunities for mergers and acquisitions, including servicing “do it yourself” landlords with a lower cost/lower service offering, and building out the capabilities of our programmatic acquisitions program with additional features and data.

Renters Warehouse has developed a database of more than 400 businesses in the real estate industry and plans to utilize this information in our acquisition strategy. However, no discussions are currently active that are expected to result in definitive agreements.

●	Expand our range of investor and resident services. We expect to generate organic growth from accretive expansion available in new products and services. This includes payments, referral opportunities including mortgage, insurance and home warranty and other investor and resident services. We also believe we can increase utilization of our repair and maintenance offering.

Industry

Overview

SFRs are single-family homes operated as rental units. They are often detached structures in suburban neighborhoods with a yard and garage but can include properties with two to four units. Simply put, these are traditional homes that are rented out instead of being owner occupied. SFRs do not include apartment buildings where there are multiple units.

The value of SFR homes reached a record high of approximately $4.7 trillion in 2021, up from approximately $2.2 trillion in 2011.

Surging home prices and increasing mortgage rates are creating affordability issues for many potential buyers and as result, single-family rental homes are often the starter homes of previous generations.

Addressable Market

The combined total addressable market for Marketplace and Management services is significant. In the Marketplace segment, annual brokerage commissions for single-family homes total approximately $95.0 billion. Approximately 20% of this total, or approximately $20.0 billion, represents the investor sales market immediately addressable by our Marketplace segment. In our Management segment, there is an approximately $50.0 billion market for managing residential rental properties. approximately one-third of this market is SFR which represents an approximately $17.0 billion immediately addressable market.

Growth

Partially because owning a home has become less affordable, the number of single-family homes used as rental properties has increased significantly since the Great Financial Crisis (“GFC”). The single-family rental industry has been the fastest-growing segment of the housing market, growing 30% in the ten years following the GFC, compared with 15% for multifamily rentals during that same period.

According to the U.S. Census Bureau and John Burns Real Estate Consulting (“JBREC”), there are now approximately 14.8 million SFR rental homes in the U.S., representing approximately 10% of all housing units. After tracking closely with median income for much of the 1980s and 1990s, growth in home sales prices outpaced income growth over the last two decades, especially after the GFC.

(1)	National Bureau of Economic Research and U.S. Census Bureau

In the current market, home price appreciation, increasing mortgage rates and limited for-sale inventory has tempered homeownership levels, as a large share of renters are priced out of the home purchase market. According to JBREC, mortgage payments on entry-level home purchases are up 27% to 57% year-over-year across the top SFR markets as of October 2022.

The combination of heavily indebted balance sheets for the median renter heading into the pandemic (including record levels of student loan borrowings) and the higher level of savings now needed for a down payment, suggests there is a large market of renters coming through the pipeline. SFR demand is expected to be buoyed over the next several years from the continued aging of the millennial population. Growth in the 35 to 44 year-old population group, a key renter demographic, is expected to be nearly double the U.S. average for the next five years.

In certain markets, supply of SFR properties is not expected to keep up with this demand. SFR supply growth is more difficult to pinpoint than other property types, due in part to the constant churn between owner-occupied and rented homes. Still, while total single-family starts accelerated in 2020 and 2021 as homebuilders respond to the demand wave of demand for single-family homes, they remain below historic levels on a per-capita basis.

“Build for rent,” where builders construct a dedicated community of single-family homes or communities of homes specifically intended for rental, has emerged in certain locations to increase the supply of SFR properties. However, build for rent developers must compete for projects with other home developers and single-family build-for-rent construction accounts for only 2% to 5% of total housing starts.

Partly due to this supply-demand imbalance, owners of SFR properties have benefitted from healthy rent increases. The Burns Single-Family Rent Tiered IndexTM reflects a 7% year-over-year increase, following a 5% increase the prior year. Many of the top SFR markets (including Renters Warehouse markets Atlanta, Charlotte, Jacksonville, Las Vegas, Phoenix and Tampa) have seen double-digit increases.

Renters Warehouse benefits from rent increases both directly and indirectly. Resident placement fees are based on rent and as rents increase our fees increase. Management fees for our institutional clients are also calculated as a percentage of rent, so management fees increase as well with higher rents. Indirectly, higher rent supports higher property values, driving higher revenue in our Marketplace.

Ownership

The majority of SFR homes are owned by mom-and-pop investors. Approximately 80% of SFR units are owned by individual investors owning fewer than ten properties.

While institutional capital commitments to SFR have been accelerating sharply over the last two years, reaching more than $50.0 billion as of December 2021, institutional investors still own a small percentage of SFR assets. Only approximately 3% of SFR properties are owned by investors with a portfolio of more than 1,000 units.

As the asset class becomes more institutionalized, management believes the need for sophisticated service providers with a national footprint and end-to-end solution will also increase.

Impact of Inflation and Rising Interest Rates

We believe that the direct impact of inflation on our business is largely positive. Rising rents in nominal terms directly lead to higher resident placement fees and, for our institutional business, higher monthly management fees. Rising property values lead directly to higher Marketplace commissions and can be expected to force more residents to rent rather than buy due to affordability issues. Because we do not own assets, we are not exposed to the rising cost of raw materials or components used in renovation, repair and maintenance; in fact, higher costs in these areas lead to increased revenue since we are typically compensated on a cost-plus basis.

Increases in the thirty (30-) year mortgage rate such as seen in the first half of 2022 may decrease the competitiveness of owner-occupants bidding against investors for single-family homes. Certain of our institutional clients, whose financing may not be tied to this benchmark, see this as an opportunity to increase their buying activity. Even individual investors who may use traditional mortgage financing are likely to expect that higher interest rates will translate into higher rent and bid accordingly. To the extent that owner-occupant buyers are a smaller share of purchases, we expect valuations will shift toward yield-based metrics rather than broker estimates more associated with owner-occupant buyers.

Marketplace Services

Much like buyers or sellers of owner-occupied homes, investors in SFR almost always utilize the services of a licensed real estate broker. In fact, SFR transactions are commonly handled by generalist realtors who often lack specific expertise in real estate investing.

An agent acting on behalf of the buyer or seller in an SFR transaction is typically compensated with half of the seller-paid transaction commission, as with owner-occupied real estate.

Companies like Renters Warehouse who specialize in investment real estate transactions supplement traditional real estate information like square footage, age of property and school district, with information critical for investment decisions. Specialized tools for investors include rental revenue and operating expense estimator tools as well as yield calculators.

Management Services

Investors hire property managers to manage their rental properties for a variety of reasons, from wanting a local professional to handle a property to a desire to take a more hands-off approach with their properties. Common responsibilities typically held by property managers are leasing, including property marketing, resident placement and lease processing; property management, including inspections, repair and maintenance management and resident management; and property accounting, including rent collection, payment processing and rental tax payment and processing.

Property managers are typically paid via transaction and management fees. For placing residents, managers are typically paid a fee based on the rent and duration of the lease. For ongoing property management, managers are most often paid by a fixed monthly fee, although some arrangements call for payment as a percentage of monthly rent.

Operations

Renters Warehouse uses standard agreements that are utilized nationwide for establishing relationships with contractors, maintenance vendors, property owners, real estate agents and consultants, and the process for vetting and onboarding each relationship is established and documented. Contractors and maintenance vendors are identified based on need and volume in local markets. Before any maintenance or contractor agreement is signed, our vendor management team performs a review of the vendor which includes (1) evidence of licensure, (2) evidence of suitable insurance with the prescribed limits and Renters Warehouse listed as an additional insured, (3) confirmation of business entity registration and qualification to do business in the state(s) of operation, (4) a vendor questionnaire and interview, and (5) a general internet search regarding the principal and business name. Upon completion of this review, the maintenance or contractor agreement is executed and the vendor is onboarded to Renters Warehouse’s property management software. The data and details surrounding licensure, insurance and states of operation, as well as the executed agreement, is recorded and an annual review is conducted, based either on onboarding date or the date of licensure or insurance expiration, whichever date is earliest. Exception reporting is automated to deliver any outliers or non-compliance notifications to the vendor management team on a regular basis.

Renters Warehouse’s real estate agents are all actively licensed and experienced real estate salespersons or brokers in the state in which they are located. An agent is first interviewed and, if the decision is made to move forward, the agent’s licensure is verified and a background check is performed. Upon completion, the agent will enter into an advisor service agreement, which outlines the agent’s independent contractor relationship with Renters Warehouse, and lists out the services performed by the real estate agents and their commissions. All agents are required to associate their state real estate license with Renters Warehouse and all real estate activity is run through Renters Warehouse and overseen by the state broker.

For property owners looking to engage Renters Warehouse, by and through its licensed state subsidiaries, to place residents and/or manage the owners’ rental property, the relationship begins with a free rental price analysis by a licensed and contracted agent, as described above. The agent describes Renters Warehouse’s services, platform and approach to full-service property management and investment services and, if the decision is made to move forward, a tenant placement and/or property management agreement (“PMA”) will be entered into. The PMA establishes the services Renters Warehouse provides and the monthly management fee, among other charges for inspections, tenant placement, utility connection, and related charges. Once the PMA has been executed, the agent lists and markets the property for rent, presents applicants for property owner approval, negotiates the lease agreement, schedules and completes the move-in inspection and collects the first month’s rent, prorated rent (if applicable), security deposit and any other required fees. Each lease agreement includes state riders to comply with local requirements and legislation. On or prior to a tenant’s move-in date, the agent will submit all documentation through our propriety property management platform for review, approval and documentation in the system. From that point forward, the residents and the property owner are managed by Renters Warehouse’s “Center of Excellence” call center and centralized services model, utilizing resident- and owner-facing online portals for customer services, maintenance request, ledgers, rent payments and more.

Material Contracts

Pagaya

Renters Warehouse, through its wholly-owned subsidiary RW OPCO, LLC has entered into property management agreements, real estate sourcing and transaction services agreements and referral agreements with entities affiliated with Pagaya Investments US LLC (collectively “Pagaya”). The specific agreements and their stated termination dates are identified below. Renters Warehouse provides, among other things, the following services pursuant to the management agreements: leasing, inspecting, operating, maintaining and repairing the properties; interfacing with tenants; collecting, accounting for, and disbursing rent and other funds; and keeping Pagaya informed of matters known to Renters Warehouse which materially affect the properties. Each agreement can be extended by mutual agreement, Pagaya may terminate each agreement for no reason with thirty (30) days prior written notice, and Renters Warehouse may do so with ninety (90) day notice. If Renters Warehouse terminates upon notice, it is not effective until the Pagaya entity executes a management agreement with a replacement manager within ninety (90) days of notice. Renters Warehouse may terminate a property management agreement with cause if (i) there is a material breach and Renters Warehouse gives written notice and provides a thirty (30) day cure period; (ii) Pagaya commits fraud or acts in bad faith under the agreement; (iii) Pagaya enters into bankruptcy or insolvency not stayed within sixty (60) days; or (iv) Pagaya dissolves. Renters Warehouse is entitled to receive a monthly management fee of seven percent (7%) of the monthly gross collections, a leasing fee that varies depending on length of the lease, and other ancillary property, utility, construction, legal, and late fees. Pagaya may assign an agreement with written notice, and Renters Warehouse can assign to an affiliated property management company with prior written notice. One property management agreement has been assigned from Pagaya to a lender, pursuant to which Renters Warehouse has subordinated its interest under the underlying property management agreement until Pagaya has paid its debts to the lender.

Renters Warehouse has entered into two (2) real estate sourcing and transaction services agreements with Pagaya entities. Renters Warehouse provides real property sourcing, acquisition and related services pursuant to these agreements. Each agreement contains the same termination provision for cause rights identified above, and Renters Warehouse may terminate for any reason with sixty (60) days prior notice. Each agreement also contains a non-solicitation agreement where, during and for two (2) years after the agreement, Renters Warehouse may not solicit Pagaya employees, and may only attempt to hire them through general public advertisements or the employees’ unsolicited inquiries. Pagaya may assign the real estate sourcing and transaction services agreements without prior notice, and Renters Warehouse may do so with prior written notice. Renters Warehouse is paid a commission payable by the applicable seller with respect to each property acquired pursuant to the agreement. The percentage or amount of each commission varies across acquisitions. There is no cross-default language among the various agreements or across entities.

Man Global

Renters Warehouse has entered into multiple property management and leasing agreements with Man Global Private Markets (USA) Inc. (“Man”), each in regard to different properties. The term of each agreement is for one year, and may be extended by a mutual written agreement. Either party may terminate an agreement for no reason with written notice, such termination being effective thirty (30) days after the notice. Man can terminate upon a substantial casualty or condemnation at a property by delivering to Renters Warehouse written notice, being effective five (5) days after the notice. In the event of a sale of a property, Man can terminate by delivering written notice, being effective fifteen (15) days after notice. Either party can terminate for the other’s default in the agreement with written notice, being effective immediately. Termination with respect to one property does not impact the other properties. There is no cross-default or cross-termination language among the various agreements or across entities. Each agreement requires payment of a monthly management fee equal to $89.00 per residential unit, as may be prorated, and any other fees earned for that month. Each agreement may have its covered properties expanded or reduced. Renters Warehouse is required to protect, at the same standard it uses for its own confidential information, or a reasonable standard of care, all confidential information provided by Man throughout the term and for one year after the termination of an agreement. Prior written consent is required for Renters Warehouse to assign an agreement. Man does not need consent provided it is to an affiliated entity or to a purchaser in a sale of interest, and shall require a prior written consent for all other assignments.

Salesforce

Renters Warehouse has entered into a Main Services Agreement, dated as of April 4, 2022 with Salesforce, Inc. (“Salesforce”). This agreement allows Renters Warehouse to use and receive the products and services that Renters Warehouse orders through order forms with Salesforce, including use of the Salesforce site and data and content subscriptions. By posting on Salesforce, Renters Warehouse grants a license and assigns to Salesforce an irrevocable, perpetual right and permission to use, store, modify and publish, among others, the content Renters Warehouse posts. Renters Warehouse is responsible for paying the fees specified in the specific order forms as ordered, either annually or as further specified in the specific order form. Each party retains all ownership rights in and to its confidential information, and will protect the other party’s confidential information to the same degree it protects its own, but not less than reasonable care. Renters Warehouse has no intellectual property rights to the content it accesses through Salesforce’s site. The agreement continues until all subscriptions thereunder have expired or have been terminated. Unless either party gives the other written notice at least thirty (30) days before the end of the relevant subscription term, the subscription automatically renews for additional one-year terms. Either party may also terminate early for cause upon (i) thirty (30) days written notice to the other party of a material breach, provided the breach remains uncured at the expiration of such period; or (ii) the other party becoming the subject of a proceeding relating to bankruptcy, insolvency, receivership, liquidation or assignment for the benefit of creditors. Neither party may assign any of its rights or obligations under the agreement without the other’s prior written consent, except to its affiliate or in connection with a merger, acquisition, corporate reorganization or sale of all or substantially all of its assets. However, in the event a change of control goes to a direct competitor of the other party, the other party may terminate the agreement upon written notice.

Facilities and Locations

We lease our 14,589 square foot corporate headquarters in Minnetonka, Minnesota and lease other facilities throughout the United States where we conduct business. Our facilities are utilized for operations in our two reportable segments and primarily consist of multitenant office spaces. As of September 30, 2022, we lease 16 facilities. We believe that our existing facilities are sufficient for our current needs.

Human Capital Resources

We currently employ 127 regular, full-time employees. The roles range from executive leadership to property management to administrative corporate support positions. In several areas of operations and corporate support, we also utilize outsourcing partners. In total, we employ 40 such persons through outsourcing arrangements in the Philippines and 32 in South America. Such persons generally provide call service functions for the Company’s customers.

The average tenure of our employees is approximately 3.5 years (ranging from new hire to 13.6 years) and the average age is approximately 41. There is a relatively even split between genders with 57.5% (73) female employees and 42.5% (65) male employees. Many employees choose not to self-identify race and with so many working remote, we have not fully compiled that data.

We also have 77 independent contractors working as real estate agents, both handling the initial leads for investors who represent prospective customers for Renters Warehouse and also conducting showings for potential tenants.

Company Culture and Values

We focus on ensuring our associates are fairly compensated and that we provide a diverse, equitable and inclusive culture.

Government Regulations

Our business and properties are subject to state and federal laws that apply to businesses generally, including laws and regulations related to labor relations, taxes, employment, franchise regulations, worker safety and privacy laws. We believe that we are in material compliance with such covenants, laws, ordinances and rules and we also require that our residents agree to comply with such covenants, laws, ordinances and rules in their leases with us.

In addition to these general laws and regulations, as a real estate brokerage, our operations are subject to various laws and rules, including:

●	regulations under the Real Estate Settlement Procedures Act;

●	regulations related to short and long term rental agreements;

●	governmental permitting and inspection requirements;

●	brokerage and broker licensing requirements; and

●	state and local landlord and tenant laws.

We believe we have all material licenses and permits needed to conduct operations and that we are in material compliance with all applicable regulatory requirements. We could, however, incur significant liabilities if we fail to comply with such requirements.

Municipal Regulations and Homeowners’ Associations

Our properties are subject to various municipal regulations and orders and county and city ordinances, including without limitation, use, operation and maintenance of our properties. Certain of our properties are subject to the rules of the various HOAs where such properties are located. HOA rules and regulations are commonly referred to as “covenants, conditions and restrictions,” and typically consist of various restrictions or guidelines regarding use and maintenance of the property, including, among others, noise restrictions or guidelines as to how many cars may be parked on the property.

Broker Licensure

We own internal brokerages to serve each state in which we operate and primarily utilize in-market leasing experience specialists to drive a better end-to-end resident experience that achieves our occupancy, revenue and retention goals while facilitating enjoyment of our worry-free leasing lifestyle. Our internal brokerages are subject to numerous federal, state and local laws and regulations that govern the licensure of real estate brokers and affiliate brokers and set forth standards for, and prohibitions on, the conduct of real estate brokers. Such standards and prohibitions include, among others, those relating to fiduciary and agency duties, administration of trust funds, collection of commissions and advertising and consumer disclosures, as well as compliance with federal, state and local laws and programs for providing housing to low-income families. Under applicable state law, we generally have a duty to supervise and are responsible for the conduct of our internal brokerages.

Laws and Regulations Regarding Privacy and Data Protection

We are subject to a variety of laws and regulations that involve matters such as privacy, data protection, content, consumer protection and other matters. As a real estate brokerage, we receive, store and process personal information and other employee, consumer and tenant information. There are numerous federal and state laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing and disclosure and protection of personal information, which are subject to differing interpretations. For example, the California Consumer Privacy Act and the Nevada Privacy Law, which took effect in January 2020, establish certain transparency rules and create new data privacy rights for users, including more ability to control how their data is shared with third parties. See “Risk Factors.” Our business is subject to laws and regulations regarding privacy, data protection, consumer protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to our business practices, monetary penalties, or other harm to our business and results of operations, including increased compliance costs.

Fair Housing Act

We are also subject to governmental laws, regulations and covenants that are applicable to our properties or that may be passed in the future, including the Fair Housing Act (“FHA”), affordability covenants, permits, licensing and zoning requirements, all of which may adversely affect our ability to manage customer properties and could adversely affect our growth strategy.

The FHA and its state law counterparts and the regulations promulgated by the United States Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on a variety of bases, including but not limited to prohibiting discrimination on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people in the process of adopting a child or securing custody of children under the age of 18), disability or, in some states, financial capability. We train our associates on a regular basis regarding such laws and regulations and we believe that our properties and practices are in compliance with the FHA and other such regulations.

Tenant Relief Laws

We are also subject to tenant relief laws, including laws regulating evictions, rent control laws and other regulations that limit our customer’s ability to increase rental rates all of which may negatively impact our property management income and profitability. Further, continued federal, state and local implementation and use of moratoriums on residential evictions could also negatively impact property management income and profitability.

Competition

We face competition from different sources in each of our two primary segments: Marketplace and Management. We believe our primary competitors in the Marketplace segment are traditional real estate brokers, real estate auction platforms and online and mobile software application providers in the residential real estate industry, including, but not limited to, Redfin, Compass, RE/Max, and Realtor.com, as well as agent marketing platforms. In the Management segment, our primary competitors are typically smaller, local independent property management businesses. In addition, owners of SFR properties may decide to manage their SFR property without the use of a professional property management company or by utilizing an in-house or captive servicer. Real estate portfolio management software solutions and real estate lease management and administration software solutions may also provide management alternatives. Each of these sources of competition increases the cost of acquiring customers and/or reduces the price we may charge for our services. However, we believe that our marketplace and management platforms, our management infrastructure and market knowledge in our markets provide us with competitive advantages. Further, we have benefited from increases in long-term demand due to factors including renters’ decisions to leave city centers and apartments for suburban, detached single-family homes. As a result of the COVID-19 pandemic, the work-from-home proliferation has driven further demand as employees may feel less need to live near city centers and may also desire larger living spaces to accommodate working from home.

In addition, as markets for information, analytics and online marketplaces develop, additional competitors (including companies which could have greater financial resources and greater access to data, financial, product development, technical, analytic or marketing resources than we do) may enter a market and competition may intensify. A company like Redfin, which already had or has a presence in the residential real estate industry, could use their resources to expand in the single-family rental industry creating greater competition among internet listing services for the marketing budgets of property managers and property owners. While we believe that we have successfully differentiated ourselves from existing competitors, current or future competitors could materially harm our business. We may also enter markets where incumbent players have greater name recognition and resources, creating challenges as we work to expand.

Legal Proceedings

We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties and could result in damages, fines, penalties, non-monetary sanctions, or relief. We recognize provisions for claims or pending litigation when we determine that an unfavorable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates. Currently, although we are parties to a number of legal proceedings, individually and collectively we do not believe that these proceedings are material to our operations. The Company, however, is a named defendant in an action venued in the Eleventh Judicial Circuit Court for the State of Missouri. This action, titled a “Petition for Damages and Declaratory Relief” (“Petition”), Court File No. 2211-CC00190 was commenced on February 8, 2022 by Worth Clark, Inc, against RW OPCO, LLC, Renters Warehouse Missouri, LLC, Renters Warehouse Colorado, LLC, Renters Warehouse Illinois, LLC, Renters Warehouse Kansas, LLC (collectively, “Defendant”), among others. The Petition alleges that Defendant is liable to Worth Clark for fraudulent inducement to contract with respect to a subordinated promissory note in the original principal amount of $816,000, breach of the covenant of good faith and fair dealing related to the promissory note, and breach of a referral agreement between the parties, and seeks declaratory relief. Plaintiff seeks “in excess of $100,000” on its breach of contract claim, and seeks a declaration of the amount of the subordinated note, but does not allege the amount it seeks. Defendant denies all allegations.

Appreciate (f/ka Renters Warehouse) has been named as a defendant in a putative class action suit venued in the Fourth Judicial District Court in the State of Minnesota. The action is entitled Nick Hansen and Meghan Arquette v. Renters Warehouse, LLC, Hennepin County District Court, State of Minnesota. The action alleges that Renters Warehouse improperly withheld security deposits of renters of properties it managed for owners of single family residences in the state of Minnesota during the past six (6) years. The amount in issue is not stated but the complaint states that damages exceed $50,000 and the claim asserts damages for interest, costs and attorneys’ fees. Renters Warehouse believes that the lawsuit lacks a proper legal basis and that class action status is improper. Renters Warehouse intends to vigorously defend the matter.

Following the entry into the Business Combination Agreement, a purported stockholder of PTIC II filed a complaint in the United States District Court for the Southern District of New York, alleging that the proxy statement filed in connection with the Business Combination was materially false and misleading, in violation of the federal securities laws, and seeking injunctive and other relief. Bushansky v. PropTech Investment Corp. II, No. 22 Civ. 9419 (S.D.N.Y.). PTIC II also received four demand letters (together with the Bushansky complaint, the “Stockholder Claims”) from purported stockholders of PTIC II, making similar allegations and demanding additional disclosure. PTIC II received an additional letter from a purported stockholder of PTIC II asserting purported claims under Delaware law.

While Appreciate believes that the disclosures set forth in the Proxy Statement complied fully with applicable law, in order to moot the disclosure claims in the Stockholder Claims, to avoid nuisance, cost and distraction, and to preclude any efforts to delay the closing of the Business Combination, PTIC II voluntarily supplemented the proxy statement with certain supplemental disclosures. The supplemental disclosures specifically indicated that they were not to be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures. To the contrary, Appreciate specifically denies all allegations in the Stockholder Claims that any additional disclosure was or is required. Appreciate believes the Stockholder Claims are without merit.

DESCRIPTION OF PROPERTY

We currently have an office located at Suite 200, 6101 Baker Road, Minnetonka, MN 55345 telephone (952) 470-8888. Our monthly lease payment is $21,281 per month and the current lease expires on October 31, 2023.

MANAGEMENT

Name	Age	Position
Non-Employee Directors
Laurie A. Hawkes	67	Chairman
M. Joseph Beck	37	Director
Gloria Fu	51	Director
Douglas Bergeron	62	Director
Scott Honour	56	Director
William Bush	57	Director
Marcy Haymaker	34	Director
Executive Officers
Christopher Laurence	55	Chief Executive Officer and Director
Kevin Ortner	39	President
Nolan Jacobson	39	Chief Financial Officer
Todd Jable	51	Chief Technology Officer and Chief Operating Officer

Non-Employee Directors

Laurie A. Hawkes, Laurie A. Hawkes is Chairman of the Board of Broadstone Net Lease Inc (NYSE: BNL), a REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties. She has served on the Broadstone board since 2016, including as lead independent director from February 2019 until assuming the Chair role in February 2021. From 2008 until 2016, Ms. Hawkes served in various roles at American Residential Properties, Inc. (NYSE: ARPI), which she co-founded, including director and President & Chief Operating Officer. From 1995 through 2007, Ms. Hawkes served in various roles at U.S. Realty Advisors, LLC, a single-tenant real estate investment and asset management firm, including partner from 1997 through 2007 and President from 2003 through 2007. Ms. Hawkes served as a Managing Director in Real Estate Investment Banking at CS First Boston Corp. from 1993 until 1995, and as Director of Real Estate Investment Banking at Salomon Brothers Inc. from 1979 until 1993. Ms. Hawkes has served on numerous other private and non-profit boards. She holds a B.A. from Bowdoin College and an M.B.A. from Cornell University. We believe that Ms. Hawkes’s extensive investment and business experience, including her service as the chief operating officer and a board member of a publicly-traded REIT, experience with the IPO of a REIT, and net leased investment experience are invaluable to the Company.

M. Joseph Beck, Since March 2021, Mr. Beck has served as a director of Jaguar Global Growth Corporation I, a special purpose acquisition company targeting business operating primarily outside of the United States in the PropTech sector. From July 2019 to December 2020, he served as Co-Chief Executive Officer, Chief Financial Officer and director of PTAC. Mr. Beck previously served as Co-Chief Executive Officer, Chief Financial Officer and a director of PTIC II from inception. He has served as a Managing Partner of Growth Strategies of Hennessy Capital Group LLC since July 2019. From August 2012 to July 2019, Mr. Beck served as a Senior Investment Manager of ADIA, where he was responsible for managing office, residential, industrial and retail assets in the U.S. totaling over $2.7 billion of net asset value or $3.6 billion of gross asset value. While at ADIA, Mr. Beck executed over $2.2 billion of equity commitments to U.S. acquisitions and developments and over $400.0 million of limited partner equity commitments to opportunistic real estate equity funds and real estate credit funds. From July 2008 to August 2012, Mr. Beck served as an analyst in the Investment Banking Division of Goldman, Sachs & Co., where he focused on mergers and acquisitions for companies in the real estate sector as well as public and private financings of equity, debt and structured products. He has served as a director of 7GC & Co. Holdings Inc. (NASDAQ: VII), a special purpose acquisition company targeting the technology industry, since December 2020. Mr. Beck holds a B.A. degree from Yale University. Mr. Beck is well qualified to serve as director due to his extensive real estate experience.

Gloria Fu, Gloria Fu previously served as an independent director of PTIC II beginning December 2020 and was a member of the audit and compensation committees. Ms. Fu brings over 20 years of investment management expertise, most recently at JPMorgan Asset Management, Inc., where she served as a Managing Director and portfolio manager from February 2004 to April 2019. Ms. Fu’s broad base of expertise includes strategy, financial analysis, and shareholder-related issues. Ms. Fu is a subject matter expert in corporate governance issues. Ms. Fu was a founding member of JPMorgan Asset Management’s Proxy Committee for which she provided leadership and guidance on a broad range of topics including proxy contests, Say on Pay, and ESG. From March 2002 to February 2004, Ms. Fu was a Vice President at JPMorgan Securities and a sell-side equity research analyst focused on the gaming and lodging industries. Ms. Fu currently serves on the board of directors and member of the audit and development committees for Visions, a New York based non-profit sponsoring programs for the blind. Ms. Fu is also an advisory board member to MREN, a cloud-based real estate company. Ms. Fu is a Chartered Financial Analyst and holds a Bachelor of Sciences in Hotel Administration and Master’s in Hospitality Administration from Cornell University. Ms. Fu is well qualified to serve as a director due to her investment advisory and real estate expertise, particularly omnichannel retail and lodging.

Douglas Bergeron, Douglas Bergeron was a member of the Renters Warehouse board of directors since September 2015. Mr. Bergeron has served as a Managing Partner of Hudson Executive Capital since February 2020, and as an advisor to Hudson Executive Capital since 2015. Mr. Bergeron is Chief Executive Officer and a Director of two special purpose acquisition companies, Hudson Executive Investment Corp. II (Nasdaq: HCIIU) and Hudson Executive Investment Corp III (Nasdaq: HIII). Prior to joining Hudson Executive Capital, Mr. Bergeron acted as the Chief Executive Officer of Verifone from July 2001 through March 2013, during which time Mr. Bergeron grew Verifone organically as well as through accretive, value-enhancing acquisitions and strategic partnerships. In 2002, Mr. Bergeron founded DGB Investment, Inc., a diversified holding company. Mr. Bergeron also held numerous positions at SunGard Data Systems from April 1990 to May 1999, including Managing Director of SunGard Capital Markets N.A., President of SunGard Futures Systems, and Group Chief Executive Officer of SunGard Brokerage Systems Group. He currently serves as the Chairman of the Board of Cantaloupe, Inc. (Nasdaq: CTLP). He received his B.A. from York University in Toronto in 1983 and his M.S. from the University of Southern California in 1987. He was awarded an Honorary L.L.D. from York University in 2013.

Scott Honour, Scott Honour served as the Chairman of the Renters Warehouse board of directors. Mr. Honour is Managing Partner of NPG, a private equity firm, which he co-founded in 2012. He is Chairman of Perception Capital Corp. II (NASDAQ: PCCT), a special purpose acquisition company. He serves as a director of Pineapple Energy, Inc. (NASDAQ: PEGY) and EVO Transportation & Energy Services, Inc. Prior to founding NPG, Mr. Honour was at The Gores Group, a Los Angeles based private equity firm, for 10 years, serving as Senior Managing Director and one of the firm’s top executives. During his time at The Gores Group, the firm raised four funds, totaling $4.0 billion in aggregate, and made over 35 investments. Mr. Honour also served on the investment committee for The Gores Group. Prior to joining The Gores Group, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and was an investment banker at Donaldson, Lufkin & Jenrette from 1991 to 2000. Mr. Honour began his career at Trammell Crow Company in 1988. Mr. Honour has served on the board of directors of numerous public and private companies including Anthem Sports & Entertainment Inc., 1st Choice Delivery Holdings, LLC (“1st Choice Delivery”), United Language Group Holdings, LLC (“United Language Group”) and Real Dolmen (REM: BB) and Westwood One, Inc. (formerly Nasdaq: WWON) and is a co-founder of Titan CNG LLC and YapStone Inc. Mr. Honour earned a B.S. and B.A., cum laude, in Business Administration and Economics from Pepperdine University and an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania. Mr. Honour is well qualified to serve as a director due to his extensive investment banking and principal investing experience.

William Bush, William Bush is Chief Financial Officer of Stem, Inc. (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy software and services. Mr. Bush has served in this role since leading the company’s public listing via a reverse merger with Star Peak Energy Transition Corp., a special purpose acquisition company in April 2021. From November 2016 until the merger, Mr. Bush served as Chief Financial Officer of the company’s predecessor. From 2010 to 2016, Mr. Bush served as Chief Financial Officer of Borrego Solar Systems Inc., a solar and energy storage company. Mr. Bush has served as Chief Financial Officer for numerous high-growth solar, software and online media companies, and co-founded Buzzsaw.com, a spinoff of Autodesk, Inc., in 1999. Mr. Bush also served as Corporate Controller for Autodesk, Inc. (Nasdaq: ADSK), a software company, from 1997 to 1999 and previously worked for seven years in public accounting with Ernst & Young LLP and PricewaterhouseCoopers LLP. Mr. Bush earned his B.S. in Business Administration from the University of California, Berkeley and is a Certified Public Accountant. Mr. Bush is well qualified to serve as a director due to his extensive experience as an executive officer of a publicly-traded company and extensive financial experience gained both in operating companies and in public accounting.

Marcy Haymaker, Marcy Haymaker is a Partner at NPG, which she was involved in the formation of in 2012. She also served as Principal for Sustainable Opportunities Acquisition Corp., the first ESG focused SPAC, and serves as a director of Perception Capital Partners II (NASDAQ: PCCTU). Prior to joining NPG, Ms. Haymaker was an Associate at The Gores Group, an operations-focused private equity firm with over $4.0 billion in assets under management at the time. Ms. Haymaker began her career as an Analyst at U.S. Bancorp, headquartered in Minneapolis. Ms. Haymaker serves on the boards of 1st Choice Delivery, United Language Group and Lake Street Labs. Ms. Haymaker earned a B.S. in Finance from the Curtis L. Carlson School of Management at the University of Minnesota. Ms. Haymaker is well qualified to serve as a director due to her extensive board experience.

Executive Officers

Christopher Laurence, Christopher Laurence is Chief Executive Officer of Appreciate Holdings, Inc., a position he has held since February 2021. From 2015 to 2019, Mr. Laurence was Chief Operating Officer at Cydcor LLC, a privately-owned outsourced sales company specializing in B2B and B2C customer acquisition for Fortune 500 brands and high-profile growth companies in channels including telecom, energy and business services. Before joining Cydcor LLC, Mr. Laurence was Interim Chief Financial Officer of 99 Cents Only Stores LLC, at the time a $2.0 billion revenue, publicly reporting discount retailer controlled by Ares Management. From 2001 to 2014, Mr. Laurence served in roles including Chief Executive Officer, Chief Operating Officer and Chief Financial Officer at ThreeSixty Sourcing Ltd., a leading product development and sourcing company headquartered in Hong Kong. Mr. Laurence was previously a General Partner at consumer-focused private equity firm Brentwood Associates and began his career as a financial analyst in the mergers and acquisitions group of Morgan Stanley. Mr. Laurence graduated magna cum laude from Brown University with a dual concentration in Economics and Organizational Behavior and Management, with Honors. Mr. Laurence is well qualified to serve as a director of Appreciate due to his extensive leadership and business experience in the business to business and business to consumer service industries.

Kevin Ortner, Kevin Ortner is the President of Appreciate Holdings, Inc. He first joined the Company in 2009 when he opened the first Renters Warehouse franchise in Phoenix, AZ. His franchise has been consistently awarded with best-in-class business and culture awards, and reached a record 2000 properties under management for a single franchise in 2016. In 2015, Mr. Ortner went on to take the reins of the entire company, helping see it through monumental growth nationwide and a majority share private equity investment. Mr. Ortner is a two-time honoree of the American Stevie Business Awards, Executive of the Year award (2015 and 2016) and received an International Stevie Business Award for his achievements as CEO. His leadership helped the Company become a ten-time honoree of the prestigious Inc. 500/5000 list of fastest growing privately held companies in America. Mr. Ortner is a previous Advisory Council Board Member for the Single-Family Rental Association (SFRA), an organization under the Five Star Institute that is committed to responding to business opportunity and industry betterment in the real estate landscape across the U.S. In 2017, Mr. Ortner published his first book — Rent Estate™ Revolution. Throughout the book Mr. Ortner shares the Renters Warehouse philosophy and business expertise around SFR properties to drive long-term wealth creation, retirement security and financial freedom for the everyday person.

Nolan Jacobson, Nolan Jacobson is Chief Financial Officer of Appreciate Holdings, Inc. Prior to joining Renters Warehouse in 2018, Mr. Jacobson previously served as Treasurer at Silver Bay Realty Trust Corp., the first public SFR REIT from 2013 to 2017. Prior to joining Silver Bay, Mr. Jacobson held various corporate finance and accounting positions at Alliant Techsystems, a Fortune 500 public aerospace and defense firm with $4.5 billion in revenue. Nolan began his career as the Controller at Lake Country Builders, a residential construction and remodeling firm with operations in Minnesota and Wisconsin. Mr. Jacobson currently serves as an advisory board member of Lake Country Builders. Mr. Jacobson graduated from DePaul University with a concentration in Finance.

Todd Jable, Todd Jable is the Chief Technology and Chief Operating Office of Appreciate Holdings, Inc. He has over 10 years of experience as a leader in the SFR sector and over 20 years of information technology leadership. He previously served as the founding Chief Technology Officer of Silver Bay, the first public SFR REIT, from 2012 to 2017 and the Chief Technology Officer of FirstKey Homes from 2017 to 2018. Todd also served as the chair of the Technology Committee of National Rental Homes Council (the SFR industry association) for 5 years and remains active on the Technology and Operations Committees. Todd joined Renters Warehouse in 2018 as Chief Technology Officer and later in 2018 also assumed the role of Chief Operating Officer.

Composition of the Appreciate Board

The business and affairs of Appreciate are managed under the direction of the Appreciate Board. The total authorized number of directors constituting the Appreciate Board is eight (8) directors, and thereafter, the number of directors will be fixed exclusively by one or more resolutions adopted from time to time by a majority of the Appreciate Board. The Appreciate Board is divided into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the stockholders. The Appreciate Board is divided among the three classes as follows:

●	the Class I directors will be Gloria Fu and M. Joseph Beck, and their terms will expire at the first annual meeting of stockholders following the Closing.

●	the Class II directors will be William Bush, Douglas Bergeron, and Marcy Haymaker, and their terms will expire at the second annual meeting of stockholders following the Closing.

●	the Class III directors will be Christopher Laurence, Scott Honour, and Laurie A. Hawkes, and their terms will expire at the third annual meeting of stockholders following the Closing.

The division of the Appreciate Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of the following occurred with respect to a director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a Federal or State securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or State securities or commodities law or regulation or any law or regulation respecting financial institutions or insurance companies or prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees and Independence

Under the Nasdaq Listing Rules, an “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, Appreciate will be largely exempt from, and expects to avail itself to exemptions of, such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that at least Laurie A. Hawkes, M. Joseph Beck, Gloria Fu, Douglas Bergeron, and William Bush, representing five (5) members of the proposed Appreciate Board, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Code of Ethics

On November 29, 2022, Appreciate adopted a Code of Ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting.

EXECUTIVE COMPENSATION OF RENTERS WAREHOUSE OFFICERS AND DIRECTORS

References to the “Company,” “Renters Warehouse,” “our,” “us” or “we” in the following section refer to RW National Holdings, LLC, as applicable, prior to the Business Combination.

Executive Compensation

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years and an Outstanding Equity Awards at Fiscal Year End Table for our last completed fiscal year. These reporting obligations extend only to the following “Named Executive Officers,” who are the individuals who served as our principal executive officer and the next two most highly compensated executive officers at the end of the fiscal years 2021 and 2020.

Name	Principal Position
Christopher Laurence	Chief Executive Officer and Director of Renters Warehouse Board of Directors
Kevin Ortner	President
Nolan Jacobson	Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

2021 and 2022 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to our Named Executive Officers for the fiscal years ended December 31, 2021 and 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Christopher Laurence,(1)	2022	$400,000	$250,000	--	—	$650,000
Chief Executive Officer and Director of Renters Warehouse	2021	$341,880	—	$982,173	—	$1,324,053
Kevin Ortner,	2021	$300,000	$250,000	—	—	$550,000
President	2021	$300,000	$150,000	—	—	$450,000
Nolan Jacobson,	2022	$205,000	$250,000	—	—	$455,000
Chief Financial Officer	2021	$205,000	$101,250	—	—	$306,250

1.	Mr. Laurence became Chief Executive Officer of Renters Warehouse on February 22, 2021. The 2021 amount reflected above is prorated according to his base salary of $400,000. Mr. Ortner acted as Chief Executive Office of Renters Warehouse during 2021 and through the appointment of Mr. Laurence.
2.

The 2022 bonus amounts for Mr. Laurence, Mr. Ortner and Mr. Jacobson reflect transaction bonus payments of $250,000 each paid in November 2022. Annual discretionary bonus plan amounts have not yet been approved by the Compensation Committee. 75% of the target bonus amounts for Mr. Laurence, Mr. Ortner and Mr. Jacobson are $300,000, $225,000 and $76,875 respectively. Mr. Jacobson was paid 50,000 of the 2021 discretionary annual bonus amount in August 2021. The remaining 2021 discretionary annual bonus amount for Mr. Jacobson of $51,250 was paid in November 2022. The 2021 discretionary annual bonus amount for Mr. Ortner was paid in November 2022.

3.	Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Renters Warehouse Class B Units granted to the named executive officers. The Renters Warehouse Class B Units represent partnership interests in Renters Warehouse that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Renters Warehouse Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” For more detailed information, see “Renters Warehouse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations - Determination of fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units” and Note 9 - “Equity Based Compensation” in Renters Warehouse’s Notes to Consolidated Financial Statements Financial Statements for the year ended December 31, 2021.

Compensation for Mr. Laurence was deferred as part of his Employment Agreement. Upon consummation of the Business Combination, the deferred amount was determined to be earned (but unpaid) wages.

Compensation for the other Executives has been paid per our usual payroll processes during 2021 and 2022.

Executive Services Agreements

Executive Employment Agreements (also known as Executive Services Agreements) are in place for each Executive listed above. The salaries for each Executive are described in Executive Services Agreements and are reflected in the “Salary” column of the Summary Compensation Table.

Executives are included on all Company’s employee benefit plans (health, dental, vision, life/ad&d, 401(k) and voluntary plans) as well as time-off policies. Executive time-off policy allows for four (4) weeks of vacation annually with rollover provisions matching all other employees (forty (40) hours may be rolled over at year end). Additionally, executives are eligible for reimbursement of reasonable business expense and business travel. Each Executive is also eligible for equity grants as outlined in their individual agreements, which are subject to vesting schedules. The agreements contain restrictive covenants such as non-disclosure, non-compete and non-solicitation policies to protect the company. For all Executives, the term for the non-disclosure covenant is indefinite, the term for the non-compete covenant is during employment and for twelve (12) months following termination of employment, and the term for the non-solicitation covenant is during employment and for twenty-four (24) months following termination of employment.

For each Executive, the Executive Agreements are terminable with or without “Cause.” “Cause” for Mr. Laurence means any of the following: (i) any material act or acts of personal dishonesty on the part of Executive in connection with his employment with the Company, (ii) a material breach by Executive of his obligations to the Company (including repeated violation of, or failure to comply with, written Company policies in any material respect) which is not remedied within ten (10) days of the date of Executive’s receipt of notice from the Company Board of such breach, (iii) Executive’s conviction of, or entering of a guilty or nolo contendere plea with respect to, any crime punishable as (I) a felony or (II) a gross misdemeanor involving moral turpitude (expressly excluding vehicular related events not involving death or serious bodily injury), (iv) a reasonable finding by the Company Board of Managers, after a full and fair investigation, in a manner that the Company Board of Managers reasonably deems advisable, that includes opportunities by the Executive to confront the specific claims made with respect to his conduct, that there is clear and convincing evidence that Executive engaged in unlawful harassment based on a protected characteristic of any other employee of the Company, or (v) use or abuse of alcohol or other drugs in a manner which materially and detrimentally affects the performance of Executive’s duties, responsibilities or obligations as an employee of the Company.

“Cause” for Mr. Ortner means any of the following: (i) any material act or acts of personal dishonesty on the part of Executive in connection with his employment with the Company, (ii) a material breach by Executive of his obligations to the Company (including a violation of, or failure to comply with, Company policies in any material respect) which is not remedied within ten (10) days of the date of Executive’s receipt of notice from the Board of such breach, (iii) Executive’s conviction of, or entering of a guilty or nolo contendere plea with respect to, any crime punishable as a felony or gross misdemeanor, (iv) a finding of sexual or other unlawful harassment by Executive of any other employee of the Company, or (v) use of alcohol or other drugs in a manner which materially and detrimentally affects the performance of Executive’s duties, responsibilities or obligations as an employee of the Company.

“Cause” for Mr. Jacobson means any of the following: (i) any material act or acts of personal dishonesty on the part of Mr. Jacobson in connection with his employment with the Company, (ii) a material breach by Mr. Jacobson of his obligations to the Company (including a violation of, or failure to comply with, Company policies in any material respect) which is not remedied within ten (10) days of the date of Mr. Jacobson’s receipt of notice from the Company of such breach, (iii) Mr. Jacobson’s conviction of, or entering of a guilty or nolo contendere plea with respect to, any crime punishable as a felony or gross misdemeanor, (iv) sexual or other unlawful harassment by Mr. Jacobson of any other employee, consultant, agent or customer of the Company, (v) Mr. Jacobson’s gross neglect, willful malfeasance or willful misconduct in connection with his employment hereunder which has had or could have a material adverse effect on the business or reputation of the Company, (vi) a breach by as defined in his employment agreement, (vii) failure or inability to perform the duties under this employment agreement regardless of the reason, or (viii) use of alcohol or other drugs in a manner which affects the performance of Mr. Jacobson’s duties, responsibilities or obligations as an employee of the Company.

If the termination is for “Cause,” then no severance shall be due to the Executive. However, for Mr. Laurence and Mr. Ortner, if termination occurs other than for “Cause” or if Executive resigns for “Good Reason,” the Executive will receive twelve (12) months of severance (paid in accordance with the Company’s standard payroll practices), subject to the execution of a release of claims in favor of the Company. “Good Reason,” as it applies to resignation, includes, but is not limited to, (i) a substantially diminished role or (ii) a change in the Executive’s principal place of work exceeding fifty (50) miles. For Mr. Jacobson, if the termination occurs within ninety (90) days prior or ninety (90) days following a “Sale of the Company,” he will receive one (1) year of severance (paid in accordance with ordinary payroll) subject to his execution of a release of claims in favor of the Company.

Annual Bonus Plan

Executives are eligible for discretionary annual bonuses. The eligible amount for each Executive is described in their respective Executive Employment Agreement. Mr. Laurence is eligible for 100% of his annual base salary, subject to targets determined by the Renters Warehouse board of directors. Mr. Ortner is eligible for a bonus of up to $300,000, subject to meeting targets as determined by the Renters Warehouse board of directors. Mr. Jable is eligible for a discretionary annual bonus of up to 50% of his annual base salary. His bonus is based on the performance of the Executive and the Company, the specific terms of which are reviewed by the Renters Warehouse board of directors. Messrs. Ortner and Jable each earned a discretionary annual bonus in 2021, each of which are reflected in the “Bonus” column of the Summary Compensation Table, and no Executive earned a discretionary annual bonus in 2020.

Messrs. Ortner and Jacobson each earned a discretionary annual bonus in 2021 and are anticipated to receive a discretionary bonus in 2022, each of which are reflected in the “Bonus” column of the Summary Compensation Table.

Transaction Bonus Payments

Mr. Laurence, Mr. Ortner and Mr. Jacobson each received a transaction bonus payment in connection with completion of the Business Combination in the amount of $250,000.

Equity Incentives

Executives have received annual grants of Renters Warehouse Class B Units during the course of their employment. The grant date fair value of the awards for each year are included in the “Stock Awards” column of the Summary Compensation Table, and the Renters Warehouse Class B Units outstanding as of December 31, 2021 are described below.

The 2022 Equity Incentive Plan

The Equity Incentive Plan includes the following key features that are designed to serve our stockholders’ interests, including the following:

●	No Liberal Share Recycling of Stock Options or SARs. The Equity Incentive Plan does not allow, with respect to stock options and SARs, the reuse of shares withheld or delivered to satisfy the exercise price or tax obligations.

●	Minimum Vesting Requirement. A one-year minimum vesting requirement, subject to a carve-out for 25% of the share reserve.

●	Vesting Required for Payment of Dividends. Dividends and dividend equivalents will only be paid or settled on shares that ultimately vest.

●	No Discounted Stock Options or SARs. Granting of discounted stock options or SARs is prohibited.

●	No Repricing. Repricing of outstanding stock options or SARs and repurchases of “underwater” stock options or SARs is prohibited without stockholder approval.

●	No Transfers for Value. No awards may be transferred for value or consideration.

General

Purpose

The purpose of the Equity Incentive Plan is to advance the interests of Appreciate and increase stockholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees, directors and consultants upon whose efforts and judgment its success is largely dependent.

Eligibility

Awards may be granted pursuant to the Equity Incentive Plan to any of our present or future employees, consultants and outside directors. Actual selection of any eligible individual to receive an award pursuant to the Equity Incentive Plan is within the sole discretion of the compensation committee or its authorized delegate (where applicable, references herein to the compensation committee are inclusive of its authorized delegate). “Incentive stock options” may be granted only to employees, and all other awards may be granted to either employees, consultants or outside directors.

As of October 4, 2022, persons eligible to participate in the plan total approximately five (5) nonemployee directors and four (4) employees and consultants.

New Plan Benefits

Awards under the Equity Incentive Plan are made by the compensation committee in its sole discretion and therefore cannot be determined in advance.

Renters Warehouse Equity Awards at 2021 Fiscal Year-End

Renters Warehouse had a restricted membership unit plan to encourage select members of its management team to acquire a proprietary interest in the growth and performance of the company and to enhance the ability of the company to attract, retain, and reward qualified individuals. Under the terms of the plan, Renters Warehouse could grant an unlimited number of Renters Warehouse Class B Units, which represented profits interests in Renters Warehouse. The restricted membership units generally contained time-vesting provisions. Restricted membership units also fully vested upon a change of control, such as the consummation of the Business Combination and as defined in the restricted membership unit agreements.

The following table reflects information regarding outstanding equity-based awards held by Mr. Laurence, Mr. Ortner and Mr. Jacobson as of December 31, 2021. These awards were converted into the number of shares of Class B Common Stock of the Company listed below in footnote 4 upon consummation of the Business Combination.

	Option Awards(1)(3)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date(2)
Christopher Laurence	889,649	3,380,667	N/A	N/A
Kevin Ortner	1,053,572	—	N/A	N/A
Nolan Jacobson	174,535	37,500	N/A	N/A

(1)	The equity awards disclosed in this table are Renters Warehouse Class B Units that were held by Messrs. Laurence, Ortner and Jacobson, which were intended to be profits interests for federal income tax purposes. Despite the fact that the Renters Warehouse Class B Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Mr. Jacobson’s figure does not include 50,000 units acquired from a member. Such units were vested.

(2)	These equity awards were not traditional options, and therefore, there is no exercise price or option expiration date associated with them. Each award agreement provided that the Renters Warehouse Class B Units fully vested upon a sale of the Company.

(3)	In connection with the Business Combination, Messrs. Laurence, Ortner and Jacobson received 2,649,913, 1,080,448 and 140,833 shares of Appreciate Class B Common Stock, respectively, in exchange for the Renters Warehouse Class B Units.

Additional Narrative Disclosure

Retirement Benefits

Executives are eligible to participate in the Company’s 401(k) Plan. This plan allows for pre-tax and Roth contributions from the employees, not to exceed the IRA maximums each calendar year. There are currently no matching provisions in place and thus all contributions are employee-owned and 100% vested, including investment earnings. Individual fees for the plan are primarily paid by the employees that are participating in the plan, including executives.

Potential Payments Upon Termination or Change in Control

For Mr. Laurence and Mr. Ortner, the Executive Agreements are terminable with or without “Cause.” Provisions allow for resignation for “Good Reason” as defined within the plan. If the termination is for “Cause,” then no severance shall be due to the Executive. However, if termination occurs other than for “Cause” or if Executive resigns for “Good Reason,” the Executive will receive twelve (12) months of severance. A release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

For Mr. Jable, the Executive Agreement is terminable with or without “Cause.” If the termination is for “Cause,” then no severance shall be due to the Executive. However, if the termination occurs sixty (60) days prior or sixty (60) days following a “Sale of the Company,” there would be one (1) year severance benefit, a release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

The Company may also provide for “Change of Control Payment,” which means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of, or in connection with the consummation of the Business Combination or the transactions contemplated thereby or any other change of control transaction as set forth in the Business Combination Agreement (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any company related party transaction as defined by the Business Combination Agreement during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. It is expected that a Change in Control Payment will be paid to each of Messrs. Laurence and Ortner in the amount of $250,000 and Mr. Jable in the amount of $75,000. These amounts were paid upon consummation of the Business Combination.

Director Compensation

Renters Warehouse paid the following board members the below compensation for the fiscal years 2020 and 2021:

Name		Board Meeting & Committee Meeting Fees(1)	Non-Equity Incentive Plan Compensation	Earnings on Non-Equity Incentive Plan Compensation	Loan Amounts Forgiven	Amounts Foregone by Director Under Director’s Election to Receive Securities in Lieu of Cash
Scott Honour	2022	$38,486	$—	$—	$—	$—
	2020/21	$37,500
Douglas Bergeron	2022	$30,045	$—	$—	$—	$—
	2020/21	$25,000
Brenton Hayden	2022	$45,833	$—	$—	$—	$—
	2020/21	$50,000
Marcy Haymaker	2022	$40,069	$—	$—	$—	$—
	2020/21	$37,500
Ryan Marvin	2022	$45,833	$—	$—	$—	$—
	2020/21	$50,000

(1)	Mr. Honour, Mr. Bergeron and Ms. Haymaker amounts for 2022 include estimated board and committee fees for Appreciate Holdings, Inc. board responsibilities still to be approved by the Compensation Committee.

Appreciate intends to develop a compensation program for its independent directors, but the details of the compensation program have not yet been determined.

Compensation of Executive Officers and Directors after the Business Combination

Following the closing of the Business Combination, the post-combination company intends to develop an executive compensation program that is consistent with Renters Warehouse existing compensation policies and philosophies, which are designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the Combined Company’s Compensation Committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Combined Company’s Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Combined Company’s Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Combined Company’s Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Base Salary

Base salaries of the named executive officers following the Business Combination have been agreed to by the Renters Warehouse board of directors. Commencing January 1, 2023, the initial base salaries are $500,000 for Mr. Laurence, $400,000 for Mr. Ortner, $300,000 for Mr. Jable, and $300,000 for Mr. Jacobson. Upon the achievement of certain financial targets that have been established by the Renters Warehouse board of directors, base salaries will be increased to $600,000, $450,000, $350,000 and $350,000, respectively. Base salaries will be reviewed and subject to adjustment, at least annually, by the Compensation Committee.

Annual Bonuses

Each of the named executive officers has a target annual bonus opportunity based on both the Company’s achievement of certain financial performance objectives and the named executive officer’s achievement of certain individual performance objectives. Each named executive officer’s target annual bonus opportunity is stated as a percentage of the named executive officer’s base salary and requires the named executive officer’s continued employment through December 31 of the calendar year during which the annual bonus is earned. The initial target annual bonuses will be 100% for Mssrs. Laurence and Ortner, and 50% for Mssrs. Jable and Jacobson.

Equity-Based Awards

Appreciate adopted the Equity Incentive Plan on consummation of the Business Combination, in which Appreciate’s named executive officers will be eligible to participate. For a more description of the Equity Incentive Plan see the section entitled “The 2022 Equity Incentive Plan.”

Appreciate intends to use equity-based awards to reward long-term performance of the named executive officers. Appreciate believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers.

Executive Agreements

Appreciate intends to put in place a policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent following the Business Combination and that said policies will be subject to Compensation Committee approval.

Benefits and Other Compensation

Appreciate expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. Appreciate also expects to continue to provide certain perquisites to its named executive officers, subject to the Compensation Committee’s ongoing review.

Recoupment Policy

The Compensation Committee may recoup compensation payable to the named executive officers in accordance with any written clawback policy that the Compensation Committee may adopt or in accordance with applicable law, including the Sarbanes-Oxley Act.

Deductibility of Executive Compensation

Section 162(m) of the Code currently denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the principal executive officer, principal financial officer and the three other most highly paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly traded corporation. We expect our policy will be to consider the tax impact of our compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to our executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests.

Potential Payments upon Termination or Change in Control

For Mr. Laurence and Mr. Ortner, the Executive Agreements are terminable with or without “Cause.” Provisions allow for resignation for “Good Reason” as defined within the plan. If the termination is for “Cause,” then no severance shall be due to the Executive. However, if termination occurs other than for “Cause” or if Executive resigns for “Good Reason,” the Executive will receive twelve (12) months of severance. A release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

For Mr. Jacobson, the Executive Agreement is terminable with or without “Cause.” If the termination is for “Cause,” then no severance shall be due to the Executive. However, if the termination occurs sixty (60) days prior or sixty (60) days following a “Sale of the Company,” there would be one (1) year severance benefit, a release of claims would be required, and payments would be made in accordance with the regular payroll schedule.

Director Compensation after the Business Combination

Our Compensation Committee intends to determine the annual compensation to be paid to the members of our Board in the near future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

PTIC II Related Party Transactions

Founder Shares

In August 2020, the Sponsor (a “related party” as a beneficial owner of more than five percent of PTIC II Common Stock pursuant to such transaction) purchased 5,031,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. In September 2020, the Sponsor transferred 25,000 Founder Shares to each of Messrs. Blake and Leeney, Mses. Robinson and Fu, PTIC II’s directors, and Dr. Arnold, one of its former senior advisors, and 30,000 Founder Shares to Ms. Whelan, one of PTIC II’s directors. In December 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each share of PTIC II Class B Common Stock outstanding, resulting in the Initial Stockholders holding an aggregate of 5,750,000 Founder Shares. PTIC II’s officers, directors and one of its senior advisors then transferred an aggregate of 22,143 Founder Shares back to the Sponsor. The number of Founder Shares issued in connection with the IPO was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares of PTIC II Common Stock upon completion of its IPO. The Founder Shares (including the PTIC II Class A Common Stock issuable upon conversion thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement

The Sponsor has purchased an aggregate of 4,833,333 Private Placement Warrants for a purchase price of $1.50 per warrant in the Private Placement that occurred simultaneously with the closing of the IPO. Each Private Placement Warrant entitles a Selling Securityholder thereof to purchase one share of PTIC II Class A Common Stock at a price of $11.50 per share. The Private Placement Warrants (including the PTIC II Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by a Selling Securityholder until thirty (30) days after the completion of an initial business combination.

Administrative Support Agreement

Pursuant to a letter agreement, by and between PTIC II and the Sponsor, PTIC II pays the Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial business combination or liquidation, PTIC II will cease paying these monthly fees.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by PTIC II to the Sponsor, its officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. PTIC II does not have a policy that prohibits the Sponsor, its executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. PTIC II’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, its officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of the date of this prospectus, there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and PTIC II’s officers and directors are awaiting reimbursement other than (i) an amount equal to $67,500, which amount is a reimbursement to be made to the Sponsor with respect to amounts paid by PTIC II in respect of Renters Warehouse’s portion of the filing fees required under the HSR Act; (ii) the amount of $250,000, with respect to certain of operational expenses previously paid by the Sponsor; and (iii) the amounts, if any, borrowed under the Promissory Note.

Related Party Loans

Prior to the closing of the IPO, the Sponsor agreed to loan PTIC II up to $0.3 million (the “IPO Sponsor Note”) to be used for a portion of the expenses of the IPO. As of November 30, 2020, PTIC II had borrowed approximately $0.2 million under the IPO Sponsor Note to be used for a portion of the expenses of the IPO. The IPO Sponsor Note was non-interest bearing, unsecured and was due at the earlier of March 31, 2021 or the closing of the IPO. The IPO Sponsor Note was repaid out of the proceeds from the IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of PTIC II’s officers and directors may, but are not obligated to, loan PTIC II funds on a non-interest bearing basis as may be required. If PTIC II completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, PTIC II may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. PTIC II does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. As of the date of this prospectus, there is no amount outstanding under any such loans.

After PTIC II’s initial business combination, members of its management team who remain with PTIC II may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to the PTIC II Stockholders, to the extent then known, in the proxy solicitation materials, as applicable, furnished to the PTIC II Stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider an initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Promissory Note

On September 8, 2022, PTIC II and Sponsor, with the consent of Renters Warehouse, entered into that certain Promissory Note pursuant to which the Sponsor agreed to loan PTIC II up to $250,000, in the aggregate, to provide PTIC II with capital to fund certain ongoing working capital expenses of PTIC II and expenses related to the Business Combination. The Promissory Note is non-interest bearing and, at the time of consummation of the Business Combination, any amounts borrowed and outstanding under the Promissory Note will become due and payable in immediately available funds; provided that the Sponsor may elect to extend the repayment date for up to 90 days following the closing of the Business Combination, in its sole discretion. The amounts, if any, borrowed and outstanding under the Promissory Note at the time of consummation of the Business Combination will be a transaction expense due and payable by PTIC II. If the Business Combination is not consummated, the Promissory Note will not be repaid and any amounts owed under the Promissory Note will be forgiven except to the extent that PTIC II has funds available outside of its trust account to repay such amounts.

Indemnification Agreements

PTIC II has entered into indemnification agreements with each of its officers and directors (“related parties” through their status as directors and/or executive officers of PTIC II). These agreements require PTIC II to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to PTIC II, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insider Letter Agreement

In connection with the IPO, PTIC II, the Sponsor, and PTIC II’s officers and directors entered into a letter agreement (the “Insider Letter Agreement”) pursuant to which, among other things, the Sponsor, and PTIC II’s officers and directors have agreed to (i) vote their founder shares and any public shares purchased (including in open market and privately negotiated transactions) in favor of PTIC II’s initial business combination, (ii) waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Class A Common Stock held by them in connection with the completion of an initial business combination, (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if PTIC II fails to complete an initial business combination by December 8, 2022, and (iv) certain lock-up restrictions related to the Founder Shares and Private Placement Warrants (the “Lock-Up”). However, with respect to (iii) above, if the Sponsor, or PTIC II’s officers or directors acquire shares of PTIC II Class A Common Stock, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if PTIC II fails to complete an initial business combination by December 8, 2022.

Sponsor Letter Agreement

Concurrent with the execution and delivery of the Business Combination Agreement, PTIC II entered into the Sponsor Letter Agreement, with the Sponsor, Renters Warehouse, each of Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan and Adam Blake (collectively, the “Other PTIC II Class B Stockholders” and “related parties” through their status as directors of PTIC II), and each of Thomas Hennessy, Joseph Beck and Daniel J. Hennessy (collectively, the “Other Insiders” and a “related party” through their status as directors and/or executive officers of PTIC II, and, together with the Other PTIC II Class B Stockholders, the “Insiders”), pursuant to which, among other things, the Sponsor and each Insider agreed, for no additional consideration, to: (i) vote any shares of PTIC II Class B Common Stock owned by him, her or it in favor of approval of the Business Combination; (ii) withhold consent with respect to any matter, action or proposal that would reasonably be expected to result in a material breach of any of PTIC II’s covenants, agreements or obligations under the Business Combination Agreement; (iii) subject to, conditioned upon and effective immediately prior to the occurrence of the Closing, waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the shares of PTIC II Class B Common Stock held by the Sponsor will convert into shares of PTIC II Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement and the transactions contemplated thereby; (iv) waive their redemption rights with respect to any Founder Shares and any shares of PTIC II Class A Common Stock held by them in connection with the completion of our Business Combination; and (v) subject to, and conditioned upon the Closing, terminate the Lock-Up in the Insider Letter Agreement. However, with respect to (vi) above, the Lock-Up shall not be terminated with respect securities beneficially owned by Daniel J. Hennessy.

Investor Rights Agreement

In connection with the IPO, PTIC II entered into a registration rights agreement, dated December 3, 2020, by and between PTIC II and the Sponsor (the “Original RRA”) with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of PTIC II Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

The Business Combination Agreement contemplates that, at the Closing, Appreciate will enter into the Investor Rights Agreement with the Sponsor, each of Jack Leeney, Courtney Robinson, Gloria Fu, Margaret Whelan, and Adam Blake (“related parties” through their status as directors and/or executive officers of PTIC II), Dr. Thomas Arnold and certain sellers, including Lake Street (a “related party” as a beneficial owner of more than five percent of Appreciate Common Stock), which provides that Appreciate will agree to register for resale certain Appreciate Class A Common Stock and other equity securities of Appreciate that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Under the Investor Rights Agreement, certain of the parties thereto will agree to a 180-day lock-up from the Closing Date, subject to certain limitations set forth therein. In connection with the execution of the Investor Rights Agreement, the Original RRA will terminate and be replaced with the Investor Rights Agreement effective upon the Closing.

Underwriting Agreement

In connection with the IPO, PTIC II granted the underwriters a 45-day option to purchase up to 3,000,000 additional PTIC II Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the IPO, or approximately $4.6 million in the aggregate, which was paid upon closing of the IPO. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or approximately $8.1 million. The deferred fee will become payable to Cantor, the representative of the underwriters and Affiliate of Cantor, from the amounts held in the Trust Account solely in the event that PTIC II completes a Business Combination, subject to the terms of the underwriting agreement.

Tax Receivable Agreement

At the Closing of the Business Combination, Appreciate Holdings, Inc., Appreciate Intermediate Holdings, LLC, Renters Warehouse, Lake Street and each of the members of Appreciate Intermediate Holdings, LLC that are Rolling Renters Warehouse Unitholders (excluding St. Cloud) will enter into the Tax Receivable Agreement, a form of which is attached hereto as Annex J.

Pursuant to the Tax Receivable Agreement, Appreciate Holdings, Inc. will generally be required to pay the applicable TRA Parties 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits (and any interest related thereto) and any interest amount thereon, that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes, or is deemed to realize, as a result of certain tax attributes, including:

●	tax basis adjustments resulting from the Initial Sale, from certain redemptions of St. Cloud’s NewCo LLC Class B Units (if any), and from taxable exchanges of NewCo LLC Class B Units and/or Earn Out Units (if any) (including any such tax basis adjustments resulting from certain payments made by Appreciate Holdings, Inc. under the Tax Receivable Agreement) acquired by Appreciate Holdings, Inc. for Appreciate Class A Common Stock and/or cash from a TRA Party pursuant to the terms of the A&R LLC Agreement or from St. Cloud (if any); and

●	tax deductions in respect of imputed interest deemed to be paid as a result of certain payments made under the Tax Receivable Agreement.

Under the Tax Receivable Agreement, Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis (subject to certain exceptions), thereby generally treating the Tax Attributes as the last item used; provided that, for purposes of determining any such tax benefit with respect to state and local income taxes, certain simplifying assumptions will be used. Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that Appreciate Holdings, Inc. determines (with the amount of payments subject to the TRA Party Representative’s review and consent and the Reconciliation Procedures), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) are disallowed, the TRA Parties will not be required to reimburse Appreciate Holdings, Inc. for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Parties will generally be applied against and reduce any future cash payments otherwise required to be made by Appreciate Holdings, Inc. under the Tax Receivable Agreement to the applicable TRA Parties, if any, after the determination of such excess. As a result, in certain circumstances Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement in excess of Appreciate Holdings, Inc.’s (and any applicable subsidiaries thereof, if any) actual savings in respect of the Tax Attributes.

The Tax Receivable Agreement will provide that, in certain Early Termination Events, Appreciate Holdings, Inc. will be required to make a lump-sum cash payment to all the TRA Parties equal to the present value, discounted at the Early Termination Rate as of and starting from the Early Termination Date of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income of Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) to fully utilize the Tax Attributes and that all NewCo LLC Class B Units that had not yet been exchanged for Appreciate Class A Common Stock or cash are deemed exchanged. The lump-sum payment could be material and could materially exceed any actual tax benefits that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes subsequent to such payment.

As a result of the foregoing, in some circumstances (i) Appreciate Holdings, Inc. could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that Appreciate Holdings, Inc. (and any applicable subsidiaries thereof, if any) realizes in respect of the Tax Attributes and (ii) it is possible that Appreciate Holdings, Inc. may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any Early Termination Events occur). For example, assuming no material changes in the relevant tax law, we expect that if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated Tax Receivable Agreement lump-sum payment would approximately be $55.4 million depending on the Appreciate Holdings, Inc.’s rate of recovery of the tax basis increases associated with the deemed exchange of the NewCo LLC Class B Units and/or Earn Out Units (if any) (other than those held by us). This estimated Tax Receivable Agreement lump-sum payment is calculated using a discount rate equal to 5.04% (utilizing a SOFR rate of 3.04%), applied against an undiscounted liability of approximately $85.0 million. If the TRA Parties were to exchange all of their NewCo LLC Class B Units (excluding any Earn Out Units), Appreciate Holdings, Inc. would recognize a deferred tax asset of approximately $31.2 million assuming no valuation allowance is recorded and a related liability for payments under the Tax Receivable Agreement of approximately $85.0 million, assuming (i) that the TRA Parties redeemed or exchanged all of their NewCo LLC Class B Units and/or Earn Out Units (if any) on the Closing Date; (ii) no Earn Out Units were earned or vested as of the Closing Date; (iii) a price of $10.00 per share; (iv) a constant combined effective income tax rate of 25.20%; (v) Appreciate Holdings, Inc. will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (vi) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize (if any) will differ based on, among other things, the timing and amount of any taxable income, the timing of the exchanges, the price of the shares of Appreciate Class A Common Stock at the time of the relevant exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC 740. As such, Appreciate has reduced the full carrying amount of the deferred tax assets with a valuation allowance in the no redemption scenario. In the max redemption scenario the impact of deferred taxes is immaterial. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Renters Warehouse Related Party Transactions

Management Services Agreement

On September 17, 2015, Renters Warehouse and NPG entered into a management services agreement that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, Renters Warehouse pays NPG an annual management fee of $250,000 (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of Renters Warehouse in the performance of NPG’s duties under the Management Agreement. For the years ended December 31, 2021 and 2020, Renters Warehouse reimbursed NPG $28,000 and $22,000 in pass-through expenses that it incurred on behalf of Renters Warehouse.

For the nine months ended September 30, 2022 and 2021, Renters Warehouse reimbursed NPG $0 and $21,695 in pass-through expenses that it incurred on behalf of Renters Warehouse.

In May 2020, Renters Warehouse and NPG amended the Management Agreement to modify the fee and expense reimbursement amounts payable to NPG by Renters Warehouse in connection with the services provided by NPG to Renters Warehouse. As of December 31, 2021 and 2020, Renters Warehouse has paid NPG $350,000 and $331,000 in fees, respectively, pursuant to the Management Agreement.

For the nine months ended September 30, 2022 and 2021, Renters Warehouse paid NPG $87,500 and $262,500 for fees in cash, respectively, pursuant to the Management Agreement.

The Management Agreement was terminated by NPG and Renters Warehouse at the Closing of the Business Combination transactions.

Related Party Indebtedness

The following table provides more detailed information about Renters Warehouse’s related party indebtedness:

($ in thousands)						Amount outstanding as of:			Largest aggregate amount of principal outstanding for the:				Amount of principal paid for the:				Amount of interest paid for the:
Related party	Related party relationship	Interest rate	Status as of September 30, 2022	Interest rate due on demand (due to default)	Waiver in effect?	September 30, 2022	December 31, 2021	December 31, 2020	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021	Year Ended December 31, 2021	Year Ended December 31, 2020
Renters Warehouse Arizona Inc.	Kevin Ortner, President owns 50%	6%	Default	24%	No	$250	$250	$250	$250	$250	$250	$250	$—	$—	$—	$—	$—	$—	$—	$—
Palo Duro Ventures, LLC	Owns Renters Warehouse Common Units	6%	Default	6%	No	63	63	63	63	63	63	63	—	—	—	—	—	—	—	—
Tahoe Service, Inc.	Owns Renters Warehouse Common Units	6%	Default	6%	No	125	125	125	125	125	125	125	—	—	—	—	—	—	—	—
Own America, LLC	Owns Renters Warehouse Common Units	8%	Default	8%	No	500	500	500	500	500	500	500	—	—	—	—	—	—	—	—
H&C Holdings, LLC	Brenton Hayden owns 75%	6%	Fully paid	N/A	N/A	—	—	1,706	—	1,500	1,775	1,706	—	1,775	1,775	—	—	30	30	45
Lake Street Landlords LLC	Private Equity Sponsor	12%	Fully paid	N/A	N/A	—	—	289	—	813	813	289	—	813	813	—	—	54	54	—
St. Cloud Capital Partners III SBIC, L.P.	Owns Renters Warehouse Common Units	12%	Default	16%	Waivers of Default and Forbearance	9,220	9,220	9,220	9,220	9,220	9,220	9,220	—	—	—	—	553	553	1,106	1,104

(1)	Converted $866,755 into 866,755 Renters Warehouse Class A-1 Preferred Units and 578,126 Renters Warehouse Common Units.
(2)	The terms governing such indebtedness does not include an interest rate due to default, therefore the interest rate due to default is equal to the applicable base interest rate.

St. Cloud Note

During 2021 and 2020, Renters Warehouse incurred approximately $1.4 million and $1.3 million of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. During the first nine months of 2022 and 2021, Renters Warehouse incurred approximately $0.911 million and $1.014 million of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. Please refer to Note 5 in Renters Warehouse’s annual consolidated financial statements and Note 11 in Renters Warehouse’s unaudited condensed consolidated financial statements.

Amendment of Renters Warehouse Equity Awards

In June 2021, there was an amendment to the Renters Warehouse Class B Unit awards of certain individuals in which the hurdle amount (the per unit value that must be achieved before the holder shares in distributions) was modified from $1.37 to $0.00 upon a change of control. As a result, the Company recorded $50,500 of equity-based compensation expense during the year ended December 31, 2021. All equity-based compensation costs for the years ended December 31, 2021 and 2020 are included in other operating expenses on the accompanying consolidated statement of operations.

NPG Fee

The Business Combination Agreement provided that NPG would receive a fee in the amount of $5.0 million upon completion of the Business Combination, the payoff of the St. Cloud Note and redemption of St. Cloud equity. This fee was deferred. NPG is the principal member of Renters Warehouse and two principals of NPG are Chairman of the board of directors and a director of Renters Warehouse. These persons, Scott Honour and Marcy Haymaker, are members of the Appreciate Board following consummation of the Business Combination. See “Background and Recent Developments – Deferred Service Provider Agreements.”

Director Compensation

Amounts paid to members of the RW Board are described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock, of Appreciate as of January 3, 2023 following the Closing of the Business Combination by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of shares of its Common Stock;

●	each of the Company’s named executive officers and directors;

●	all executive officers and directors of the Company as a group.

As of such date, there were 48,257,226 shares of Appreciate common stock outstanding.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

	Appreciate Common Stock
Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock(1)	% of Total Voting Power(1)
Executive Officers and Directors of Appreciate: (1)
Chris Laurence(2)	—	2,649,913	5.49%
Kevin Ortner(2)(3)	—	1,080,198	2.24%
Nolan Jacobson(2)	—	140,833	*
Todd Jable(2)	—	139,740	*
M. Joseph Beck(2)	1,076,441	—	2.23%
Gloria Fu	45,877	—	*
Douglas Bergeron(4)	—	—	—
William Bush	—	—	—
Laurie A. Hawkes	—	—	—
Marcy Haymaker(4)	—	—	—
Scott Honour(4)	—	—	—
All executive officers and directors of Appreciate as a group (11 individuals) (4)	1,122,318	4,010,684	10.64%
Five Percent Holders:
NPG/Lake Street(2)(4)	—	21,466,227	44.48%
Entities affiliated with Meteora Capital(5)	2,885,966	—	5.98%
Entities affiliated with Polar(6)	3,108,715	—	6.44%
Entities affiliated with Vellar(7)	3,067,321	—	6.36%

*	Less than 1%.
(1)	Shares of Appreciate Class B Common Stock may together with the corresponding NewCo LLC Class B Units be exchanged for shares of Appreciate Class A Common Stock. Does not include shares issuable upon exercise of warrants to purchase 17,338,412 shares of Class A Common Stock that are exercisable within 60 days.
(2)	Unless otherwise noted, the business address of each of the directors and officers and NPG/Lake Street is c/o Appreciate Holdings, Inc., 6101 Baker Road, Suite 200, Minnetonka, Minnesota 55345.
(3)	Represents 566,253 shares of Appreciate Class B Common Stock held directly and a 50% beneficial interest in 259,500 and 768,889 shares of Appreciate Class B Common Stock held by Tatanka, LLC and RWA Holdings, Inc. Mr. Ortner shares voting and investment control over the shares held by these entities and disclaims beneficial ownership of the other 50% beneficial interest in the shares.
(4)	Lake Street Landlords, LLC (“LSL”) and LSS Sustainable SPAC LLC (“LSS”) are the record owner of 20,132,807 and 1,333,420 shares of Class B Common Stock respectively and Northern Pacific Group GP I, LLC (“NPG”) holds voting and investment control over both entities. Mr. Honour is the President of NPG, and Ms. Haymaker is a member of the GP. Mr. Honour, Ms. Haymaker and Mr. Bergeron disclaim beneficial ownership of the 378,912, 23,682 and 2,039,288 shares of Appreciate Class B Common Stock indirectly held by them respectively as a result of their ownership of interest in Northern Pacific Growth Investment Partners, L.P., LSL and LSS. Such shares are not included in the individual ownership listings for Mr. Honour, Ms. Haymaker and Mr. Bergeron.

(5)	Consists of (i) 560,456 shares of Appreciate Class A Common Stock held by Meteora Special Opportunity Fund I, LP (“MSOF”), (ii) 893,782 shares of Appreciate Class A Common Stock held by Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) 1,431,728 shares of Appreciate Class A Common Stock held by Meteora Capital Partners, LP (“MCP”). Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to MSOF, MSTO and MCP. Voting and investment power over the shares held by MSOF, MSTO and MCP resides with its investment manager, Meteora Capital, LLC (“Meteora Capital”). Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares of Appreciate Class A Common Stock held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The business address of each of MSOF, MSTO, MCP, Meteora Capital and Mr. Mittal is 1200 N. Federal Nwy., Ste.200, Boca Raton, FL 33432.

(6)	Consists of 3,108,715 shares of Appreciate Class A Common Stock held by Polar Multi-Strategy Master Fund. Polar Asset Management Partners Inc. serves as investment advisor to Polar Multi-Strategy Master Fund and may be deemed to be the beneficial owner of the shares held by such entity. The business address of each of Polar Multi-Strategy Master Fund and Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6. Amount includes 1,299,119 shares of Class A Common Stock owned prior to becoming a counterparty in the forward purchase agreement.

(7)	Consists of 3,067,321 shares of Appreciate Class A Common Stock held by Vellar Opportunity Fund SPV LLC – Series 9. The business address of Vellar Opportunity Fund SPV LLC – Series 9 is 3 Columbus Circle, 24th Floor, New York NY 10019.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock or the Private Placement Warrants after the date of this prospectus.

The following table sets forth information concerning the shares of Class A Common Stock and Private Placement Warrants that may be offered from time to time by each Selling Securityholder. The 2,555,556 shares of Common Stock issuable upon exercise of the Public Warrants are not included in the table below.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Class A Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Class A Common Stock or Private Placement Warrants. The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of December 7, 2022 concerning the Class A Common Stock and Private Placement Warrants that may be offered from time to time by each Selling Securityholder with this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Before the Offering				After the Offering(1)
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering(1)	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold

Sponsor Investors(2)

Adam Richard Blake(3)	129,384	166,667	296,051	166,667	—	—	—
Alexander Noel Garrod	10,438	16,667	27,105	16,667	—	—	—
Alexander R. Marcinkowski (4)	33,334	-----	33,334	----	—	—	—
Andrew Chen	10,438	16,667	27,105	16,667	—	—	—
Ann W. Stachenfeld	10,438	16,667	27,105	16,667	—	—	—
Bradley J. Bell Revocable Trust(5)	104,384	166,667	271,051	166,667	—	—	—
Brian Newman	10,438	16,667	27,105	16,667	—	—	—
Bridge City, LLC(6)	18,789	30,000	48,789	30,000	—	—	—
Bruce Robinson	20,877	33,333	54,210	33,333	—	—	—
Courtney Robinson(7)	25,000	----	25,000	----
CG Bonsai Holdings, LLC(8)	10,438	16,667	27,105	16,667	—	—	—
Cheng Nien Han	31,315	50,000	81,315	50,000	—	—	—
CPT Investments LLC(9)	16,701	26,667	43,368	26,667	—	—	—
Daniel J. Hennessy(10)	689,792	166,667	856,459	166,667	—	—	—
Daniel Levi	10,438	16,667	27,105	16,667	—	—	—
DarkKnight Ventures LLC(11)	41,754	66,667	108,421	66,667	—	—	—
DVDC/PEI, LLC(12)	187,892	300,000	487,892	300,000	—	—	—
Fitzgerald Chronos Fund LP(13)	187,892	300,000	487,892	300,000	—	—	—
Frank Veenstra	31,315	50,000	81,315	50,000	—	—	—
Giantsbane Investments Soho LLC(14)	31,315	50,000	81,315	50,000	—	—	—
Gloria Fu(15)	45,877	33,333	79,210	33,333	—	—	—
Gregory D. Ethridge	----	33,333	33,333	33,333	—	—	—
Pacific Premier Trust Cust,FBO Gregory D. Ethridge - IRA	20,877	----	20,877	----
Hudson Hill Partners LLC(16)	20,877	33,333	54,210	33,333	—	—	—
Jack Leeney(17)	35,438	16,667	52,105	16,667	—	—	—
James F. O’Neil	83,507	133,333	216,840	133,333	—	—	—
Jameson Reid Nelson	10,438	16,667	27,105	16,667	—	—	—
John Beck	41,754	66,667	108,421	66,667	—	—	—
John C. Adams	41,754	66,667	108,421	66,667	—	—	—
John Lin	62,631	100,000	162,631	100,000	—	—	—
Jonathan D. Hennessy	10,438	16,667	27,105	16,667	—	—	—
Jorge and Patti Otero (18)	10,438	16,667	27,105	16,667	—	—	—
Joseph and Rachel Link(19)	10,438	16,667	27,105	16,667	—	—	—
Joshua A. Cohen	10,438	16,667	27,105	16,667	—	—	—
Juan Luis Pena Salas	41,754	66,667	108,421	66,667	—	—	—
Kirk S. Hovde(20)	31,315	50,000	81,315	50,000	—	—	—
Kyle Potter	10,439	16,666	27,105	16,666	—	—	—
Kyle Textor	10,439	16,666	27,105	16,666	—	—	—
Layal Jabbour	31,315	50,000	81,315	50,000	—	—	—
Lisa Hsu	5,000	---	5,000	---	—	—	—
Luthien Investments Ltd.(21)	10,438	16,667	27,105	16,667	—	—	—
Margaret Whelan(22)	134,384	166,667	301,051	166,667	—	—	—
Max Rothkopf	20,877	33,333	54,210	33,333	—	—	—
Michael A. Szollosi	10,439	16,666	27,105	16,666	—	—	—
Michael J. Hennessy	10,439	16,666	27,105	16,666	—	—	—
Milton C. and Lisa Beck(23)	10,439	16,666	27,105	16,666	—	—	—
Milton Joseph Beck(23)	1,076,441	166,667	1,243,108	166,667	—	—	—
Nicholas Petruska	----	33,333	33,333	33,333	—	—	—
Pacific Premier Trust Cust FBO Nicholas Petruska IRA	20,877	----	20,877	----
Otis Road Investments LP(24)	187,892	300,000	487,892	300,000	—	—	—
Peter K. Shea	104,384	166,667	271,050	166,667	—	—	—
Pieter Geert Jan Neijs	37,578	60,000	97,578	60,000	—	—	—
Richard Edward Burns Revocable Trust(25)	104,384	166,667	271,050	166,667	—	—	—
Richard M. Littlehale	10,439	16,666	27,105	16,666	—	—	—
Richard Rothkopf	20,877	33,333	54,210	33,333	—	—	—
Roberto Pena Salas	15,000	----	15,000	-----	—	—	—
Rondip Dalal	20,877	33,333	54,210	33,333	—	—	—
Sean T. Martin	10,439	16,666	27,105	16,666	—	—	—
Steven D. Hovde	104,384	166,667	271,050	166,667	—	—	—
Steven and Susanne Lamb(26)	10,439	16,666	27,105	16,666	—	—	—
Steven Lamb	10,439	16,666	27,105	16,666	—	—	—
Sulentic Family Holdings, LLC(27)	41,754	66,667	108,421	66,667	—	—	—
TAL/DPD, LLC (28)	334,030	533,333	867,363	533,333	—	—	—
Thabet Mahayni and Monica H. Stone	10,439	16,666	27,105	16,666	—	—	—
The Certosa Family Trust	31,315	50,000	81,315	50,000	—	—	—
Thomas D. Hennessy(29)	1,019,689	100,000	1,119,689	100,000	—	—	—
Thomas R. Arnold(30)	150,261	200,000	350,261	200,000	—	—	—
Wes William Lucas	41,754	66,667	108,421	66,667	—	—	—
William Bradley Beanblossom	31,315	50,000	81,315	50,000	—	—	—
William Newcomet Halle	10,438	16,667	27,105	16,667	—	—	—
Totals	5,750,000	4,833,333	10,583,333	4,833,333	—	—	—

Class B Holders(31)

NPG/Lake Street(32)	21,466,227	—	—	—	—	—	—
St. Cloud Capital Partners III SBIC, LP(33)	1,179,150	—	—	—	—	—	—
Broader Media Holdings, LLC(34)	301,237	—	—	—	—	—	—
Christopher Laurence(35)	2,649,913	—	—	—	—	—	—
Kevin Ortner(36)	566,253	—	—	—	—	—	—
Nolan Jacobson(37)	140,833	—	—	—	—	—	—
Todd Jable(38)	139,740	—	—	—	—	—	—
Trent Zachmann	11,907	—	—	—	—	—	—
H&C Holdings, LLC(39)	1,641,700	—	—	—	—	—	—
RW USA Holdings, LLC(40)	167,901	—	—	—	—	—	—
RWRE Holdings, LLC(41)	55,967	—	—	—	—	—	—
OA Holdings USA, LLC(42)	1,226,962	—	—	—	—	—	—
RWA Holdings, LLC(43)	768,889	—	—	—	—	—	—
Tatanka, LLC(44)	259,500	—	—	—	—	—	—
Oculus Capital, LLC(45)	205,678	—	—	—	—	—	—
David Sommer	102,274	—	—	—	—	—	—
Pam Kosanke	81,588	—	—	—	—	—	—
Anthony Charles Wyatt	77,315	—	—	—	—	—	—
Trevor Brace	71,907	—	—	—	—	—	—
RWKC, LLC(46)	21,498	—	—	—	—	—	—
Mitch Bowling	17,182	—	—	—	—	—	—
Ankhor Properties(47)	14,888	—	—	—	—	—	—
Palo Duro Ventures(48)	10,749	—	—	—	—	—	—
Ray Davis	10,749	—	—	—	—	—	—
Gerald Adler	881	---	---	---	---	---	---
Adam Clabaugh	2,640	---	---	---	---	---	---
Andrew Nast	5,281	—	—	—	—	—	—
David Thompson	1,191	—	—	—	—	—	—
Total	31,200,000	—	—	—	—	—	—

Other Selling Securityholders
Northland Securities, Inc.(49)	315,500	—	—	—	—	—	—

*	Less than 1%

(1)	We do not know when or in what amounts the Selling Securityholder will offer the resale securities for sale, if at all. The Selling Securityholders may sell any or all of the resale securities included in and offered by this prospectus. We cannot estimate the number of resale securities that will be held by the Selling Securityholder after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the resale securities will have been sold by the Selling Securityholders.
(2)	The address of the Sponsor investors is c/o Hennessy Capital, 3415 North Pines Way, Suite 204, Wilson, Wyoming 83014.
(3)	Mr. Blake previously served as a director of PropTech from inception to consummation of the Business Combination. Includes 25,000 director shares.
(4)	Mr. Marcinkowski previously served as a director of PropTech from inception to the consummation of the Business Combination.
(5)	Bradley J. Bell is the trustee of the Bradley J. Bell Revocable Trust and has sole voting and dispositive power over the securities held by it.
(6)	Spencer Almy is the managing member of Bridge City LLC and has sole voting and dispositive power over the securities held by Bridge City LLC.
(7)	Mrs. Robinson previously served as a director of PropTech from inception to consummation of the Business Combination. Includes 25,000 director shares.
(8)	Garland A. Ditz is the managing member of CG Bonsai Holdings LLC and has sole voting and dispositive power over the securities held by it.
(9)	Daniel Lobo Guerrero is the managing member of CPT Investments LLC and has sole voting and dispositive power over the securities held by it.
(10)	Mr. Hennessy previously served as senior advisor to PropTech from inception to the consummation of the Business Combination. Mr. Hennessy is the father of Thomas D. Hennessy, co-CEO, Chairman and President of PropTech prior to the Business Combination.

(11)	Jack Cohen, as manager of DarkKnight Ventures LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by Darkknight Ventures LLC.
(12)	DeForest Davis, manager of DVDC/PEI, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of the securities held by DVDC/PEI, LLC
(13)	Fitzgerald Investment Management Company, as the general partner of Fitzgerald Chronos Fund LP, exercises voting and investment power with respect to the securities. Thomas G. Fitzgerald, Jr., as the manager of Fitzgerald Investment Management Company LLC, may be deemed to be the beneficial owner of the securities held by Fitzgerald Chronos Fund LP.
(14)	Chase Mazzariello, as managing member of Giantsbane Investments Soho LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of the securities held by Giantbane Investments Soho LLC.
(15)	Gloria Fu is a director of the Company and previously served as a director of PropTech from inception to consummation of the Business Combination. Includes 25,000 director shares.
(16)	Dan Bsharat and Tariq Bsharat, as members of Hudson Hill Partners LLC, exercise voting and investment power with respect to the securities and may be deemed to be the beneficial owners of the securities held by Hudson Hill Partners LLC
(17)	Mr. Leeney previously served as a director of PropTech from inception to consummation of the Business Combination. Includes 25,000 director shares.
(18)	Securities jointly held by Jorge and Patti Otero.
(19)	Securities jointly held by Joseph and Rachel Link.
(20)	Mr. Hovde is chairman of Hovde Group, LLC, a registered broker dealer. Mr. Hovde has certified that the shares of Class A Common Stock and Private Warrants held by him were purchased in the ordinary course of business, and that at the time of purchase of such securities Mr. Hovde had no agreements or understanding, directly or indirectly, with an person to distribute such securities.
(21)	Bernardo Sampaio as Director of Luthien Investments, Ltd exercises voting and investment power with respect to the securities held by Luthien Investments, Ltd and may be deemed to be the beneficial owner of the securities held by Luthien Investments, Ltd.
(22)	Ms. Whelan previously served as a director of PropTech from inception to consummation of the Business Combination. Includes 30,000 director shares.
(23)	M. Joseph Beck is a director of the Company. He previously served as co-CEO and CFO of PropTech from inception to consummation of the Business Combination. Milton Beck and Lisa Beck are the parents of M. Joseph Beck.
(24)	Otis Management, LLC, as general partner of Otis Road Investments, LP, exercises voting and investment power with respect to the securities. Andrew J. Fitzgerald and James G. Fitzgerald, as managers of Otis Management, LLC, may be deemed to be the beneficial owners of the securities held by Otis Road Investments, LP.

(25)	Richard Burns is the trustee of the Richard Edward Burns Revocable Trust and has sole voting and dispositive power over the securities held by it.
(26)	Securities jointly held by Steve and Susanne Lamb.
(27)	Susan Sulentic is the managing member of Sulentic Family Holdings, LLC and has sole voting and dispositive power over the securities held by it
(28)	DeForest Davis, manager of TAL/DPD, LLD, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of the securities held by TAL/DPD, LLC.
(29)	Thomas Hennessy served as co-CEO, Chairman and President of PropTech from inception to consummation of the Business Combination.
(30)	Thomas Arnold served as a senior advisor to PropTech from inception until January 2022. Includes 25,000 director shares.
(31)	Shares of Class B Common Stock may together with the corresponding NewCo LLC Class B Units be exchanged for shares of Class A Common Stock on a one for one basis. Shown are number of shares of Class A Common Stock issuable on exchange. Except where otherwise noted, the Class B Common Stockholder’s address is the address of the Company.
(32)	Lake Street Landlords, LLC (“LSL”) and LSS Sustainable SPAC LLC (“LSS”) are the record owner of 20,132,807 and 1,333,420 shares of Class B Common Stock respectively and Northern Pacific Group GP I, LLC (“NPG”) holds voting and investment control over both entities. Mr. Honour, is the President of NPG, and Ms. Haymaker, is a member of the GP. Mr. Honour, Ms. Haymaker and Mr. Bergeron, each a director of the Company disclaims beneficial ownership of the 378,912, 23,682 and 2,039,288 shares of Class B Common Stock indirectly held by them respectively as a result of their ownership of interest in Northern Pacific Growth Investment Partners, L.P., LSL and LSS.
(33)	The reported securities are directly held by St. Cloud Capital Partners III SBIC, LP (“SC LP”). The general partner of SC LP is SCGP III SBIC, LLC (“SCGP LLC”). SCGP LLC is controlled by its managing members. Any action by SCGP LLC with respect to the reported securities, including voting and dispositive decisions, requires at least a majority vote of the managing members. Under the so-called “rule of three,” because voting and dispositive decisions by SCGP LLC require the agreement of a majority of the managing members, each of the managing members disclaim beneficial ownership of the reported securities. The address of SC LP and SCGP LLC is 10866 Wilshire Blvd., Suite 1450, Los Angeles, CA 90024.

(34)	Broader Media Holdings, LLC is a wholly-owned subsidiary (direct and/or indirect) of iHeartMedia, Inc. (NASDAQ: IHRT) which exercises voting and investment power with respect to the securities and may be deemed the beneficial owner of securities held by Broader Media Holdings, LLC.
(35)	Christopher Laurence is the CEO and a director of the Company
(36)	Kevin Ortner is the President and holds a one-half interest in the shares of Class B Common Stock held by RWA Holdings, LLC and Tatanka, LLC.
(37)	Nolan Jacobson is the CFO of the Company
(38)	Todd Jable is the Chief Technology Officer and Chief Operating Officer of the Company
(39)	Brenton Hayden, the manager and sole member of H&C Holdings, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by H&C Holdings, LLC. Mr. Hayden is a former director of the RW National Holdings, LLC.
(40)	Brenton Hayden, the manager and sole member of RW USA Holdings, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by RW USA Holdings, LLC. Mr. Hayden is a former director of the RW National Holdings, LLC.
(41)	Brenton Hayden, as the manager and sole member of RWRE Holdings, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by RWRE Holdings, LLC. Mr. Hayden is a former director of the RW National Holdings, LLC.
(42)	Greg Rand, as the manager and majority owner of OA Holdings USA LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by OA Holdings USA LLC.
(43)	Kevin Ortner and Donovan Reese, as the owners of RWA Holdings, LLC, exercise voting and investment power with respect to the securities and may be deemed to be the beneficial owners of the securities held by RWA Holdings, LLC. Mr. Ortner is the President of the Company.
(44)	Kevin Ortner and Donovan Reese, as the owners of Tatanka, LLC, exercise voting and investment power with respect to the securities and may be deemed to be the beneficial owners of the securities held by Tatanka, LLC. Mr. Ortner is the President of the Company.
(45)	Jonathan Ortner, as the sole member of Oculus Capital, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by Oculus Capital, LLC.
(46)	James Gregg, as the manager and sole member of RWKC, LLC, exercises voting and investment power respect to the securities and may be deemed to be the beneficial owner or securities held by RWKC, LLC.
(47)	Michael Ankoviak, as the manager of Ankhor Properties, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by Ankhor Properties, LLC.
(48)	Michael Park, as the manager of Palo Duro Ventures, LLC, exercises voting and investment power with respect to the securities and may be deemed to be the beneficial owner of securities held by Palo Duro Ventures, LLC.
(49)	Northland Securities, Inc. is a registered broker dealer. Shares received for investment banking services provided.

Certain Relationships with the Selling Securityholders

Investor Rights Agreement

In connection with the Business Combination Agreement, pursuant to the Investor Rights Agreement, certain Selling Securityholders agreed, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of Class A Common Stock during the period from the date of the closing of the Business Combination continuing through the 180 days after the Closing Date.

Founder Shares

On August 27, 2020, the Sponsor purchased 5,031,250 shares of Founder Shares, originally PTIC II Class B Common Stock, for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, PTIC II effected a stock dividend of approximately 0.143 shares for each Founder Share outstanding, resulting in an aggregate of 5,750,000 shares of Founder Shares Common Stock outstanding. In connection with the Business Combination, each of the issued and outstanding Founder Shares was converted into Company Class A Common Stock on a one-to-one basis. This amount also includes 155,000 shares issued to directors.

Private Placement Warrants

Simultaneously with the closing of the IPO, we consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to our Sponsor, generating proceeds of approximately $7.3 million. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.

Shares Offered for Resale Pursuant to this Prospectus

This prospectus relates to the offer and sale by us of (i) up to 2,555,556 shares of Class A Common stock, par value $0.0001 per share of Appreciate Holdings, Inc. (the “Company”) issuable upon the exercise of 7,666,667 redeemable warrants to purchase shares of Class A Common Stock, which were originally issued in the initial public offering of PTIC II at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock of PTIC II and one-third of one redeemable warrant with each whole warrant entitling the holder to purchase one share of Class A Common Stock for $11.50 per share (the “Public Warrants”), and (ii) up to 4,833,333 shares of Class A Common Stock issuable upon the exercise of 4,833,333 private placement warrants which are exercisable at $11.50 per share of Class A Common Stock (the “Private Warrants,” and together with the Public Warrants, the “Warrants”) held by certain affiliates of PTIC II (collectively, the “Sponsor”), which were purchased at a price of $1.50 per warrant in a private placement to certain affiliates of the Sponsor.

This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 5,750,000 shares of Class A Common Stock acquired by certain stockholders of the Company prior to the completion of the PTIC II/Renters Warehouse Business Combination which were either purchased by investors (the “Private Investors”) at a price of less than $0.01 per share or were granted prior to the Business Combination as director shares or were granted as incentive equity grants at $0.0001; (ii) 4,833,333 Private Warrants purchased by certain affiliates of the Sponsor at a price of $1.50 per warrant as noted above; and, (iii) 31,200,000 shares of Class A Common Stock issuable upon exchange of shares of Class B Common Stock issued to the owners of Renters Warehouse in connection with the Business Combination based on a price of $10.00 per share. The interests exchanged by the prior Renters Warehouse owners were acquired in various transactions (including compensatory grants) from September 2015 through March of 2022 at prices ranging from $0 to $1.95 per share, and (iii) and 315,500 shares of Class A Common Stock issued to a service provider for services provided. The Selling Securityholders may, or may not, elect to sell registered shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.” Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares or Warrants. The Selling Securityholders may sell the shares of Class A Common Stock or Warrants covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of registered shares or Warrants by Selling Securityholders under this prospectus. We will receive proceeds from the exercise of the Warrants if, and only if, the Warrants are exercised for cash. The exercise price of the Warrants is $11.50 per share and the closing price of our Class A Common Stock on the Nasdaq on January 6, 2023 was $1.526 per share. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our shares of Class A Common Stock. If the market price for shares of our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

The Selling Securityholders that are not holders of Class B Common Stock can sell, under this prospectus, up to 13,454,389 shares of Class A Common Stock (assuming the exercise of all of our outstanding Warrants) which would constitute approximately 27.88% of our issued and outstanding shares of Common Stock as of January 3, 2023. Additionally, if all of the 31,200,000 shares of Class B Common Stock currently outstanding were to exchange for shares of Class A Common Stock and all outstanding Warrants were exercised, the Selling Securityholders would own 44,654,389 shares of Class A Common Stock, representing 72.36% of the then total outstanding shares of our Common Stock on a fully diluted basis. Sales of a substantial number of shares of Class A Common Stock in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could result in a significant decline in the public trading price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Despite such a decline in the public trading price, certain Selling Securityholders could still experience a positive rate of return on the securities they purchased or acquired due to the lower price that they purchased or acquired their shares of Class A Common Stock and could be incentivized to sell their securities when others would not be so incentivized. Based on the closing price of our Class A Common Stock on January 6, 2023, (a) the Sponsor and stockholders that acquired shares prior to the Business Combination could experience a potential profit of up to $1.526 per share; and (b) the prior owners of Renters Warehouse could experience a potential profit of up to $1.526 per share upon the sale of their shares following the exchange of their Class B Common Stock. The holders of Warrants may experience a potential profit if the price of the Company’s shares of Class A Common Stock exceeds $11.50 per share.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders, other than the shares held by the service provider. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

Our Class A Common Stock and our Public Warrants are listed on the NASDAQ Global Market and the NASDAQ Capital Market, respectively (collectively “NASDAQ”), under the symbols “SFR” and “SFRWW,” respectively. On January 6, 2023, the closing price of our Class A Common Stock was $1.526 and the closing price for our Public Warrants was $0.06.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our charter, our bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the charter, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

General

The total number of shares of all classes of stock that Appreciate has authority to issue is 201,000,000 shares, consisting of:

●	200,000,000 shares of common stock, divided into:

●	100,000,000 shares of Appreciate Class A Common Stock, par value $0.0001 per share;

●	100,000,000 shares of Appreciate Class B Common Stock, par value $0.0001 per share; and

●	1,000,000 shares of Appreciate Preferred Stock, par value $0.0001 per share.

The following summary describes certain material provisions of Appreciate’s capital stock. You are urged to read the Governing Documents and the Investor Rights Agreement.

Appreciate Common Stock

Appreciate Class A Common Stock

As of January 3, 2023, Appreciate had 17,057,226 shares of Appreciate Class A Common Stock issued and outstanding. All shares of Appreciate Class A Common Stock are fully paid and non-assessable. In connection with the Business Combination, the shares of PTIC II Common Stock automatically converted into shares of Appreciate Class A Common Stock on a one-to-one basis in accordance with PTIC II’s Charter.

Voting Rights. Each holder of Appreciate Class A Common Stock is entitled to one vote for each share of Appreciate Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Appreciate Class A Common Stock have the exclusive right to vote together with holders of Appreciate Class B Common Stock as a single class to vote for the election of directors and on all other matters presented to Appreciate Stockholders for their vote or approval. Further, the holders of the outstanding shares of Appreciate Class A Common Stock are entitled to vote separately upon any amendment to the Appreciate Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Appreciate Common Stock in a manner that is disproportionately adverse as compared to the Appreciate Class B Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Appreciate Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Appreciate Preferred Stock if the holders of such affected series of Appreciate Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Appreciate Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Appreciate Class A Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Appreciate Class A Common Stock out of the assets of Appreciate that are by law available therefor, at the times and in the amounts as the Appreciate Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Appreciate Common Stock (each, a “Stock Adjustment”) unless:

●	a corresponding Stock Adjustment for all other series of Appreciate Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

●	the Stock Adjustment has been reflected in the same economically equivalent manner on all Appreciate Class A Common Stock.

Stock dividends with respect to each class of Appreciate Common Stock may only be paid with shares of stock of the same series of Appreciate Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Appreciate, after payment or provision for payment of the debts and other liabilities of Appreciate and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Appreciate Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock (including Appreciate Class A Common Stock which converted to Appreciate Class A Common Stock from Appreciate Class B Common Stock as contemplated by and in accordance with the Appreciate Charter on or prior to the date of such liquidation, dissolution or winding up (including if a Class B Conversion Event (as defined in the Appreciate Charter) occurred as a result of such liquidation, dissolution or winding up)) shall be entitled to receive the remaining assets of Appreciate available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Appreciate Class B Common Stock shall not be entitled to receive any assets of Appreciate in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Appreciate.

Appreciate Class B Common Stock

As of January 3, 2023, Appreciate had 31,200,000 shares of Appreciate Class B Common Stock issued and outstanding. Shares of Appreciate Class B Common Stock may, together with the corresponding class B units from Appreciate Intermediate Holdings, LLC (the “NewCo LLC Class B Units”), be exchanged for shares of Appreciate Class A Common Stock.

Voting Rights. Each holder of Appreciate Class B Common Stock will be entitled to one vote for each share of Appreciate Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Appreciate Class A Common Stock have the exclusive right to vote together with holders of Appreciate Class B Common Stock as a single class to vote for the election of directors and on all other matters presented to Appreciate Stockholders for their vote or approval. Further, the holders of the outstanding shares of Appreciate Class B Common Stock will be entitled to vote separately on any amendment to the Appreciate Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Appreciate Common Stock in a manner that is disproportionately adverse as compared to the Appreciate Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Appreciate Common Stock, as such, have no voting power with respect to, and will not be entitled to vote on, any amendment to the Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Appreciate Preferred Stock if the holders of such affected series of Appreciate Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Appreciate Charter (including any certificate of designations relating to any series of Appreciate Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations. Dividends of cash or property may not be declared or paid on shares of Appreciate Class B Common Stock.

Further, in no event will any Stock Adjustment be declared or made on any series of Appreciate Common Stock unless:

●	a corresponding Stock Adjustment for all other series of Appreciate Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

●	the Stock Adjustment has been reflected in the same economically equivalent manner on all Appreciate Class A Common Stock.

Stock dividends with respect to each class of Appreciate Common Stock may only be paid with shares of stock of the same series of Appreciate Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Appreciate, after payment or provision for payment of the debts and other liabilities of Appreciate and of the preferential and other amounts, if any, to which the holders of Appreciate Preferred Stock are entitled, if any, the holders of shares of Appreciate Class B Common Stock are not entitled to receive, with respect to such shares, any assets of Appreciate in excess of the par value thereof. Notwithstanding the foregoing, the holders of Appreciate Class B Common Stock have the right to exchange their shares of Appreciate Class B Common Stock for shares of Appreciate Class A Common Stock in accordance with the Appreciate Charter (or for the consideration payable in respect of shares of Appreciate Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Cancellation of Appreciate Class B Common Stock

No shares of Appreciate Class B Common Stock may be issued by Appreciate except to a holder of NewCo LLC Class B Units, such that after such issuance of Appreciate Class B Common Stock, such holder of NewCo LLC Class B Units holds an identical number of shares of Appreciate Class B Common Stock. No shares of Appreciate Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to Appreciate upon which transfer such shares shall automatically be cancelled pursuant to the terms in the Appreciate Charter, or (ii) together with the transfer of an identical number of NewCo LLC Class B Units made in compliance with the A&R LLC Agreement. If any outstanding share of Appreciate Class B Common Stock ceases to be held by a holder of the corresponding NewCo LLC Class B Unit, such share of Appreciate Class B Common Stock shall automatically and without further action on the part of Appreciate or any holder of Appreciate Class B Common Stock, be transferred to Appreciate for no consideration and cancelled.

Earn-Out Shares

Pursuant to the terms of the Business Combination Agreement, Appreciate shall issue or cause to be issued shares of Appreciate Class B Common Stock to holders of such stock (and Appreciate Intermediate Holdings, LLC shall issue a corresponding number of NewCo LLC Class B Units) upon Triggering Events I, II, or II (as defined below, and each, a “Triggering Event”) (the “Earn-Out Shares”) from November 29, 2022 until November 30, 2027 (the “Earn-Out Period”). Should the Appreciate Class A Common Stock close at a share price greater than or equal to $12.50 for any twenty (20) Trading Days over a thirty (30) consecutive Trading Day Period (the “Trading Day Period”), Appreciate shall issue or cause to issue a one-time issuance of 1,000,000 shares of Appreciate Class B Common Stock and a corresponding number of NewCo LLC Class B Units to current holders (“Triggering Event I”). Should the Appreciate Class A Common Stock close at a share price greater than or equal to $15.00 during a Trading Day Period, Appreciate shall issue or cause to issue a one-time issuance of 2,000,000 shares of Appreciate Class B Common Stock and a corresponding number of NewCo LLC Class B Units to current holders (“Triggering Event II”). Should the Appreciate Class A Common Stock close at a share price greater than or equal to $17.50 during a Trading Day Period, Appreciate shall issue or cause to issue a one-time issuance of 3,000,000 shares of Appreciate Class B Common Stock and a corresponding number of NewCo LLC Class B Units to current holders (“Triggering Event III”). Earn-out Shares shall be distributed pro-rata to the holders of Class B Common Stock and shall be free and clear of all Liens (other than any restrictions on transfer under applicable securities Law or under the Governing Documents of Appreciate).

Earn-Out Shares may only be issued and distributed during the Earn-Out Period and shall otherwise expire at the end of the Earn-Out Period. Should Appreciate consummate a sale of the Company prior to the expiry of the Earn-Out Period that results in the holders of Appreciate Class A Shares receiving a company sale price equal to or in excess of the applicable price per share attributable to one or more Triggering Events (which shall be adjusted equally to reflect any individual splits or other non-economic reclassification of shares of Appreciate’s capital stock), then immediately prior to the consummation of such company sale, Appreciate shall issue or cause to be issued to each holder of Appreciate Class B Stock entitled thereto the applicable number of Earn Out Shares (to the extent not previously issued pursuant to a Triggering Event).

Appreciate Preferred Stock

The Appreciate Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Appreciate Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of Appreciate Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Appreciate Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Appreciate Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of Appreciate Preferred Stock, (i) any new series of Appreciate Preferred Stock may be designated, fixed and determined as provided herein by the Appreciate Board without approval of the holders of Appreciate Common Stock or the holders of Appreciate Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Appreciate Common Stock, the Appreciate Preferred Stock or any future class or series of Appreciate Preferred Stock or Appreciate Common Stock.

Unissued Appreciate Capital Stock

Appreciate shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding NewCo LLC Class B Units subject to Exchange (as defined in the A&R LLC Agreement) from time to time.

No shares of Appreciate Class B Common Stock may be issued by Appreciate except to a holder of NewCo LLC Class B Units, such that after such issuance of Appreciate Class B Common Stock, such holder of NewCo LLC Class B Units holds an identical number of shares of Appreciate Class B Common Stock. No shares of Appreciate Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to Appreciate upon which transfer such shares shall automatically be cancelled pursuant as contemplated by and in accordance with the Appreciate Charter, or (ii) together with the transfer of an identical number of NewCo LLC Class B Units made in compliance with the A&R LLC Agreement. If any outstanding share of Appreciate Class B Common Stock ceases to be held by a holder of the corresponding NewCo LLC Class B Unit, such share of Appreciate Class B Common Stock shall automatically and without further action on the part of Appreciate or any holder of Appreciate Class B Common Stock, be transferred to Appreciate for no consideration and cancelled.

Anti-Takeover Effects of Provisions of Delaware Law and the Governing Documents

Certain provisions of the Governing Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Appreciate Board and in the policies formulated by the Appreciate Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce Appreciate’s vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for Appreciate shares and, as a consequence, they also may inhibit fluctuations in the market price of Appreciate Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Appreciate’s management or delaying or preventing a transaction that might benefit you or other minority Appreciate Stockholders.

These provisions include:

Action by Written Consent; Special Meeting of Stockholder. Subject to, with respect to the Appreciate Preferred Stock, the terms of any series of Appreciate Preferred Stock, the Governing Documents permit holders of Preferred Stock and, if such action is recommended or approved by all directors of Appreciate then in office, all Appreciate Stockholders to act by written consent.

Subject to any special rights of the holders of any series of Appreciate Preferred Stock and the requirements of applicable law, special meetings of stockholders of Appreciate may be called only by the Chairman of the Appreciate Board, the Chief Executive Officer of Appreciate, or the Appreciate Board pursuant to a resolution adopted by a majority of the Appreciate Board, or any stockholder holding at least 25% of the issued and outstanding capital stock entitled to vote, and may not be called by any other person.

Election and Removal of Directors. Subject to any limitations imposed by applicable law and except for additional directors of Appreciate elected by the holders of any series of Appreciate Preferred Stock as provided for or fixed pursuant to the Appreciate Charter, any director of Appreciate or the entire Appreciate Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of Appreciate entitled to vote generally in the election of directors of Appreciate, voting together as a single class. In case the Appreciate Board or any one or more directors of Appreciate should be so removed, any new directors of Appreciate shall, unless the Appreciate Board determines by resolution that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining directors of Appreciate then in office, even if less than a quorum of the Appreciate Board, and not by the stockholders.

Other Limitations on Stockholder Actions. The Appreciate Bylaws also impose some procedural requirements on Appreciate Stockholders who wish to:

●	make nominations in the election of directors; or

●	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to Appreciate’s secretary containing, among other things, the following:

●	a description of the business or nomination to be brought before the meeting, the text of the proposal and the reasons for conducting such business at the meeting;

●	the name and record address of each stockholder proposing business, as they appear in Appreciate’s books and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

●	the class or series and number of shares of stock of Appreciate, directly or indirectly, held of record and beneficially by and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made;

●	the class or series and number of shares of stock of Appreciate that are owned beneficially in concert;

●	a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

●	any material interest of such stockholder and beneficial owner, if any, on whose behalf the proposal is made in such business.

The Appreciate Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for the Appreciate Board, a stockholder must also submit any information with respect to the nominee that Appreciate would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by Appreciate Stockholders.

Limitation on Liability and Indemnification of Officers and Directors

The Governing Documents provide indemnification for Appreciate’s directors and officers to the fullest extent permitted by the DGCL. Appreciate plans to enter into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Appreciate Charter includes provisions that eliminate the personal liability of Appreciate’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict Appreciate’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to Appreciate or to Appreciate Stockholders;

●	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the U.S.

Exclusive Forum

The Appreciate Charter provides that, unless Appreciate consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Appreciate; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Appreciate to Appreciate or Appreciate’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against Appreciate or any current or former director, officer, other employee, agent or stockholder of Appreciate arising out of or pursuant to any provision of the DGCL, the Appreciate Charter or the Appreciate Bylaws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the Appreciate Charter or the Appreciate Bylaws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against Appreciate or any director, officer or other employee of Appreciate governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over any indispensable parties (or such parties consent to the personal jurisdiction of the Court of Chancery within ten days following the Court of Chancery’s determination as to such personal jurisdiction) and subject matter jurisdiction over the claim. The exclusive forum provisions of the Appreciate Charter shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If any action the subject matter of which is within the scope of the exclusive forum provisions of the Appreciate Charter is filed in a court other than a court located within the State of Delaware in the name of any stockholder of Appreciate, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provisions of the Appreciate Charter and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of Appreciate shall be deemed to have notice of and to have consented to the exclusive forum provisions of the Appreciate Charter.

Stockholder Registration Rights

Appreciate entered into the Investor Rights Agreement with PTIC II’s Sponsor, the other PTIC Founder Holders (as defined therein) and the Sellers (as defined therein), which provides that Appreciate will agree to register for resale certain shares of Appreciate Class A Common Stock and other equity securities of Appreciate that are held by the parties thereto from time to time. The Investor Rights Agreement provides for underwritten offerings and piggyback registration rights, in each case subject to certain limitations set forth therein.

Under the Investor Rights Agreement, certain of the parties thereto agreed to a 180-day lock-up from the Closing Date, subject to certain limitations set forth therein.

See the section entitled “Certain Relationships and Related Party Transactions — Appreciate Related Person Transactions — Investor Rights Agreement.”

Warrants

Appreciate Public Warrants

Each whole Appreciate Public Warrant entitles the registered holder to purchase one share of Appreciate Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of twelve (12) months from the closing of the IPO or December 29, 2022, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its Appreciate Public Warrants only for a whole number of Appreciate Class A Common Stock. This means only a whole Appreciate Public Warrant may be exercised at a given time by a warrant holder. The Appreciate Public Warrants will expire five years from November 29, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Appreciate will not be obligated to deliver any Appreciate Class A Common Stock pursuant to the exercise of a Appreciate Public Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Appreciate Class A Common Stock underlying the applicable Appreciate Warrants is then effective and a prospectus relating thereto is current, subject to Appreciate satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Appreciate Public Warrant will be exercisable and Appreciate will not be obligated to issue a share of Appreciate Class A Common Stock upon exercise of an Appreciate Public Warrant unless the share of Appreciate Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the applicable Appreciate Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an Appreciate Public Warrant, the holder of such Appreciate Public Warrant will not be entitled to exercise such Appreciate Public Warrant and such Appreciate Public Warrant may have no value and expire worthless. In no event will Appreciate be required to net cash settle any Appreciate Public Warrant.

Appreciate has agreed that as soon as practicable, Appreciate will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Public Warrants, and Appreciate will use its commercially reasonable efforts to cause the same to become effective within sixty (60) business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Appreciate Class A Common Stock until the Appreciate Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of Appreciate Class A Common Stock are at the time of any exercise of an Appreciate Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Appreciate may, at its option, require holders of Appreciate Public Warrants who exercise their Appreciate Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Appreciate so elects, it will not be required to file or maintain in effect a registration statement, but Appreciate will use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Public Warrants is not effective by the sixtieth (60th) business day after the closing of the initial business combination, Appreciate Public Warrant holders may, until such time as there is an effective registration statement and during any period when Appreciate will have failed to maintain an effective registration statement, exercise Appreciate Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their Appreciate Public Warrants on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the Appreciate Public Warrants for that number of shares of Appreciate Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Appreciate Class A Common Stock underlying the Appreciate Public Warrants, multiplied by the difference between the exercise price of the Appreciate Public Warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” is the average reported last sale price of the Appreciate Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Appreciate Public Warrants, as applicable. As a result, you would receive fewer shares of Appreciate Class A Common Stock from such exercise than if you were to exercise such Appreciate Public Warrants for cash. Additionally, in no event will Appreciate be required to net cash settle the Appreciate Public Warrants. The Appreciate Public Warrants may expire worthless. If Appreciate calls the Appreciate Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Appreciate Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Appreciate Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

Redemption of Appreciate Public Warrants when the price per share of Appreciate Class A Common Stock equals or exceeds $18.00.

Once the Appreciate Public Warrants become exercisable, the Company may redeem them:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of thirty (30) days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the Appreciate Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Appreciate Public Warrants — Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30-) trading day period ending three trading days before Appreciate sends the notice of redemption to the warrant holders.

Appreciate will not redeem the Appreciate Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Appreciate Class A Common Stock issuable upon exercise of the Appreciate Public Warrants is then effective and a current prospectus relating to those shares of Appreciate Class A Common Stock is available throughout the thirty (30-) day redemption period. If and when the Appreciate Public Warrants become redeemable by Appreciate, Appreciate may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption procedures.

A holder of an Appreciate Public Warrant may notify Appreciate in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9 % or 9.8% (or such other amount as a holder may specify) of the shares Appreciate Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.

If the number of outstanding shares of Appreciate Class A Common Stock is increased by a capitalization or share dividend paid in shares of Appreciate Class A Common Stock to all or substantially all holders of Appreciate Class A Common Stock, or by a split-up of shares of Appreciate Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Appreciate Class A Common Stock issuable on exercise of each Appreciate Public Warrant will be increased in proportion to such increase in the outstanding shares of Appreciate Class A Common Stock. A rights offering made to all or substantially all holders of Appreciate Common Stock entitling holders to purchase shares of Appreciate Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Appreciate Class A Common Stock equal to the product of (i) the number of shares of Appreciate Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Appreciate Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Appreciate Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Appreciate Class A Common Stock, in determining the price payable for shares of Appreciate Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of Appreciate Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Appreciate Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Appreciate Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Appreciate Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends, (c) to satisfy the redemption rights of the holders of shares of Appreciate Class A Common Stock in connection with the Business Combination, then the Appreciate Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Appreciate Class A Common Stock in respect of such event.

If the number of outstanding shares of Appreciate Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Appreciate Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Appreciate Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Appreciate Class A Common Stock.

Whenever the number of shares of Appreciate Class A Common Stock purchasable upon the exercise of the Appreciate Public Warrants is adjusted, as described above, the Appreciate Public Warrant exercise price will be adjusted by multiplying the Appreciate Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Appreciate Class A Common Stock purchasable upon the exercise of the Appreciate Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Appreciate Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Appreciate Class A Common Stock (other than those described above or that solely affects the par value of such shares of Appreciate Class A Common Stock), or in the case of any merger or consolidation of Appreciate with or into another corporation (other than a consolidation or merger in which Appreciate is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Appreciate Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Appreciate as an entirety or substantially as an entirety in connection with which Appreciate is dissolved, the holders of the Appreciate Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Appreciate Public Warrants and in lieu of the shares of Appreciate Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Appreciate Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Appreciate Public Warrants would have received if such holder had exercised their Appreciate Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Appreciate Class A Common Stock in such a transaction is payable in the form of shares of Appreciate Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Appreciate Public Warrant properly exercises the Appreciate Public Warrants within thirty days following public disclosure of such transaction, the Appreciate Public Warrants exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Appreciate Public Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the Appreciate Public Warrants pursuant to which the holders of the Appreciate Public Warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Appreciate Public Warrants when an extraordinary transaction occurs during the exercise period of the Appreciate Public Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the Appreciate Public Warrants.

The Appreciate Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer, as warrant agent, and Appreciate. The warrant agreement provides that the terms of the Appreciate Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Appreciate Public Warrants and the warrant agreement set forth in PTIC II’s prospectus, or defective provision (ii) amending the provisions relating to an alternative issuance as contemplated by and in accordance with the warrant agreement or (iii) lowering the warrant price or extending the duration of the exercise period as contemplated by and in accordance with the warrant agreement.

The warrant holders do not have the rights or privileges of holders of shares of Appreciate Class A Common Stock and any voting rights until they exercise their Appreciate Public Warrants and receive shares of Appreciate Class A Common Stock. After the issuance of Appreciate Class A Common Stock upon exercise of the Appreciate Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Appreciate Stockholders.

If, upon exercise of the Appreciate Public Warrants, a holder would be entitled to receive a fractional interest in a share, Appreciate will, upon exercise, round down to the nearest whole number the number of shares of Appreciate Class A Common Stock to be issued to the warrant holder.

Appreciate has agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Appreciate irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Appreciate Private Placement Warrants

Except as described below, the Appreciate Private Placement Warrants have terms and provisions that are identical to those of the Appreciate Public Warrants. The Appreciate Private Placement Warrants (including the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Private Placement Warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the Business Combination, except pursuant to limited exceptions to Appreciate officers and directors and other persons or entities affiliated with the initial purchasers of the Appreciate Private Placement Warrants, and they will not be redeemable by Appreciate so long as they are held by PTIC Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Appreciate Private Placement Warrants on a cashless basis. If the Appreciate Private Placement Warrants are held by holders other than the PTIC Sponsor or its permitted transferees, the Appreciate Private Placement Warrants will be redeemable by Appreciate in all redemption scenarios and exercisable by the holders on the same basis as the Appreciate Public Warrants. Any amendment to the terms of the Appreciate Private Placement Warrants will require a vote of all parties to the Appreciate Private Placement Warrants agreement.

If holders of the Appreciate Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Appreciate Private Placement Warrants for that number of shares of Appreciate Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Appreciate Class A Common Stock underlying the applicable Appreciate Private Placement Warrants, multiplied by the difference between the exercise price of the Appreciate Private Placement Warrants and the “Sponsor fair market value” (defined below) by (y) the fair market value. The “Sponsor fair market value” shall mean the average reported last sale price of the Appreciate Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Appreciate Private Placement Warrants are exercisable on a cashless basis so long as they are held by PTIC Sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with Appreciate following an initial business combination. If they remain affiliated with Appreciate, their ability to sell Appreciate securities in the open market will be significantly limited. Appreciate has policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Appreciate securities, an insider cannot trade in Appreciate securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Appreciate Class A Common Stock issuable upon exercise of the Appreciate Private Placement Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, Appreciate believes that allowing the holders to exercise such Appreciate Private Placement Warrants on a cashless basis is appropriate.

Transfer Agent and Warrant Agent

The transfer agent for Appreciate Class A Common Stock and warrant agent for the Appreciate Warrants is Continental Stock Transfer & Trust Co.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of Common Shares then outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-up Provisions

Concurrently with the execution of the original business combination agreement, certain members of RW National Holdings LLC entered into the voting and support agreements in favor of PTIC and their respective successors. In the voting and support agreements, such members agreed, with certain exceptions, to a lock-up (e.g., agreed not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares) for a period of 180 days after the closing with respect to any securities of Appreciate that they receive as consideration under the business combination agreement.

The foregoing lock-up restrictions do not apply the Class A Shares to be issued to the St. Cloud being registered under the registration statement to which this prospectus relates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Class A Common Stock for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

●	an individual who is a United States citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

●	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

●	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering (i) up to 37,265,000 shares of Class A Common Stock for possible sale by the Selling Securityholders from time to time (which includes 31,200,000 shares of Class A Common Stock issuable upon exchange of our Class B Common Stock), (ii) up to 4,833,333 Private Placement Warrants for possible sale by the Selling Securityholders from time to time and (iii) up to 7,388,889 shares of Class A Common Stock that are issuable upon the exercise of the Warrants by the holders thereof. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NASDAQ;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker- dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The Selling Securityholders party to the Investor Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

Restrictions to Sell

Pursuant to the Investor Rights Agreement, the restricted stockholders agreed not to dispose of or hedge any of their Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock during the period ending 180 days after the Closing Date.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Winthrop & Weinstine, PA.

EXPERTS

The consolidated financial statements of RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse) as of December 31, 2021 and 2020 and for each of the years in periods ended December 31, 2021 and 2020 have been audited by Boulay PLLP, an independent registered public accounting firm, as stated in their reports thereon which reports expresses an unqualified opinion, have been included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The financial statements of PropTech Investment Corporation II as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 6, 2020 (inception) through December 31, 2020, have been audited by WithumSmith+Brown PC, an independent registered public accounting firm, as stated in their report thereon included elsewhere in this prospectus, and have been included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On November 29, 2022, after the recommendation of the Audit Committee of the Board, the Board approved the engagement of Boulay PLLP (“Boulay”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. Boulay previously served as the independent registered public accounting firm of Renters Warehouse prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the Company’s independent registered public accounting firm prior to the Business Combination was informed that it would be replaced as the Company’s independent registered public accounting firm.

Withum’s report on PTIC II’s financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 6, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainties, audit scope, or accounting principles, except that Withum’s report contained an explanatory paragraph which noted that there was substantial doubt about PTIC II’s ability to continue as a going concern. During the period from August 6, 2020 (inception) through December 31, 2021, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between PTIC II and Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Withum, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods.

During the period from August 6, 2020 (inception) through December 31, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish the Company with a letter addressed to the SEC, which is filed hereto as Exhibit 16.1, stating whether it agrees with such disclosures made by the Company set forth above, and, if not, stating the respects in which it does not agree.

During the period from August 6, 2020 (inception) through December 31, 2021, PTIC II did not consult with Boulay regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of PTIC II or Appreciate, and no written report or oral advice was provided to PTIC II by Boulay that Boulay concluded was an important factor considered by Appreciate in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits to the registration statement.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.springbig.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

RW NATIONAL HOLDINGS, LLC AND SUBSIDIARIES (DBA RENTERS WAREHOUSE)

APPRECIATE HOLDINGS, INC.

(fka PropTech Investment Corporation II)

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Condensed Consolidated Balance Sheets

(in thousands, except membership units)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$288	$143
Restricted cash	18,763	18,206
Accounts receivable, less allowances of $15 and $131, respectively	1,165	811
Other current assets	3,153	746
Total current assets	23,369	19,906
Property and equipment, net of accumulated depreciation	153	311
Goodwill	11,882	11,882
Intangible assets, net	1,777	2,671
Other assets	140	153
Total assets	$37,321	$34,923

Liabilities, temporary equity and members’ deficit
Current liabilities
Accounts payable and accrued expenses	$12,214	$4,835
Current portion of long-term debt	975	1,207
Current portion of long-term debt - related party	937	936
Derivative liability	—	290
Current maturities of capital lease obligations	47	48
Rent clearing liability	4,260	4,685
Resident security deposits liability	14,101	12,821
Total current liabilities	32,534	24,822
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs - related party	9,172	8,822
Capital lease obligations, net of current maturities	84	120
Other liabilities	83	57
Total liabilities	41,873	33,821
Contingencies (Note 15)
Temporary equity:
Redeemable units (42,706,786 and 40,657,093 units issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	85,468	68,188
Permanent equity:
Members’ deficit (38,779,902 and 39,559,221 units issued and outstanding as of September 30, 2022 and December 31, 2021, respectively)	(90,020)	(67,086)
Total liabilities, temporary equity and members’ deficit	$37,321	$34,923

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Revenues
Management	$15,853	$15,842
Marketplace	5,344	4,178
Franchise	936	1,001
Total revenues	22,133	21,021
Cost of revenue	11,538	11,214
Gross profit	10,595	9,807
Operating expenses
Selling and general	5,950	5,758
Administrative	4,056	3,784
Depreciation and amortization	1,169	1,368
Other	4,082	1,799
Total operating expenses	15,257	12,709
Operating loss	(4,662)	(2,902)
Other income (expense), net
Loss from remeasurement of derivative liability	(165)	—
Interest expense	(1,478)	(1,575)
Other income	2	4,675
Total other income (expense), net	(1,641)	3,100
Net income (loss)	$(6,303)	$198

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Unaudited Condensed Consolidated Statement of Redeemable Units and Members’ Deficit

(in thousands, except membership units)

	Redeemable		Common	Class B	Accumulated Members’
	Units	Dollars	Units	Units	Deficit
Balances, December 31, 2021	40,657,093	$68,188	36,053,798	3,505,423	$(67,086)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	906,194	194
Issuance of common units to lender according to terms of secured promissory note	—	—	364,180	—	455
Reclassification of Common Units to temporary equity in connection with amendment to St. Cloud Securities Purchase Agreement	2,049,693	11,161	(2,049,693)	—	(11,161)
Change in redemption value of redeemable preferred units	—	6,119	—	—	(6,119)
Net loss	—	—	—	—	(6,303)
Balances, September 30, 2022	42,706,786	$85,468	34,368,285	4,411,617	$(90,020)

	Redeemable		Common	Class B	Accumulated Members’
	Units	Dollars	Units	Units	Deficit
Balances, December 31, 2020	34,992,250	$55,277	31,916,698	2,383,357	$(58,874)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	855,171	158
Issuance of common units to lender according to terms of secured promissory note	—	—	360,538	—	107
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible debt, inclusive of loss on extinguishment recorded in members’ equity	984,191	1,247	656,126	—	(263)
Issuance of Class A-1 preferred membership units and common membership units in exchange for cash and extinguishment of related party note payable	4,680,652	4,054	3,120,436	—	627
Change in redemption value of redeemable preferred units	—	5,663	—	—	(5,663)
Net income	—	—	—	—	198
Balances, September 30, 2021	40,657,093	$66,241	36,053,798	3,238,528	$(63,710)

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(6,303)	$198
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	1,169	1,368
Remeasurement of derivative liability	165	—
Forgiveness on Paycheck Protection Program Loan	—	(2,435)
Amortization of debt discount and issuance costs	418	370
Restricted membership unit compensation expense	194	158
Changes in operating assets and liabilities:
Accounts receivable, net	(354)	(577)
Other current and noncurrent assets	(412)	(224)
Accounts payable and accrued expenses	5,397	(50)
Rent clearing liability	(425)	422
Resident security deposits	1,280	(780)
Other liabilities	26	(49)
Net cash provided (used) by operating activities	1,155	(1,599)
Cash flows from investing activities
Purchases of property and equipment	(28)	(120)
Purchases and development of intangible assets	(89)	(309)
Net cash used by investing activities	(117)	(429)
Cash flows from financing activities
Member contributions	—	2,617
Proceeds from related party convertible note	—	525
Repayment of principal and related fees	(299)	(360)
Payments on capital lease obligations	(37)	(54)
Net cash provided (used) by financing activities	(336)	2,729
Net increase in cash, cash equivalents and restricted cash	702	701
Cash and cash equivalents and restricted cash at beginning of period	18,349	17,854
Cash and cash equivalents and restricted cash at end of period	$19,051	$18,555

	2022	2021
Supplemental cash flow information and disclosure of noncash investing and financing activities:
Cash paid for interest	$957	$1,088
Extinguishment of related party convertible notes and related party notes payable in exchange for Series A-1 Preferred Units and Common Units	$—	$2,759
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible debt	$—	$3,503
Loss on extinguishment of related party convertible debt recorded in equity	$—	$456
Accounts payable for purchases of intangible assets	$—	$25
Deferred transaction costs included in accounts payable and accrued expenses	$1,982	$—

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies

Organization

RW National Holdings, LLC (“RW National” or the “Company”) is a limited liability company formed in Minnetonka, Minnesota in 2015, and acts as a holding company and currently has no other business operations. The Company conducts its operations through its wholly owned subsidiary, RW OpCo, LLC which wholly owns approximately 25 limited liability companies across the United States (each, a “Subsidiary” and collectively, the “Subsidiaries”).

Each Subsidiary is engaged in the business of providing real estate property management, brokerage transactions services and leasing placement and renewal services to owners and tenants of single-family rental homes (“SFR”), townhomes and small multifamily properties, and such other activities incidental or ancillary to property management and leasing services, under the name Renters Warehouse.

Proposed Business Combination

On May 17, 2022 the Company executed a definitive Business Combination Agreement (“Business Combination”) with PTIC II. Upon the consummation of the proposed Business Combination and related transactions, the Company will merge with PTIC II and change its name to Appreciate Holdings, Inc. Following the proposed business combination, Appreciate Holdings, Inc. will be organized in an umbrella partnership corporation (commonly known as an “Up-C”), which is often used for partnership and limited liability companies undertaking an initial public offering. The Up-C structure allows current equity unit holders of the Company to retain their equity ownership in the Company, which will continue to be classified as a partnership for U.S. federal income tax purposes. The proposed Business Combination is expected to be completed in the fourth quarter of 2022, subject to, among other things, the approval by PTIC II’s shareholders, and other customary closing conditions as further described in the Business Combination Agreement. There is no assurance that the Business Combination will be consummated.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of RW National and its wholly owned subsidiaries. The unaudited condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

Certain information and footnote disclosures normally included in annual consolidated financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, these unaudited condensed consolidated financial statements and notes should read in conjunction with the Company’s annual audited consolidated financial statements for the fiscal year ended December 31, 2021. The information as of December 31, 2021 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements.

The unaudited condensed consolidated financial statements reflect all adjustments (all of which are of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations, members’ deficits, and cash flows for the periods and dates presented. The results of operations for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any other interim period or future year.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

COVID-19 Impact

The Company continues to monitor the novel coronavirus disease 2019 (“COVID-19”) and its ongoing impact on the Company’s operational and financial performance. The Company expects the COVID-19 pandemic to continue to have an uncertain effect on future revenues and results of operations, but is unable to predict the size and duration of such impact.

The Company qualified for the Employee Retention Credit under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) provided by the government. During the nine months ended September 30, 2022 and 2021, the Company recognized payroll subsidies totaling $0 and $2,098, respectively, in other income on the unaudited condensed consolidated statements of operations.

Emerging Growth Company Status

The Company qualifies as an emerging growth company under Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) as discussed in the Annual Report for the reporting periods in this report. As a result, these unaudited condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. The Company expects to use the extended transition period for any new or revised accounting standards during the period which the Company remains an emerging growth company.

Use of Estimates

The preparation of interim unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to the useful lives and recoverability of long-lived and intangible assets, goodwill, derivative valuation, going concern assessment, the valuation of membership units issued to extinguish financial liabilities, and the valuation of membership units issued to employees and non-employees in connection with services rendered. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company maintains cash in multiple financial institutions, which, at times, may be in excess of the Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on cash.

The Company’s accounts receivable are derived from revenue earned from customers. Two individual customers represented approximately 20% and 10% of the Company’s total revenue for the nine months ended September 30, 2022. For the nine months ended September 30, 2021, no individual customer represented more than 10% of the Company’s total revenue. As of September 30, 2022 and December 31, 2021, no individual customer accounted for more than 10% of the Company’s total accounts receivable, net.

Fair Value of Financial and Derivative Instruments

The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. All changes in the fair value of recognized derivatives are recognized currently in earnings.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

Financial assets and liabilities subject to fair value measurement on a recurring and nonrecurring basis is recorded at the exit price of the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The Company’s financial instruments consist of Level 1, Level 2, and Level 3 assets and liabilities.

Liquidity and Going Concern

The unaudited condensed consolidated financial statements have been prepared on the going concern basis, which assumes the Company will have sufficient cash to pay its debts, as and when they become payable, for a period of at least twelve months from the date that the unaudited condensed consolidated financial statements are issued or available to be issued. Management has evaluated whether there were any conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months. In performing this assessment, the Company concluded that the following conditions raise substantial doubt about the Company’s ability to meet financial obligations as they come due within one year after the date that the consolidated financial statements are issued:

●	The Company has a history of operating losses and negative cash flows from operations.

●	As of September 30, 2022, the Company has negative working capital of $9,165, primarily driven by accrued transaction costs incurred in connection with the Business Combination.

●	As of September 30, 2022, the Company had a related party secured promissory note agreement (“St. Cloud Note”, as described in Note 7) with an outstanding balance of $9,220. This principal balance was due to be repaid on September 30, 2023 and the Company did not anticipate having sufficient capital to satisfy this obligation at the scheduled maturity date.

●	In September 2022, the Company downgraded its projections of marketplace transactions and properties managed due to an increased level of caution among its Institutional clients with respect to SFR asset purchases based on widely reported changes in residential real estate market conditions. The Updated Prospective Financial Information indicated that noncompliance with certain financial covenants included in the St. Cloud Note was probable within the next six months.

●	As discussed in Note 16, on November 23, 2022, the Company and PTIC II consummated the Business Combination. The combined company will operate under the name Appreciate Holdings, Inc. The Company received approximately $1 million in net cash proceeds, and incurred related costs current liabilities of $28 million, which led to an increase of negative working capital by $27 million.

As discussed in Note 7, the St. Cloud note has been amended multiple times to extend the maturity date and waive financial covenants. The latest amendment occurred in October 2022 when the St. Cloud Note was amended to extend the maturity date to December 31, 2023. A previous amendment in June 2022 waived all financial covenants until June 30, 2023.

Further, as discussed in Note 16, in November 2022 the Company entered into fee deferral agreements with certain service providers to either equitize or defer payment on $24 million, of fees and expenses incurred in connection with the Business Combination. The company is in discussions with various other service providers and intends to defer or equitize up to an additional $6 million of fees and expenses incurred in connection with the Business Combination.

The Company intends to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern through primarily with a committed equity facility purchase agreement (“CEF Purchase Agreement”) which will allow the combined company to receive cash, from time to time at its sole discretion, in exchange for Class A Common Stock. However, the CEF Purchase Agreement is subject to satisfaction of certain conditions that are not entirely within control of the Company.

However, as the plans are not entirely within the Company’s control, specifically the CEF Purchase Agreement, management cannot provide assurance that they will be effectively implemented in order to relieve substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Income Taxes

The Company is organized as a pass-through entity for income tax purposes and is not subject to income taxes since taxable income or loss is reportable on the income tax returns of the members. Accordingly, no provision for income taxes is recorded by the Company. Profits and losses and members’ equity may differ significantly from those reportable for tax purposes as a result of the differences between the tax basis and financial reporting basis of assets and liabilities, as well as differences in the timing of recognition of revenues and expenses. See Note 1 that discusses a transaction impacting the Company and accounting for income taxes in subsequent reporting periods.

Management has analyzed the tax positions taken by the Company, and concluded that as of September 30, 2022, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the unaudited condensed consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is no longer subject to income tax examinations for years prior to 2018.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

Significant Accounting Policies

There were no significant changes to the Company’s significant accounting policies disclosed in “Note 1 — Nature of Business and Summary of Significant Accounting Policies” as described in the audited financial statements for the years ended December 31, 2021 and 2020.

Segment Reporting

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker (“CODM”) is its chief executive officer who is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company manages, reports, and evaluates its business under two operating segments that are also considered as reportable segments.

As of September 30, 2022, the Company did not have assets located outside of the United States. See Note 14 for additional information about segment reporting.

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842) Section A - Leases: Amendments to the FASB Accounting Standards Codification, and subsequent amendments which is a comprehensive new lease standard that will supersede previous lease guidance. The standard requires a lessee to recognize the assets and liabilities on the balance sheet for the rights and obligations created by most leases and continue to recognize expenses on the income statement over the lease term. It will also require disclosure designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the adoption date of ASC 842 for certain types of entities. ASU 2020-05 amends the effective dates for ASU 2016-02 for emerging growth companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt ASC 842 for the annual periods beginning on January 1, 2022, and the interim periods beginning on January 1, 2023. The company is expecting the new standard to have a material impact resulting in the recognition of right-of-use assets and liabilities related to its operating leases of approximately $1,400 resulting from the adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which extends the effective date of the standards for emerging growth companies to interim and annual periods beginning after December 15, 2022, with early adoption permitted. As an emerging growth company, the Company plans to adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this ASU will have on the Company’s unaudited condensed consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provided guidance to alleviate the burden in accounting for reference rate reform by allowing certain expedients and exceptions in applying GAAP to contracts, hedging relationships and other transactions impacted by reference rate reform. The provisions apply only to those transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. Adoption of the provisions of ASU 2020-04 are optional and may be applied from March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact this ASU will have on the Company’s unaudited condensed consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

2. Cash, Cash Equivalents, and Restricted Cash

The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted cash represents cash deposited in accounts related to certain security deposits and collections. The Company is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by the Company in the ordinary course of business.

The balances of the Company’s cash, cash equivalents, and restricted cash accounts as of September 30, 2022 and December 31, 2021, are set forth in the table below:

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$288	$143
Restricted cash	18,763	18,206
Total cash, cash equivalents, and restricted cash	$19,051	$18,349

The balances of the Company’s restricted cash accounts as of September 30, 2022 and December 31, 2021, are set forth in the table below:

	September 30, 2022	December 31, 2021
Resident security deposits	$14,231	$12,776
Rent collections due to property owners	4,054	4,658
Other reserves	478	772
Total	$18,763	$18,206

3. Property and Equipment

Depreciation expense related to property and equipment was $185 and $267 for the nine months ended September 30, 2022 and 2021, respectively. There were no impairment losses recorded during the nine months ended September 30, 2022 and 2021.

4. Other Current Assets

Other currents assets consisted of the following at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Prepaid expenses	$850	$477
Deferred transaction related costs	1,982	—
Other current assets	321	269
Total	$3,153	$746

Prepaid expenses include amounts paid in advance for operating expenses as well as prepayments related to payroll and insurance.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

The Company has incurred transaction related costs in connection with the anticipated Business Combination as disclosed in Note 1, which include attorney, advisory, accounting, and other fees. Deferred transaction related costs include primarily attorney and advisory fees which will be offset against gross proceeds of the Business Combination. Transaction related costs which have not been deferred and instead expensed as incurred total $2,658 for the nine months ended September 30, 2022 and are recorded in other operating expenses within the unaudited condensed consolidated statement of operations.

5. Goodwill and Intangible Assets

There were no changes to the carrying amount of goodwill for the nine months ended September 30, 2022 and 2021. As of September 30, 2022 and December 31, 2021 goodwill was $11,882. No goodwill impairment was recorded during the nine months ended September 30, 2022 or 2021.

At September 30, 2022 and December 31, 2021, gross intangible assets were $24,400 and $24,309 and accumulated amortization was $22,622 and $21,638, respectively. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was $984 and $1,101 for the nine months ended September 30, 2022 and 2021, respectively.

The Company capitalizes qualifying developed technology costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. For the nine months ended September 30, 2022 and 2021, capitalized internally developed software costs were $89 and $267, respectively.

6. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Accounts payable	$8,135	$2,605
Compensation and benefits	3,314	1,642
Interest	453	345
Other	312	243
Total	$12,214	$4,835

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

7. Debt and Related Party Notes

Debt consisted of the following balances at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Bridgewater note	$441	$740
Related party St. Cloud note	9,220	9,220
Related party notes payable	937	937
Notes payable	551	551
Total debt	$11,149	$11,448
Unamortized debt issuance costs	(17)	(84)
Unamortized debt discount	(48)	(399)
Total debt, net	$11,084	$10,965
Presented on the condensed consolidated balance sheet as:
Current maturities of long-term debt	975	1,207
Current maturities of long-term debt - related party	937	936
Total current debt, net	$1,912	$2,143
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount - related party	9,172	8,822
Total long-term debt, net	$9,172	$8,822

Bridgewater Note

The Company issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between RW National and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61%, and requires monthly principal and interest payments. The Bridgewater Note is secured by a first-priority lien on substantially all of RW National’s assets, and requires monthly principal and interest payments. As of September 30, 2022, the remaining principal balance on the Bridgewater Note totaled $441, with all outstanding principal and interest maturing January 2, 2024. On August 11, 2022, the Company received waivers for various defaults under the Bridgewater Note. On November 20, 2022, the Company entered into Amendment No. 1 to their respective loan agreements with Bridgewater Bank. The Amendment confirmed that all existing defaults under the loan agreements were waived through the effective date of the Amendment and that all financial covenants were waived for the quarterly periods ended September 30, 2022 and December 31, 2022. However, a subsequent instance of non-compliance is expected to occur in the next twelve months, and as a result, the Company included the note balance in current maturities of debt and presented it as a current liability on the consolidated balance sheet as of September 30, 2022 and December 31, 2021.

Related party St. Cloud Note

The Company issued a related party secured promissory note dated as of November 7, 2016 to St. Cloud Capital Partners II SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated as of November 7, 2016 by and between RW National and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due August 31, 2023. The St. Cloud Note is secured by substantially all assets of RW National and is subordinate to the Bridgewater Note, but senior in priority to all other debt currently outstanding.

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Common Units to St. Cloud in an amount equal to 1% of the Company’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. Please refer to Note 8 for more information on the Company’s derivative liability.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

In May 2022, the Company amended the St. Cloud Note and the Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend RW National’s requirement to issue Common Units to St. Cloud at specified future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants. The forbearance period extends through the earlier of the St. Cloud Note’s maturity date, the occurrence of the business combination with PropTech Investment Corporation II (“PTIC II”), or the termination of the business combination agreement with PTIC II. RW National’s requirement to issue Common Units to St. Cloud is suspended through the forbearance period and is eliminated entirely upon the occurrence of the business combination with PTIC II. In June 2022, the Company amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, the Company again amended the St. Cloud Note to extend the maturity date from July 31, 2023 to August 31, 2023, effective June 30, 2022. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires the Company to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month the Company has net working capital of at least $20,000. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $20,000 In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date.

Related party convertible notes

The Company had related party subordinated convertible notes (“Convertible Notes”) payable to a member. These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Class A Preferred Units and Common Units of the Company, at a conversion price equal to $1 per one Class A Preferred Unit and two thirds of a Common Unit. The Convertible Notes qualified for the fair value option and the Company elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion.

The Company sold an additional $525 in Convertible Notes to the same member during February 2021. In March 2021, the Company and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Class A-1 Preferred Units and 656,126 Common Units. The Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1,247. The Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $193. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $456 was also recorded in members’ deficit.

Related party notes payable

During 2021, the Company had a subordinated related party note payable to a member with an annual interest rate of 6% that was guaranteed by the majority member of the Company. The balance of $1,775 was repaid in full in March 2021.

The Company currently has various other subordinated related party notes payable to members. As of September 30, 2022, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth within the Securities Purchase Agreement) are not met. The Company did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At September 30, 2022, one note with a principal balance of $500 bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding at September 30, 2022 with annual interest rates of 24% due to such default provisions was $437.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

Notes payable

The Company currently has various subordinated notes payable to non-related party lenders. As of September 30, 2022, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as defined within the Securities Purchase Agreement) are not met. As of September 30, 2022, the Company has not met certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At September 30, 2022, these notes had annual interest rates of 6% and an aggregate principal balance of $551.

Paycheck protection program loan

In April 2020, the Company entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration. The Company received loan proceeds of $2,435 (the “PPP Loan”). The proceeds from the PPP Loans were used primarily for payroll costs, as defined by the CARES Act.

The PPP Loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP Loan were deferred for the first ten months of the term of the PPP Loan. After the deferral period, the PPP Loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the nine months ended September 31, 2021, the Company’s application for forgiveness of the PPP loan was accepted and the Company recognized approximately $2,435 in debt forgiveness and the related accrued interest in other income in the accompanying unaudited condensed consolidated statements of operations.

As of September 30, 2022, future principal payments excluding unamortized debt issuance costs for our total debt were as follows:

Principal Payments
2022 (remaining three months)	$1,929
2023	9,220
2024	—
2025	—
2026	—
Thereafter	—
Total	$11,149

8. Derivative Instruments

In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender in an amount equal to 1% of the Company’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement.

Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. On September 30, 2021, the Company distributed 360,538 Common Units to the lender. The fair value of Common Units distributed was $107, which was recorded in members’ equity with a corresponding reduction to the derivative liability. On March 30, 2022, the Company distributed 364,180 Common Units to the lender. The fair value of Common Units distributed was $455, which was recorded in members’ equity with a corresponding reduction to the derivative liability.

In May 2022, the Company amended the St. Cloud Note and Securities Purchase Agreement to suspend RW National’s requirement to issue Common Units to St. Cloud at future dates. The suspension of this requirement extends through the earliest of the St. Cloud Note’s maturity date, the occurrence of the business combination with PTIC II, or the termination of the business combination agreement with PTIC II. The amendment also eliminated RW National’s requirement to issue Common Units to St. Cloud entirely upon the occurrence of the business combination with PTIC II. This amendment to the settlement terms resulted in a remeasurement of the derivative liability to $0 at the amendment date as future issuances of Common Units are not considered probable. The total gain on remeasurement at the amendment date was offset by losses on remeasurement that were recorded prior to the March 30, 2022 distribution of Common Units described above, resulting in a net loss on remeasurement of the derivative liability of $165 for the nine months ended September 30, 2022.

The fair value of the derivative liability at September 30, 2022 and December 31, 2021 was $0 and $290, respectively. The derivative liability is reflected as a current liability within the consolidated balance sheet. Refer also to Note 7 where information on the St. Cloud Note has been disclosed.

9. Leases

Capital Leases

The Company purchased equipment with total gross book values of $258 and $278 under capital lease agreements as of September 30, 2022 and December 31, 2021, respectively. Depreciation for equipment acquired under the capital leases was $41 and $64 for the nine months ended September 30, 2022 and 2021, respectively.

The lease agreements contain buy outs in which case the Company is required to purchase the equipment at the end of the lease term. The aggregate future minimum principal lease payments under the capital leases at September 30, 2022 shown below include any buy out amounts that are probable of being owed at the end of the lease term:

As of September 30, 2022	Amount
2022 (remaining three months)	$14
2023	62
2024	74
Total payments	150
Less: amounts representing interest	(19)
Total capital lease obligations	131
Less: current portion	(47)
Non-current portion	$84

Operating Leases

The Company leases office spaces and company vehicles under operating lease agreements that expire at various dates through March 2026. Under the terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses. The Company recognizes rent expense on a straight-line basis over the term of the operating leases. Any difference between cash payments required and rent expense is recorded as deferred rent. Rent expense for the nine months ended September 30, 2022 and 2021 was $514 and $685, respectively.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

Aggregate future minimum lease payments required under the operating leases at September 30, 2022 are as follows:

As of September 30, 2022	Amount
2022 (remaining three months)	$161
2023	602
2024	381
2025	211
2026	45
Total	$1,400

10. Preferred Units and Members’ Equity

The Company is authorized to issue an unlimited number of Class A-1 Preferred Units and Class A Preferred Units, collectively referred to as the “Preferred Units”.

Unpaid Class A-1 Preferred Return - In accordance with the Second Amended and Restated Limited Liability Company Agreement of RW National Holdings, LLC (“LLC Agreement”), Unpaid Class A-1 Preferred Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Class A-1 Preferred Return - In accordance with the LLC Agreement, Class A-1 Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Class A-1 Capital with respect to the Class A-1 Preferred Units of such Class A-1 Member.

Unrecovered Class A-1 Capital - In accordance with the LLC Agreement, Unrecovered Class A-1 Capital shall mean the Class A-1 Capital of such Class A-1 Member reduced by all distributions made by the Company to such Class A-1 Member.

Unpaid Class A-1 Priority Return - In accordance with the LLC Agreement, Unpaid Class A-1 Priority Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Preferred Return - In accordance with the LLC Agreement, Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Capital with respect to the Class A Preferred Units of such Class A Member.

Unrecovered Capital - In accordance with the LLC Agreement, Unrecovered Capital shall mean the amount set forth in Schedule A of the LLC Agreement attributable to such Member under the heading “Unrecovered Capital.” If additional Units are issued, the Unrecovered Capital attributable to such additional Units shall be $1.00 per Unit for each $1.00 of additional capital contributed.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

Redemption rights - Preferred Units may at any time be redeemed at the sole discretion of the Board. The redemption price per the LLC Agreement is equal to the sum of (i) the Unpaid Class A-1 Preferred Return, plus (ii) the Unrecovered Class A-1 Capital, plus (iii) the Unpaid Class A-1 Priority Return attributable to the Class A-1 Member holding such Class A-1 Preferred Units. If the Board exercises its right to cause the Company to purchase only a portion of the total outstanding Class A-1 Preferred Units, the Class A-1 Preferred Units the Company shall purchase should be allocated pro-rata among the Class A-1 Members in accordance with the number of Class A-1 Preferred Units held by each Class A-1 Member.

Voting rights - Except as specifically set forth within the LLC Agreement or as otherwise required by applicable law, no Member, in its capacity as a Member, shall have the right to vote on any action to be taken by the Company or matter considered by the Board. Except as specifically set forth within the LLC Agreement, or when the consent of a specific class of Units is required by the LLC Agreement or applicable law, no Units other than Common Units shall have any voting rights.

Lack of creditor rights - Upon liquidation of the Company, only remaining assets shall be distributed among the Members. The remaining assets shall be accounted after the payments for all the debts, liabilities and obligations to creditors, including loans from members.

Conversion rights – The Preferred Units are convertible in the event of an Initial Public Offering. In such event, the Members shall exchange each class of Units into capital stock of other equity instruments having substantially the same economic interest as is set forth in the LLC Agreement.

Distribution Rights - Distributions to unitholders are made in accordance with the Company’s LLC Agreement based on the following priorities:

●	First, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Preferred Return, until their Unpaid Class A-1 Preferred Return is reduced to zero;

●	Second, Class A-1 Members, pro rata, in proportion to their respective Unrecovered Class A-1 Capital, until their Unrecovered Class A-1 Capital is reduced to zero;

●	Third, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Priority Return, until their Unpaid Class A-1 Priority Return is reduced to zero;

●	Fourth, Class A Members, pro rata, in proportion to their respective Unpaid Preferred Return, until their Unpaid Preferred Return is reduced to zero;

●	Fifth, Class A Members, pro rata, in proportion to their respective Unrecovered Capital, until their Unrecovered Capital is reduced to zero; and

●	Thereafter, Common Members and the Class B Members, pro rata, based on their respective Percentage Interests

There is one holder of Class A Preferred and Class A-1 Preferred Units that controls the majority vote of the Board with four out of the seven available board seats. As such, the Preferred Units are currently redeemable at the option of the holders, which also causes redemption to be outside of the Company’s control. Therefore, the Preferred Units are classified within temporary equity, outside of the members’ deficit section on the accompanying consolidated balance sheets. As the Preferred Units are currently redeemable at the option of the holders, they are remeasured to their maximum redemption amount at each reporting date. Holders of Class A-1 Preferred Units and Class A Preferred Units receive a Preferred Return equal to 12% of their Unrecovered Capital, as defined above. Additionally, as described above, the Class A-1 Preferred Units have a Priority Return, which causes their per-unit liquidation preference to effectively be double that of the Class A Preferred Units. The maximum redemption amount of the Class A-1 Preferred Units was approximately $6,735 at September 30, 2022 and $6,181 at December 31, 2021. The maximum redemption amount of the Class A Preferred Units was approximately $67,572 at September 30, 2022 and $62,007 at December 31, 2021, respectively.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

After adjusting for the change in redemption value of redeemable preferred units the net loss available to common unit holders is as follows:

	Nine Months Ended September 30,
	2022	2021
Net income/(loss)	$(6,303)	$198
Less: Change in redemption value of redeemable units	(6,119)	(5,663)
Net loss available to common unit holders	$(12,422)	$(5,465)

The Class A-1 Preferred Unit and Class A Preferred Unit roll forward as of September 30, 2022 is below:

	Class A-1 Preferred		Class A Preferred
	Units	Dollars	Units	Dollars
Balance, December 31, 2020	—	$—	34,992,250	$55,277
Issuance of preferred units	5,664,843	5,301	—	—
Change in redemption value of redeemable units	—	880	—	6,730
Balance, December 31, 2021	5,664,843	6,181	34,992,250	62,007
Change in redemption value of redeemable units	—	554	—	5,565
Balance, September 30, 2022	5,664,843	$6,735	34,992,250	$67,572

In May 2022, the Company amended the St. Cloud Note and the Securities Purchase Agreement to create a conditional obligation for the Company to redeem all Common Units held by St. Cloud upon the occurrence of the business combination with PTIC II. This redemption feature is contingent on the availability of funds received in the business combination to fund certain transaction costs and growth capital requirements prior to redeeming St. Cloud’s Common Unit holding. This contingent redemption feature is not solely within the control of the Company. As such, 2,049,693 Common Units were reclassified from permanent equity to temporary equity at the amendment date. The Common Units are recorded in temporary equity at their maximum redemption amount on the date they were recorded in temporary equity, which was equal to $11,161 and continue to be carried in temporary equity at this amount at September 30, 2022.

11. Equity-based Compensation

Class B Units

The Company has a restricted membership unit plan to encourage select members of its management team to acquire a proprietary interest in the growth and performance of the Company and to enhance the ability of the Company to attract, retain, and reward qualified individuals. Under the terms of the plan, the Company may grant an unlimited number of Class B units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements.

The Company amortizes the grant-date fair value of Class B unit grants on a straight-line basis over the vesting period of the award. The Company expenses the cost of units ratably over the vesting period. In the nine months ended September 30, 2022 and 2021, the Company recorded $194 and $158 of equity-based compensation expense from Class B unit grants, respectively. The remaining unrecognized costs from unvested Class B unit awards as of September 30, 2022 was approximately $611 and will be recognized over 1.2 years.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

All equity-based compensation costs for the nine months ended September 30, 2022 and 2021 are included in administrative expenses on the accompanying unaudited condensed consolidated statement of operations.

The rollforward of restricted Class B Units is below:

	Restricted Class B units	Weighted average grant date fair value per share
Balance, January 1, 2022	3,482,050	$0.22
Granted	—	—
Vested	(906,194)	0.20
Forfeited	—	—
Balance, September 30, 2022	2,575,856	$0.22

12. Related Party Transactions

Management Services Agreement

In September 2015, the Company and Northern Pacific Growth Investment Partners, L.P. (“NPG”) entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, RW National pays NPG an annual management fee of $250 (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of RW National in the performance of NPG’s duties under the Management Agreement.

For the nine months ended September 30, 2022 and 2021, the Company incurred $263 and $263 in fees to be paid to NPG, respectively, pursuant to the Management Agreement.

St. Cloud Note and Related party notes payable

During the nine months ended September 30, 2022 and 2021, the Company incurred approximately $911 and $1,014 of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. Please refer to Note 7 for more information on the St. Cloud Note and Related party notes payable.

13. Fair Value Measurement

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses approximates fair value due to the short-term nature of the instruments.

The fair value of the St. Cloud derivative is included within derivative liability in the unaudited condensed consolidated balance sheets. Refer to Note 7 for more information on the St. Cloud Note.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

The following table displays the carrying values and fair values of financial instruments as of September 30, 2022 and December 31, 2021:

	September 30, 2022				December 31, 2021
	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3	Fair Value
Recurring fair value measurements
Liabilities:
Derivative liability	$—	$—	$—	$—	$—	$—	$290	$290
Total	$—	$—	$—	$—	$—	$—	$290	$290

Derivative liability

The fair value of the derivative liability at September 30, 2022 and December 31, 2021 was $0 and $290, respectively. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement.

In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender. At December 31, 2021, the fair value of the derivative liability was equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

As of each valuation date, the RW National board of directors in conjunction with an independent third-party valuation firm determined the fair value of RW National’s Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. The Company first determined an enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of RW National Common Units. The fair value of one RW National Common Unit at the date that the derivative liability was initially recognized was determined to be $0.29 per Common Unit. The fair value of one RW National Common Unit as of December 31, 2021 was determined to be $0.26.

In May 2022, the Company amended the St. Cloud Note and Securities Purchase Agreement to suspend RW National’s requirement to issue Common Units to St. Cloud at future dates. The suspension of this requirement extends through the earliest of the St. Cloud Note’s maturity date, the occurrence of the business combination with PTIC II, or the termination of the business combination agreement with PTIC II. The amendment also eliminated RW National’s requirement to issue Common Units to St. Cloud entirely upon the occurrence of the business combination with PTIC II. This amendment to the settlement terms caused the fair value of the derivative liability to be $0 as future equity distributions are not considered probable.

Refer to Note 7 and Note 8 where information on the St. Cloud Note and recording of the derivative liability has been disclosed.

	September 30, 2022
	December 31, 2021	Recording of Derivative Liability	Fair value of Common Units distributed	Net loss on remeasurement of Derivative Liability	September 30, 2022
Derivative liability	$290	$—	$(455)	$165	$—
Total	$290	$—	$(455)	$165	$—

	December 31, 2021
	December 31, 2020	Recording of Derivative Liability	Fair value of Common Units distributed	Gain on remeasurement of Derivative Liability	December 31, 2021
Derivative liability	$—	$431	$(107)	$(34)	$290
Total	$—	$431	$(107)	$(34)	$290

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

14. Segment Reporting

The Company has two reportable segments that are also considered the operating segments: Management and Marketplace. The CODM reviews the unaudited consolidated financial and operational information for purpose of allocating resources and evaluating performance and do not evaluate using asset information.

The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

The following table presents information of the Company’s reportable segments and reconciliation to consolidated net income (loss):

	Nine Months Ended September 30,
	2022	2021
Segment revenues
Management	$16,789	$16,843
Marketplace	5,344	4,178
Total revenue	22,133	21,021

Cost of revenue
Management	(9,568)	(9,234)
Marketplace	(1,970)	(1,980)
Total	(11,538)	(11,214)

Gross profit
Management	7,221	7,609
Marketplace	3,374	2,198
Total	10,595	9,807

Operating expenses	(15,257)	(12,709)
Loss from remeasurement of derivative liability	(165)	—
Interest expense	(1,478)	(1,575)
Other income	2	4,675
Net income (loss)	$(6,303)	$198

Revenue from two customers of the Company’s Management and Marketplace segments represent approximately $4,459 and $2,142, respectively, of the Company’s consolidated revenue for the nine months ended September 30, 2022. No individual customer represented over 10% of the Company’s consolidated revenue for the nine months ended September 30, 2021.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except membership units and per unit amounts)

The following table presents total assets of the Company’s reportable segments as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Management	$30,923	$30,981
Marketplace	4,416	3,942
Total assets for reportable segments	35,339	34,923
Deferred transaction related costs	1,982	—
Total consolidated assets	$37,321	$34,923

The following table presents the carrying amount of goodwill by reportable segment as of September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Management	$8,224	$8,224
Marketplace	3,658	3,658
Total	$11,882	$11,882

All of the Company’s revenue is generated in the United States. For the nine months ended September 30, 2022 and 2021, the Company did not have operations outside of the United States. Further, the Company did not have any assets outside of United States.

15. Contingencies

From time to time in the ordinary course of business, the Company may be named as a defendant in legal proceedings related to various issues, including without limitation, tort claims or contractual disputes, none of which management expects to have a material adverse impact on the Company.

16. Subsequent Events

On November 18, 2022, the shareholders of PTIC II approved the Business Combination discussed in Note 1, in which the Company will merge with PTIC II and change its name to Appreciate Holdings, Inc.

In November 2022, the Company entered into fee deferral agreements with certain service providers to either equitize or defer payment on $24 million, of fees and expenses incurred in connection with the Business Combination. The company is in discussions with various other service providers and intends to defer or equitize up to an additional $6 million of fees and expenses incurred in connection with the Business Combination.

On November 29, 2022, the Company and PTIC II consummated the Business Combination. Following the closing, the combined company began operating as Appreciate Holdings, Inc. and its Class A Common Stock and warrants are now listed under the symbols “SFR” and “SFRWW”, respectively, on the Nasdaq Stock Market beginning November 30, 2022. As a result of the Business Combination, the Company received approximately $2 million going to the Company’s consolidated balance sheet to accelerate growth.

Management has evaluated subsequent events from September 30, 2022 through December 5, 2022, the date the unaudited condensed consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
RW National Holdings, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RW National Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, redeemable units and members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Boulay PLLP

We have served as the Company’s auditor since 2022.

Minneapolis, Minnesota
July 13, 2022, except Note 1, 5, and 14, as to which the date is October 17, 2022

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Balance Sheets

(in thousands, except membership units)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$143	$92
Restricted cash	18,206	17,762
Accounts receivable, less allowances of $131 and $90, respectively	811	930
Other current assets	746	624
Total current assets	19,906	19,408
Property and equipment, net of accumulated depreciation	311	547
Goodwill	11,882	11,882
Intangible assets, net	2,671	3,835
Other assets	153	212
Total assets	$34,923	$35,884

Liabilities, temporary equity and members’ deficit
Current liabilities
Accounts payable and accrued expenses	$4,835	$5,384
Current portion of long-term debt	1,207	1,815
Current portion of long-term debt – related party	936	2,853
Derivative liability	290	—
Current maturities of capital lease obligations	48	74
Rent clearing liability	4,685	3,549
Resident security deposits	12,821	14,247
Total current liabilities	24,822	27,922
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs	—	2,376
Long-term debt, net of current maturities, discount, and unamortized debt issuance costs – related party	8,822	8,739
Capital lease obligations, net of current maturities	120	167
Other liabilities	57	277
Total liabilities	33,821	39,481
Contingencies (Note 13)
Temporary equity:
Redeemable units (40,657,093 and 34,992,250 units issued and outstanding as of December 31, 2021, and 2020, respectively)	68,188	55,277
Permanent equity:
Members’ deficit (39,559,221 and 34,300,055 units issued and outstanding as of December 31, 2021 and 2020, respectively)	(67,086)	(58,874)
Total liabilities, temporary equity and members’ deficit	$34,923	$35,884

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2021	2020
Revenues
Management	$20,457	$23,590
Marketplace	6,138	3,031
Franchise	1,307	1,433
Total revenues	27,902	28,054
Cost of revenue	15,191	14,494
Gross profit	12,711	13,560
Operating expenses
Selling and general	7,342	8,484
Administrative	5,629	4,142
Depreciation and amortization	1,783	2,830
Other	1,891	1,367
Total operating expenses	16,645	16,823
Operating loss	(3,934)	(3,263)
Other income (expense), net
Gain from remeasurement of derivative liability	34	—
Interest expense	(2,077)	(1,962)
Other income	4,678	318
Total other income (expense), net	2,635	(1,644)
Net loss	$(1,299)	$(4,907)

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Statements of Redeemable Units and Members’ Deficit
(in thousands, except membership units)

	Redeemable				Accumulated
	Preferred Units	Dollars	Common Units	Class B Units	Members’ Deficit
Balance, January 1, 2020	34,992,250	$49,276	32,143,858	2,110,615	$(47,966)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	272,742	—
Forfeitures of common units	—	—	(227,160)	—	—
Change in redemption value of redeemable preferred units		6,001	—	—	(6,001)
Net loss	—	—	—	—	(4,907)
Balance, December 31, 2020	34,992,250	55,277	31,916,698	2,383,357	(58,874)
Release of vested Class B restricted membership units issued and compensation expense	—	—	—	1,122,066	226
Issuance of common units to lender according to terms of secured promissory note	—	—	360,538	—	107
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible debt, inclusive of loss on extinguishment recorded in members’ equity	984,191	1,247	656,126	—	(263)
Issuance of Class A-1 preferred membership units and common membership units in exchange for cash and extinguishment of related party note payable	4,680,652	4,054	3,120,436	—	627
Change in redemption value of redeemable preferred units	—	7,610	—	—	(7,610)
Net loss	—	—	—	—	(1,299)
Balance, December 31, 2021	40,657,093	$68,188	36,053,798	3,505,423	$(67,086)

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(1,299)	$(4,907)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,783	2,830
Remeasurement of derivative liability	(34)	—
Forgiveness on Paycheck Protection Program loan	(2,435)	—
Amortization of debt discount and issuance costs	510	291
Restricted membership unit compensation expense	226	—
Changes in operating assets and liabilities:
Accounts receivable, net	119	28
Other current and non-current assets	(63)	330
Accounts payable and accrued expenses	24	(31)
Rent clearing liability	1,136	(620)
Resident security deposits	(1,426)	(1,506)
Other liabilities	(220)	36
Net cash used by operating activities	(1,679)	(3,549)
Cash flows from investing activities:
Purchases of property and equipment	(114)	(23)
Purchases and development of internally developed software	(313)	(464)
Net cash used by investing activities	(427)	(487)
Cash flows from financing activities:
Member contributions	2,617	—
Proceeds from related party convertible note	525	—
Proceeds from Paycheck Protection Program loan	—	2,435
Repayment of principal and related fees	(467)	(240)
Payments on capital lease obligations	(74)	(87)
Net cash provided by financing activities	2,601	2,108
Net increase (decrease) in cash, cash equivalents and restricted cash	495	(1,928)
Cash, cash equivalents, and restricted cash at beginning of year	17,854	19,782
Cash, cash equivalents and restricted cash at end of year	18,349	17,854

Supplemental cash flow information and disclosure of noncash investing and financing activities:
Cash paid for interest	1,315	1,464
Intangible asset purchases in accounts payable and accrued expenses	29	73
Extinguishment of related party convertible notes and related party notes payable, inclusive of accrued interest, and deferred financing fees, in exchange for Series A-1 Preferred Units and Common Units	2,759	—
Issuance of Class A-1 preferred membership units and common membership units in exchange for the extinguishment of related party convertible notes and related party notes payable, inclusive of accrued interest, and deferred financing fees	3,503	—
Loss on extinguishment of related party convertible debt recorded in equity	456	—

The accompanying notes are an integral part of these consolidated financial statements.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies

Organization

RW National Holdings, LLC (“RW National Holdings” or the “Company”) is a limited liability company formed in Minnetonka, Minnesota in 2015, and acts as a holding company and currently has no other business operations. The Company conducts its operations through its wholly owned subsidiary, RW OpCo, LLC, which wholly owns approximately 25 limited liability companies across the United States (each, a “Subsidiary” and collectively, the “Subsidiaries”): Renters Warehouse, LLC; Renters Warehouse Real Estate, LLC; Renters Warehouse USA, LLC; Renters Warehouse Investor Marketplace, LLC; Renters Warehouse Alabama, LLC; Renters Warehouse Arizona, LLC; Renters Warehouse Colorado, LLC; Renters Warehouse Georgia, LLC; Renters Warehouse Illinois, LLC; Renters Warehouse Indiana, LLC; Renters Warehouse Kansas, LLC; Renters Warehouse Missouri, LLC; Renters Warehouse Nevada, LLC; Renters Warehouse North Carolina, LLC; Renters Warehouse Florida, LLC; Renters Warehouse Oklahoma, LLC; Renters Warehouse Ohio, LLC; Renters Warehouse Pennsylvania, LLC; Renters Warehouse South Carolina, LLC; Renters Warehouse Tampa, LLC; RW Investor Services Tennessee, LLC (f/k/a Renters Warehouse Tennessee, LLC); Renters Warehouse Texas, LLC; Renters Warehouse Washington, LLC; Renters Warehouse Mississippi, LLC; Renters Warehouse Jacksonville, LLC; Renters Warehouse Orlando, LLC; and Renters Warehouse Miami-Dade, LLC.

Each Subsidiary is engaged in the business of providing real estate property management, brokerage transactions services and leasing placement and renewal services to owners and residents of single-family rental homes (“SFR”), townhomes and small multifamily properties, and other related incidental and ancillary activities, under the name Renters Warehouse.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of RW National Holdings and its wholly owned subsidiaries. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

COVID-19 Impact

The novel coronavirus disease 2019 (“COVID-19”) and the measures adopted by government entities in response to it have slowed the Company’s operations in real estate property management and marketplace services beginning March of 2020. The Company has maintained continuity in operations throughout the impact of the COVID-19 pandemic and related government mitigation. While COVID-19 did slow the Company’s operations, the overall impact of the COVID-19 pandemic did not create significant disruption to the Company’s business model during the years ended December 31, 2021 and 2020. However, the extent of the ongoing impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on the Company’s customers, suppliers, and employees, all of which remain uncertain at this time. The Company expects the COVID-19 pandemic to continue to have an uncertain impact on future revenues and results of operations, but is unable to predict the size and duration of such impact.

In response to the COVID-19 pandemic, various government programs were announced which provide financial relief for affected businesses. The most significant relief measure which the Company qualified for is the Employee Retention Credit under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). During 2021, the Company recognized payroll subsidies totaling $2,098 in other income on the consolidated statement of operations.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. The Company has elected to use this extended transition period for new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. The Company expects to use the extended transition period for any new or revised accounting standards during the period which the Company remains an emerging growth company.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that may affect the reported amounts and disclosures in the consolidated financial statements and the accompanying notes. Actual results and outcomes may differ materially from management’s estimates, judgments, and assumptions and these differences could be material to the consolidated financial statements. Significant estimates, judgments, and assumptions include, but are not limited to, those related to the useful lives and recoverability of long-lived assets, debt, derivative valuation, the valuation of membership units issued to extinguish financial liabilities, and the valuation of membership units issued to employees and non-employees in connection with services rendered. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, cash equivalents, restricted cash and accounts receivable. The Company maintains cash in multiple financial institutions, which, at times, may be in excess of the Federal Deposit Insurance Corporation limits. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on cash and cash equivalents.

The Company’s accounts receivable are derived from revenue earned from customers. One individual customer represented approximately 12% of the Company’s total revenue for the year ended December 31, 2021. No individual customer represented more than 10% of the Company’s total revenue for the year ended December 31, 2020. As of December 31, 2021 and 2020, no individual customer accounted for 10% of more of the Company’s total accounts receivable.

Cash, Cash Equivalents and Restricted Cash

For purposes of presentation on both the consolidated balance sheets and statements of cash flows, we consider highly liquid investments with an original maturity of three months or less to be cash equivalents.

Restricted cash represents cash deposited in accounts related to certain security deposits and collections. The Company is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by the Company in the ordinary course of business. Accordingly, amounts funded to these security deposit accounts and rent clearing accounts are separately presented within the consolidated balance sheets as restricted cash. Included in the accompanying consolidated balance sheets as of December 31, 2021 and 2020 is restricted cash of $18,206 and $17,762, respectively.

As of December 31, 2021 and 2020, the balances of cash, cash equivalents, and restricted cash accounts are set forth in the table below:

	2021	2020
Cash and cash equivalents	$143	$92
Restricted cash	18,206	17,762
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$18,349	$17,854

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

As of December 31, 2021 and 2020, the balances of restricted cash accounts are set forth in the table below:

	2021	2020
Resident security deposits	$12,769	$14,218
Rent collections due to property owners	4,665	3,524
Other reserves	772	20
Total	$18,206	$17,762

Accounts Receivable

The Company extends credit to customers in the normal course of business. An allowance for doubtful accounts is determined based on management’s consideration of past due accounts and are included as a component of other operating expenses in the accompanying consolidated statements of operations. The allowance for doubtful accounts was $131 and $90 at December 31, 2021 and 2020, respectively.

Property and Equipment

Property, equipment and software are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Estimated Useful Lives
Computer equipment and software	3 – 5 years
Furniture and fixtures	3 – 5 years
Vehicles	3 – 5 years
Leasehold improvements	Shorter of useful life or remaining lease term

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the consolidated statements of operations in the period of disposition. Maintenance and repairs that do not improve or extend the lives of the respective assets are charged to expense in the period incurred.

Property, equipment and software are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such asset were considered to be impaired, an impairment loss would be recognized in the amount by which the carrying value of the asset exceeds its fair value. There was no impairment losses recorded during the years ended December 31, 2021 and 2020.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of the Company’s acquisitions over the fair value of the net assets acquired. Goodwill is subjected to an impairment test annually, or more frequently whenever events or changes in circumstances occur indicating the carrying value may be impaired. When assessing goodwill for impairment, the Company uses Financial Accounting Standards Board guidance in Accounting Standards Update (“ASU”) No. 2017-04, Simplifying the Test for Impairment. Under this provision, step two is eliminated and impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform a quantitative impairment test. If the Company cannot support such a conclusion, the Company performs a quantitative assessment. If a quantitative assessment is performed and the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that fair value of the reporting unit is less than its carrying value. The Company has selected December 31st as the date to perform its annual impairment test. There were no goodwill impairment losses recorded during the years ended December 31, 2021 and 2020.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

For the Company’s annual goodwill impairment testing, management determined that its reporting units are the same as its operating segments.

Intangible assets primarily consist of acquired customer relationships, technology, trade names, customer lists and related assets that are amortized over their estimated useful lives. The Company determines the appropriate useful life of intangible assets by performing an analysis of expected cash flows of the acquired assets and amortized over their estimated useful lives using the straight-line method.

The Company capitalizes qualifying developed technology costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized over the project’s estimated useful life. If capitalized projects are determined to no longer be in use, they are impaired and the cost and accumulated depreciation are removed from the accounts. The resulting loss on impairment, if any, is included in the consolidated statements of operations in the period of impairment.

Software development costs consist primarily of salary and benefits for the Company’s development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the consolidated balance sheets and amortized to depreciation and amortization in the consolidated statement of operations. For the years ended December 31, 2021 and 2020, capitalized internally developed software costs were $270 and $463, respectively.

Convertible Notes

The Company follows ASC 480-10, Distinguishing Liabilities from Equity, in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception; (ii) variations in something other than the fair value of the issuer’s equity shares; or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in the accompanying consolidated statements of operations.

As permitted under ASC 825, Financial Instruments, the Company accounts for certain convertible debt issued under the fair value option election wherein the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized as other income (expense) in the accompanying consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in other operating expense as incurred and were not deferred.

Derivative Instruments

The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. All changes in the fair value of recognized derivatives are recognized currently in earnings.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

Debt Issuance Costs

Debt issuance costs related to debt financing arrangements are amortized using a method that approximates the effective interest rate method over the term of the related debt and are recorded as a deduction from their related debt liabilities. Amortization is included in interest expense in the consolidated statement of operations.

Equity-Based Compensation

The Company issues equity-based compensation to employees and non-employees in the form of restricted Class B units. Equity-based compensation expense is measured based on the estimated grant date fair value of the award and recognized over the requisite service period, which is generally the vesting period, on a straight line vesting basis. Forfeitures are accounted for when they occur. The fair value of awards is determined using both income and market-based valuation approaches.

Additional compensation expense is recognized if modifications to existing equity-based award agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value. Equity-based compensation expense is presented as a component of administrative expense in the consolidated statements of operations. See Note 9 for additional discussion of equity-based compensation expense.

Deferred Rent

Several of the Company’s office leases include escalating rental payments and rent abatement periods. Rent expense is recognized in equal annual amounts over the terms of the leases. Deferred rent consists of cumulative rent expense in excess of cumulative contractual rent payments and unamortized rent incentives and is included in accounts payable and accrued expenses for the current portion, and other liabilities for the non-current portion on the consolidated balance sheets.

Fair Value of Financial Instruments

The Company records financial assets and liabilities subject to fair value measurement on a recurring and nonrecurring basis at the exit price of the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. US GAAP has established a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability. The Company uses the fair value hierarchy, which prioritizes observable and unobservable inputs used to measure fair value into three broad levels described below:

●	Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible to the reporting entity at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

●	Level 2: Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3: Unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The hierarchy is intended to maximize the use of observable inputs and minimize the use of unobservable inputs by requiring that the most observable inputs to be used when available. Categorization within the value hierarchy is based upon the lowest level of inputs that is significant to the fair value measurement. The Company’s financial instruments consist of Level 1, Level 2, and Level 3 assets and liabilities.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company generates revenues primarily from its contracts through its property management services, resident placement services, commission activities and franchise activities.

Effective January 1, 2019, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). Under this ASU, the Company recognizes revenue using a five-step process that includes:

(1)	identifying the contract with a customer;

(2)	identifying the performance obligations in the contract;

(3)	determining the transaction price;

(4)	allocating the transaction price to the performance obligations; and

(5)	recognizing revenue when (or as) each performance obligation is satisfied.

The Company concluded that there is one performance obligation for each property management contract, resident placement contract, commission activity, and franchising activity, described below. The Company has other performance obligations associated with Franchising Revenue. The following is a description of the principal activities from which the Company generates its revenue. Revenue is recognized when performance obligations are satisfied.

Some of the Company’s contracts contain multiple performance obligations. For these contracts, individual performance obligations are accounted for separately if they are distinct. Determining whether services are distinct performance obligations requires significant judgment. The Company considers the nature of its services and has concluded that its management, resident placement, ancillary services, real estate sourcing, and renovation management services included in contracts with multiple obligations are distinct.

The transaction price is allocated to the separate performance obligations on a relative estimated standalone selling prices basis. The standalone selling price is the price at which the Company would sell a promised service separately to a customer. Judgment is required to determine the standalone selling price for each district performance obligation. The Company estimates the standalone selling price based on an assessment of market prices, price lists, historical sales, profitability, and customer size and demographics, among other factors.

Management services

The Company generates revenue from helping a property owner find a suitable resident. The consideration the Company expects to receive under each of these contracts varies based on the length and negotiated rate of the lease secured but in all cases is known at the time the lease agreement is executed. Resident placement fees are recognized at a point in time when the Company has provided the property owner with a suitable resident and a lease agreement has been executed. For the years ended December 31, 2021 and 2020, the Company recognized $6,240 and $7,226 in resident placement fee income, respectively.

The Company provides property management services on a contractual basis for owners of and investors in SFR properties, townhomes and small multifamily properties. The consideration the Company expects to receive under each of these contracts include (i) a fixed price per month agreed upon by both parties at the inception of the arrangement, or (ii) a variable fee contractually defined as to the percentage of rent based on fees collected. The variability in the fee amounts which are based on a percentage of rent is resolved on a monthly basis when the rents are collected. Property management fees represent a series of distinct services rendered over time. Given the property management services meet the allocation objective the variable fees will be allocated entirely to the period in which the relate. Consistent with the transfer of control for distinct, daily services to the customer, revenue is recognized during each period for the fees associated with the services performed using a time-based measure of progress given the customer receives and consumes the benefits of the property management services an ongoing basis throughout the service period. For the years ended December 31, 2021 and 2020, the Company recognized $9,546 and $11,229 in management fee income, respectively.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

In connection with the Company’s property management and resident placement activities, the Company may provide related ancillary services including lease renewals, eviction services, additional property inspections, etc. Each of these services contain a negotiated price at contract inception and are typically considered variable consideration within the management or resident placement contracts or optional purchases. For the years ended December 31, 2021 and 2020, the Company recognized $4,671 and $5,135 related to these ancillary services, respectively.

Marketplace activities

The Company enters into Real Estate Sourcing and Transaction Services Agreements with customers and lists investment properties for sale on multiple listing service (“MLS”) or off-market private listing to the real estate industry and related professionals. Information is pulled from MLS to the Company’s investor marketplace website through data feeds once the property is sold. The Company receives compensation in the form of a commission earned based on a fixed percentage of the total sales price, determined at contract inception. Commissions are recognized as revenue when the purchase or sale of the SFR property is completed, which is the point in time that the performance obligation is satisfied. For the years ended December 31, 2021 and 2020, the Company recognized $6,138 and $3,031 in commission income, respectively.

Franchising activities

The Company’s performance obligation is the overall process of providing rights of the franchise to the franchisees. Renewal and franchise transfer activities do not represent a separate performance obligation because such activities are not separable from and are highly interrelated with the franchise rights. In addition, national advertising and marketing activities do not represent a separate performance obligation because such activities are part of the overall obligation to enhance the franchise brand and are not separable from the franchise rights. The Company may also provide advertising and technology services specific to certain franchisees, which are deemed to be separate performance obligations. The Company does not have any variable consideration, as franchise royalty fees and national advertising/marketing fees are subject to the sales-based royalties exception under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606. Additionally, because there is one performance obligation related to providing rights to the franchise agreement and the Company is the principal in this group of services, revenues not specific to individual franchisees are reported on a gross basis.

Franchising revenues from ongoing royalty fees and national marketing/advertising fees are based on a percentage of each franchisees’ monthly revenues and are recognized at the end of each month, and a liability is simultaneously accrued for the amounts required to be spent on qualifying advertising activities. Corporate owned markets are charged 1% of revenue for national advertising/marketing. For the years ended December 31, 2021 and 2020, the Company recognized $1,307 and $1,433 in franchising income, respectively.

Normal payment terms for invoices to customers and franchisees are short-term, generally due upon receipt to net 20 days. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which the Company is entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date.

During 2021 and 2020, the revenue recognized over time totaled $10,834 and $12,692, revenue recognized at a point in time totaled $16,256 and $14,550, and revenue recognized under the sales-based royalties exception totaled $812 and $812, respectively.

Deferred Revenue and Commission Related to Property Management Contracts

Deferred revenue primarily includes revenue associated with contract liability balances related to the invoicing of amounts related to contracts with customers collected in advance of the Company satisfying its performance obligations and is expected to be recognized in future periods. To the extent a contract exists, as defined by ASC 606, the Company records deferred revenue, represented as a contract liability, when consideration from a customer is received prior to transferring services to the customer under the terms of the services contract. The contract liability is recognized as revenue once control of service has been transferred to the customer and all revenue recognition criteria are met. To the extent that a contract does not exist, as defined by ASC 606, these liabilities are classified as refundable customer deposits.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

The Company had contract liabilities totaling $54 ($39 of which was classified as current on the consolidated balance sheets) and $77 ($48 of which was classified as current on the consolidated balance sheets) as of December 31, 2021 and 2020, respectively. During the year ended December 31, 2021, we recognized revenue of $10 that was included in the contract liability balance at December 31, 2020.

Transaction Price Allocated to the Remaining Performance Obligations

In accordance with ASC 606-10-50-13, the Company is required to include disclosure on its remaining performance obligations as of the end of the current reporting period. Due to the nature of the contracts in the Company’s business, these reporting requirements are not applicable. The Company’s remaining contracts meet certain exemptions as defined in ASC 606-10-50-14 through 606-10-50-14A, including (i) performance obligation is part of a contract that has an original expected duration of one year or less; (ii) the right to invoice practical expedient; (iii) the variable consideration is a sales-based royalty; and (iv) variable consideration related to unsatisfied performance obligations that is allocated entirely to a wholly unsatisfied promise to transfer a distinct service that forms part of a single performance obligation, and the terms of that variable consideration relate specifically to our efforts to transfer the distinct service, or to a specific outcome from transferring the distinct service. For the Company’s contracts that pertain to the following exemptions: (i) the performance obligations relate primarily to management services and franchising activities (ii) the estimated remaining duration of these performance obligations will expire within the remainder of the current calendar year; and (iii) variable consideration for these contracts primarily includes per month fees that fluctuates throughout the contract as well as ongoing royalty fees.

Cost of Revenue

Cost of revenue primarily includes salaries and benefits and commission expenses. Commission expenses includes commission for resident placement, investor sales and programmatic acquisitions.

Selling and General, Administrative and Other Operating Expenses

Selling and general expenses primarily consist of software and technology related expenses, consulting fees, marketing and advertising and office rent. Administrative expenses consist of personnel costs, including salaries, benefits, payroll taxes and other compensation expenses. Other expenses primarily consist of legal settlements, relocation costs, other legal fees, board of directors fees, insurance, payment processing fees and other overhead expenses. Refer to Note 10 for service management fees derived from service agreement with a related party.

Advertising

Advertising costs are expensed as incurred. For the years ended December 31, 2021 and 2020, the Company incurred $889 and $737, respectively. Advertising costs are included as part of selling and general expenses. During 2021 and 2020, franchisees reimbursed the Company marketing costs of $180 for both periods, which are included as part of management and franchise revenue in the Company’s consolidated statements of operations.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

Liquidity

The consolidated financial statements have been prepared on the going concern basis, which assumes the Company will have sufficient cash to pay its debts and its obligations within the normal course of business, as and when they become payable, for a period of at least twelve months from the date that the consolidated financial statements are issued or available to be issued. As part of issuing the consolidated financial statements, management has evaluated whether there were any conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern over the next twelve months. In performing this assessment, the Company concluded that the following conditions raise substantial doubt about the Company’s ability to meet financial obligations as they come due within one year after the date that the financial statements are issued:

●	The Company has a history of operating losses and negative cash flows from operations.

●	As of December 31, 2021, the Company had a related party secured promissory note agreement (“St. Cloud Note” and “Securities Purchase Agreement”, as described in Note 5) with an outstanding balance of $9,220, This principal balance was due to be repaid on November 1, 2022 and the Company did not anticipate having sufficient capital to satisfy this obligation at the scheduled maturity date.

●	In September 2022, the Company downgraded its Projections of marketplace transactions and properties managed due to an increased level of caution among its Institutional clients with respect to SFR asset purchases based on widely reported changes in residential real estate market conditions. The Updated Prospective Financial Information indicated that noncompliance with certain financial covenants included in the St. Cloud note was probable within the next six months.

As discussed in Note 5, the St. Cloud note has been amended multiple times to extend the maturity date and waive financial covenants. The latest amendment occurred in October 2022 when the St. Cloud Note was amended to extend the maturity date to December 31, 2023. A previous amendment waived all financial covenants until June 30, 2023. These amendments alleviated substantial doubt about the Company’s ability to continue as a going concern and enabled continuation of operations for the foreseeable future. Management believes it will be probable that expected cash flows from operations will be sufficient to meet debt covenants through the maturity of the St. Cloud Note and meet remaining existing commitments for a period of at least twelve months from the date that the consolidated financial statements will be issued.

Income Taxes

The Company is organized as a pass-through entity for income tax purposes and is not subject to income taxes since taxable income or loss is reportable on the income tax returns of the members. Accordingly, no provision for income taxes is recorded by the Company. Profits and losses and members’ equity may differ significantly from those reportable for tax purposes as a result of the differences between the tax basis and financial reporting basis of assets and liabilities, as well as differences in the timing of recognition of revenues and expenses. See Note 14 that discusses a transaction impacting the Company and accounting for income taxes in subsequent reporting periods.

US GAAP requires management to evaluate tax positions taken by the Company and recognize a tax liability (or asset) if the Company has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. Management has analyzed the tax positions taken by the Company, and concluded that as of December 31, 2021 and 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. Management believes the Company is no longer subject to income tax examinations for years prior to 2018.

Segment Reporting

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions on how to allocate resources and assesses performance. The Company has determined that its chief operating decision maker (“CODM”) is its chief executive officer who is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions. The Company manages, reports, and evaluates its business under two operating segments that are also considered as reportable segments.

As of December 31, 2021, the Company did not have assets located outside of the United States. See Note 12 for additional information about segment reporting.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

1. Nature of Business and Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842) Section A — Leases: Amendments to the FASB Accounting Standards Codification, and subsequent amendments which is a comprehensive new lease standard that will supersede previous lease guidance. The standard requires a lessee to recognize the assets and liabilities on the balance sheet for the rights and obligations created by most leases and continue to recognize expenses on the income statement over the lease term. It will also require disclosure designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which deferred the adoption date of ASC 842 for certain types of entities. ASU 2020-05 amends the effective dates for ASU 2016-02 for emerging growth companies to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt ASC 842 for the annual period ending December 31, 2022 and interim periods beginning on January 1, 2023. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements and related disclosures, it is expecting the new standard to have a material impact with increase in its right-of-use assets and liabilities related to its leases of approximately $1,505 resulting from the adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. In November 2019, the FASB issued ASU 2019-10, Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842): Effective Dates, which extends the effective date of the standards for emerging growth companies to interim and annual periods beginning after December 15, 2022, with early adoption permitted. As an emerging growth company, the Company plans to adopt this standard effective January 1, 2023. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provided guidance to alleviate the burden in accounting for reference rate reform by allowing certain expedients and exceptions in applying GAAP to contracts, hedging relationships and other transactions impacted by reference rate reform. The provisions apply only to those transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform. Adoption of the provisions of ASU 2020-04 are optional and may be applied from March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact this ASU will have on the Company’s consolidated financial statements.

2. Property and Equipment

Property and equipment consisted of the following at December 31, 2021 and 2020:

	2021	2020
Computer equipment and software	$3,286	$3,284
Furniture and fixtures	956	935
Vehicles	134	134
Leasehold improvements	324	235
Total cost	4,700	4,588
Less: Accumulated depreciation	(4,389)	(4,041)
Property and equipment	$311	$547

Depreciation expense related to property and equipment was $348 and $462 for the years ended December 31, 2021 and 2020, respectively.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

3. Goodwill and Intangible Assets

There were no changes in the carrying value of goodwill and as of December 31, 2021 and 2020, goodwill was $11,882.

Intangible assets consisted of the following at December 31, 2021:

	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net carrying amount
Customer relationships	3 – 5 years	$16,443	$(16,443)	$—
Tradename	10 years	4,130	(2,616)	1,514
Non-compete agreement	5 years	250	(234)	16
Developed technology	3 years	2,736	(1,895)	841
Website	5 years	750	(450)	300
Total		$24,309	$(21,638)	$2,671

Intangible assets consisted of the following at December 31, 2020:

	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net carrying amount
Customer relationships	3 – 5 years	$16,442	$(16,429)	$13
Tradename	10 years	4,130	(2,203)	1,927
Non-compete agreement	5 years	250	(220)	30
Developed technology	3 years	2,465	(1,050)	1,415
Website	5 years	750	(300)	450
Total		$24,037	$(20,202)	$3,835

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense for these intangible assets was $1,435 and $2,368 for the years ended December 31, 2021 and 2020, respectively, and future amortization expense is as follows:

Year	Amount
2022	$1,420
2023	563
2024	413
2025	275
Total	$2,671

4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2021 and 2020:

	2021	2020
Accounts payable	$2,605	$3,168
Compensation and benefits	1,642	1,351
Interest	345	276
Other	243	589
Total	$4,835	$5,384

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

5. Debt and Related Party Notes

Debt consisted of the following balances at December 31, 2021 and 2020:

	2021	2020
Bridgewater Note	$740	$1,206
Related party St. Cloud note	9,220	9,220
Related party convertible notes	—	287
Related party notes payable	937	2,644
Notes payable	551	551
Paycheck protection program loan	—	2,435
Total debt	11,448	16,343
Unamortized debt issuance costs	(84)	(172)
Unamortized debt discount	(399)	(388)
Total debt, net	10,965	15,783
Presented on the consolidated balance sheet as:
Current maturities of long-term debt, net of unamortized debt issuance costs	1,207	1,815
Current maturities of long-term debt, net of unamortized debt issuance costs – related party	936	2,853
Total current debt, net	2,143	4,668
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount	—	2,376
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount – related party	8,822	8,739
Total long-term debt, net	$8,822	$11,115

Bridgewater Note

The Company issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between RW National and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61%, and requires monthly principal and interest payments. The Bridgewater Note is secured by a first-priority lien on substantially all of RW National’s assets, and requires monthly principal and interest payments. As of December 31, 2021, the remaining principal balance on the Bridgewater Note totaled $740, with all outstanding principal and interest maturing January 2, 2024. On May 16, 2022, the Company received waivers for various defaults under the Bridgewater Note. However, a subsequent instance of non-compliance occurred and, as a result, the Company included the note balance in current maturities of debt and presented it as a current liability on the balance sheet.

Related party St. Cloud Note

The Company issued a related party secured promissory note dated as of November 7, 2016, to St. Cloud Capital Partners III SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated November 7, 2016 by and between RW National and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due July 31, 2023. The St. Cloud Note is secured by substantially all assets of RW National and is subordinated to the Bridgewater Note, but senior in priority to all other debt currently outstanding.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

5. Debt and Related Party Notes (cont.)

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Common Units to St. Cloud in an amount equal to 1% of the RW National’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. Please refer to Note 6 for more information on the Company’s derivative liability.

On May 16, 2022, the Company amended the St. Cloud Note and the Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend RW National’s requirement to issue Common Units to St. Cloud at future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants. The forbearance period extends through the earlier of the St. Cloud Note’s maturity date, the occurrence of the Business Combination with PropTech Investment Corporation II (“ PTIC II”), or the termination of the Business Combination Agreement with PTIC II. RW National’s requirement to issue Common Units to St. Cloud is suspended through the forbearance period and is eliminated entirely upon the occurrence of the Business Combination with PTIC II. In June 2022, the Company further amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, the St. Cloud Note was amended to extend the maturity date to August 31, 2023. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires the Company to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month the Company has net working capital of at least $20,000. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $20,000. In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date.

Related party convertible notes

The Company had related party subordinated convertible notes (“Convertible Notes”) payable to a member. These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Class A Preferred Units and Common Units of the Company, at a conversion price equal to $1 per one Class A Preferred Unit and two thirds of a Common Unit.

The Company sold an additional $525 in Convertible Notes to the same member during February of 2021. In March 2021, the Company and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Class A-1 Preferred Units and 656,126 Common Units. The Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1,247. The Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $193. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $456 was also recorded in members’ deficit.

Related party notes payable

During 2020, the Company had a subordinated related party note payable to a member with an annual interest rate of 6% that was guaranteed by the majority member of the Company. The balance of $1,775 was repaid in full in March 2021.

The Company currently has various other subordinated related party notes payable to members. As of December 31, 2021, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. The Company did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As December 31 2021, one note with a principal balance of $500 bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding as of December 31, 2021 with annual interest rates of 24% due to such default provisions was $437.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

5. Debt and Related Party Notes (cont.)

Notes payable

The Company currently has various subordinated notes payable to non-related party lenders. As of December 31, 2021, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit the Company from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. The Company did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As of December 31, 2021, these notes had annual interest rates of 6% and an aggregate principal balance of $551.

Paycheck protection program loan

In April 2020, the Company entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration. The Company received loan proceeds of $2,435 (the “PPP Loan”). The proceeds from the PPP Loans were used primarily for payroll costs, as defined by the CARES Act.

The PPP Loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP Loan were deferred for the first ten months of the term of the PPP Loan. After the deferral period, the PPP Loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the year ended December 31, 2021, the Company’s application for forgiveness of the PPP loan was accepted and the Company recognized approximately $2,435 in debt forgiveness and the related accrued interest in other income in the accompanying consolidated statements of operations.

As of December 31, 2021, future principal payments excluding unamortized debt issuance costs for our total debt were as follows:

Years ending December 31,	Amount
2022	2,228
2023	9,220
2024	—
2025	—
2026 and thereafter	—
Total	$11,448

6. Derivative Instruments

In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender in an amount equal to 1% of the Company’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement.

Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

6. Derivative Instruments (cont.)

At the amendment date, the Company recognized a derivative liability and corresponding debt discount of $431. On September 30, 2021 the Company distributed 360,538 Common Units to the lender. The fair value of Common Units distributed was $107, which was recorded in members’ equity with a corresponding reduction to the derivative liability. During the year ended December 31, 2021, the Company recognized a gain on remeasurement of the derivative liability of $34 in the consolidated statement of operations. The fair value of the derivative liability at December 31, 2021 was $290. The derivative liability is reflected as a current liability within the consolidated balance sheet. Refer also to Note 5 where information on the St. Cloud Note has been disclosed.

7. Leases

Capital Leases

The Company had equipment with total gross book values of $278 and $450 under capital lease agreements as of December 31, 2021 and 2020, respectively. Interest rates for the capital leases are 12% per annum. Depreciation expense for equipment acquired under the capital leases was $79 and $96 as of December 31, 2021 and 2020, respectively.

The aggregate future minimum principal lease payments under the capital leases at December 31, 2021 shown below include bargain purchase amounts that are probable of being owed at the end of the lease term:

Years ending December 31,	Amount
2022	$65
2023	62
2024	74
Total payments	201
Less: Amounts representing interest	(33)
Total capital lease obligations	168
Less: Current maturities of capital lease obligations	(48)
Non-current maturities of capital lease obligations	$120

Operating Leases

The Company leases office spaces and company vehicles under operating lease agreements that expire at various dates through March 2026. Under the terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses. The Company recognizes rent expense on a straight-line basis over the term of the operating leases. Any difference between cash payments required and rent expense is recorded as deferred rent. Rent expense for 2021 and 2020 was $821 and $1,038, respectively.

The following table displays the aggregate future minimum principal lease payments under the operating leases as of December 31, 2021:

Years ending December 31,	Amount
2022	$584
2023	577
2024	357
2025	197
2026	45
Total	$1,760

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

7. Leases (cont.)

During 2016, the Company abandoned one office space which had an active lease agreement expiring in October 2023, and recorded a liability for the future rent payments, net of expected sublease income. In 2021, the Company moved back into the previously abandoned office space and thereby reversed the abandoned lease liability. The lease abandonment liability totaled $419 at December 31, 2020, and is included in accounts payable, accrued expenses, and other liabilities on the consolidated balance sheets.

8. Preferred Units and Members’ Deficit

The Company is authorized to issue an unlimited number of Class A-1 Preferred Units and Class A Preferred Units, collectively referred to as the “Preferred Units”.

Unpaid Class A-1 Preferred Return — In accordance with the Second Amended and Restated Limited Liability Company Agreement of RW National Holdings, LLC (“LLC Agreement”), Unpaid Class A-1 Preferred Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Class A-1 Preferred Return — In accordance with the LLC Agreement, Class A-1 Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Class A-1 Capital with respect to the Class A-1 Preferred Units of such Class A-1 Member.

Unrecovered Class A-1 Capital — In accordance with the LLC Agreement, Unrecovered Class A-1 Capital shall mean the Class A-1 Capital of such Class A-1 Member reduced by all distributions made by the Company to such Class A-1 Member.

Unpaid Class A-1 Priority Return — In accordance with the LLC Agreement, Unpaid Class A-1 Priority Return shall mean the excess of (i) the cumulative amount of such Class A-1 Member’s Class A-1 Preferred Return since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred

Return over (ii) all amounts theretofore distributed to such Class A-1 Member with respect to Class A-1 Preferred Units since the date such Class A-1 Member acquired its Class A-1 Preferred Units attributable to such Class A-1 Preferred Return.

Preferred Return — In accordance with the LLC Agreement, Preferred Return shall mean a compounded, annual return of twelve percent (12%) on the Unrecovered Capital with respect to the Class A Preferred Units of such Class A Member.

Unrecovered Capital — In accordance with the LLC Agreement, Unrecovered Capital shall mean the amount set forth in Schedule A of the LLC Agreement attributable to such Member under the heading “Unrecovered Capital.” If additional Units are issued, the Unrecovered Capital attributable to such additional Units shall be $1.00 per Unit for each $1.00 of additional capital contributed.

Redemption Rights — Preferred Units may at any time be redeemed at the sole discretion of the Board. The redemption price per the LLC Agreement is equal to the sum of (i) the Unpaid Class A-1 Preferred Return, plus (ii) the Unrecovered Class A-1 Capital, plus (iii) the Unpaid Class A-1 Priority Return attributable to the Class A-1 Member holding such Class A-1 Preferred Units. If the Board exercises its right to cause the Company to purchase only a portion of the total outstanding Class A-1 Preferred Units, the Class A-1 Preferred Units the Company shall purchase should be allocated pro-rata among the Class A-1 Members in accordance with the number of Class A-1 Preferred Units held by each Class A-1 Member.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

8. Preferred Units and Members’ Deficit (cont.)

Voting Rights — Except as specifically set forth within the LLC Agreement or as otherwise required by applicable law, no Member, in its capacity as a Member, shall have the right to vote on any action to be taken by the Company or matter considered by the Board. Except as specifically set forth within the LLC Agreement, or when the consent of a specific class of Units is required by the LLC Agreement or applicable law, no Units other than Common Units shall have any voting rights.

Lack of Creditor Rights — Upon liquidation of the Company, only remaining assets shall be distributed among the Members. The remaining assets shall be accounted after the payments for all the debts, liabilities and obligations to creditors, including loans from members.

Conversion Rights — The Preferred Units are convertible in the event of an Initial Public Offering. In such event, the Members shall exchange each class of Units into capital stock of other equity instruments having substantially the same economic interest as is set forth in the LLC Agreement.

Common Units — Each Member’s limited liability company interest in the Company shall be represented by units. The total number of Units that the Company shall have authority to issue an unlimited number of Units, classified as (i) Class A Preferred Units (ii) Common Units, (iii) Class B Units.

Distribution Rights — Distributions to unitholders are made in accordance with the Company’s LLC Agreement based on the following priorities:

●	First, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Preferred Return, until their Unpaid Class A-1 Preferred Return is reduced to zero;

●	Second, Class A-1 Members, pro rata, in proportion to their respective Unrecovered Class A-1 Capital, until their Unrecovered Class A-1 Capital is reduced to zero;

●	Third, Class A-1 Members, pro rata, in proportion to their respective Unpaid Class A-1 Priority Return, until their Unpaid Class A-1 Priority Return is reduced to zero;

●	Fourth, Class A Members, pro rata, in proportion to their respective Unpaid Preferred Return, until their Unpaid Preferred Return is reduced to zero;

●	Fifth, Class A Members, pro rata, in proportion to their respective Unrecovered Capital, until their Unrecovered Capital is reduced to zero; and

●	Thereafter, Common Members and the Class B Members, pro rata, based on their respective Percentage Interests

There is one holder of Class A Preferred and Class A-1 Preferred Units that controls the majority vote of the Board with four out of the eight available board seats. As such, the Preferred Units are currently redeemable at the option of the holders, which also causes redemption to be outside of the Company’s control. Therefore, the Preferred Units are classified within temporary equity, outside of the members’ deficit section on the accompanying consolidated balance sheets. As the Preferred Units are currently redeemable at the option of the holders, they are remeasured to their maximum redemption amount at each reporting date. Holders of Class A-1 Preferred Units and Class A Preferred Units receive a Preferred Return equal to 12% of their Unrecovered Capital, as defined above. Additionally, as described above, the Class A-1 Preferred Units have a Priority Return, which causes their per-unit liquidation preference to effectively be double that of the Class A Preferred Units. The maximum redemption amount of the Class A-1 Preferred Units was approximately $6,181 at December 31, 2021, and no Class A-1 Preferred Units were outstanding at December 31, 2020. The maximum redemption amount of the Class A Preferred Units was approximately $62,007 at December 31, 2021 and $55,277 at December 31, 2020.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

8. Preferred Units and Members’ Deficit (cont.)

After adjusting for the change in redemption value of redeemable preferred units, the net loss available to common unit holders is as follows:

	2021	2020
Net loss	$(1,299)	$(4,907)
Less: Change in redemption value of redeemable units	(7,610)	(6,001)
Net loss available to common unit holders	$(8,909)	$(10,908)

The Class A-1 Preferred Unit and Class A Preferred Unit rollforward is below:

	Class A-1 Preferred		Class A Preferred
	Units	Dollars	Units	Dollars
Balance, January 1, 2020	—	$—	34,992,250	$49,276
Change in redemption value of redeemable units	—	—	—	6,001
Balance, December 31, 2020	—	—	34,992,250	55,277
Issuance of preferred units	5,664,843	5,301	—	—
Change in redemption value of redeemable units	—	880	—	6,730
Balance, December 31, 2021	5,664,843	$6,181	34,992,250	$62,007

9. Equity-based Compensation

Class B Units

The Company has a restricted membership unit plan to encourage select members of its management team to acquire a proprietary interest in the growth and performance of the Company and to enhance the ability of the Company to attract, retain, and reward qualified individuals. Under the terms of the plan, the Company may grant an unlimited number of Class B units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements.

In April 2021, the Company issued 4,270,316 Class B unit grants to the CEO of the Company with a grant-date fair value of $974. The Company records the grant-date fair value of Class B unit grants as compensation expense on a straight-line basis over the vesting period of the award. In the years ended December 31, 2021 and 2020, the Company recorded $226 and $0 of equity-based compensation expense from Class B unit grants, respectively, inclusive of the expense related to the modification described below.

In June 2021, there was an amendment to the awards of certain individuals in which the hurdle amount (the per unit value that must be achieved before the holder shares in distributions) was modified from $1.37 to $0 upon a change of control. As a result, the Company recorded $50 of equity-based compensation expense during the year ended December 31, 2021. All equity-based compensation costs for the years ended December 31, 2021 and 2020 are included in administrative expenses on the accompanying consolidated statement of operations.

The fair value of Class B units issued during 2021 and 2020 was estimated on the date of grant using both income and market-based valuation approaches.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

9. Equity-based Compensation (cont.)

At December 31, 2021, total equity-based compensation expense of $805 related to unvested units is expected to be recognized over a weighted average period of approximately 1.57 years.

The rollforward of restricted Class B Units is below:

	Class B units	Weighted average grant date fair value per unit
Balance, January 1, 2020	563,252	—
Granted	173,161	—
Vested	(272,742)	—
Forfeited	—	—
Balance, December 31, 2020	463,671	—
Granted	4,270,316	0.23
Vested	(1,122,066)	0.18
Forfeited	(129,871)	—
Balance, December 31, 2021	3,482,050	0.22

10. Related Party Transactions

Management Services Agreement

In September 2015, the Company and Northern Pacific Growth Investment Partners, L.P. (“NPG”) entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, RW National pays NPG an annual management fee of $250 (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of RW National in the performance of NPG’s duties under the Management Agreement. For the years ended December 31, 2021 and 2020, the Company reimbursed NPG $28 and $22 in pass-through expenses that it incurred on behalf of the Company.

In May 2020, the Company and NPG amended the Management Agreement to modify the fee and expense reimbursement amounts payable to NPG by RW National in connection with the services provided by NPG to RW National.

For the years ended December 31, 2021 and 2020, the Company paid NPG $350 and $331 in fees, respectively, pursuant to the Management Agreement.

St. Cloud Note

During 2021 and 2020, the Company incurred approximately $1,354 and $1,290 of interest expense on notes payable to related parties that also had equity interests in the Company, respectively. Please refer to Note 5 for more information on the St. Cloud Note.

11. Fair Value Measurements

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses approximates fair value due to the short-term nature of the instruments.

The fair value of the St. Cloud derivative is included within derivative liability in the consolidated balance sheets, depending on whether it represents an asset or liability of the Company. Refer to Note 5 for more information on the St. Cloud note.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

11. Fair Value Measurements (cont.)

The following table displays the fair values of financial instruments as of December 31, 2021 and 2020:

	December 31, 2021				December 31, 2020
	Level 1	Level 2	Level 3	Fair Value	Level 1	Level 2	Level 3	Fair Value
Recurring fair value measurements
Liabilities:
Related party convertible notes	$—	$—	$—	$—	$—	$—	$287	$287
Derivative liability	—	—	290	290	—	—	—	—
Total	$—	$—	$290	$290	$—	$—	$287	$287

Related party convertible notes

As of December 31, 2021, the fair value of the related party convertible notes is $0. These convertible notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. The convertible notes qualified for the fair value option and the Company elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion. In March 2021, the convertible notes were extinguished and converted into equity. Refer to Note 5 where information on the convertible notes has been disclosed.

	December 31, 2021
	Beginning balance	Additional Borrowings	Conversion of Equity	Ending balance
Related party convertible notes	$287	$525	$(812)	$—
Total	$287	$525	$(812)	$—

	December 31, 2020
	Beginning balance	Additional Borrowings	Conversion of Equity	Ending balance
Related party convertible notes	$287	$—	$—	$287
Total	$287	$—	$—	$287

Derivative liability

As of December 31, 2021, the fair value of the derivative liability is $290. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement. In March 2021, the St. Cloud Note and Securities Purchase Agreement were amended to require the Company to issue Common Units to the lender. The fair value of the derivative liability is equal to the reporting date fair value of the Common Units that are expected to be issued at each of the scheduled issuance dates.

As of each valuation date, the RW National board of directors in conjunction with an independent third-party valuation firm determined the fair value of RW National’s Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. The Company first determined an enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of RW National Common Units. The fair value of one RW National Common Unit at the date that the derivative liability was initially recognized was determined to be $0.29 per Common Unit. The fair value of one RW National Common Unit as of December 31, 2021 was determined to be $0.26.

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

11. Fair Value Measurements (cont.)

Refer to Note 5 and Note 6 where information on the St. Cloud Note and recording of the derivative liability has been disclosed.

	December 31, 2021
	Beginning balance	Recording of Derivative Liability	Fair value of Common Units distributed	Gain on remeasurement of Derivative Liability	Ending balance
Derivative liability	$—	$431	$(107)	$(34)	$290
Total	$—	$431	$(107)	$(34)	$290

12. Segment Reporting

The Company has two reportable segments that are also considered the operating segments: Management and Marketplace. The reportable segments have been identified based on services they perform and how the CODM manages the business, makes operating decisions and evaluates operating and financial performance. The chief executive officer acts as the CODM and reviews financial and operational information for our two reportable segments. The CODM reviews the consolidated financial and operational information for the two reportable segments.

The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

The segment operating and financial performance measure is segment net income (loss). Segment net income (loss) is defined as revenue less the following associated expenses: cost of revenue, selling and general, administrative and other operating expenses. Expenses are not reported as part of the reporting segments as reviewed by the CODM.

The following table presents information of the Company’s reportable segments and reconciliation to consolidated net loss:

	December 31,
	2021	2020
Segment revenues
Management	$21,764	$25,023
Marketplace	6,138	3,031
Total	27,902	28,054
Cost of revenue
Management	(12,244)	(12,998)
Marketplace	(2,947)	(1,496)
Total	(15,191)	(14,494)
Gross profit
Management	9,520	12,025
Marketplace	3,191	1,535
Total	12,711	13,560
Operating expenses	(16,645)	(16,823)
Gain from remeasurement of derivative liability	34	—
Interest expense	(2,077)	(1,962)
Other income	4,678	318
Net loss	$(1,299)	$(4,907)

RW National Holdings, LLC and Subsidiaries (dba Renters Warehouse)
Notes to Consolidated Financial Statements
(in thousands, except membership units and per unit amounts)

12. Segment Reporting (cont.)

The following table presents total assets of the Company’s reportable segments for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Management	$30,981	$31,879
Marketplace	3,942	4,005
Total assets	$34,923	$35,884

The following table presents the carrying amount of goodwill by reportable segment:

	December 31,
	2021	2020
Management	$8,224	$8,224
Marketplace	3,658	3,658
Total	$11,882	$11,882

The Management segment had a negative carrying amount of net assets as of December 31, 2021 and 2020.

All of the Company’s revenue is generated in the United States. As of December 31, 2021, and 2020, the Company did not have assets located outside of the United States.

13. Contingencies

From time to time in the ordinary course of business, the Company is subject to various legal proceedings and claims that arise in the ordinary course of business related to issues, including without limitation, tort claims or contractual disputes, none of which management expects to have a material adverse impact on the Company.

14. Subsequent Events

Management has evaluated subsequent events from January 1, 2022 through October 17, 2022, for the year ended December 31, 2021, the date the consolidated financial statements were available to be issued.

See Note 5 for subsequent events regarding amendments received related to the St. Cloud Note.

On May 17, 2022 the Company executed a definitive Business Combination Agreement with PTIC II subject to PTIC II shareholder and regulatory approval. Upon the consummation of the proposed Business Combination and related transactions, the Company will merge with PTIC II and change its name to Appreciate Holdings, Inc. Following the proposed Business Combination, Appreciate Holdings, Inc. will be organized in an umbrella partnership corporation (commonly known as an “Up-C”), which is often used for partnership and limited liability companies undertaking an initial public offering. The Up-C structure allows current equity unit holders of the Company to retain their equity ownership in the Company, which will continue to be classified as a partnership for U.S. federal income tax purposes.

PropTech Investment Corporation II

CONDENSED BALANCE SHEETS

	September 30, 2022 (Unaudited)	December 31, 2021
Assets:
Current assets:
Cash	$56,797	$947,498
Prepaid expenses	107,624	148,660
Total current assets	164,421	1,096,158
Investments held in Trust Account	231,047,192	230,003,947
Total assets	$231,211,613	$231,100,105

Liabilities, Common Stock Subject to Redemption, and Stockholder’s Deficit:
Current liabilities:
Accounts payable	$120,718	$1,329
Accrued expenses	10,153,431	127,000
Income tax payable	65,239	-
Related party promissory note	75,000	-
Franchise tax payable	-	134,974
Total current liabilities	10,414,388	263,303
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	2,000,000	7,423,330
Total liabilities	20,464,388	15,736,633

Commitments and Contingencies

Class A common stock, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.04 and $10.00 per share at September 30, 2022 and December 31, 2021, respectively	230,967,515	230,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; zero non-redeemable shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(20,220,865)	(14,637,103)
Total stockholders’ deficit	(20,220,290)	(14,636,528)
Total Liabilities, Common Stock Subject to Redemption, and Stockholder’s Deficit	$231,211,613	$231,100,105

The accompanying notes are an integral part of these unaudited condensed financial statements.

PropTech Investment Corporation II

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months ended September 30, 2022	Three Months ended September 30, 2021	Nine Months ended September 30, 2022	Nine Months ended September 30, 2021
General and administrative expenses	$926,246	$164,742	$11,070,808	$560,473
Administrative expenses - related party	45,000	45,000	135,000	135,000
Franchise tax expenses	80,600	16,175	170,506	98,851
Loss from operations	(1,051,846)	(225,917)	(11,376,314)	(794,324)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(750,000)	2,177,500	5,423,330	8,895,000
Interest from investments held in Trust Account	1,036,938	2,960	1,401,976	23,518
Income (Loss) before provision for income taxes	(764,908)	1,954,543	(4,551,008)	8,124,194
Provision for income taxes	65,239	-	65,239	-
Net income (loss)	$(830,147)	$1,954,543	$(4,616,247)	$8,124,194

Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	23,000,000
Basic and diluted net income (loss) per share of Class A common stock	$(0.03)	$0.07	$(0.16)	$0.28
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income (loss) per share of Class B common stock	$(0.03)	$0.07	$(0.16)	$0.28

The accompanying notes are an integral part of these unaudited condensed financial statements.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For The Three and Nine Months Ended September 30, 2022 and 2021

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2022	-	$-	5,750,000	$575	$-	$(14,637,103)	$(14,636,528)
Net income	-	-	-	-	-	3,772,918	3,772,918
Balance – March 31, 2022 (unaudited)	-	-	5,750,000	575	-	(10,864,185)	(10,863,610)
Net loss	-	-	-	-	-	(7,559,018)	(7,559,018)
Balance – June 30, 2022 (unaudited)	-	$-	5,750,000	$575	$-	$(18,423,203)	$(18,422,628)
Net loss	-	-	-	-	-	(830,147)	(830,147)
Accretion of common stock to redemption value	-	-	-	-	-	(967,515)	(967,515)
Balance – September 30, 2022 (unaudited)	-	$-	5,750,000	$575	$-	$(20,220,865)	$(20,220,290)

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2021	-	$-	5,750,000	$575	$-	$(25,665,393)	$(25,664,818)
Net income	-	-	-	-	-	8,891,867	8,891,867
Balance – March 31, 2021 (unaudited)	-	-	5,750,000	575	-	(16,773,526)	(16,772,951)
Net loss	-	-	-	-	-	(2,722,216)	(2,722,216)
Balance – June 30, 2021 (unaudited)	-	$-	5,750,000	$575	$-	$(19,495,742)	$(19,495,167)
Net income	-	-	-	-	-	1,954,543	1,954,543
Balance – September 30, 2021 (unaudited)	-	$-	5,750,000	$575	$-	$(17,541,199)	$(17,540,624)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PropTech Investment Corporation II

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months ended September 30, 2022	Nine Months ended September 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$(4,616,247)	$8,124,194
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest from investments held in Trust Account	(1,401,976)	(23,518)
Change in fair value of derivative warrant liabilities	(5,423,330)	(8,895,000)
Changes in operating assets and liabilities:
Prepaid expenses	41,036	127,469
Accounts payable	119,389	(8,527)
Accrued expenses	10,020,432	(12,196)
Income tax payable	65,239	-
Franchise tax payable	(134,974)	(30,598)
Net cash used in operating activities	(1,324,431)	(718,176)

Cash Flows from Investing Activities:
Withdraw from Trust Account to pay Franchise Tax	358,730	24,098
Net cash provided by investing activities	358,730	24,098

Cash Flows from Financing Activities:
Proceeds from related party promissory note	75,000	-
Net cash provided by financing activities	75,000	-

Net decrease in cash	(890,701)	(694,077)

Cash - beginning of the period	947,498	1,834,812
Cash - end of the period	$56,797	$1,140,735

The accompanying notes are an integral part of these unaudited condensed financial statements.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

PropTech Investment Corporation II (the “Company”) is a blank check company incorporated in Delaware on August 6, 2020 (inception). The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2022, the Company had not yet commenced any operations. All activity for the period from August 6, 2020 (inception) through September 30, 2022 relates to the Company’s formation and the preparation of the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income on investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain of the Company’s officers, directors and advisors (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 3, 2020. On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,833,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company acting as trustee, to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 5). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor agreed (a) to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 8, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Proposed Business Combination

On May 17, 2022, the Company entered into a business combination agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with RW National Holdings, LLC, a Delaware limited liability company (the “Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company (“Lake Street”), in its capacity as the representative of the Rolling Company Unitholders (as defined in the Business Combination Agreement) (in such capacity, the “Sellers’ Representative”).

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Business Combination Agreement provides that, among other things, and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i) Concurrent with the execution of the Business Combination Agreement, the Sponsor, Other Class B Shareholders of the Company (as defined in the Business Combination Agreement), the Company, and Renters Warehouse, among others, have entered into the sponsor letter agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholders have agreed to (a) vote all Company shares owned by the Sponsor and each Other Class B Shareholder in favor of the Business Combination Agreement and the contemplated transactions, (b) subject to, and conditioned upon the Effective Time (as defined in the Business Combination Agreement), waive any adjustment to the conversion ratio set forth in the Company’s governing documents or waive any anti-dilution or similar protection with respect to the Company’s shares of Class B common stock, par value $0.0001 (the “Class B Shares”) and (c) subject to, and conditioned upon the closing, terminate certain existing agreements or arrangements, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

(ii) Immediately prior to the closing, the Company shall form Appreciate Intermediate Holdings, LLC (“NewCo LLC”) for purposes of consummating the transactions contemplated by the Business Combination Agreement and the related ancillary documents (the “Ancillary Documents”), on the terms and subject to the conditions set forth in the Business Combination Agreement;

(iii) On the closing date, (a) Rolling Company Unitholders will contribute all of their existing Renters Warehouse interests to NewCo LLC in exchange for non-voting Class B Units of NewCo LLC (the “NewCo LLC Class B Units”) or for cash, as applicable, (b) the Limited Liability Company Agreement of NewCo LLC (the “Amended and Restated NewCo LLC Agreement”) will be amended and restated in the required form, (c) the Company will contribute the Closing Date Contribution Amount (as defined in the Business Combination Agreement) to NewCo LLC in exchange for Class A Units of NewCo LLC (the “NewCo LLC Class A Units”) and (d) the NewCo LLC unitholders (other than the Company) will receive a number of the Company’s Class B Shares equal to the Transaction Equity Security Amount (as defined in the Business Combination Agreement), on the terms and subject to the conditions set forth in the Business Combination Agreement;

(iv) At closing, the Company, Renters Warehouse, NewCo LLC, certain of the Company unitholders (excluding St. Cloud Capital Partners III SBIC, LP (“St. Cloud”)) and Lake Street will enter into an income tax receivable agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”);

(v) At the closing, certain Renters Warehouse unitholders will enter into an Investor Rights Agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Investor Rights Agreement”) pursuant to which, among other things, such Renters Warehouse unitholders will agree not to effect any sale or distribution of any equity securities of the Company or NewCo LLC held by any of them during the lock-up period described therein;

(vi) In connection with the transactions contemplated by the Business Combination Agreement, the Company will file a proxy statement (the “Proxy Statement”) relating to the transactions contemplated by the Business Combination Agreement and the Ancillary Documents and it is a condition to the consummation of the transactions contemplated by the Business Combination Agreement that the Company obtain the requisite stockholder approvals; and

(vii) Subject to the terms set forth in the Business Combination Agreement, the Sellers’ Representative will serve as the representative of the Rolling Company Unitholders.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, that the Company have at least $5,000,001 of net tangible assets immediately after the Closing (the “Net Tangible Assets Condition”). The parties to the Business Combination Agreement have waived the Net Tangible Assets Condition, subject to receipt of the requisite shareholder approval.

As a result of the transactions contemplated by the Business Combination Agreement, among other things:

(i) The Company will hold limited liability company interests in NewCo LLC (“Company Units”) and will be the managing member of NewCo LLC; and

(ii) Renters Warehouse unitholders will hold (i) non-voting NewCo LLC Class B Units that are exchangeable on a one-for-one basis for the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”) (subject to surrendering a corresponding number of shares of the Company’s Class B Shares for cancellation) that will be subject to certain conditions as specified in the Amended and Restated NewCo LLC Agreement, and (ii) a number of shares of the Company’s Class B Shares corresponding to the number of non-voting NewCo LLC Class B Units held.

Upon completion of the transactions contemplated by the Business Combination Agreement, the Company will be renamed as Appreciate Holdings, Inc. and will become the managing member of NewCo LLC in an “Up-C” structure. Appreciate Holdings, Inc. will continue Renters Warehouse’s business, operated under the Renters Warehouse name, of making available a tech-enabled full-service property management and residential leasing marketplace company for both individual owners of and institutional investors in single-family rental houses.

On October 28, 2022, the Company filed with the SEC and commenced mailing to its stockholders a definitive proxy statement for a special meeting of its stockholders to consider and approve the proposed business combination and certain related proposals as set forth in the definitive proxy statement. The special meeting will be held on November 18, 2022, at 11:00 a.m., Eastern Time, via a virtual meeting.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period. These unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report for the year ended December 31, 2021 filed on Form 10-K with the SEC on March 9, 2022.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Going Concern

As of September 30, 2022, the Company had approximately $0.1 million in cash, and a working capital deficit of approximately $(10.1) million (not taking into account tax obligations that may be paid using the interest income earned from investments in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $163,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 8, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the Initial Public Offering, the sale of the Private Placement Warrants held outside of the Trust Account and loan proceeds of $75,000 under the 2022 Note (as defined in Note 4).

The Company has incurred and expects to continue to incur significant costs in pursuit of its Business Combination. Further, if the Company cannot complete a Business Combination prior to December 8, 2022, it could be forced to wind up its operations and liquidate unless it receives approval from its stockholders to extend such date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. The Company’s plan to deal with these uncertainties is to preserve cash by deferring payments with anticipated cooperation from its service providers and to complete a Business Combination prior to December 8, 2022. There is no assurance that the Company’s plans to consummate a Business Combination will be successful or successful within the period permitted to complete the Business Combination. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. To preserve liquidity, the Company has agreed with most of its third-party business combination advisors to defer cash payments until the closing of the Business Combination.

The preponderance of the current liabilities (approximately $10.4 million) results from amounts accrued as payable to professional service firms who indicated their intention to accept deferred payment terms, or success fees, that are payable at the closing of the proposed Business Combination. As a result, the Company believes, but cannot assure, that it has the liquidity to complete a Business Combination.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined the date for mandatory liquidation and dissolution as well as its liquidity condition raise substantial doubt about the Company’s ability to continue as a going concern through December 8, 2022, the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. Management of the Company plans to complete a business combination prior to the date for mandatory liquidation. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. One of the more significant estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the unaudited condensed balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying unaudited condensed statements & subsequent pages of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of September 30, 2022 and December 31, 2021, the carrying values of prepaid expenses, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments.  The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value.  The fair value of investments held in the Trust Account is determined using quoted prices in active markets.

The fair value of the Public Warrants issued in connection with the Initial Public Offering and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consist of legal, accounting, and underwriting fees, and other costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed statements of operations. Offering costs associated with the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.6 million was included in financing cost related to derivative warrant liabilities in the unaudited condensed statement of operations in 2020 and $12.6 million is included in temporary equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s unaudited condensed balance sheets.

At September 30, 2022 and December 31, 2021, the common stock subject to redemption reflected in the condensed consolidated balance sheets is reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to public warrants	(9,813,330)
Common stock issuance costs	(12,616,120)
Plus:
Accretion of carrying value to redemption value	22,429,450
Common stock subject to possible redemption, December 31, 2021	230,000,000
Plus:
Accretion of carrying value to redemption value	967,515
Common stock subject to possible redemption, September 30, 2022	$230,967,515

Net Income (Loss) Per Common Share

The Company complies with the accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 12,500,000 shares of the Company’s Class A common stock in the calculation of diluted income per share, since the exercise of warrants is contingent upon the occurrence of future events.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except  per share amounts):

	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss	$(664,118)	$(166,029)	$(3,692,998)	$(923,249)
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.16)	$(0.16)

	Three Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted insert net income per common share
Numerator:
Allocation of net income, as adjusted	$1,563,634	$390,909	$6,499,355	$1,624,839
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per common share	$0.07	$0.07	$0.28	$0.28

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 7,666,667 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,833,333 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each unaudited condensed balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the Private Placement Warrants continue to be determined using Level 3 inputs, while the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021 (See Note 8).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The Company has a full valuation allowance at September 30, 2022 and December 31, 2021.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2022 and December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s effective tax rate was (437.60)% and 0.00% for the three months ended September 30, 2022 and 2021, respectively, and (1.43%) and 0.00% for the nine months ended September 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2022 and 2021 due to the valuation allowance on the deferred tax assets.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 — Initial Public Offering

Public Units

On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and one-third of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share.

Note 4 — Related Party Transactions

Founder Shares

On August 27, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million.

Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Promissory Note Related Party

On August 6, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was due on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The Company borrowed $163,000 under the Note. The Company fully repaid the Note on December 8, 2020 and no longer has access to borrowings under this Note.

On September 8, 2022, our Sponsor agreed to loan us an aggregate of up to $250,000 to cover expenses related to the Business Combination pursuant to a promissory note (the “2022 Note”). This loan is non-interest bearing and is due upon the completion of the Business Combination. The Company borrowed $75,000 under the 2022 Note which remains outstanding at September 30, 2022.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2022 and December 31, 2021, the Company had no Working Capital Loans outstanding.

Administrative Support Agreement

The Company agreed to pay $15,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. For the three months and nine months ended September 30, 2022 and September 30, 2021, the Company incurred and paid $45,000 and $135,000, respectively, for these services. No amounts were due as of September 30, 2022 and December 31, 2021.

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and inhibit the Company’s ability to complete a Business Combination.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the registration statement for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate, which was paid upon closing of the Initial Public Offering. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fee

In October 2020, the Company entered into an agreement with a third party that will provide investor relations services pursuant to which the Company paid a $10,000 initial fee upon execution and agreed to pay a deferred success fee of $50,000 upon the consummation of the initial Business Combination.

Note 6 — Derivative Warrant Liabilities

As of September 30, 2022 and December 31, 2021, the Company had 7,666,667 and 4,833,333 Public Warrants and Private Placement Warrants outstanding, respectively.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30 day redemption period”); and

●	if, and only if, the last sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants are, and the common shares issuable upon the exercise of the Private Placement Warrants are not, transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. See Note 8 for additional information regarding the valuation of derivative warrant liabilities.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of September 30, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 23,000,000 shares of Class A common stock issued and outstanding. Of the outstanding shares of Class A common stock, 23,000,000 shares were subject to possible redemption at September 30, 2022 and December 31, 2021, and therefore classified outside of permanent equity.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. On August 27, 2020, the Company issued 5,031,250 shares of Class B common stock. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding at September 30, 2022 and December 31, 2021.

Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2022 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$231,047,192	$-	$-
Liabilities:
Derivative warrant liabilities - Public Warrants	$1,266,670	$-	$-
Derivative warrant liabilities - Private Warrants	$-	$-	$733,330

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,003,947	$-	$-
Liabilities:
Derivative warrant liabilities - Public Warrants	$4,523,330	$-	$-
Derivative warrant liabilities - Private Warrants	$-	$-	$2,900,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the nine months ended September 30, 2022. The Company transferred the public warrants from Level 3 to Level 1 during the nine months ended September 30, 2021.

PROPTECH INVESTMENT CORPORATION II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of the Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021. For the three months ended September 30, 2022 and September 30, 2021, the Company recognized a change in the unaudited condensed statements of operations resulting from a change in the fair value of liabilities of approximately $(0.8) million and $2.2 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations. For the nine months ended September 30, 2022 and September 30, 2021, the Company recognized a gain in the unaudited condensed statement of operations resulting from a change in the fair value of liabilities of approximately $5.4 million and $8.9 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company continues to use a Monte Carlo simulation to value the Private Placement Warrants. The Company estimates the volatility of its Class A common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of September 30, 2022	As of December 31, 2021
Volatility	2.4%	10.7%
Stock price	$9.95	$9.80
Expected life of the options to convert	3.81	5.00
Risk-free rate	4.17%	1.31%
Dividend yield	0.0%	0.0%

The change in the fair value of the Level 3 derivative warrant liabilities for the nine months ended September 30, 2022 and September 30, 2021 is summarized as follows:

	Private Warrants	Public Warrants
Derivative warrant liabilities at January 1, 2021	$7,733,337	$11,883,330
Transfer from Level 3	-	(11,883,330)
Change in fair value of derivative warrant liabilities	(3,528,337)	-
Derivative warrant liabilities at September 30, 2021	$4,205,000	$-

Derivative warrant liabilities at January 1, 2022	$2,900,000	$-
Change in fair value of derivative warrant liabilities	(2,126,670)	-
Derivative warrant liabilities at September 30, 2022	$773,330	$-

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
PropTech Investment Corporation II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of PropTech Investment Corporation II (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from August 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by December 8, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 9, 2022
PCAOB ID Number 100

PROPTECH INVESTMENT CORPORATION II
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$947,498	$1,834,812
Prepaid expenses	148,661	333,031
Total current assets	1,096,159	2,167,843
Investments held in Trust Account	230,003,947	230,007,668
Total assets	$231,100,105	$232,175,511

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$1,329	$10,865
Accrued expenses	127,000	82,196
Franchise tax payable	134,974	80,598
Total current liabilities	267,303	173,659
Deferred underwriting commissions	8,050,000	8,050,000
Derivative warrant liabilities	7,423,330	19,616,670
Total liabilities	15,736,633	27,840,329

Commitments and Contingencies
Class A common stock, $0.0001 par value; 23,000,000 shares subject to possible redemption at $10.00 per share	230,000,000	230,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; zero non-redeemable shares issued and outstanding	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(14,637,103)	(25,665,393)
Total stockholders’ deficit	(14,636,528)	(25,664,818)
Total Liabilities and Stockholders’ Deficit	$231,100,105	$232,175,511

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
STATEMENTS OF OPERATIONS

	Year ended December 31, 2021	Period from August 6, 2020 (inception) through December 30, 2020
General and administrative expenses	813,427	$45,819
Administrative expenses – related party	180,000	11,129
Franchise tax expenses	200,000	80,598
Loss from operations	(1,193,427)	(137,546)
Other income (expenses)
Change in fair value of derivative warrant liabilities	12,193,340	(3,471,670)
Financing costs related to derivative warrant liabilities	—	(577,150)
Net gain from investments held in Trust Account	28,377	7,668
Net income (loss)	11,028,290	$(4,178,698)
Weighted average shares outstanding of Class A common stock	23,000,000	4,346,457
Basic and diluted net loss per share of Class A common stock	0.38	$(0.44)
Weighted average shares outstanding of Class B common stock	5,750,00	5,141,732
Basic and diluted net loss per share of Class B common stock	0.38	$(0.44)

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For The Year Ended December 31, 2021 and The Period From August 6, 2020 (Inception) Through
December 31, 2020

	Common Stock				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – January 1, 2021	—	$—	5,750,000	$575	$—	$(25,665,393)	$(25,664,818)
Net income	—	—	—	—	—	11,028,290	11,028,290
Balance – December 31, 2021	—	$—	5,750,000	$575	$—	$(14,637,103)	$(14,636,528)
Balance – August 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock	—	—	5,750,000	575	24,425	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	918,330	—	918,330
Accretion of Common stock subject to possible redemption	—	—	—	—	(942,757)	(21,486,695)	(22,429,450)
Net loss	—	—	—	—	—	(4,178,698)	(4,178,698)
Balance – December 31, 2020	—	$—	5,750,000	$575	$—	$(25,665,393)	$(25,664,818)

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
STATEMENTS OF CASH FLOWS

	Year ended December 31, 2021	Period from August 6, 2020 (inception) through December 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$11,028,290	$(4,178,698)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net gain from investments held in Trust Account	(28,377)	(7,668)
Change in fair value of derivative warrant liabilities	(12,193,340)	3,471,670
Financing costs related to derivative warrant liabilities	—	577,150
Changes in operating assets and liabilities:
Prepaid expenses	184,371	(333,031)
Accounts payable	(9,536)	10,865
Accrued expenses	44,804	3,696
Franchise tax payable	54,376	80,598
Net cash used in operating activities	(919,412)	(375,418)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(230,000,000)
Transfer in from Trust Account	32,098	—
Net cash provided by (used in) investing activities	32,098	(230,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from note payable to related party	—	163,000
Repayment of note payable to related party	—	(163,000)
Proceeds received from initial public offering	—	230,000,000
Proceeds received from private placement	—	7,250,000
Offering costs paid	—	(5,064,770)
Net cash provided by financing activities	—	232,210,230
Net (decrease) increase in cash	(887,314)	1,834,812
Cash – beginning of the period	1,834,812	—
Cash – end of the period	$947,498	$1,834,812

Supplemental disclosure of non-cash financing activities:
Offering costs included in accrued expenses	$—	$78,500
Deferred underwriting commissions in connection with the initial public offering	$—	$8,050,000
Initial value of Class A common stock subject to possible redemption	$—	$230,000,000

The accompanying notes are an integral part of these financial statements.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

PropTech Investment Corporation II (the “Company”) is a blank check company incorporated in Delaware on August 6, 2020 (inception). The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period from August 6, 2020 (inception) through December 31, 2021 relates to the Company’s formation and the preparation of the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is HC PropTech Partners II LLC, a Delaware limited liability company controlled by certain of the Company’s officers, directors and advisors (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 3, 2020. On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,833,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants were deposited into a trust account (the “Trust Account”) in the United States, with Continental Stock Transfer & Trust Company acting as trustee, to be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which public stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative of the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These shares of Class A common stock were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor agreed (a) to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or December 8, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirement of applicable law. The representative of the underwriters agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $0.9 million in cash, and working capital of approximately $0.9 million (not taking into account tax obligations that may be paid using the interest income earned from investments in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $163,000 under the Note (as defined in Note 4). The Company repaid the Note in full on December 8, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants held outside of the Trust Account.

The Company may need to raise additional funds through loans from its Sponsor and/or third parties in order to meet the expenditures required for operating its business. If the Company’s estimate of the costs of undertaking in-depth due diligence and negotiating the initial business combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. The Sponsor is not under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in the Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021, the carrying values of prepaid expenses, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in the Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in the Trust Account is determined using quoted prices in active markets.

The fair value of the Public Warrants issued in connection with the Initial Public Offering and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consist of legal, accounting, and underwriting fees, and other costs. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.6 million is included in financing cost related to derivative warrant liabilities in the statement of operations and $12.6 million is included in stockholders’ equity.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 12,500,000 shares of the Company’s Class A common stock in the calculation of diluted income per share, since the exercise of warrants is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):

	Year Ended December 31, 2021
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net income	8,822,632	2,205,658
Denominator:
Basic and diluted weighted average shares outstanding	23,000,000	5,750,000
Basic and diluted net income per common share	0.38	0.38

	Year Ended December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	(1,914,225)	(2,264,473)
Denominator:
Basic and diluted weighted average shares outstanding	4,346,457	5,141,732
Basic and diluted net income per common share	(0.44)	(0.44)

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 7,666,667 warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the 4,833,333 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that, other than below, any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Public Units

On December 8, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of approximately $8.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and one-third of one redeemable warrant of the Company (“Warrant”), with each whole Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share.

Note 4 — Related Party Transactions

Founder Shares

On August 27, 2020, the Sponsor purchased 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.005 per share. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock dividend.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,833,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.3 million.

Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Certain proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirement of applicable law) and the Private Placement Warrants will expire worthless.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Promissory Note Related Party

On August 6, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and was due on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The Company borrowed $163,000 under the Note. The Company fully repaid the Note on December 8, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of notes may be converted upon consummation of a Business Combination into additional Private Placement Warrants at a price of $1.50 per Warrant. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and 2020, the Company had no Working Capital Loans outstanding.

Administrative Support Agreement

The Company agreed to pay $15,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on the Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. For the year ended December 31, 2021, the Company incurred and paid $180,000 for these services. For the period from August 6, 2020 (inception) through December 31, 2020, the Company incurred and paid approximately $11,000 for these services. No amounts were due as of December 31, 2021 and 2020.

Note 5 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement entered into on the effective date of the registration statement for the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters exercised the option in full on December 8, 2020.

The underwriters were entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4.6 million in the aggregate, which was paid upon closing of the Initial Public Offering. In addition, the representative of the underwriters will be entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or approximately $8.1 million. The deferred fee will become payable to the representative of the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fee

In October 2020, the Company entered into an agreement with a third party that will provide investor relations services pursuant to which the Company agreed to pay a $10,000 initial fee upon execution and a deferred success fee of $50,000 upon the consummation of the initial Business Combination.

Note 6 — Derivative Warrant Liabilities

As of December 31, 2021 and 2020, the Company had 7,666,667 and 4,833,333 Public Warrants and Private Placement Warrants outstanding, respectively.

The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering, provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, the warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 6 — Derivative Warrant Liabilities (cont.)

Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30 day redemption period”); and

●	if, and only if, the last sale price of Class A common stock equals or exceeds $18.00 per share(as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants are, and the common shares issuable upon the exercise of the Private Placement Warrants are not, be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. See Note 8 for additional information regarding the valuation of derivative warrant liabilities.

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 23,000,000 shares of Class A common stock issued and outstanding. Of the outstanding shares of Class A common stock, 23,000,000 shares were subject to possible redemption at December 31, 2021 and 2020, and therefore classified outside of permanent equity.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. On August 27, 2020, the Company issued 5,031,250 shares of Class B common stock. On December 3, 2020, the Company effected a stock dividend of approximately 0.143 shares for each share of Class B common stock outstanding, resulting in an aggregate of 5,750,000 shares of Class B common stock outstanding at December 31, 2021 and 2020. All shares and associated amounts have been retroactively restated to reflect the stock dividend.

Holders of the Company’s Class B common stock are entitled to one vote for each share. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 8 — Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,003,947	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$4,523,330	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,900,000

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Money Market Fund	$230,007,668	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$—	$—	$11,883,330
Derivative warrant liabilities – Private Warrants	$—	$—	$7,733,330

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The Company transferred the public warrants from Level 3 to Level 1 during the year ended December 31, 2021. There were no transfers between levels for the period from August 6, 2020 (inception) through December 31, 2020.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since January 25, 2021. For the year ended December 31, 2021 and the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from a change in the fair value of liabilities of approximately $12.2 million and $(3.5) million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company continues to use a Monte Carlo simulation to value the Private Placement Warrants. The Company estimates the volatility of its Class A common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 31, 2021	As of December 31, 2020
Volatility	10.7%	21.0%
Stock price	$9.80	$10.12
Expected life of the options to convert	5.00	6.00
Risk-free rate	1.31%	0.51%
Dividend yield	0.0%	0.0%

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

The change in the fair value of the Level 3 derivative warrant liabilities from inception through the year ended December 31, 2021 is summarized as follows:

	Private Warrants	Public Warrants
Derivative warrant liabilities at August 6, 2020 (inception)	—	—
Issuance of Public and Private Warrants	6,331,670	9,813,330
Change in fair value of derivative warrant liabilities	1,401,667	2,070,000
Derivative warrant liabilities at January 1, 2021	$7,733,337	$11,883,330
Transfer from Level 3	—	(11,883,330)
Change in fair value of derivative warrant liabilities	(4,833,337)	—
Derivative warrant liabilities at December 31, 2021	$2,900,000	$—

Note 9 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account, less any franchise taxes. The Company’s formation and operating costs are generally considered start-up costs and are not currently deductible.

The income tax provision (benefit) consists of the following:

	December 31, 2021	December 31, 2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(226,816)	(27,274)
State	—	—
Valuation allowance	226,816	27,274
Income tax provision	$—	$—

The Company’s net deferred tax assets are as follows:

	December 31, 2021	December 31, 2020
Deferred tax assets:
Net operating loss carryover	$18,196	$15,315
Start-up/Organization costs	208,620	11,959
Total deferred tax assets	226,816	27,274
Valuation allowance	(226,816)	(27,274)
Deferred tax asset, net of allowance	$—	$—

PROPTECH INVESTMENT CORPORATION II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Income Taxes (cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate for the year ended December 31, 2021 and 2020 is as follows:

Statutory Federal income tax rate	21.0%	21.0%
Financing costs	—	(2.9)%
Change in fair value of warrant liabilities	46.3%	(17.4)%
Change in valuation Allowance	(67.3)%	(0.7)%
Effective Tax Rate	0.0%	0.0%

There were no unrecognized tax benefits as of December 31, 2021 and 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date financial statements were issued. Other than as disclosed, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

37,265,500 Shares of Class A Common Stock

Up to 7,388,889 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 4,833,333 Warrants

APPRECIATE

PROSPECTUS

               , 2023

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount
SEC registration fee		$7,578
FINRA fee	$		*
Legal fees and expenses		$25,000
Accounting fees and expenses		$20,000
Financial printing and miscellaneous expenses	$		*
Miscellaneous		1,422
Total		$54.000

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Holder, however, will bear all underwriting commissions and discounts, if any, attributable to its sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our charter requires us to indemnify and advance expenses to each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Such obligations would require indemnification of our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us since inception on August 6, 2020. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

●	PTIC’s sponsor purchased an aggregate of 4,833,333 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering. Each private placement warrant may be exercised for one Common Shares at a price of $11.50 per share, subject to adjustment. The private placement warrants (including the shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination.

●	We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
2.1	Business Combination Agreement, dated as of May 17, 2022, by and among PropTech Investment Corporation II, RW National Holdings, LLC, and Lake Street Landlords, LLC	8-K	2.1	May 17, 2022
2.2	First Amendment to Business Combination Agreement, dated as of May 27, 2022, by and among PropTech Investment Corporation II, RW National Holdings, LLC, and Lake Street Landlords, LLC	10-Q	2.2	November 8, 2022
2.3	Second Amendment to Business Combination Agreement, dated as of July 14, 2022, by and among PropTech Investment Corporation II, RW National Holdings, LLC, and Lake Street Landlords, LLC	10-Q	2.3	November 8, 2022
2.4	Third Amendment to Business Combination Agreement, dated as of September 7, 2022, by and among PropTech Investment Corporation II, RW National Holdings, LLC, and Lake Street Landlords, LLC	10-Q	2.4	November 8, 2022
2.5	Fourth Amendment to Business Combination Agreement, dated as of October 15, 2022, by and among PropTech Investment Corporation II, RW National Holdings, LLC, and Lake Street Landlords, LLC	10-Q	2.5	November 8, 2022
2.6	Fifth Amendment to Business Combination Agreement, dated as of November 4, 2022, by and among PropTech Investment Corporation II, RW National Holdings, LLC, and Lake Street Landlords, LLC	8-K	10.1	November 10, 2022
2.7	Forward Purchase Agreement, dated November 20, 2022, by and between Vellar Opportunity Fund and PropTech Investment Corporation II	8K/A	10.1	November 21, 2022
2.8	Forward Purchase Agreement Confirmation Amendment by and among Vellar Opportunity fund SPV LLC – Series 9, PropTech Investment Corporation II and RW National Holdings, LLC dated as of November 29, 2022	8-K	2.8	December 5, 2022
2.9	Amendment, Assignment and Novation Agreement by and among Vellar Opportunity Fund SPV LLC – Series 9, Polar Multi-Strategy Master Fund, PropTech Investment Corporation II, and RW National Holdings, LLC, as of November 23, 2022	8-K	2.9	December 5, 2022
2.10	Amendment to that certain Amendment, Assignment and Novation Agreement by and among Vellar Opportunity Fund SPV LLC – Series 9, Polar Multi-Strategy Master Fund, PropTech Investment Corporation II and RW National Holdings, LLC as of November 29, 2022	8-K	2.10	December 5, 2022
3.1	Second Amended and Restated Certificate of Incorporation of Appreciate Holdings, Inc.	8-K	3.1	December 5, 2022
3.2	Amended and Restated Bylaws of Appreciate Holdings, Inc.	8-K	3.2	December 5, 2022
3.3	Amended and Restated Limited Liability Company Agreement of Appreciate Intermediate Holdings, LLC, dated as of November 29, 2022.	S-1	3.3	December 15, 2022
4.1	Form of Specimen Class A Common Stock Certificate	8-K	4.1	December 5, 2022
4.2	Form of Specimen Class B Common Stock Certificate	8-K	4.2	December 5, 2022
4.3	Form of Specimen Warrant Certificate	8-K	4.3	December 5, 2022
5.1	Opinion from Winthrop & Weinstine, P.A.	S-1	5.1	December 20, 2022
10.1	Tax Receivable Agreement, dated as of November 29, 2022, by and among Appreciate Holdings, Inc., the TRA Party Representative and the TRA Parties	8-K	10.1	December 5, 2022
10.2	Investor Rights Agreement, dated November 29, 2022, by and among Appreciate Holdings, Inc., the Equityholder Representative, the Sponsor Representative, the Sponsors, the Sellers and the Other Holders (each as defined in the Investor Rights Agreement)	8-K	10.2	December 5, 2022
10.3	Common Stock Purchase Agreement, dated as of May 17, 2022, by and among CF Principal Investments LLC, and PropTech Investment Corporation II	8-K	10.5	May 17, 2022
10.4	Registration Rights Agreement, dated as of November 29, 2022, by and among CF Principal Investments LLC, and RW National Holdings, LLC.	8-K	10.5	December 5, 2022

10.5	Securities Purchase Agreement by and among RW OpCo, LLC, RW National Holdings, LLC, and St. Cloud Capital Partners III SBIC, LP dated November 7, 2016	S-1	10.5	December 15, 2022
10.6	Omnibus Amendment to Securities Purchase Agreement and 12% Secured Promissory Note Among RW National Holdings LLC, RW OpCo LLC and St. Cloud Capital Partners III SBIC, LP dated May 16, 2022	8-K	10.6	December 5, 2022
10.7	Letter Amendment to Omnibus Amendment dated June 30, 2022	8-K	10.7	December 5, 2022
10.8	Letter Amendment to Omnibus Amendment dated September 16, 2022	8-K	10.8	December 5, 2022
10.9	Loan Agreement by and among RW OA Acquisition, LLC, RW OpCo, LLC, RW National Holdings, LLC, Renters Warehouse USA, LLC and Bridgewater Bank dated January 2, 2019	S-1	10.9	December 15, 2022
10.10	Amendment No. 1 to Loan Agreements by and between Bridgewater Bank, RW National Holdings LLC and RW OA Acquisition LLC as of November 20, 2022	8-K	10.9	December 5, 2022
10.11	2022 Equity Incentive Plan of Appreciate Holdings, Inc.	8-K	10.10	December 5, 2022
10.12	Employment Agreement between RW National Holdings, LLC and Christopher Laurence, dated as of February 22, 2021	S-1	10.12	December 15, 2022
10.13	Amendment to Employment Agreement between RW National Holdings, LLC and Christopher Laurence, dated as of November 29, 2022.	8-K	10.12	December 5, 2022
10.14	Employment Agreement between RW National Holdings, LLC and Kevin Ortner, dated as of September 15, 2016	S-1	10.14	December 15, 2022
10.15	Amendment to Employment Agreement between RW National Holdings, LLC and Kevin Ortner, dated as of November 29, 2022.	8-K	10.13	December 5, 2022
10.16	Employment Agreement between RW National Holdings, LLC and Nolan Jacobson, dated as of February 2, 2018.	S-1	10.16	December 15, 2022
10.17	Amendment No. 1 to Employment Agreement between RW National Holdings, LLC and Nolan Jacobson, dated as of July 14, 2022.	S-1	10.17	December 15, 2022
10.18	Amendment No. 2 to Employment Agreement between RW National Holdings, LLC and Nolan Jacobson, dated as of November 29, 2022.	8-K	10.14	December 5, 2022
10.19	Employment Agreement between RW National Holdings, LLC and Todd Jable, dated as of November 18, 2018.	S-1	10.19	December 15, 2022
10.20	Amendment No. 1 to Employment Agreement between RW National Holdings, LLC and Todd Jable, dated as of July 14, 2022.	S-1	10.20	December 15, 2022
10.21	Amendment No. 2 to Employment Agreement between RW National Holdings, LLC and Todd Jable, dated as of November 29, 2022.	8-K	10.14	December 5, 2022
16.1	Letter from Withum Smith+Brown, PC to the Securities and Exchange Commission dated December 5, 2022.	8-K	16.1	December 5, 2022
21.1	List of Appreciate Holdings, Inc. Subsidiaries	S-1	21.1	December 15, 2022
23.1*	Consent of Boulay, PLLP
23.2*	Consent of Withum Smith + Brown PC
24.1	Power of Attorney (included on signature page)	S-1	24.1	December 20, 2022
107	Calculation of Filing Fee Table	S-1	107	December 20, 2022
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed or furnished herewith.

#	Management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on January 17, 2023.

APPRECIATE HOLDINGS, INC.

By:	/s/ Christopher Laurence
Name:	Christopher Laurence
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Christopher Laurence	Chief Executive Officer and Director (principal executive officer)	January 17, 2023
Christopher Laurence

/s/ Nolan Jacobson	Chief Financial Officer (principal financial officer and principal accounting officer)	January 17, 2023
Nolan Jacobson

/s/ *	Director	January 17, 2023
M. Joseph Beck

/s/ *	Director	January 17, 2023
Gloria Fu

/s/ *	Director	January 17, 2023
Douglas Bergeron

/s/ *	Director	January 17, 2023
William Bush

/s/ *	Director	January 17, 2023
Laurie A. Hawkes

/s/ *	Director	January 17, 2023
Marcy Haymaker

/s/ *	Director	January 17, 2023
Scott Honour

*By:	/s/ Christopher Laurence
Christopher Laurence
Attorney-in-fact